QuickLinks -- Click here to rapidly navigate through this document

Filed pursuant to Rule 424(b)(3)
Registration No. 333-130374

PROSPECTUS

US$175,000,000

Vidéotron Ltée

Offer to Exchange All Outstanding
6 3/8% Senior Notes due December 15, 2015
Issued on September 16, 2005 for
New 6 3/8% Senior Notes due December 15, 2015

The Exchange Offer:

•
We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that have been registered. In this prospectus, we refer to our outstanding 6 3/8% Senior Notes due December 15, 2015 as the "old notes" and to the new 6 3/8% Senior Notes due December 15, 2015 to be issued in exchange for the old notes as the "Notes."

•
You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•
The exchange offer expires at 5:00 PM, New York City time, on February 6, 2006, unless we extend the exchange offer.

The New Notes:

•
The terms of the Notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except that the Notes will be freely tradeable by persons who are not affiliated with us.

•
No active public market currently exists for the old notes. We do not intend to list the Notes on any securities exchange and, therefore, no active public market is anticipated.

•
The Notes, like the old notes, will be unsecured, will be guaranteed by our current subsidiaries, and will rank:

—
equally with all of our and our subsidiary guarantors' existing and future unsecured debt that does not expressly provide that it is subordinated to the Notes or the subsidiary guarantees;

—
senior to all of our and our subsidiary guarantors' existing and future debt that expressly provides that it is subordinated to the Notes or the subsidiary guarantees;

—
effectively junior to all of our and our subsidiary guarantors' existing and future secured debt; and

—
effectively junior to all debt and other obligations of any of our subsidiaries that do not guarantee the Notes.

This investment involves risks. See "Risk Factors" beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2005

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        This prospectus incorporates by reference documents that contain important business and financial information about Vidéotron Ltée that is not included in or delivered with this prospectus. These documents are available without charge to security holders upon written or oral request to: Vidéotron Ltée, 300 Viger Avenue East, Montréal, Quebec, Canada H2X 3W4, Attention: Corporate Secretary, telephone number (514) 281-1232. To obtain timely delivery, holders of the old notes must request these documents no later than five business days before the expiration date. Unless extended, the expiration date is February 6, 2006.

i

INDUSTRY AND MARKET DATA

        Market data and certain industry statistics used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and industry and market data, while believed to be reliable, have not been independently verified, and we make no representation as to the accuracy or completeness of such information.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Province of Québec. Substantially all our directors, controlling persons and officers, as well as certain of the experts named in this prospectus, are residents of Canada, and all or a substantial portion of their assets and all of our assets are located outside the United States. We have agreed, in accordance with the terms of the indenture under which the Notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the Notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the Notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws. We have been advised by Ogilvy Renault LLP, our legal counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as statements located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. While the below list of cautionary statements is not exhaustive, some important factors that could affect future operating results, financial position and cash flows and could cause actual results to differ materially from those expressed in these forward-looking statements are:

  •
  general economic, financial or market conditions;

  •
  the intensity of competitive activity in the industries in which we operate;

  •
  unanticipated higher capital spending required to address continued development of competitive alternative technologies;

  •
  changes in our ability to obtain services and other items critical to our operations;

  •
  changes in laws and regulations, or in their interpretations, which could result in, among other things, the loss (or reduction in value) of our licenses or markets or in an increase in competition, compliance costs or capital expenditures; and

  •
  other factors that are beyond our control.

These and other factors could cause actual results to differ materially from our expectations expressed in the forward-looking statements included in this prospectus, and further details and descriptions of these and other factors are disclosed in this prospectus, including under the section "Risk Factors." Each of these forward-looking statements speaks only as of the date of this prospectus. We will not update these statements unless the securities laws require us to do so.

PRESENTATION OF FINANCIAL INFORMATION

        Our consolidated financial statements, the financial statements of Videotron Telecom Ltd. and our unaudited pro forma combined financial information included in this prospectus have been prepared in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of the principal differences between Canadian GAAP, which differ in certain respects from U.S. generally accepted accounting principles, or U.S. GAAP, see note 22 to our audited consolidated financial statements for the years ended December 31, 2002, 2003 and 2004, note 8 to our unaudited interim consolidated financial statements for the nine months ended September 30, 2004 and 2005, note 19 to the audited financial statements of Videotron Telecom Ltd. for the years ended December 31, 2003 and 2004, note 6 to the unaudited interim financial statements of Videotron Telecom Ltd. for the nine months ended September 30, 2004 and 2005 and note (b) to our unaudited pro forma combined financial information, all of which are included in this prospectus.

        Both we and Videotron Telecom Ltd. state our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, Cdn$ or $ are to the currency of Canada and references to US dollars or US$ are to the currency of the United States.

        We use in this prospectus certain financial measures that are not calculated in accordance with Canadian GAAP or U.S. GAAP to assess our financial performance and the financial performance of Videotron Telecom Ltd. For example, in this prospectus we use EBITDA (and related ratios), cash interest expense, and long-term debt excluding $150.0 million that we owe to Quebecor Media Inc., or Quebecor Media, under a subordinated loan due in 2015, or the QMI Subordinated Loan. We provide the calculation of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures in notes 6, 7 and 9 under "Selected Consolidated Financial and Operating Data."

EXCHANGE RATES

        The following table sets forth, for the periods indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate. Such rates are set forth as US dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On December 15, 2005, the inverse of the noon buying rate was Cdn$1.00 equals US$0.8636.

Year Ended	Average(1)	High	Low	Period End
December 31, 2004	0.7719	0.8493	0.7158	0.8310
December 31, 2003	0.7136	0.7738	0.6349	0.7738
December 31, 2002	0.6370	0.6619	0.6200	0.6329
December 31, 2001	0.6446	0.6697	0.6241	0.6279
December 31, 2000	0.6727	0.6969	0.6410	0.6669
Month Ended	Average(2)	High	Low	Period End
November 30, 2005	0.8463	0.8579	0.8361	0.8569
October 31, 2005	0.8493	0.8579	0.8413	0.8477
September 30, 2005	0.8491	0.8615	0.8418	0.8615
August 31, 2005	0.8304	0.8412	0.8207	0.8408
July 31, 2005	0.8177	0.8300	0.8041	0.8159
June 30, 2005	0.8063	0.8159	0.7950	0.8159

(1)
The average of the exchange rates on the last day of each month during the applicable period.

(2)
The average of the exchange rates for all days during the applicable month.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under "Certain Tax Considerations — Canadian Material Federal Income Tax Considerations for Non-Residents of Canada."

SUMMARY

        The following summary highlights selected information included in this prospectus to help you understand Vidéotron Ltée, the exchange offer and the Notes. For a more complete understanding of Vidéotron Ltée, the exchange offer and the Notes, we encourage you to read this entire prospectus carefully. Unless the context indicates or otherwise requires, the terms "Vidéotron," "our company," "we," "us" and "our" as used in this prospectus refer to Vidéotron Ltée and its consolidated subsidiaries.

Our Business

        We are the largest cable operator in the Province of Québec and the third largest in Canada based on the number of cable customers. We offer pay television, Internet access and telephony services. Our cable network covers approximately 80% of Quebec's 3.0 million residential and commercial premises passed by cable. Our cable licenses include licenses for the greater Montréal area, the second largest urban area in Canada. The greater Montréal area represents one of the largest contiguous clusters in Canada and is among the largest in North America as measured by the number of cable customers. This concentration provides us with improved operating efficiencies and is a key element in the development and launch of our bundled service offerings.

        Our bi-directional hybrid fiber coaxial (HFC) network enabled us to launch, in January 2005, a new telephony service using Voice over IP technology in selected areas of the Province of Québec (South Shore of Montréal, Montréal, Laval and Quebec City) to our residential and commercial customers.

        We offer our advanced products and services, which include video-on-demand and selected interactive television services, as a bundled package that is unique among the competitors in our market. We differentiate our services by offering a higher speed Internet access product and the widest range of French-language programming in Canada. We believe that our bundled packages of products and services, together with our focus on customer service and the breadth of our French-language offerings, have resulted in improved customer satisfaction, increased use of our services and higher customer retention.

        Through SuperClub Vidéotron, we also own the largest chain of video and game rental stores in the Province of Québec and among the largest of such chains in Canada, with a total of 286 retail locations (of which 237 are franchised) and more than 1.65 million video club rental members. SuperClub Vidéotron's operations include approximately 100 video and video game rental stores that we acquired in July 2004 from Jumbo Entertainment Inc., a nation-wide Canadian franchisor and operator of such stores.

Recent Developments

        On September 16, 2005, we completed the private placement of, and issued, the old notes to the initial purchasers thereof, the net proceeds of which were used to repay our drawings under our revolving credit facility and to pay a $100.0 million dividend to our sole shareholder, Quebecor Media. See "Use of Proceeds."

        On September 20, 2005, we announced that we had signed a strategic relationship agreement with a partnership owned by Rogers Wireless Inc., or Rogers Wireless, the operator of Canada's largest integrated wireless voice and data network, that will enable us to offer Québec consumers a quadruple play of television, broadband Internet, cable telephony and Vidéotron branded mobile wireless services. We will operate as a Mobile Virtual Network Operator, or MVNO, utilizing wireless voice and data services provided by Rogers Wireless across its GSM/GPRS network. We currently intend to launch our mobile wireless offering during the first half of 2006, with services to include international roaming and popular options. We will be responsible for acquiring and billing customers, as well as for providing customer support under our own brand.

        As of September 30, 2005, we had 1,471,661 basic cable television customers, 587,684 high-speed Internet access customers and 96,010 Voice over IP telephony customers, representing 61.0%, 24.4% and 4.0%, respectively, of our total homes passed, as well as 424,657 digital television customers, representing 28.9% of our basic cable customers.

Our Shareholder

        We are a wholly owned subsidiary of Quebecor Media, a leading Canadian-based media company with interests in newspaper publishing operations, television broadcasting, business telecommunications, book and magazine publishing and new media services, as well as our cable operations. Through these interests, Quebecor Media holds leading positions in the creation, promotion and distribution of news, entertainment and Internet-related services that are designed to appeal to audiences in every demographic category.

        Quebecor Media is 54.7% owned by Quebecor Inc., a communications holding company, and 45.3% owned by Capital d'Amérique CDPQ inc. Quebecor Inc.'s primary assets are its interests in Quebecor Media and Quebecor World Inc., one of the world's largest commercial printers. Capital d'Amérique CDPQ inc. is a wholly owned subsidiary of Caisse de dépôt et placement du Québec, Canada's largest pension fund with approximately $175 billion in assets under management.

        Quebecor Media is neither an obligor nor a guarantor of our obligations under the old notes or the Notes.

Our Corporate Structure

        Our current corporate structure (certain immaterial subsidiaries have been omitted) is:

(1)
We expect that Videotron Telecom Ltd., a wholly owned indirect subsidiary of Quebecor Media, will merge with us on January 1, 2006. See "— Reorganization."

        All of the subsidiaries in the above corporate chart are wholly owned and are guarantors of the old notes and the Notes.

Reorganization

        We currently expect that Videotron Telecom Ltd., or Videotron Telecom, a wholly owned indirect subsidiary of Quebecor Media, will merge with us on January 1, 2006. Combining Videotron Telecom's telecommunication network and expertise with our commercial customer base will enable us to offer additional bundled services to those customers, which we expect will result in new business opportunities. This reorganization is a continuation of the existing collaboration between us and Videotron Telecom in, among other things, the Voice over IP telephony project and fiber network development, and it reflects our corporate strategy to improve our operating efficiency.

        Videotron Telecom is a provider of a full range of business telecommunications services, including local service, long distance, high-speed data transmission, Internet connectivity and Internet hosting, to customers that include businesses and governmental end users and other telecommunications service providers in Canada. Videotron Telecom's regional network has over 9,000 km of fiber optic cable in Quebec and 2,000 km in Ontario and reaches more than 80% of the businesses located in the major metropolitan areas of each of Quebec and

Ontario. Videotron Telecom's extensive network supports direct connectivity with networks in Ontario, eastern Quebec, the Maritimes and the United States. In addition, approximately 35% of Videotron Telecom's revenue in 2004 came from services provided to Quebecor Inc. and its subsidiaries, including Quebecor Media.

        For the year ended December 31, 2004, Videotron Telecom generated revenues of $78.6 million (including $12.6 million of revenues from Vidéotron and its subsidiaries) and EBITDA of $20.8 million. For the nine-month period ended September 30, 2005, Videotron Telecom's revenues were $72.7 million (including $15.5 million of revenues from Vidéotron and its subsidiaries) and EBITDA was $20.8 million. See the reconciliation of Videotron Telecom's EBITDA to its net loss in note 7 under "Selected Consolidated Financial and Operating Data."

Our Principal Executive Office

        Our principal executive office is located at 300 Viger Avenue East, Montréal, Province of Québec, Canada H2X 3W4. Our telephone number is (514) 281-1232.

The Exchange Offer

        The summary below describes the principal terms of the exchange offer and the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

        On September 16, 2005, we sold our 6 3/8% Senior Notes due December 15, 2015 in a private placement exempt from the registration requirements of the Securities Act, and the initial purchasers of these old notes then resold them in reliance on other exemptions from the registration requirements of the Securities Act. We and the subsidiary guarantors of the old notes entered into a registration rights agreement with the initial purchasers of such notes. Under the registration rights agreement, we agreed, among other things, to deliver to you this prospectus and to keep the exchange offer open for not less than 30 days after the date on which the exchange offer is mailed to the holders of the old notes. In addition, we agreed that if the exchange offer is not completed by March 15, 2006, we will file, and use our best efforts to cause to become effective, a shelf registration statement covering the resale of the old notes. You are entitled to exchange your old notes for the Notes in the exchange offer. The Notes are identical in all material respects to, and will evidence the same continuing indebtedness as, the old notes except that:

  •
  the Notes have been registered under the Securities Act and will be freely tradeable by persons who are not affiliated with us;

  •
  the Notes are not entitled to the rights which are applicable to the old notes under the registration rights agreement; and

  •
  our obligation to pay special interest on the Notes if (a) the exchange offer registration statement that includes this prospectus is not declared effective by January 16, 2006 or (b) if the exchange offer is not consummated by February 15, 2006, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the Notes.

The Exchange Offer
We are offering to exchange up to US$175.0 million aggregate principal amount of our new 6 3/8% Senior Notes due December 15, 2015, which have been registered under the Securities Act, for up to US$175.0 million aggregate principal amount of our old 6 3/8% Senior Notes due December 15, 2015, which were issued on September 16, 2005 pursuant to a private placement offering. Old notes may be exchanged only in integral multiples of US$1,000.
Resale of the Notes
Based on interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you are:
• acquiring the Notes in the ordinary course of business;
• not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Notes; and
• not a broker-dealer who purchased your old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the Notes. If this interpretation is inapplicable and you transfer any Notes issued to you in the exchange offer without delivering a prospectus or without an exemption under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer that receives Notes for its own account in exchange for the old notes that were acquired by this broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those Notes. See "Plan of Distribution."
Any holder of Notes who:
• is our "affiliate" as defined in Rule 405 under the Securities Act;
• does not acquire the Notes in the ordinary course of its business;
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Notes; or
• is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A or any other available exemption under the Securities Act,

cannot rely on the position of the SEC staff expressed in the no-action letters described above and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Notes.
Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on February 6, 2006, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer — Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
If you wish to exchange your old notes for Notes pursuant to the exchange offer, you must complete, sign and date the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, together with your old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, or ATOP, by which you will agree to be bound by the letter of transmittal.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• you are acquiring the Notes in the ordinary course of business;
• you have no arrangement or understanding with any person to participate in the distribution of the Notes;

• if you are a broker-dealer that will receive Notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Notes; and

• you are not our "affiliate" as defined in Rule 405 under the Securities Act.
See "The Exchange Offer — Procedures for Tendering Old Notes."
Special Procedures for Beneficial Owners
If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program by the expiration date, you must tender your old notes pursuant to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
Consequences of Failure to Exchange the Old Notes for the Notes
All unexchanged old notes will continue to be subject to transfer restrictions. In general, the old notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the market for secondary resales of any unexchanged old notes is likely to be minimal. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.
Federal Income Tax Consequences	The exchange of the old notes for the Notes will generally not be a taxable event for U.S. and Canadian federal income tax purposes. See "Certain Tax Considerations."
Use of Proceeds
We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. We will pay all expenses incidental to the exchange offer. See "Use of Proceeds" and "The Exchange Offer — Fees and Expenses."
Exchange Agent for Notes	Wells Fargo Bank, National Association is the exchange agent for the exchange offer.
Dissenter or Appraisal Rights	Holders of old notes will not have dissenters' or appraisal rights in connection with the exchange offer.

The Notes

        The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

Issuer	Vidéotron Ltée.
Securities
US$175,000,000 in principal amount of 6 3/8% senior unsecured notes due December 15, 2015. The Notes will be issued under an indenture dated as of September 16, 2005 between us and Wells Fargo Bank, National Association as trustee, which is the same indenture under which we issued the old notes.
Maturity	The Notes will mature on December 15, 2015.
Interest Rate and Payment Dates
The Notes will bear interest at the rate of 6 3/8% per annum. Interest on the Notes will be payable semi-annually in arrears on December 15 and June 15 commencing on December 15, 2005. Interest on the Notes will accrue from the most recent date through which interest has been paid, or if no interest has been paid, from the date of original issuance of the old notes.
Ranking	The Notes will be senior unsecured obligations of Vidéotron Ltée. Accordingly, the Notes will rank:
• equally with all of our existing and future unsecured unsubordinated indebtedness (including the old notes and our 6 7/8% Senior Notes due January 15, 2014);
• senior to all of our existing and future subordinated indebtedness;
• effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness; and
• structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that are not guarantors.
As of September 30, 2005 and based on the noon buying rate on such date, we had $970.1 million of long-term debt, excluding the QMI Subordinated Loan, none of which was secured. See "Capitalization."
Guarantees
The Notes will be guaranteed by certain of our existing and future subsidiaries on a senior unsecured basis. The guarantees will be general unsecured senior obligations of the guarantors. Accordingly, they will rank equally with all unsecured unsubordinated indebtedness of the guarantors, effectively subordinated to all secured indebtedness of the guarantors, to the extent of the assets securing such indebtedness, and senior to all future subordinated indebtedness of the guarantors.
Optional Redemption
We may redeem the Notes, in whole or in part, at any time on or after December 15, 2010 at the redemption prices described in the section "Description of the Notes — Optional Redemption" plus accrued and unpaid interest.

In addition, on or before December 15, 2008, we may redeem up to 35% of the principal amount of the Notes with the net cash proceeds from certain equity offerings at the redemption price listed in the section "Description of the Notes — Optional Redemption."

Tax Redemption
We may also redeem the Notes, in whole but not in part, at any time at 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of redemption in the event of changes affecting Canadian withholding taxes that would require us to pay "additional amounts" to holders of the Notes. See "Description of the Notes — Redemption for Changes in Withholding Taxes" and "— Payment of Additional Amounts."
Change of Control	If we experience a change in control, we must offer to purchase the Notes at 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.
Certain Covenants	The indenture governing the Notes limits our ability and the ability of our restricted subsidiaries to:
	•	borrow money or sell preferred stock;
	•	create liens;
	•	pay dividends on or redeem or repurchase our stock;
	•	make certain types of investments;
	•	sell stock in our restricted subsidiaries;
	•	restrict dividends or other payments from restricted subsidiaries;
	•	enter into transactions with affiliates;
	•	issue guarantees of debt; and
	•	sell assets or merge with other companies.
These covenants contain important exceptions, limitations and qualifications. See "Description of the Notes."
Additional Amounts
Any payments made by us with respect to the Notes will be made without withholding or deduction for Canadian taxes unless required by law. If we are required by law to withhold or deduct for Canadian taxes with respect to a payment to the holders of Notes, we will pay the additional amount necessary so that the net amount received by the holders of Notes after the withholding is not less than the amount that they would have received in the absence of the withholding. See "Description of the Notes — Payment of Additional Amounts."
Tax Consequences
For a discussion of the possible U.S. and Canadian federal income tax consequences of an investment in the Notes, see "Certain Tax Considerations." You should consult your own tax advisor to determine the federal, state, provincial, local and other tax consequences of an investment in the Notes.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. See "Use of Proceeds."
Absence of an Active Public Market for the Notes
The old notes are presently eligible for trading in the PORTAL market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers of the old notes have advised us that they intend to make a market for the Notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the Notes at any time in their sole discretion.

Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.
Exchange Offer; Registration Rights	Pursuant to a registration rights agreement among us and the initial purchasers of the old notes, we agreed to:
•
file a registration statement within 45 days after the issue date of the old notes, relating to the exchange of the privately placed old notes for publicly registered exchange notes with substantially identical terms evidencing the same continuing indebtedness;
	•	use our best efforts to cause the registration statement to become effective within 120 days after the issue date of the old notes;
	•	keep the exchange offer open for not less than 30 days nor more than 45 days; and
•
file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the specified time period and in certain other circumstances described in this prospectus.

We intend the registration statement relating to this prospectus to satisfy these obligations. If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional special interest on the old notes and/or the Notes under specific circumstances. See "The Exchange Offer — Purpose and Effect of the Exchange Offer."
Offering; Transfer Restrictions
The Notes are not being offered for sale and may not be offered or sold directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the Notes, and accordingly, the Notes will be subject to restrictions on resale in Canada.

        You should refer to "Risk Factors" for an explanation of certain risks of investing in the Notes.

Summary Consolidated Financial and
Operating Data and Pro Forma Combined Financial Information

        The following tables present financial information derived from our consolidated financial statements. Our audited consolidated financial statements included in this prospectus are comprised of balance sheets as at December 31, 2003 and 2004 and the statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004 and have been audited by KPMG LLP, an independent registered public accounting firm. KPMG LLP's report on these audited consolidated financial statements is included in this prospectus.

        The consolidated balance sheet data as at December 31, 2002 have been derived from the audited consolidated balance sheet not included in this prospectus. The financial data for the nine months ended September 30, 2004 and 2005 are derived from our unaudited interim consolidated financial statements for such periods included in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements for the nine months ended September 30, 2004 and 2005 include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results, which may be expected for any other interim period or for a full year. Our unaudited pro forma combined financial data presented below are derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus.

        Our unaudited pro forma combined statements of operations included in this prospectus give effect to the reorganization described under "Summary — Reorganization" as if it had occurred on January 1, 2002, and our unaudited pro forma combined balance sheet included in this prospectus gives effect to this reorganization as if it had occurred on September 30, 2005. Our unaudited pro forma combined financial statements are based on our historical consolidated financial statements included in this prospectus and Videotron Telecom's audited financial statements for the years ended December 31, 2003 and 2004 and unaudited interim financial statements as at and for the nine months ended September 30, 2004 and 2005 are included in this prospectus. Our unaudited pro forma combined financial statements purport neither to represent what our results of operations or financial position would have been had this reorganization in fact occurred on January 1, 2002 or September 30, 2005 nor to project our results of operations or financial position for any future period or date. The pro forma adjustments eliminate significant transactions and balances between us and Videotron Telecom.

        The information presented below the captions "Other Financial Data and Ratios" and "Other Financial Data" is unaudited except for cash flows and capital expenditures for the years ended December 31, 2002, 2003 and 2004. All information contained in the following tables should be read in conjunction with, and is qualified in its entirety by reference to, all our consolidated financial statements and the related notes included in this prospectus and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The information presented below the caption "Operating Data" is not derived from our consolidated financial statements.

        Our financial statements and our unaudited pro forma combined financial information have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 22 to our audited consolidated financial statements for the years ended December 31, 2002, 2003 and 2004, note 8 to our unaudited consolidated financial statements for the nine months ended September 30, 2004 and 2005 and note (b) to our unaudited pro forma combined financial information included in this prospectus.

				Pro Forma Combined(16)			Pro Forma Combined(16)
					Nine Months Ended September 30,
	Year Ended December 31,
				Year Ended December 31, 2004			Nine Months Ended September 30, 2005
	2002	2003	2004		2004	2005
	(restated)(1)			(unaudited)	(unaudited)		(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Operating revenues:
Cable television	$579,200	$558,887	$576,825	$576,825	$428,542	$457,552	$457,552
Internet access	135,514	183,268	222,458	222,458	162,603	197,586	197,586
Telecommunications	—	—	—	65,962	—	—	57,143
Video stores	35,344	38,450	48,058	48,058	32,590	37,843	37,843
Other(1)	30,982	24,396	24,277	24,277	16,652	30,861	30,861

Total operating revenues	781,040	805,001	871,618	937,580	640,387	723,842	780,985

Direct costs(1)	259,686	245,967	250,442	256,264	182,651	199,798	201,002
Operating, general and administrative expenses(1)	285,816	283,784	279,999	317,885	204,235	241,956	277,075
Depreciation and amortization(1)	120,016	122,958	130,215	163,862	94,797	94,874	120,756
Financial expenses	76,188	64,602	177,985	177,985	133,339	46,774	46,770
Dividend income from parent company	—	—	(111,055)	(111,055)	(85,626)	—	—
Other items(2)	25,000	(2,500)	—	1,636	—	(387)	(387)
Income taxes(1)	2,663	26,830	(3,440)	(6,947)	10,211	44,335	43,407
Non-controlling interest in a subsidiary	188	49	100	100	79	61	61

Net income(1)	$11,483	$63,311	$147,372	$137,850	$100,701	$96,431	$92,301

Balance Sheet Data:
Cash and cash equivalents	$16,041	$28,329	$36,230		$25,747	$13,246	$13,246
Total assets(1)	1,570,463	1,525,605	1,630,861		2,608,272	1,597,013	1,855,201
Long-term debt, excluding QMI subordinated loans(3)(4)(9)	1,119,625	886,677	888,908		834,368	971,829	971,829
QMI subordinated loans(4)	—	150,000	150,000		1,250,000	150,000	150,000
Common shares(3)	1	173,236	173,236		173,236	173,236	333,593
Shareholder's equity(3)	(345,189)	70,817	38,030		89,767	(75,516)	164,386
Other Financial Data and Ratios:
EBITDA(1)(5)	$210,350	$277,701	$341,077	$361,805	$253,422	$282,414	$303,234
EBITDA margin(1)(5)	26.9%	34.5%	39.1%	38.6%	39.6%	39.0%	38.8%
Cash flows from operating activities	$195,934	$194,078	$310,675		$186,814	$236,786
Cash flows used in investing activities	(91,878)	(110,802)	(128,867)		(1,177,034)	(148,856)
Cash flows from (used in) financing activities	(159,372)	(72,094)	(174,759)		977,620	(111,960)
Capital expenditures(6)	93,041	90,284	123,030		93,683	134,492
Cash interest expense(7)	76,416	65,098	59,358		44,061	44,294
Ratio of long-term debt, excluding QMI subordinated loans, to EBITDA(1)(3)(4)(5)(8)(9)	5.3x	3.2x	2.6x		2.5x	2.6x	2.4x
Ratio of EBITDA to cash interest expense(1)(5)(7)(10)	2.8x	4.3x	5.7x		5.8x	6.4x
Operating Data (Unaudited):
Basic analog cable
Homes passed(11)	2,329,023	2,351,344	2,383,443		2,374,668	2,411,742
Basic customers(12)	1,431,060	1,424,144	1,452,554		1,441,203	1,471,661
Basic penetration(13)	61.4%	60.6%	60.9%		60.7%	61.0%
Digital Cable
Digital customers	171,625	240,863	333,664		308,954	424,657
Digital penetration(14)	12.0%	16.9%	23.0%		21.4%	28.9%
High-speed Internet access
High-speed Internet customers	305,054	406,277	502,630		476,182	587,684
High-speed Internet penetration(13)	13.1%	17.3%	21.1%		20.1%	24.4%
Telephony services
Telephony customers	—	—	2,135		—	96,010
Telephony penetration(13)	—	—	0.1%		—	4.0%
ARPU(15)	$40.70	$43.68	$46.50		$45.73	$50.75

	Year Ended December 31,		Nine Months Ended September 30,
	2003	2004	2004	2005
			(unaudited)
	(dollars in thousands)
AMOUNTS UNDER U.S. GAAP
Statement of Operations Data:
Operating revenues:
Cable television	$558,887	$584,131	$434,650	$460,381
Internet access	183,268	224,506	163,950	199,470
Video stores	38,450	48,058	32,590	37,843
Other(1)	24,396	24,277	16,652	30,861

Total operating revenues	805,001	880,972	647,842	728,555

Direct costs(1)	245,967	250,442	182,651	199,798
Operating, general and administrative expenses(1)	280,804	290,932	211,849	248,088
Depreciation and amortization(1)	133,003	142,585	104,013	103,906
Financial expenses	62,424	165,452	121,965	41,167
Dividend income from parent company	—	(111,055)	(85,626)	—
Other items(2)	—	—	—	(387)
Income taxes(1)	24,079	1,821	6,717	39,036
Non-controlling interest in a subsidiary	49	100	79	61

Net income(1)	$58,675	$140,695	$106,194	$96,886

Balance Sheet Data:
Cash and cash equivalents	$28,329	$36,230	$25,747	$13,246
Total assets(1)	3,899,915	3,897,848	4,965,952	3,849,474
Long-term debt, excluding QMI subordinated loans(3)(4)	888,017	884,182	830,253	943,188
QMI subordinated loans(4)	150,000	150,000	1,250,000	150,000
Common shares(3)	173,236	173,236	173,236	173,236
Shareholder's equity(3)	2,373,352	2,252,863	2,395,255	2,130,115
Other Financial Data:
EBITDA(1)(5)	$278,181	$339,498	$253,263	$281,056
EBITDA margin(1)(5)	34.6%	38.5%	39.1%	38.6%
Cash flows from operating activities	$193,878	$309,096	$189,406	$235,367
Cash flows used in investing activities	(110,602)	(127,288)	(1,179,626)	(147,437)
Cash flows from (used in) financing activities	(72,094)	(174,759)	977,620	(111,960)
Capital expenditures(6)	90,284	123,030	96,434	134,492

(1)
During the fourth quarter ended December 31, 2003, we revised our accounting policies in accordance with Canadian Institute of Chartered Accountants Handbook Section 1100, Generally Accepted Accounting Principles. This new accounting policy requires, among other things, that we expense, as they are incurred, the costs related to equipment subsidies granted to our customers, as well as customer reconnection costs. This change in our accounting policies has been applied retroactively, and the amounts presented for the prior periods have been restated for this change. Because this new accounting policy with respect to equipment subsidies and customer reconnection costs is consistent with the applicable existing accounting policy under U.S. GAAP, the retroactive application of this change has not affected the amounts presented for prior periods under U.S. GAAP.

(2)
In 2002, in connection with the renegotiation of two of our collective bargaining agreements, we put in place a second restructuring initiative resulting in a reduction of 300 employees, and other items consisting primarily of severance costs relating to this restructuring. Because the final severance costs relating to this restructuring were lower than estimated, the difference between the final severance costs and the estimated severance costs was reversed in 2003 and increased our pre-tax income in 2003 by approximately $2.5 million.

(3)
Long-term debt, excluding QMI subordinated loans, for us means long-term debt and a promissory note payable to a company under common control less the QMI subordinated loans, and it does not include the retractable preferred shares held by Quebecor Media. The retraction price of the retractable preferred shares was $332.5 million as of December 31, 2002. During the year ended December 31, 2003, $332.5 million of the retractable preferred shares were converted into our common shares. The excess of the retraction price of the preferred shares over the stated capital converted into common shares was credited to our contributed surplus account in an amount of $301.2 million. The outstanding amount of retractable preferred shares as of December 31, 2003 was $2.0 million, and was redeemed by the Company in 2004. The excess of the consideration paid over the preferred share retractable value, in the amount of $1.7 million, has been charged to deficit. See the reconciliation of long-term debt, excluding QMI subordinated loans, to long-term debt in note 6 under "Selected Consolidated Financial and Operating Data."

(4)
The "QMI subordinated loans" refer to the following: (i) the QMI Subordinated Loan, being a $150.0 million subordinated loan due in 2015 in favour of Quebecor Media. Interest on the $150.0 million subordinated loan throughout its term is payable in cash at our option; and (ii) a $1.1 billion subordinated loan due in 2019 contracted on January 16, 2004 by Vidéotron (1998) Ltée, a subsidiary of Vidéotron

  Ltée, in favour of Quebecor Media. The proceeds of our $1.1 billion subordinated loan had been invested in retractable preferred shares of Quebecor Media Inc. as part of a back-to-back transaction to reduce our income tax obligations. In December 2004, Vidéotron (1998) Ltée reimbursed the latter loan and Quebecor Media redeemed the preferred shares for an aggregate redemption price of $1.1 billion. The QMI subordinated loans are reflected as long-term debt on our consolidated balance sheet and, as at September 30, 2005, our total long-term debt was $1,121.8 million. See "Description of Certain Indebtedness — QMI Subordinated Loan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan."

(5)
EBITDA for us means net income (loss) before depreciation and amortization, financial expenses, dividend income from parent company and income taxes. EBITDA as defined above is not a measure of results that is consistent with Canadian or U.S. GAAP. It is not intended to be regarded as an alternative to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. It is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. EBITDA is included in this prospectus because we believe it is a meaningful measure of our performance. EBITDA is commonly used by the investment community to analyze and compare the performance of companies in the industries in which we are engaged. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies. EBITDA margin is EBITDA as a percentage of operating revenues. See the reconciliation of EBITDA to net income (loss) in note 6 under "Selected Consolidated Financial and Operating Data."

(6)
Capital expenditures is comprised of acquisition of fixed assets.

(7)
Cash interest expense for us means financial expenses less interest income, loss on foreign denominated debt, amortization of debt premium, write-off and amortization of deferred financing costs and interest on the QMI subordinated loans plus interest capitalized to fixed assets. We use cash interest expense in this prospectus because we believe it is a meaningful measure of the amount of our cash obligations from indebtedness from the perspective of a holder of the Notes. We exclude interest on the $150.0 million QMI Subordinated Loan from this measure because cash payments of this loan will be deferred until the maturity of this loan, and we exclude interest on the $1.1 billion QMI subordinated loan from this measure because this loan is part of a back-to-back transaction to reduce our income tax obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan." Cash interest expense is not intended to be a measure that should be regarded as an alternative to other financial reporting measures, and it should not be considered in isolation as a substitute for measures prepared in accordance with Canadian GAAP. See the reconciliation of cash interest expense to financial expenses in note 9 under "Selected Consolidated Financial and Operating Data."

(8)
The ratios of long-term debt, excluding QMI subordinated loans, to EBITDA for the nine months ended September 30, 2004 and 2005 are based on annualized EBITDA for the nine months ended September 30, 2004 and 2005, respectively.

(9)
The pro forma combined long-term debt, excluding QMI subordinated loans, and the pro forma combined ratio of long-term debt, excluding QMI subordinated loans, to EBITDA for the nine months ended September 30, 2005 are based on our long-term debt, excluding the QMI subordinated loans and without giving effect to the offering of the old notes or to the application of the net proceeds therefrom as described under "Use of Proceeds." The annualized EBITDA for the nine months ended September 30, 2005 assumes and gives effect to the merger of Videotron Telecom with us as described under "Summary — Reorganization" as if such merger had occurred on January 1, 2005.

(10)
The pro forma combined ratio of EBITDA to cash interest expense for the nine months ended September 30, 2005 is based on EBITDA for the nine months ended September 30, 2005 and the cash interest expense for the nine months ended September 30, 2005, in each case assuming and giving effect to the merger of Videotron Telecom with us as described under "Summary — Reorganization" as if such merger had occurred on January 1, 2005.

(11)
"Homes passed" means the number of residential premises, such as single dwelling units or multiple dwelling units, and commercial premises passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(12)
Basic customers are customers who receive basic cable television service in either the analog or digital mode.

(13)
Represents customers as a percentage of total homes passed.

(14)
Represents customers as a percentage of basic customers.

(15)
Average monthly revenue per user, or ARPU, is an industry term that we use to measure our average cable, Internet and telephony revenues per month per basic cable customer. ARPU is not a measurement under Canadian GAAP or U.S. GAAP, and our definition and calculation of ARPU may not be the same as identically titled measures reported by other companies. We calculate ARPU by dividing our combined cable television, Internet and telephony revenues for the applicable six-month or twelve-month period by the average number of our basic cable customers during the applicable period, and then dividing the resulting amount by the number of months in the applicable period.

(16)
The pro forma combined statement of operations data give effect to the reorganization described under "Summary — Reorganization" as if it had occurred on January 1, 2004, and the pro forma combined balance sheet data give effect to this reorganization as if it had occurred on September 30, 2005.

RISK FACTORS

        An investment in the notes involves risks. You should consider carefully the risks described below as well as the other information appearing elsewhere in this prospectus before you decide to tender your old notes in the exchange offer.

Risks Relating to the Notes

If you do not properly tender your old notes, you will not receive new Notes in the exchange offer, and you may not be able to sell your old notes.

        We registered the Notes, but not the old notes, under the Securities Act. We will only issue Notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and duly signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes.

        Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or offered or sold in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        Although we may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, we have no present plans to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes. In addition, and except for initial purchasers or holders of old notes who are prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the Notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales, holders who do not tender their old notes will not have any further registration rights and will not have the right to receive special interest on their old notes.

The market for the old notes may be significantly more limited after the exchange offer.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them. The extent of the market for the old notes and the availability of price quotations would depend on a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading. Therefore, the market price for the old notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the old notes outstanding.

Our substantial indebtedness and significant related interest payment requirements could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

        As of September 30, 2005 and based on the noon buying rate on such date, we had $970.1 million of long-term debt, excluding the QMI Subordinated Loan, none of which was secured. Our substantial indebtedness could have significant consequences, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the Notes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to make required interest and principal payments on our indebtedness, reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limiting our ability to borrow additional funds on commercially reasonable terms, if at all.

We will need a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

        Our ability to meet our debt service requirements, including those with respect to the Notes, will depend on our ability to generate cash in the future. Our ability to generate cash depends on many factors beyond our control, such as competition and general economic conditions. In addition, our ability to borrow funds in the future to make payments on our debt will depend on our satisfaction of the covenants in our credit facilities and our other debt agreements, including the indenture governing our 6 7/8% Senior Notes due January 15, 2014 and the indenture governing the old notes and the Notes, and other agreements that we may enter into in the future.

        We cannot assure you that we will generate sufficient cash flow from operations or that future distributions will be available to us in amounts sufficient to pay our indebtedness, including the old notes and the Notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt or obtain additional financing. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities, our 6 7/8% Senior Notes due January 15, 2014, the old notes or the Notes, or obtain additional financing on commercially reasonable terms, if at all.

Restrictive covenants in our outstanding debt instruments may reduce our operating and financial flexibility, which may prevent us from capitalizing on business opportunities.

        The terms of our credit facilities, the indenture governing our 6 7/8% Senior Notes due January 15, 2014 and the indenture governing the old notes and the Notes contain a number of operating and financial covenants restricting our ability to, among other things:

  •
  incur additional debt, including guarantees by our restricted subsidiaries;

  •
  pay dividends and make restricted payments;

  •
  create liens;

  •
  use the proceeds from sales of assets and subsidiary stock;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

  •
  enter into transactions with affiliates;

  •
  enter into sale and leaseback transactions; and

  •
  consolidate or merge or sell all or substantially all of our assets.

        In addition, our ability to comply with such covenants and those contained in the agreements governing other debt to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in an acceleration of our debt and cross-defaults under our other debt. This could require us to repay or repurchase debt prior to the date it would otherwise be due, which could adversely affect our financial condition. Acceleration of any debt outstanding under our credit facilities, the indenture governing our 6 7/8% Senior Notes due January 15, 2014 or any of our other debt could prevent us from making interest and principal payments on the old notes and the Notes. Even if we are able to comply with all applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

Although the Notes are referred to as "senior notes," they are effectively subordinated to our and the guarantors' secured indebtedness.

        The old notes and the Notes, and each guarantee thereof, are unsecured and therefore are effectively subordinated to any secured indebtedness that we, or the relevant guarantor, may incur to the extent of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets that serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the old notes or the Notes. As of September 30, 2005 and based on the noon buying rate on such date, we had $970.1 million of long-term debt, excluding the QMI Subordinated Loan, none of which was secured. The old notes and the Notes are effectively subordinated to any borrowings under our credit facilities. See "Description of Certain Indebtedness."

Not all of our subsidiaries guarantee our obligations under the Notes, and the assets of our subsidiaries that do not guarantee the Notes may not be available to make payments on the Notes.

        The guarantors of the Notes do not, and may not in the future, include all of our subsidiaries. No payments are required to be made from assets of subsidiaries that do not guarantee the Notes, unless those assets are transferred by dividend or otherwise to us or a guarantor. In the event of a bankruptcy, liquidation or reorganization of any of the subsidiaries that do not guarantee the Notes, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets of these subsidiaries are made available for distribution to us. As a result, the Notes, like the old notes, are effectively subordinated to all debt and other liabilities of the subsidiaries that do not guarantee the Notes.

We may still be able to incur substantially more debt, which could increase the risks described above.

        The terms of our credit facilities, the indenture governing our 6 7/8% Senior Notes due January 15, 2014 and the indenture governing the old notes and the Notes do not fully prohibit us or our subsidiaries from incurring additional debt. As of September 30, 2005, we had $450.0 million available for additional borrowings under our secured credit facilities. We may be able to incur substantial additional debt in the future. If we do so, the risks described above could be greater.

We depend, to a certain extent, on our subsidiaries for cash needed to service our obligations under our indebtedness, including the Notes.

        For the nine months ended September 30, 2005, our subsidiaries generated approximately 23.2% of our revenues (before inter-company eliminations) and held approximately 36.9% of our consolidated total assets. We need the cash generated by our subsidiaries from their operations and their borrowings to service our obligations, including the Notes. Our subsidiaries are not obligated to make funds available to us.

        Our subsidiaries' ability to make payments to us will depend upon their operating results and will also be subject to applicable laws and contractual restrictions. Some of our subsidiaries may, in the future, become subject to loan agreements and indentures that restrict sales of assets and prohibit or significantly restrict the payment of dividends or the making of distributions, loans or advances to shareholders and partners. The indenture governing the old notes and the Notes permits our subsidiaries to incur debt with similar prohibitions and restrictions.

We may not be able to finance a change of control offer required by the indenture because we may not have sufficient funds at the time of the change of control or our credit facilities may not allow the repurchases.

        If we were to experience a change of control (as defined under the indenture governing the old notes and the Notes), we would be required to make an offer to purchase all of our 6 7/8% Senior Notes due January 15, 2014, and the old notes and the Notes then outstanding at 101.0% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the Notes.

        In addition, under our credit facilities, a change of control would be an event of default. Any future credit agreement or other agreements relating to our senior indebtedness to which we become a party may contain similar provisions. Our failure to purchase the outstanding old notes or the Notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would in turn constitute an event of default under our credit facilities and the indenture governing the 6 7/8% Senior Notes due January 15, 2014 and may constitute an event of default under future senior indebtedness, any of which may cause the related debt to be accelerated after the expiry of any applicable notice or grace periods. If debt were to be accelerated, we may not have sufficient funds to repurchase the old notes or the Notes and repay the debt.

Canadian bankruptcy and insolvency laws may impair the trustee's ability to enforce remedies under the Notes.

        The rights of the trustee who represents the holders of the Notes to enforce remedies could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and to file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class, including those creditors that did not vote to accept the proposal. Moreover, this legislation, in certain instances, permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument, during the period that the stay against proceedings remains in place.

        The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies' Creditors Arrangement Act (Canada) have been interpreted and exercised broadly so as to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the Notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture governing the Notes or whether and to what extent holders of the Notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

An active trading market for the Notes may not develop or be maintained.

        The old notes are not listed on a national securities exchange, and we do not intend to have the Notes listed on a national securities exchange. We have been informed by the initial purchasers of the old notes that they currently intend to make a market in the Notes. However, they are under no obligation to do so, and, if they do make a market in the Notes, they may cease their market-making at any time without notice. Accordingly, we cannot assure you of the liquidity of the market for the Notes or the prices at which you may be able to sell the Notes.

        In addition, the market for non-investment grade debt has historically been subject to disruptions that caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions. Any such disruptions may have a negative effect on your ability to sell the Notes regardless of our prospects and financial performance.

Non-U.S. holders of the Notes are subject to restrictions on the resale of Notes.

        We sold the old notes in reliance on exemptions from applicable Canadian provincial securities laws and the laws of other jurisdictions where the old notes were offered and sold, and therefore the old notes may be transferred and resold only in compliance with the laws of those jurisdictions to the extent applicable to the transaction, the transferor and/or the transferee. Although we registered the Notes under the Securities Act, we did not, and we do not intend to, qualify the Notes by prospectus in Canada, and, accordingly, the Notes will remain subject to restrictions on resale in Canada. In addition, non-U.S. holders will remain subject to restrictions imposed by the jurisdiction in which the holder is resident. See "The Exchange Offer — Resale of the New Notes."

Applicable statutes allow courts, under specific circumstances, to void the guarantees of the Notes provided by certain of our subsidiaries.

        Our creditors or the creditors of one or more guarantors of the old notes or the Notes could challenge the guarantees as fraudulent transfers, conveyances or preferences or on other grounds under applicable U.S. federal or state law or applicable Canadian federal or provincial law. While the relevant laws vary from one jurisdiction to another, the entering into of the guarantees by certain of our subsidiaries could be found to be a fraudulent transfer, conveyance or preference or otherwise void if a court were to determine that:

  •
  a guarantor delivered its guarantee with the intent to defeat, hinder, delay or defraud its existing or future creditors;

  •
  the guarantor did not receive fair consideration for the delivery of the guarantee; or

  •
  the guarantor was insolvent at the time it delivered the guarantee.

        To the extent a court voids a guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of old notes or Notes would cease to have any direct claim against the guarantor that delivered a guarantee. If a court were to take this action, the guarantor's assets would be applied first to satisfy the guarantor's liabilities, including trade payables and preferred stock claims, if any, before any portion of its assets could be distributed to us to be applied to the payment of the old notes or the Notes. We cannot assure you that a guarantor's remaining assets would be sufficient to satisfy the claims of the holders of old notes or Notes relating to any voided portions of the guarantees.

        In addition, the corporate statutes governing the guarantors of the Notes may also have provisions that serve to protect each guarantor's creditors from impairment of its capital from financial assistance given to its corporate insiders where there are reasonable grounds to believe that, as a consequence of this financial assistance, the guarantor would be insolvent or the book value, or in some cases the realizable value, of its assets would be less than the sum of its liabilities and its issued and paid-up share capital. While the applicable corporate laws may not prohibit financial assistance transactions and a corporation is generally permitted flexibility in its financial dealings, the applicable corporate laws may place restrictions on each guarantor's ability to give financial assistance in certain circumstances.

U.S. investors in the Notes may have difficulties enforcing civil liabilities.

        We are governed by the laws of the Province of Québec. Moreover, substantially all of our directors, controlling persons and officers are residents of Canada or other jurisdictions outside of the United States and a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of old notes or Notes to effect service of process upon us or such persons within the United States or to enforce against us or them in the United States, judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal or state securities laws or other laws of the United States. In addition, there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal or state securities law against us and our directors, controlling persons and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts.

Risks Relating to Our Business

We may not successfully implement our business and operating strategies.

        Our business and operating strategies include maximizing customer satisfaction, launching and deploying additional value-added products and services, maintaining our advanced broadband network, reducing costs and improving operating efficiency, and further integrating our operations within the Quebecor Media group of companies. We may not be able to fully implement these strategies or realize their anticipated results. Implementation of these strategies could also be affected by a number of factors, some of which are beyond our control, such as operating difficulties, increased operating costs or capital expenditures, regulatory developments, general or local economic conditions or increased competition. Any material failure to implement our strategies could have a material adverse effect on our business, financial condition and operating results and on our ability to meet our obligations, including our ability to service our indebtedness.

We operate in highly competitive industries.

        In our cable operations, we compete against direct broadcast satellite providers, or DBS (which is also called DTH in Canada, for "Direct-to-home" satellite), multi-channel multipoint distribution systems, or MDS, satellite master antenna television systems and over-air television broadcasters. In addition, we compete against incumbent local exchange carriers, or ILECs, which have secured licenses to launch video distribution services using video digital subscriber line, or VDSL, technology. The Canadian Radio-television and Telecommunications Commission, or the CRTC, has approved a regional license for the main ILEC to carry on terrestrial broadcasting distribution undertakings serving Montréal and several other communities in Quebec and it has recently acquired a cable network in our main service area which currently serves approximately 15,000 subscribers. We also face competition from illegal providers of cable television services and illegal access to foreign DBS and pirate systems that enable customers to access programming services from U.S. and Canadian DBS without paying any fee. In our Internet access business, we compete against other Internet service providers, or ISPs, offering residential and commercial Internet access services. Recent decisions of the CRTC also require us to offer access to our high speed Internet system to competitive Internet service providers. Several third party ISPs have requested access to our network. Competitors in the video rental industry include other video stores, video-on-demand services, television and other alternative entertainment media. Our telephony service has numerous competitors, including ILECs, competitive local exchange carriers, or CLECs, wireless telephone service operators and other providers of Voice over IP telephony services, and competitors that are not facilities-based and therefore have a much lower infrastructure cost. We cannot assure you that our existing and future competitors will not pursue or be capable of achieving business strategies similar to or competitive with ours. Some of our competitors have greater financial and other resources than we do. We may not be able to compete successfully in the future against existing or potential competitors, and increased competition could have a material adverse effect on our business, financial condition or results of operations.

We compete, and will continue to compete, with alternative technologies, and we may be required to invest a significant amount of capital to address continued technological development.

        The cable, Internet access and telephony services industries are experiencing rapid and significant technological changes, which may result in alternative means of transmission and which could have a material adverse effect on our business, financial condition or results of operations. Further, industry regulators have authorized DTH, microwave services and video digital subscriber line (VDSL) services, and may authorize other alternative methods of transmitting television and other content with improved speed and quality. We may not be able to successfully compete with existing or newly developed alternative technologies, such as IPTV, or may be required to acquire, develop or integrate new technologies ourselves. The cost of the acquisition, development or implementation of new technologies could be significant and our ability to fund such implementation may be limited and could have a material adverse effect on our ability to successfully compete in the future.

We may not be able to obtain additional capital to continue the development of our business.

        Our business has required substantial capital for the maintenance, modernization, upgrade and expansion of our network and the launch and deployment of new or additional services. Because of increasing demand for capacity, for example, as a result of greater demand for high-speed Internet access, high definition television, or HDTV, and for our new telephony services, we will need to make additional capital expenditures. We may not be able to obtain the funds necessary to finance our capital improvement program or any additional capital requirements through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our results of operations would be adversely affected.

Our financial performance will be materially adversely affected if we cannot continue to distribute a wide range of television programming on reasonable terms.

        The financial performance of our cable service business depends in large part on our ability to distribute a wide range of appealing, conveniently-scheduled television programming at reasonable rates. We obtain television programming from suppliers pursuant to programming contracts. We cannot assure you that we will be able to maintain key programming contracts or continue to pay reasonable rates for television programming. Loss of programming contracts may have a material adverse effect on our results of operations because the quality and amount of television programming offered by us affect the attractiveness of our services to customers and, accordingly, the prices we can charge. Programming costs represent our single largest expense item, and the cost of television programming may increase in the future. If we cannot pass on such increases, if any, to our customers, then these increased costs may have a material adverse effect on our results of operations.

We depend on third-party suppliers and providers for services and other items critical to our operations.

        We depend on third-party suppliers and providers for services and other items that are critical to our operations, including set-top boxes, modems, servers and routers, fiber-optic cable, telephone circuits, inter-city links, support structures, software, the "backbone" telecommunications network for our Internet access service and construction services for expansion and upgrades of our network. These services and items are available from a limited number of suppliers. If no supplier can provide us with equipment that comply with evolving Internet and telecommunications standards or that are compatible with our other equipment and software, our business, financial condition and results of operations could be materially adversely affected. In addition, if we are unable to obtain critical equipment, software, services or other items on a timely basis and at an acceptable cost, our ability to offer our products and services and roll out our advanced products and services may be delayed, and our business, financial condition and results of operations could be materially adversely affected.

We are highly dependent upon our information technology systems and those of certain third parties and the inability to enhance our systems or a security breach or disaster could have an adverse impact on our financial results and operations.

        The day-to-day operation of our business is highly dependent on our information technology systems as well as those of certain third parties, including our suppliers. An inability to enhance our information technology systems to accommodate additional customer growth, to support new products and services and to maintain and improve customer satisfaction could have an adverse impact on our ability to acquire new subscribers, manage subscriber churn, produce accurate and timely subscriber bills, generate revenue growth and manage operating expenses, all of which could adversely impact our financial results and position. In addition, we use industry standard network and information technology security, survivability and disaster recovery practices.

Malicious and abusive Internet practices could impair our high-speed data services.

        Our high-speed data customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (or spam) and dissemination of viruses, worms and other destructive or disruptive software. These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers and damage to our or our customers' equipment and data. Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to us to service our customers and protect our network. Any significant loss of high-speed data customers or revenue or significant increase in costs of serving those customers could adversely affect our growth, financial condition and results of operations.

We are subject to extensive government regulation. Changes in government regulation could adversely affect our business, financial condition or results of operations.

        Broadcasting operations are generally subject to extensive government regulation. Regulations govern the issuance, amendment, renewal, transfer, suspension, revocation and ownership of broadcasting programming and distribution licenses. With respect to distribution undertakings, regulations govern, among other matters, the distribution of Canadian and non-Canadian programming services and the maximum fees to be charged to the public in certain circumstances. See "Business — Regulation — Ownership and Control of Canadian Broadcast Undertakings."

        Our broadcasting distribution and telecommunications (including Internet access service) operations are regulated respectively by the Broadcasting Act (Canada) and the Telecommunications Act (Canada) and regulations thereunder. The Canadian Radio-television and Telecommunications Commission, or the CRTC, which administers the Broadcasting Act (Canada) and the Telecommunications Act (Canada), has the power to grant, amend, suspend, revoke and renew broadcasting distribution licenses, approve certain changes in corporate ownership and control, and make regulations and policies in accordance with the Broadcasting Act (Canada), subject to certain directions from the Federal Cabinet. We are also subject to technical requirements and performance standards for cable television systems under the Radiocommunication Act (Canada) administered by Industry Canada.

        Changes to the regulations and policies governing broadcast television, specialty or pay-television services and broadcasting distribution through cable or alternate means, the introduction of new regulations or policies or terms of license, could have a material adverse effect on our business, financial condition or operating results. For example, the Supreme Court of Canada decided in April 2002 that the Radiocommunication Act (Canada) covers and prohibits both the "black market" reception of satellite television signals (i.e., the unauthorized decoding of Canadian and foreign encrypted satellite signals) and the "grey market" reception of satellite television signals (i.e., the reception of foreign signals through subscriptions in Canada paid to foreign satellite television providers), but expressly did not rule on the question of the constitutionality of the legislative prohibition against grey market reception. On October 28, 2004, a Quebec court of first instance held that the provisions of the Radiocommunication Act (Canada), which prohibited grey market reception of satellite signals, violated the principle of freedom of expression guaranteed by the Canadian Charter of Rights and Freedoms and were therefore invalid. The Quebec court suspended its declaration of invalidity for a one-year period starting on the date of the judgment. The Government of Canada filed an appeal of the decision in order to attempt to render the prohibition of grey market reception valid under the Canadian Charter of Rights and Freedoms. On March 31, 2005, the Quebec Superior Court overturned the earlier ruling of unconstitutionality on the basis that the first instance judge erred in ruling on the constitutionality of the prohibition against grey market reception in that case as it involved black market reception. The Quebec Court of Appeal has recently granted leave to appeal on the constitutional issue.

        At the present time, through an exemption order, the CRTC does not regulate the content of the Internet or interactive television and does not regulate broadcast distribution via the Internet. However, the CRTC has a policy of reviewing its exemption orders every five to seven years.

        On May 12, 2005, the CRTC established a framework for regulating voice communications services using Internet Protocol. The CRTC has decided that it will regulate only local Voice over Internet Protocol, or VoIP, services (meaning VoIP services providing subscribers with access to and/or from the Public Switched Telephone Network along with the ability to make and/or receive calls that originate and terminate within an exchange or local calling area as defined in the ILECs' tariffs) and that the regulatory framework governing competition for local exchanges services should apply to local VoIP services. As a result, local VoIP services provided in-territory by ILECs are subject to economic regulation and prior tariff approval, as well as other provisions restricting bundling, contacts with former customers (winback rules) and promotions, whereas local VoIP services provided by competitors of the ILECs (such as us) are not. The CRTC also ruled that cable operators, such as us, are required to fulfill obligations imposed on CLECs when providing local VoIP services, and must also remove any restrictions that would prevent third-party Internet service providers from offering VoIP services over Internet access facilities leased from the cable operators on a wholesale basis. We believe that our local telephony service plans will not be materially altered by the CRTC's decision. However, on July 28, 2005, Bell Canada and other ILECs filed a petition with the Federal Cabinet requesting that it overturn that part of the CRTC's decision that applies economic regulation and prior tariff approval to the ILECs' VoIP offerings. Within one year of the CRTC's decision, Cabinet has the authority, if the petition is successful, to vary or rescind the decision or refer it back to the CRTC for reconsideration. A successful petition could have a material impact on our business ability to compete with the

ILECs in the local telephony market. Several ILECs have also filed an appeal with the Federal Court of Appeal challenging the constitutionality of the winback restrictions imposed on ILECs.

        For a more complete description of the regulatory environment affecting our business, see "Business — Regulation."

The CRTC may not renew our existing broadcasting distribution licenses or grant us new licenses, either on acceptable terms or at all.

        Our CRTC broadcasting distribution licenses must be renewed from time to time, typically every seven years, and cannot be transferred without regulatory approval. Our inability to renew any of our licenses or acquire new interests or licenses on acceptable terms, or at all, could have a material adverse effect on our business, financial condition or operating results.

We are required to provide third-party Internet service providers with access to our cable systems, which may result in increased competition.

        The four largest cable operators in Canada, which include us, have been required by the CRTC to provide third-party Internet service providers with access to their cable systems at mandated wholesale rates. The CRTC has approved cost-based rates for our third-party Internet access service and has resolved most, if not all, of the technical issues that had been delaying third party interconnection. The CRTC has also required us to file a new costs study in order to review the rates that will be charged to third-party Internet service providers and to establish the level of mark-up on costs that is appropriate for third party access services and facilities provided by us. As a result, we expect that interconnection by third party Internet service providers to our cable network and operations of such service will commence in 2005.

        Until access through interconnection is provided to third-party Internet service providers to the underlying telecommunications facilities used to provide Internet service, the CRTC requires us and other incumbent cable carriers to allow third-party retail Internet service providers to purchase for the purpose of resale our retail high-speed Internet services at a discount of 25% off the lowest retail Internet service rate charged by such cable carriers to their cable customers during a one-month period.

        The CRTC has also recently directed that large cable carriers, such as us, remove restrictions in their third-party Internet access tariffs in order to allow third-party Internet service providers to provide Voice-over IP telephony services in addition to retail Internet services.

        As a result of these requirements, we may experience increased competition for retail high-speed Internet customers and Voice over IP telephony customers. In addition, because our resale rates are regulated by the CRTC, we could be limited in our ability to recover our costs associated with providing this access.

We may have to support increasing costs in securing access to support structures needed for our network.

        We require access to the support structures of hydro-electric and telephone utilities and to municipal rights of way to deploy our cable network. Where access cannot be secured, we may apply to the CRTC to obtain a right of access under the Telecommunications Act (Canada). However, the CRTC's jurisdiction to establish the terms and conditions of access to the support structure of hydro-electric utilities has been challenged in the courts. In a recent decision of the Supreme Court of Canada, it was held that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the support structure of hydro-electric utilities. As a result, our costs of obtaining access to support structures of hydro-electric companies could be substantially increased. Although we are a party to an agreement for access to the support structures of hydro-electricity utilities in Quebec, this agreement expires in December 2005.

        Negotiations with the hydro-electricity utility in our service areas have begun. However, if the parties are unable to come to an agreement, we may elect to file an application with the "Commission municipale du Québec," a provincial administrative tribunal, requesting that it exercise its legislated power to order the sharing of the utilization of a public utility installation on such conditions as it may determine.

We provide our digital television and Internet access services through a single clustered network, which may be more vulnerable to widespread disruption.

        We provide our digital television and Internet access services through a primary headend and our analog television services through eight additional regional headends in our single clustered network. This characteristic means that a failure in our primary headend could prevent us from delivering some of our products and services throughout our network until we have resolved the failure, which may result in significant customer dissatisfaction. We completed the construction of a back-up primary headend in July 2005, which we plan to make fully operational by the end of 2005.

We are controlled by Quebecor Media.

        All of our issued and outstanding common shares are held by Quebecor Media. As a result, Quebecor Media controls our policies and operations. The interests of Quebecor Media, as our sole equity holder, may conflict with the interests of the holders of the Notes.

        Also, Quebecor Media is a holding company with no significant assets other than its equity interests in its subsidiaries. Its principal source of cash needed to pay its own obligations is the cash generated by its subsidiaries from their operations and borrowings. We expect to pay dividends to Quebecor Media in the future subject to the terms of our indebtedness and applicable law. In addition, actions taken by Quebecor Media and its financial condition, matters over which we have no control, may affect us and the market for the Notes.

We depend on key personnel.

        Our success depends to a large extent upon the continued services of our senior management and our ability to retain skilled employees. There is intense competition for qualified management and skilled employees, and our failure to recruit, retain and train such employees could have a material adverse effect on our business, financial condition or operating results.

We may be adversely affected by strikes and other labor protests.

        As of September 30, 2005, approximately 80% of our employees were unionized. We are currently a party to four collective bargaining agreements. In June 2005, our four collective bargaining agreements were extended (representing approximately 2,100 employees), and they will expire between December 31, 2009 and August 31, 2011.

        We have had significant labor disputes in the past, which have disrupted our operations, resulted in damages to our network and impaired our operating results. In April 2003, we settled an eleven-month labor dispute with 1,700 of our unionized employees. We cannot predict the outcome of any future negotiations relating to the renewal of our collective bargaining agreements, nor can we assure you that we will not experience work stoppages, strikes or other forms of labor protests pending the outcome of any future negotiations. Any strikes or other forms of labor protests in the future could disrupt our operations and have a material impact on our business, financial condition or operating results.

We may be adversely affected by fluctuations of the exchange rate.

        Virtually all of our revenue and the majority of our expenses, other than interest payments on U.S. dollar-denominated debt and purchases of certain equipment and fixed assets (primarily set-top converter boxes and cable modems), are received or denominated in Canadian dollars. Our 6 7/8% Senior Notes due January 15, 2014 issued in a first tranche of US$335,000,000 in aggregate principal amount on October 8, 2003 and a second tranche of US$315,000,000 in aggregate principal amount on November 19, 2004, the old notes and the Notes, and interest, principal and premium, if any, thereon, are denominated in U.S. dollars. As a result, we are exposed to foreign currency exchange risk. We have entered into transactions to hedge the exchange rate risk with respect to 100% of the principal amount of the 6 7/8% Senior Notes due January 15, 2014, the old notes and the Notes. However, such hedging transactions may not be successful, such that exchange rate fluctuations may impair our ability to make payments in respect of such notes. In addition, we have entered into certain cross-currency interest rate swaps that include an option that allows both us and our counterparties to unwind the transaction on a specific date or at any time, from an anniversary date of the transaction to maturity, at the fair value thereof at such time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risk."

We are subject to environmental regulations.

        We are subject to federal, provincial and municipal laws relating to protection of the environment. Our properties, and the areas surrounding our properties, may have had historic uses, or may have current uses, affecting our properties, which require further study or remedial measures. We cannot assure you that all our environmental liabilities have been determined. See "Business — Environment."

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. Because we are exchanging the Notes for the old notes, which have substantially identical terms, the issuance of the Notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. The old notes were issued on September 16, 2005 at 99.5% of their principal amount, and the gross proceeds from the offering of the old notes were US$174.1 million. The proceeds from the offering of the old notes, net of commissions and expenses, were US$171.7 million, or Cdn$203.1 million based on the noon buying rate on September 16, 2005, the date on which the old notes were issued. We applied the net proceeds from the offering of the old notes to repay our drawings under our revolving credit facility then outstanding ($78.0 million) and to pay a $100.0 million dividend to Quebecor Media. The remainder of these net proceeds were applied to general corporate purposes.

        Borrowings under our credit facilities bear interest at the Canadian prime rate, the bankers' acceptance rate or the London Interbank Offered Rate (LIBOR) plus, in each instance, an applicable margin that is tied to financial ratios. As at September 30, 2005, we had no outstanding indebtedness under our revolving credit facility.

CAPITALIZATION

        The following table presents our capitalization as of September 30, 2005. This table is presented and should be read with our consolidated financial statements and the related notes included in this prospectus. See "Summary — Summary Consolidated Financial and Operating Data and Pro Forma Combined Financial Information," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

As at September 30, 2005
(dollars in millions, unaudited)
Long-term debt, including current portion:
Revolving credit facility	$—
6 3/8% Senior Notes due December 15, 2015(1)	202.1
6 7/8% Senior Notes due January 15, 2014(1)	768.0
QMI Subordinated Loan(2)	150.0

Total long term-debt, including current portion	1,120.1
Total shareholder's equity	(75.5)

Total capitalization	$1,044.6

(1)
Converted from U.S. dollars to Canadian dollars based on the noon-buying rate on September 30, 2005 of $1.1607 to US$1.00, or $1.00 to US$0.8615.

(2)
Subordinated loan due 2015 from Quebecor Media. Interest throughout the term of this subordinated loan is payable in cash at our option. Under the terms of the indenture governing the Notes, all payments on this subordinated loan are restricted payments treated in the same manner as dividends on our common shares. See "Description of Certain Indebtedness — QMI Subordinated Loan."

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables present financial information derived from our consolidated financial statements. Our audited consolidated financial statements included in this prospectus are comprised of balance sheets as at December 31, 2003 and 2004 and the statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004 and have been audited by KPMG LLP, an independent registered public accounting firm. KPMG LLP's report on these audited consolidated financial statements is included in this prospectus.

        The consolidated balance sheet data as at December 31, 2002 and 2001 and the consolidated financial information for the year ended December 31, 2001 have been derived from our audited consolidated financial statements not included in this prospectus, and the consolidated financial data as at and for the year ended December 31, 2000 have been derived from our unaudited consolidated financial statements not included in this prospectus.

        The financial data for the nine months ended September 30, 2004 and 2005 are derived from our unaudited interim consolidated financial statements for such periods included in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements for the nine months ended September 30, 2004 and 2005 include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. The information presented below the caption "Operating Data" is not derived from our consolidated financial statements. The information presented below the caption "Other Financial Data and Ratio" is unaudited except for cash flows and capital expenditures for the years ended December 31, 2001, 2002, 2003 and 2004. All information contained in the following tables should be read in conjunction with, and is qualified in its entirety by reference to, all our consolidated financial statements and the related notes included in this prospectus and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see note 22 to our audited consolidated financial statements for the years ended December 31, 2002, 2003 and 2004 and note 8 to our unaudited consolidated financial statements for the nine months ended September 30, 2004 and 2005 included in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(restated) (1) (unaudited)	(restated) (1)	(restated) (1)			(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Operating revenues:
Cable television	$596,223	$607,942	$579,200	$558,887	$576,825	$428,542	$457,552
Internet access	60,112	99,629	135,514	183,268	222,458	162,603	197,586
Video stores	32,053	35,155	35,344	38,450	48,058	32,590	37,843
Other(1)	10,118	22,728	30,982	24,396	24,277	16,652	30,861

Total operating revenues	698,506	765,454	781,040	805,001	871,618	640,387	723,842

Direct costs(1)	201,938	227,322	259,686	245,967	250,442	182,651	199,798
Operating, general and administrative expenses(1)	271,504	274,202	285,816	283,784	279,999	204,235	241,956
Depreciation and amortization(1)	122,187	116,692	120,016	122,958	130,215	94,797	94,874
Financial expenses	54,842	101,307	76,188	64,602	177,985	133,339	46,774
Dividend income from parent company	—	—	—	—	(111,055)	(85,626)	—
Other items(2)	99,205	95,570	25,000	(2,500)	—	—	(387)
Income taxes(1)	(27,407)	(10,076)	2,663	26,830	(3,440)	10,211	44,335
Non-controlling interest in a subsidiary	253	145	188	49	100	79	61
Amortization of goodwill(3)	13,397	13,331	—	—	—	—	—

Net income (loss)(1)(3)	$(37,413)	$(53,039)	$11,483	$63,311	$147,372	$100,701	$96,431

Year Ended December 31,	Nine Months Ended September 30,
2000	2001	2002	2003	2004	2004	2005
(restated) (1) (unaudited)	(restated) (1)	(restated) (1)	(unaudited)
(dollars in thousands, except for ARPU)
Balance Sheet Data (at period end):
Cash and cash equivalents	$195	$80,935	$16,041	$28,329	$36,230	$25,747	$13,246
Total assets(1)	1,690,234	1,728,715	1,570,463	1,525,605	1,630,861	2,608,272	1,597,013
Long-term debt, excluding QMI subordinated loans(4)(5)(6)	950,843	1,310,179	1,119,625	886,677	888,908	834,368	971,829
QMI subordinated loans(5)	—	—	—	150,000	150,000	1,250,000	150,000
Common shares(4)	1	1	1	173,236	173,236	173,236	173,236
Shareholder's equity(4)	297,537	(328,673)	(345,189)	70,817	38,030	89,767	(75,516)
Other Financial Data and Ratio:
EBITDA(1)(7)	$125,606	$168,215	$210,350	$277,701	$341,077	$253,422	$282,414
EBITDA margin(1)(7)	18.0%	22.0%	26.9%	34.5%	39.1%	39.6%	39.0%
Cash flows from operating activities	$89,272	$208,005	$195,934	$194,078	$310,675	$186,814	$236,786
Cash flows used in investing activities	(103,137)	(135,305)	(91,878)	(110,802)	(128,867)	(1,177,034)	(148,856)
Cash flows from (used in) financing activities	9,800	5,327	(159,372)	(72,094)	(174,759)	977,620	(111,960)
Capital expenditures(8)	304,527	133,319	93,041	90,284	123,030	93,683	134,492
Cash interest expense(9)	66,906	85,529	76,416	65,098	59,358	44,061	44,294
Ratio of earnings to fixed charges(10)	0.1	x	0.3	x	1.2	x	2.0	x	3.2	x	3.4	x	4.2	x
Operating Data (unaudited):
Basic analog cable
Homes passed(11)	2,324,940	2,330,648	2,329,023	2,351,344	2,383,443	2,374,668	2,411,742
Basic customers(12)	1,552,131	1,510,408	1,431,060	1,424,144	1,452,554	1,441,203	1,471,661
Basic penetration(13)	66.8%	64.8%	61.4%	60.6%	60.9%	60.7%	61.0%
Digital cable
Digital customers	80,898	114,634	171,625	240,863	333,664	308,954	424,657
Digital penetration(14)	5.2%	7.6%	12.0%	16.9%	23.0%	21.4%	28.9%
High-speed Internet access
High-speed Internet customers	140,302	228,759	305,054	406,277	502,630	476,182	587,684
High-speed Internet penetration(13)	6.0%	9.8%	13.1%	17.3%	21.1%	20.1%	24.4%
Telephony services
Telephony customers	—	—	—	—	2,135	—	96,010
Telephony penetration(14)	—	—	—	—	0.1%	—	4.0%
ARPU(15)	$35.29	$38.53	$40.70	$43.68	$46.50	$45.73	$50.75

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003		2004		2004		2005
	(restated) (1)					(unaudited)
	(dollars in thousands)
AMOUNTS UNDER U.S. GAAP
Statement of Operations Data:
Operating revenues:
Cable television	$579,200	$558,887		$584,131		$434,650		$460,381
Internet access	135,514	183,268		224,506		163,950		199,470
Video stores	35,344	38,450		48,058		32,590		37,843
Other(1)	30,982	24,396		24,277		16,652		30,861

Total operating revenues	781,040	805,001		880,972		647,842		728,555

Direct costs(1)	259,044	245,967		250,442		182,651		199,798
Operating, general and administrative expenses(1)	285,952	280,804		290,932		211,849		248,088
Depreciation and amortization(1)	137,687	133,003		142,585		104,013		103,906
Financial expenses	72,850	62,424		165,452		121,965		41,167
Dividend income from parent company	—	—		(111,055)		(85,626)		—
Other items(2)	606	—		—		—		(387)
Income taxes(1)	5,166	24,079		1,821		6,717		39,036
Non-controlling interest in a subsidiary	188	49		100		79		61
Impairment of goodwill(3)	2,004,000	—		—		—		—

Net income(loss)(1)(3)	$(1,984,453)	$58,675		$140,695		$106,194		$96,886

Balance Sheet Data (at period end):
Cash and cash equivalents	$16,041	$28,329		$36,230		$25,747		$13,246
Total assets (1)	3,956,549	3,899,915		3,897,848		4,965,952		3,849,474
Long-term debt, excluding QMI subordinated loans(4)(5)(6)	1,119,625	888,017		884,182		830,253		943,188
QMI subordinated loans(5)	—	150,000		150,000		1,250,000		150,000
Common shares(4)	1	173,236		173,236		173,236		173,236
Shareholder's equity(4)	1,963,438	2,373,352		2,252,863		2,395,255		2,130,115
Other Financial Data and Ratio:
EBITDA(1)(7)	$235,250	$278,181		$339,498		$253,263		$281,056
EBITDA margin(1)(7)	30.1%	34.6%		38.5%		39.1%		38.6%
Cash flows from operating activities	$189,617	$193,878		$309,096		$189,406		$235,367
Cash flows used in investing activities	(85,561)	(110,602)		(127,288)		(1,179,626)		(147,437)
Cash flows from (used in) financing activities	(159,372)	(72,094)		(174,759)		977,620		(111,960)
Capital expenditures(8)	92,414	90,284		123,030		96,434		134,492
Ratio of earnings to fixed charges(10)	—	1.9	x	3.7	x	4.2	x	4.2	x

(1)
During the fourth quarter ended December 31, 2003, we revised our accounting policies in accordance with Canadian Institute of Chartered Accountants Handbook Section 1100, Generally Accepted Accounting Principles. This new accounting policy requires, among other things, that we expense, as they are incurred, the costs related to equipment subsidies granted to our customers, as well as customer reconnection costs. This change in our accounting policies has been applied retroactively, and the amounts presented for the prior periods have been restated for this change. Because this new accounting policy with respect to equipment subsidies and customer reconnection costs is consistent with the applicable existing accounting policy under U.S. GAAP, the retroactive application of this change has not affected the amounts presented for prior periods under U.S. GAAP.

(2)
Following the acquisition of us by Quebecor Media in 2000, our former employees exercised in-the-money options and we introduced a restructuring program in 2001. Other items for the year ended December 31, 2000 consisted primarily of payments made to our employees under our employee stock option plan and a restructuring provision. In 2001, our residential Internet protocol telephony project was suspended, and other items for the year ended December 31, 2001 consisted primarily of the write-off of fixed assets and deferred charges related to that project. In 2002, in connection with the renegotiation of two of our collective bargaining agreements, we put in place a second restructuring initiative resulting in a reduction of 300 employees, and other items consisted primarily of severance costs relating to this restructuring. Because the final severance costs relating to this restructuring were lower than estimated, the difference between the final severance costs and the estimated severance costs was reversed in 2003 and increased our pre-tax income in 2003 by approximately $2.5 million.

(3)
Effective January 1, 2002, we implemented Canadian Institute of Chartered Accountants Handbook Section 3062, Goodwill and Other Intangible Assets and its US equivalent, FAS 142. The new standards require that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. At January 1, 2002, we had unamortized goodwill in the amount of $432.3 million under Canadian GAAP and $4,666.9 million under U.S. GAAP, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for the prior periods have not been restated for this change. If this change in accounting policy were applied to the reported combined statements of operations for the prior periods, the impact of the change, in respect of goodwill and intangible assets with indefinite useful lives not being amortized, would be as follows:

	Year Ended December 31,
	2000	2001
	(restated) (unaudited)	(restated)
	(dollars in thousands)
Net loss	$(37,413)	$(53,039)
Goodwill amortization	13,397	13,331

Net loss before goodwill amortization	$(24,016)	$(39,708)

(4)
Long-term debt, excluding QMI subordinated loans, means long-term debt and a promissory note payable to a company under common control less the QMI subordinated loans, and it does not include the retractable preferred shares held by Quebecor Media. The retraction price of the retractable preferred shares was $300.0 million as of December 31, 2001 and $332.5 million as of December 31, 2002. During the year ended December 31, 2003, $332.5 million of the retractable preferred shares were converted into our common shares. The excess of the retraction price of the preferred shares over the stated capital converted into common shares was credited to our contributed surplus account in an amount of $301.2 million. The outstanding amount of retractable preferred shares as of December 31, 2003 was $2.0 million, and was redeemed by the Company in 2004. The excess of the consideration paid over the preferred share retractable value, in the amount of $1.7 million, has been charged to deficit.

(5)
The "QMI subordinated loans" refer to the following: (i) the QMI Subordinated Loan, being a $150.0 million subordinated loan due in 2015 in favour of Quebecor Media. Interest on the $150.0 million subordinated loan throughout its term is payable in cash at our option; and (ii) a $1.1 billion subordinated loan due in 2019 contracted on January 16, 2004 by Vidéotron (1998) Ltée, a subsidiary of Vidéotron Ltée, in favour of Quebecor Media. The proceeds of our $1.1 billion subordinated loan had been invested in retractable preferred shares of Quebecor Media Inc. as part of a back-to-back transaction to reduce our income tax obligations. In December 2004, Vidéotron (1998) Ltée reimbursed the latter loan and Quebecor Media redeemed the preferred shares for an aggregate redemption price of $1.1 billion. The QMI subordinated loans are reflected as long-term debt on our consolidated balance sheet and, as at September 30, 2005, our total long-term debt was $1,121.8 million. See "Description of Certain Indebtedness — QMI Subordinated Loan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan."

(6)
We believe that long-term debt, excluding QMI subordinated loans, is a meaningful measure of the amount of our indebtedness we have from the perspective of a holder of the Notes because the QMI subordinated loans are subordinated in right of payment to the prior payment in full of senior indebtedness, including the Notes; all payments on the $150.0 million QMI Subordinated Loan are restricted payments, under the terms of the Notes, treated in the same manner as dividends on our common shares; and the proceeds of our $1.1 billion subordinated loan had been invested in retractable preferred shares of Quebecor Media as part of a back-to-back transaction to reduce our income tax obligations. Consequently, we use long-term debt, excluding QMI subordinated loans, in this prospectus. Long-term debt, excluding QMI subordinated loans, is not intended to be a measure that should be regarded as an alternative to other financial reporting measures, and it should not be considered in isolation as a substitute for measures of liabilities prepared in accordance with U.S. GAAP or Canadian GAAP.

Long-term
debt, excluding QMI subordinated loans, is calculated from and reconciled to long-term debt as follows:

	December 31,					September 30,
	2000	2001	2002	2003	2004	2004	2005
	(restated) (unaudited)	(restated)	(restated)			(unaudited)
	(dollars in millions)
Long-term debt	$950.8	$1,287.7	$1,119.6	$1,036.7	$1,038.9	$2,084.4	$1,121.8
Promissory note to a company under common control	—	22.5	—	—	—	—	—
QMI subordinated loans	—	—	—	(150.0)	(150.0)	(1,250.0)	(150.0)

Long-term debt, excluding QMI subordinated loans, as defined	$950.8	$1,310.2	$1,119.6	$886.7	$888.9	$834.4	$971.8

AMOUNTS UNDER U.S. GAAP
Long-term debt			$1,119.6	$1,038.0	$1,034.2	$2,084.4	$1,093.2
QMI subordinated loans			—	(150.0)	(150.0)	(1,250.0)	(150.0)

Long-term debt, excluding QMI subordinated loans, as defined			$1,119.6	$888.0	$884.2	$834.4	$943.2

(7)
EBITDA for us means net income (loss) before depreciation and amortization, financial expenses, dividend income from parent company, income taxes and goodwill amortization. EBITDA for Videotron Telecom means net loss before depreciation and amortization, financial expenses and income taxes. EBITDA, in each case as defined above, is not a measure of results that is consistent with Canadian or U.S. GAAP. They are not intended to be regarded as alternatives to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. They are not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. EBITDA is included in this prospectus because we believe it is a meaningful measure of our performance and Videotron Telecom's management believes it is a meaningful measure of its performance. EBITDA is commonly used by the investment community to analyze and compare the performance of companies in the industries in which we and Videotron Telecom are engaged. Our definition of EBITDA is not identical to the definition of EBITDA used by Videotron Telecom, and the definitions of EBITDA used by us and Videotron Telecom may not be identical to similarly titled measures reported by other companies. EBITDA margin is EBITDA as a percentage of operating revenues. Our EBITDA is calculated from and reconciled to our net income (loss) as follows:

	Year Ended December 31,					Pro Forma Combined	Nine Months Ended September 30,		Pro Forma Combined
	2000	2001	2002	2003	2004	Year Ended December 31, 2004	2004	2005	Nine Months Ended September 30, 2005
	(restated) (unaudited)	(restated)	(restated)				(unaudited)		(unaudited)
	(dollars in millions)
Net income (loss)(1)(3)	$(37.4)	$(53.0)	$11.5	$63.3	$147.4	$137.8	$100.7	$96.4	$92.3
Depreciation and amortization(1)	122.2	116.7	120.0	123.0	130.2	163.9	94.8	94.9	120.7
Financial expenses	54.8	101.3	76.2	64.6	178.0	178.1	133.3	46.8	46.8
Dividend income from parent company	—	—	—	—	(111.1)	(111.1)	(85.6)	—	—
Income taxes(1)	(27.4)	(10.1)	2.6	26.8	(3.4)	(6.9)	10.2	44.3	43.4
Goodwill amortization(3)	13.4	13.3	—	—	—	—	—	—	—

EBITDA as defined	$125.6	$168.2	$210.3	$277.7	$341.1	$361.8	$253.4	$282.4	$303.2

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
	(restated)			(unaudited)
	(dollars in millions)
AMOUNTS UNDER U.S. GAAP
Net income (loss)(1)(3)	$(1,984.5)	$58.7	$140.7	$106.2	$96.9
Depreciation and amortization(1)	137.7	133.0	142.6	104.0	103.9
Financial expenses	72.9	62.4	165.5	122.0	41.2
Dividend income from parent company	—	—	(111.1)	(85.6)	—
Income taxes(1)	5.2	24.1	1.8	6.7	39.0
Goodwill amortization(3)	2,004.0	—	—	—	—

EBITDA as defined	$235.3	$278.2	$339.5	$253.3	$281.0

Videotron
Telecom's EBITDA is calculated from and reconciled to its net income (loss) as follows:

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
		(unaudited)
	(dollars in millions)
Net loss	$(9.5)	$(4.1)
Depreciation and amortization	33.7	25.8
Financial expenses	0.1	—
Income taxes	(3.5)	(0.9)

EBITDA as defined	$20.8	$20.8

(8)
Capital expenditures is comprised of acquisition of fixed assets.

(9)
Cash interest expense for us means financial expenses less interest income, loss on foreign denominated debt, amortization of debt premium, write-off and amortization of deferred financing costs and interest on the QMI subordinated loans plus interest capitalized to fixed assets. We use cash interest expense in this prospectus because we believe it is a meaningful measure of the amount of our cash obligations from indebtedness from the perspective of a holder of the Notes. We exclude interest on the $150.0 million QMI Subordinated Loan from this measure because cash payments of this loan will be deferred until the maturity of this loan, and we exclude interest on the $1.1 billion QMI subordinated loan from this measure because this loan is part of a back-to-back transaction to reduce our income tax obligations. See "Description of Certain Indebtedness — QMI Subordinated Loan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan." Cash interest expense is not intended to be a measure that should be regarded as an alternative to other financial reporting measures, and it should not be considered in isolation as a substitute for measures prepared in accordance with Canadian GAAP. Cash interest expense is calculated from and reconciled to financial expense as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(restated) (unaudited)	(restated)	(restated)
						(unaudited)
	(dollars in millions)
Financial expenses	$54.8	$101.3	$76.2	$64.6	$178.0	$133.3	$46.8
Interest income	0.3	1.4	2.2	0.7	1.4	0.7	1.0
Interest capitalized to fixed assets	2.9	0.7	—	—	—	—	—
Loss on foreign-denominated short-term monetary items	(0.9)	(2.1)	(0.3)	1.8	0.9	0.4	1.3
Gain (loss) on foreign denominated debt	(1.1)	(12.1)	2.2	23.6	(1.3)	(2.3)	(1.4)
Amortization of debt premium	1.4	2.1	1.0	1.1	1.1	0.6	1.8
Write-off and amortization of deferred financing costs	(1.8)	(2.5)	(4.6)	(4.1)	(1.4)	(1.0)	(1.4)
Net premium, write-off of financing costs and termination of swap agreement	—	(2.5)	—	(17.1)	(4.8)	—	1.2
Interest income (expense) and dividend income from (to) affiliated companies	11.3	(0.8)	(0.3)	(5.5)	(114.5)	(87.6)	(5.0)

Cash interest expense as defined	$66.9	$85.5	$76.4	$65.1	$59.4	$44.1	$44.3

(10)
For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of net income (loss) plus non-controlling interest in subsidiary, income taxes, fixed charges, amortized capitalized interest, less interest capitalized and (ii) fixed charges consist of interest expensed and capitalized, plus amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the interest within rental expense. For the years ended December 31, 2000 and 2001, earnings, as calculated under Canadian GAAP, were inadequate to cover our fixed charges, and the coverage deficiency was $66.8 million and $63.0 million, respectively. For the year ended December 31, 2002, earnings, as calculated under U.S. GAAP, were inadequate to cover our fixed charges, and the coverage deficiency was $1,978.5 million.

(11)
"Homes passed" means the number of residential premises, such as single dwelling units or multiple dwelling units, and commercial premises passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(12)
Basic customers are customers who receive basic cable television service in either the analog or digital mode.

(13)
Represents customers as a percentage of total homes passed.

(14)
Represents customers as a percentage of basic customers.

(15)
Average monthly revenue per user, or ARPU, is an industry term that we use to measure our average cable, Internet and telephony revenue per month per basic cable customer. ARPU is not a measurement under Canadian GAAP or U.S. GAAP, and our definition and calculation of ARPU may not be the same as identically titled measures reported by other companies. We calculate ARPU by dividing our combined cable television, Internet-access and telephony revenues for the applicable six-month or twelve-month period by the average number of our basic cable customers during the applicable period, and then dividing the resulting amount by the number of months in the applicable period.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis provides information concerning our operating results and financial condition. This discussion should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus. It also contains forward-looking statements, which are subject to a variety of factors that could cause actual results to differ materially from those contemplated by these statements. See "Forward-Looking Statements."

General

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ from U.S. GAAP in certain respects. Note 22 to our audited consolidated financial statements for the years ended December 31, 2002, 2003 and 2004 and note 8 to our unaudited consolidated financial statements for the nine months ended September 30, 2004 and 2005 contain discussions of the principal differences between Canadian GAAP and U.S. GAAP and the extent to which these differences affect our consolidated financial statements.

        On July 5, 2001, we acquired from our sole shareholder, Quebecor Media, its wholly owned subsidiary Vidéotron (1998) ltée in exchange for one Series E preferred share and a promissory note. On October 7, 2003, our sole shareholder, Quebecor Media, transferred its wholly owned subsidiaries SuperClub Vidéotron and Vidéotron TVN to us in exchange for additional shares of our capital stock. These transactions were between entities under common control and were accounted for by the continuity-of-interests method. The transfers were recorded at the carrying value of the subsidiaries' net assets at the moment of the applicable transfer, and the corresponding figures in our consolidated financial statements for periods before the transfers include those of Vidéotron (1998) ltée, SuperClub Vidéotron and Vidéotron TVN inc., or Vidéotron TVN.

        Vidéotron (1998) ltée was liquidated into us on December 31 2004 and Vidéotron TVN was liquidated into us on January 1, 2005. We currently expect that Videotron Telecom Ltd., which is a wholly owned subsidiary of Quebecor Media, will merge with us on January 1, 2006.

        Our primary sources of revenue are subscriptions from our customers for cable television and Internet access services and the rental and sale of video cassettes and digital video discs, or DVDs. Our business is mostly subscription-based, which has historically provided stable revenues and low sensitivity to general economic conditions. We provide a wide variety of packages at a range of prices. Internet revenues include amounts from both our high-speed Internet access and dial-up customers. As of September 30, 2005, we had 587,684 high-speed Internet access customers and 19,157 dial-up customers.

        Because our cable television, Internet access and telephony services use the same network, we have only one significant business segment. Our other revenues consist primarily of revenues from sales of equipment and revenues from our subsidiary Société d'édition et de transcodage ltée, which provides certain broadcasting services, including television standards conversion and duplication, background music on cable channels, signal delivery, recording and distribution and caption subtitling for the hearing impaired.

        Our direct costs consist of television programming costs, Internet bandwidth and transportation costs, set-top box and modem costs and purchasing costs for video cassettes and DVDs. These costs vary with the number of customers and prices negotiated with our suppliers.

        Major components of operating expenses include salaries and benefits, subcontracting costs, advertising and regulatory contributions.

        We experienced a decline in the number of our basic cable customers in the years ended December 31, 2000, 2001 and 2002 and in the first half of 2003 due to increased competition from direct broadcast satellite and the impact of an eleven-month labor conflict. In April 2003, this labor conflict was resolved and we entered into collective bargaining agreements with 1,700 unionized employees. Despite this labor conflict, we experienced growth in the numbers of our digital and high-speed Internet access customers. Since July 2003, we recorded an increase in the number of our basic cable customers. We believe that this increase is due to our effort to improve customer service, the deployment of our products in retail stores and the return of our employees after the eleven-month labor conflict. See "Business — Employees."

        During the nine months ended September 30, 2005, we recorded net increases of 19,107 basic cable customers, 45,360 customers of our high-speed Internet access service and 47,385 customers of our digital television service, the latter of which includes customers who have upgraded from our analog cable service, and we added 93,875 customers of our telephony services that we launched in January 2005.

        EBITDA for us means net income (loss) before depreciation and amortization, financial expenses, dividend income from parent company and income taxes. EBITDA is not a measure of results that is consistent with Canadian GAAP or U.S. GAAP. It is not intended to be regarded as an alternative to other financial operating performance measures or to the statement of cash flows as a measure of liquidity. It is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. We use EBITDA because we believe it is a meaningful measure of performance. EBITDA is commonly used in the sectors in which we are engaged and by the investment community to analyze and compare companies. It also facilitates year-over-year comparison of results, since EBITDA excludes, among other things, unusual items that are not readily comparable from year to year. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies. EBITDA margin is EBITDA as a percentage of operating revenues. See the reconciliation of EBITDA to net income (loss) in note 7 under "Selected Consolidated Financial and Operating Data."

        Average monthly revenue per user, or ARPU, is an industry term that we use to measure our average cable, Internet and telephony revenues per month per basic cable customer. ARPU is not a measurement under Canadian GAAP or U.S. GAAP, and our definition and calculation of ARPU may not be the same as identically titled measurements reported by other companies. We calculate ARPU by dividing our combined cable television, Internet-access and telephony revenues by the average number of our basic cable customers during the applicable period, and then dividing the resulting amount by the number of months in the applicable period.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Revenues

        Consolidated operating revenues for the nine months ended September 30, 2005 were $723.8 million, compared to $640.4 million for the same period in 2004, representing an increase of $83.4 million (13.0%).

        Cable television revenues for the nine months ended September 30, 2005 increased by $29.0 million (6.8%) as compared to the same period in 2004. This growth was primarily due to an increase of 26,548 in the average number of basic cable customers during the period over the average number of basic cable customers during the nine months ended September 30, 2004 and higher Video-on-demand buying rates as well as to more lucrative sales packages and the price increases gradually implemented at the beginning of each of March 2004 and 2005, which was partially offset by lower revenues from customer equipment rentals. During the nine months ended September 30, 2005, we recorded a net gain of 19,107 cable television customers, bringing the number of our total basic cable customers to 1,471,661, compared to an increase of 17,059 basic cable customers during the nine months ended September 30, 2004 and a total of 1,441,203 basic cable customers as at the end of such period. We increased the number of our digital customers by 90,993 (27.3%) during the nine months ended September 30, 2005, compared to an increase of 68,061 digital customers (28.3%) for the same period in 2004. For the nine months ended September 30, 2005, ARPU for our cable television services increased from $33.36 to $34.97, reflecting more lucrative packages, price increases and a migration from analog to digital.

        Internet revenues for the nine months ended September 30, 2005 increased by $35.0 million (21.5%), mainly due to an increase of 100,081 in the average number of high-speed Internet customers during the period over the average number of high-speed Internet customers during the nine months ended September 30, 2004, along with price increases gradually implemented at the beginning of each of March 2004 and 2005. The number of high-speed Internet customers increased by 85,054 (16.9%) during the nine months ended September 30, 2005, compared to an increase of 69,905 high-speed Internet customers (17.2%) during the same period in 2004. For the nine months ended September 30, 2005, ARPU for our Internet services increased from $38.69 to $39.09.

        Revenues from video stores for the nine months ended September 30, 2005 increased by $5.3 million (16.1%), mainly due to the acquisition in July 2004 of Jumbo Entertainment Inc., a franchisor and operator of approximately 100 video and video game rental stores across Canada, which represents revenues of $6.7 million, compared to an increase of $1.5 million during the same period in 2004. This growth was also due to a strong performance of our video game stores, higher revenues from retail sales and higher royalties, which was offset by lower video rentals attributable to an unusually warm summer and increased competition.

        Other revenues, comprised mainly of revenues from the sale of equipment to customers and telephony services, increased by $14.2 million to a total of $30.9 million for the nine months ended September 30, 2005, compared to $16.7 million for the same period in 2004. This increase was attributable to the launch of our new telephony service offerings and higher sales volume of digital terminals, which was offset by lower sale prices of such equipment. Telephony revenues for the nine months ended September 30, 2005 were $8.9 million, compared to none for the same period in 2004. The number of telephony customers increased by 93,875 for the nine months ended September 30, 2005. ARPU for our telephony services was $29.93 for the nine months ended September 30, 2005. In January 2005, we launched our new residential telephony services throughout the Montréal South Shore, Laval, Montréal and Quebec City regions. As of September 30, 2005, approximately 61% of all of our cable customers were in areas in which our Voice over IP telephony service was available.

Direct Costs and Operating, General and Administrative Expenses

        Direct costs increased by $17.1 million (9.4%) to reach $199.8 million for the nine months ended September 30, 2005 from $182.7 million for the same period in 2004. Direct costs for cable television services during the nine months ended September 30, 2005, which consisted of programming costs, were higher than during the same period in 2004 due to a greater number of digital customers and increased penetration of our video-on-demand service. Internet access direct costs for the nine months ended September 30, 2005 were higher than for the same period in 2004 due to a greater number of Internet access customers. Direct costs also increased due to the launch of our new telephony services and an increased volume of set-top boxes sold to customers, which was partially offset by a reduction in our direct costs due to lower acquisition costs of such equipment and a more favorable exchange rate on the U.S. dollar.

        Operating, general and administrative expenses increased by $37.8 million (18.5%) to reach $242.0 million for the nine months ended September 30, 2005, compared to $204.2 million for the same period in 2004. This increase is mainly due to the launch of our new telephony services, higher sales expenses, as well as management fees paid to our parent company. In addition, following the decision of the Supreme Court of Canada in June 2004 to the effect that Internet service providers were not liable to pay royalties for copyrights, a provision of $4.7 million that had been previously made was reversed in June 2004.

EBITDA

        EBITDA for the nine months ended September 30, 2005 was $282.4 million, compared to $253.4 million for the same period in 2004, representing an increase of $29.0 million (11.4%). EBITDA margin decreased to 39.0% for the nine-month period ended September 30, 2005 from 39.6% for 2004. The reduction in EBITDA margin was due to a higher percentage of operating, general and administrative expenses on our new telephony services. Subsidies on equipment sold to customers amounted to $24.5 million (3.4% of sales) during the nine months ended September 30, 2005, compared to $25.8 million (4.0% of sales) for the same period in 2004. See "— General" for the reconciliation of EBITDA to net income.

Depreciation and Amortization

        Depreciation and amortization expenses for the nine months ended September 30, 2005 were $94.9 million, compared to $94.8 million for the same period in 2004, representing an increase of $0.1 million (0.1%).

Financial Expenses, Dividend Income and Other Item

        Financial expenses for the nine months ended September 30, 2005 were $46.8 million, compared to $133.3 million for the same period in 2004, representing a decrease of $86.5 million (65%). This decrease was attributable to $83.7 million of interest expenses that had been paid during the nine months ended September 30, 2004 on our $1.1 billion subordinated loan with Quebecor Media, our parent company, which was compensated by $85.6 million of dividend income related to our $1.1 billion investment in the preferred shares of Quebecor Media. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan." The decrease is also due to a foreign exchange loss of $1.4 million on U.S. dollar-

denominated long-term debt, compared to a foreign exchange loss of $2.3 million during the same period in 2004 and the reclassification of bank fees in our financial statements, which are now presented as operating, general and administrative expenses (previously such bank fees had been presented as financial expenses). The decrease was offset by an increase in interest expenses on our long-term debt due to the refinancing of a part of our long-term debt in November 2004 and the issuance on September 16, 2005 of the old notes. See "— Liquidity and Capital Resources — Sources of Liquidity and Capital Resources — Capital Markets Debt Financing" below.

        Other Items for the nine months ended September 30, 2005 consisted of a $0.4 million gain on the sale of one of our corporate video stores to a franchisee.

Income Taxes

        Income taxes for the nine months ended September 30, 2005 were $44.3 million, compared to $10.2 million for the same period in 2004, representing an effective tax rate of 31.5% for the nine months ended September 30, 2005 compared to 9.2% for the same period in 2004, an increase of 22.3% in our effective tax rate based on income before income taxes and non-controlling interest. We estimate that the effective tax rate of 31.5% for the nine months ended September 30, 2005 reflects a more normalized tax rate that may be expected to apply to us in the future. This increase was mainly due to tax consolidation transactions where the dividend income we received in 2004 from Quebecor Media, our parent company, was non-taxable. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan."

Net Income

        Our net income was $96.4 million for the nine months ended September 30, 2005, compared to $100.7 million for the same period in 2004, representing a decrease of $4.3 million (4.3%). Higher net income was offset by the increase in our effective tax rate discussed above. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan."

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

        Consolidated operating revenues for the year ended December 31, 2004 were $871.6 million, compared to $805.0 million for 2003, an increase of $66.6 million, or 8.3%. This increase would have been $76.2 million, or 9.5%, if we exclude the impact of the change in accounting policy for the timing of revenue and expense recognition regarding connection fees. See note 1(b) to our consolidated financial statements for the years ended December 31, 2002, 2003 and 2004 and "— Recent Canadian GAAP Accounting Pronouncements."

        Cable television revenues for the year ended December 31, 2004 increased by $17.9 million, or 3.2%, as compared to 2003. The increase would have been $25.5 million or 4.6% if we exclude the impact of the change in accounting policy. This growth was primarily a result of the increase in the number of basic cable customers, the sale of more lucrative packages and the price increases we gradually implemented beginning in March 2004. In 2004, we increased the number of our basic cable customers by 28,410, or 2.0%, to 1,452,554 at December 31, 2004, which was the largest annual increase in the number of our basic cable customers since 1999. This compares to a decrease of 6,916 customers, or 0.5%, during 2003 for a total of 1,424,144 customers at December 31, 2003. We increased the number of digital customers by 92,801, or 38.5%, to 333,664 at December 31, 2004 compared to 69,238, or 40.3%, to 240,863 at December 31, 2003. ARPU increased from $32.89 to $34.00 before the change in accounting policy and reflects more lucrative packages and a migration from analog to digital.

        Internet revenues for the year ended December 31, 2004 increased by $39.2 million, or 21.4%, as compared to 2003. The increase would have been $41.2 million, or 22.5%, if we exclude the impact of the change in accounting policy. This growth was due to a higher number of high-speed Internet customers in 2004, compared to 2003, along with price increases that we gradually implemented beginning in March 2004, offset by higher discounts on services sold to new customers. We increased the number of our high-speed Internet customers by 96,353, or 23.7%, to 502,630 at December 31, 2004, compared to 101,223, or 33.2%, to 406,277 at December 31, 2003. ARPU decreased from $39.15 to $39.10 before the change in accounting policy due to the mix of packages at lower prices.

        Revenues from video stores for the year ended December 31, 2004 increased by $9.6 million, or 25.0%, as compared to 2003. This growth was due to the acquisition of all the assets of Jumbo Entertainment Inc., a franchisor and operator of approximately 100 video and video game rental stores across Canada, which represents an increase of $4.7 million of revenues. The growth is also due to strong performance of the video game stores, higher revenues from retail sales and rentals, and the positive impact of higher royalties and annual fees.

        Other revenues, which consisted mainly of the sale of equipment to customers, were $24.3 million during the year ended December 31, 2004, compared to $24.4 million in 2003, a decrease of $0.1 million. This decline was due to a reduction of the selling price of digital terminals, offset by higher volume of sales of those terminals.

Direct Costs and Operating, General and Administrative Expenses

        Direct costs increased by $4.5 million, or 1.8%, to $250.4 million for the year ended December 31, 2004 from $246.0 million for 2003. Direct costs for cable television services for 2004, which consist of programming costs, were higher than for 2003 due to an increase in the number of our digital customers and increased penetration of our video-on-demand service. Internet access direct costs for the year ended December 31, 2004 were lower than for 2003 due to a significant reduction in bandwidth and transportation costs, which was partially offset by the higher volume resulting from an increased number of Internet access customers. We also benefited from lower acquisition costs and a more favorable exchange rate on the U.S. dollar for the set-top boxes and cable modems sold to customers.

        Operating, general and administrative expenses decreased by $3.8 million, or 1.3%, to $280.0 million for the year ended December 31, 2004 from $283.8 million for 2003. Lower operating expenses in the year ended December 31, 2004, resulted mainly from the deferral of $9.4 million of incremental and direct costs due to the adoption of the new accounting policy described above, offset by an increase in publicity and promotion expenses, plus an increase in programming fund expenses due to higher cable television revenues. The Supreme Court of Canada ruled that Internet service providers are not liable for royalties on content exchange through the Internet. Consequently, an expense of $4.1 million, which was recorded in prior years, was reversed in 2004.

EBITDA

        EBITDA for the year ended December 31, 2004 was $341.1 million, compared to $277.7 million for 2003, representing an increase of $63.4 million, or 22.8%. EBITDA margin increased to 39.1% for the year ended December 31, 2004 from 34.5% for 2003. Subsidies on equipment sold to customers amounted to $36.7 million in the year ended December 31, 2004, or 4.2% of sales, compared to $35.6 million, or 4.4% of sales, in 2003. See the reconciliation of EBITDA to net income (loss) in note 7 under "Selected Consolidated Financial and Operating Data."

Depreciation and Amortization

        Depreciation and amortization expenses for the year ended December 31, 2004 were $130.2 million, an increase of $7.2 million, or 5.9%, from $123.0 million for 2003. This increase was attributable to ongoing capital expenditures required to support an increased number of Internet access customers, network extensions and maintenance capital. We also revised the useful life of digital set-top boxes from 10 years to 7 years and cable modems from 6 years to 5 years, which caused additional amortization expenses of $4.6 million in 2004.

Financial Expenses and Other Items

        Financial expenses for the year ended December 31, 2004 were $178.0 million, as compared to $64.6 million for 2003, an increase of $113.4 million. This increase was attributable to $108.5 million of interest expense on the $1.1 billion subordinated loan with Quebecor Media, which was compensated by $111.1 million of dividend income related to the $1.1 billion investment in the preferred shares of Quebecor Media. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan." The increase is also due to a foreign exchange loss of $1.3 million on U.S. dollar-denominated long-term debt, compared to a gain of $23.6 million in 2003, offset by a write-off of financing costs and other charges upon early redemption of long-term debt of $4.8 million, compared to $17.1 million in 2003. We also reduced our interest expenses on long-term debt due to lower interest rates in 2004.

        Other items for the year ended December 31, 2003 consisted of the reversal of $2.5 million of the revised restructuring provision that had been taken in the fourth quarter of 2002.

Income Taxes

        Income taxes recovery for the year ended December 31, 2004 was $3.4 million, compared to $26.8 million of income taxes expenses for 2003, representing an effective tax rate of -2.4%, compared to 29.7% in 2003, a decrease of 32.1% based on income before income taxes and non-controlling interest. This decline is mainly due to tax consolidation transactions where the dividend income received from Quebecor Media was non-taxable. A reversal of an income taxes provision of $17.5 million was recorded in 2004 due to the settlement of notices of assessment, which also reduced our income taxes.

Net Income

        Our net income was $147.4 million for the year ended December 31, 2004, as compared to $63.3 million for 2003, an increase of $84.1 million, or 132.9%. This increase was mainly due to improvement in revenues and operating income and a lower effective tax rate due to the tax consolidation transactions with Quebecor Media. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan."

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

        Consolidated operating revenues for the year ended December 31, 2003 were $805.0 million, compared to $781.0 million for the year ended December 31, 2002, an increase of $24.0 million or 3.1%. ARPU increased to $43.68 in the year ended December 31, 2003 from $40.70 in 2002, representing a 7.3% increase.

        Cable television revenues for the year ended December 31, 2003 decreased by $20.3 million, or 3.5%, as compared to 2002. This decrease was primarily a result of the decline in the number of our basic cable customers, partially offset by price increases we implemented in February 2003. We recorded a decrease of 6,916 basic cable customers for the year ended December 31, 2003, as compared to a reduction of 79,348 basic cable customers in 2002. However, during the last two quarters of 2003, we recorded net additions of 21,146 basic cable customers, as compared to a loss of 23,649 during the same period in 2002. This increase was due to our effort to improve customer service, the deployment of our products in retail stores and the return of our employees after an eleven-month labor conflict that was settled in April 2003. The number of our digital customers increased by 69,238, or 40.3%, from December 31, 2002 to December 31, 2003, for a total of 240,863 digital customers as of December 31, 2003. Digital penetration of our customer base increased from 12.0% as at December 31, 2002 to 16.9% at December 31, 2003.

        Internet revenues for the year ended December 31, 2003 increased by $47.8 million, or 35.2%, as compared to 2002. This growth was due to the net addition of 101,223 high-speed Internet access customers in 2002 and price increases that we gradually implemented beginning in the second half of 2002. High-speed Internet penetration of our total homes passed increased from 13.1% at December 31, 2002 to 17.3% at December 31, 2003.

        Revenues from video stores for the year ended December 31, 2003 increased by $3.1 million, or 8.8%, as compared to 2002. This growth was due to higher revenues generated by our franchised video stores and by a higher volume of rentals of video cassettes, DVDs and video games in our corporate video stores.

        Other revenues for year ended December 31, 2003 were $6.7 million lower than during the year ended December 31, 2002. This decrease was due to the lower selling prices for cable modems in 2003, which was partially offset by a higher volume of digital terminals sold to our customers.

Direct Costs and Operating, General and Administrative Expenses

        Direct costs declined by $13.7 million, or 5.3%, to $246.0 million for the year ended December 31, 2003 from $259.7 million for 2002. As a percentage of total revenues, direct costs declined to 30.6% for the year ended December 31, 2003 from 33.3% for 2002. Direct costs for cable television services for the year ended December 31, 2003 were lower than for the year ended December 31, 2002. This was primarily the result of the decline in our programming costs due to a decrease in the number of our basic cable customers and the resolution of a dispute with service providers. Direct costs for Internet access for the year ended December 31, 2003 were also lower than for the previous year. This decrease was due to a significant reduction in bandwidth and transportation costs, which was partially offset by the higher volume resulting from an increased number of Internet access customers. Direct costs for equipment sold to customers for the year ended December 31, 2003 were the same as for 2002. Although the volume of units sold to our customers in 2003 was greater than in 2002, this was offset by a reduction in the purchase price for the equipment.

        Operating, general and administrative expenses declined by $2.0 million, or 0.7%, to $283.8 million for the year ended December 31, 2003 from $285.8 million for 2002. As a percentage of total revenues, operating, general and administrative expenses declined to 35.3% in the year ended December 31, 2003 from 36.6% for 2002. Ongoing efforts to reduce costs partially served to reduce operating, general and administrative expenses in the year ended December 31, 2003, but these efforts were partially offset by the recording as indirect costs of $8.0 million in expenses that had been capitalized in prior years. In addition, higher non-recurring items in the year ended December 31, 2002, as compared to 2003, also contributed to the decline in operating, general and administrative expenses in 2003 for an amount of $7.7 million.

EBITDA

        EBITDA for the year ended December 31, 2003 was $277.7 million, as compared to $210.3 million for the same period in 2002, representing an increase of $67.4 million or 32.0%. This growth in EBITDA was a result of the increase in revenues, combined with cost reductions and the absence of non-recurring costs. EBITDA margin increased to 34.5% for the year ended December 31, 2003 from 26.9% for 2002. See the reconciliation of EBITDA to net income (loss) in note 7 under "Selected Consolidated Financial and Operating Data."

Depreciation and Amortization

        Depreciation and amortization expenses for the year ended December 31, 2003 were $123.0 million, an increase of $3.0 million, or 2.5%, as compared to $120.0 million for 2002. This growth was attributable to ongoing capital expenditures required to support an increased number of Internet access customers, network extensions and maintenance capital, which were partially offset by lower amortization of deferred charges.

Financial Expenses and Other Items

        Financial expenses for the year ended December 31, 2003 were $64.6 million, as compared to $76.2 million for 2002, a reduction of $11.6 million, or 15.2%. This reduction in financial expenses was due to lower interest expense on long-term debt, and a $23.6 million foreign exchange gain on U.S. dollar-denominated long-term debt, as compared to a foreign exchange gain on U.S. dollar-denominated debt of $2.2 million in 2002. The write-off of financing costs and the termination costs of a swap agreement, which amounted to $17.1 million in 2003, partially offset the reduction in financial expenses.

        Other items for the year ended December 31, 2003 consisted of a $2.5 million reversal of the restructuring provision that had been taken in the fourth quarter of 2002.

Net Income

        Our net income was $63.3 million in the year ended December 31, 2003, as compared to $11.5 million in 2002, an increase of $51.8 million, or 450.4%.

Liquidity and Capital Resources

Uses of Liquidity and Capital Resources

        Our principal liquidity and capital resource requirements consist of:

  •
  capital expenditures to maintain and upgrade our network in order to support the growth of our customer base and the launch and expansion of new or additional services;

  •
  the cost of migrating our customers from analog to digital cable television service;

  •
  the service and repayment of our debt; and

  •
  the payment of dividends to our shareholder.

        Capital Expenditures.    During the nine months ended September 30, 2005, we invested $134.5 million in fixed assets, compared to $93.7 million during the same period in 2004, representing an increase of $40.8 million. This growth was due to $41.3 million of capital invested in our new telephony services, compared to $2.0 million for the same period in 2004 and higher HFC cable network modernizations, which was offset by lower investments in our Internet network where major investments were made in 2004. We continue to focus on success-driven capital spending and maintaining our network so that it remains in very good condition.

        Our strategy of maintaining a leadership position in offering the suite of products and services currently offered by us and launching new and advanced products and services requires investments in our network to support growth in our customer base and increases in bandwidth requirements. For that reason, we have in place a modernization plan to upgrade our networks in Quebec City and in the Central Region of Quebec from a bandwidth of 480 MHz to 750 MHz or greater. We expect to complete those projects by the end of 2006, which will bring approximately 94% of our network in Quebec to an upgraded bandwidth of 750 MHz or greater. Also, in light of the greater availability of HDTV programming, the ever increasing speed of Internet access and increasing demand for our new Voice over IP telephony service, we are currently considering a number of alternatives for how best to address increasing network capacity requirements resulting from higher demand for such advanced products and services. Pursuing one or more of these alternatives will require us to make substantial investments in our network in the coming years.

        Service and Repayment of Our Debt.    During the nine months ended September 30, 2005, we made cash interest payments of $65.3 million, compared to $97.9 million for the same period in 2004. The decrease is mainly due to the tax consolidation transactions with Quebecor Media in 2004. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan."

        On July 15, 2005, we used our cash on hand and drew down on our revolving credit facility to reimburse the aggregate principal amount of the CF Cable notes, which bore interest at an annual rate of 9 1/8% and were to mature in 2007. The gain on settlement of long-term debt includes the write-off of the unamortized premium of $0.8 million, net of deferred financing costs amounting to $0.5 million. In addition, an amount of $7.4 million was paid as settlement of the interest rate swaps related to the CF Cable notes.

        During the year ended December 31, 2004, we made mandatory repayments of $37.5 million on our long-term debt, as compared to $70.8 million in 2003. During the year ended December 31, 2004, we made cash interest payments of $51.1 million (excluding the interest on the subordinated debt for tax consolidation with Quebecor Media), as compared to $61.1 million for the year ended December 31, 2003.

        On November 19, 2004, we issued US$315.0 million aggregate principal amount of our 6 7/8% Senior Notes due January 15, 2014 and amended the terms of our credit agreement to increase our total borrowing capacity under our revolving credit facility by $350.0 million to $450.0 million and to extend its maturity to November 2009. The new notes were sold at a 5% premium to their face amount and resulted in gross proceeds of approximately US$330.8 million (or approximately Cdn$396.2 million) before accrued interest and an effective interest rate of 6.15%. The net proceeds from this offering were used to repay in full the outstanding indebtedness under the $318.1 million Term C loan of our credit facilities and to declare and pay a dividend of $54.6 million to Quebecor Media, our parent company. The remainder of such net proceeds was used for other general corporate purposes. Financing costs of $6.2 million were incurred for the transactions and will be amortized over the life of the financings.

        During the year ended December 31, 2003, we made cash interest payments of $61.1 million, as compared to $73.4 million for the year ended December 31, 2002. During the year ended December 31, 2003, we borrowed $150.0 million in the form of a subordinated loan from our parent company, Quebecor Media (i.e. the QMI Subordinated Loan), and used the proceeds of this loan to repay an equivalent amount under our credit facilities. On October 8, 2003, we refinanced our debt. We issued US$335.0 million aggregate principal amount of our 6 7/8% Senior Notes due January 15, 2014, repaid in full and terminated the Term A and Term B loans under our original credit facilities, borrowed $368.1 million under a new Term C loan and reduced the aggregate amount we may borrow under our revolving credit facility from $150.0 million to $100.0 million. As part of this transaction, we also terminated our foreign currency swap relating to the fully repaid and terminated Term B loan. As a result of this transaction, the mandatory repayments of our credit facilities were reduced to $50.0 million per year, with the remainder due in 2008. Financing costs of $9.1 million were incurred for this transaction and will be amortized over the life of the financing.

        For the year ended December 31, 2002, we repaid $159.3 million of our long-term debt.

        Payment of Dividends.    During the nine months ended September 30, 2005, we paid $210.0 million in dividends to our sole shareholder, Quebecor Media, as compared to $80.0 million of dividends paid during the same period in 2004.

        During the year ended December 31, 2004, we paid $205.2 million in dividends to our sole shareholder, Quebecor Media, as compared to $20.0 million in 2003. No dividends were paid during the year ended December 31, 2002.

        We expect to pay dividends to Quebecor Media in the future, subject to the terms of our indebtedness and applicable law.

        Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan.    Unlike corporations in the United States, corporations in Canada are not permitted to file consolidated tax returns. As a result, we have entered into certain transactions described below that have had the effect of consolidating tax losses within the Quebecor Media group.

        In the first quarter of 2004, our wholly owned subsidiary, Vidéotron (1998) ltée, entered a back-to-back transaction by borrowing $1.1 billion under a subordinated loan from Quebecor Media and using the proceeds to invest in $1.1 billion of Quebecor Media preferred shares. The maturity date of the subordinated loan was January 16, 2019 and it bore interest at an annual rate of 10 3/4% payable semi-annually. The Quebecor Media preferred shares were redeemable at the option of Quebecor Media and retractable at our option at their paid-up value, and they carried an 11% annual fixed cumulative preferential dividend payable semi-annually. During the year ended December 31, 2004, we made cash interest payments of $108.5 million with respect to the subordinated loan and received $111.1 million in dividends with respect to our ownership of the Quebecor Media preferred shares. On December 16, 2004, this subordinated loan was repaid in full with the proceeds from the redemption of the preferred shares of Quebecor Media, and the back-to-back transaction was unwound.

        This subordinated loan and our investment in Quebecor Media preferred shares for the same principal amounts had the effect of significantly reducing our income tax obligation. This is because the interest expense on the subordinated loan was deductible for income tax purposes, while the dividend income on the Quebecor Media preferred shares was not taxable.

        Retractable Preferred Shares.    During the year ended December 31, 2003, we issued one retractable Series F preferred share to Quebecor Media, which was presented as a liability in our consolidated financial statements at a retraction price of $2.0 million. During the year ended December 31, 2004, this preferred share was redeemed at the retraction price. The excess of the retraction price over the stated capital of this preferred share was credited to our contributed surplus account in an amount of $1.7 million.

        In 2002, we issued retractable Series E preferred shares to Quebecor Media, which were presented as a liability in our consolidated financial statements at the retraction price of these shares. During the year ended December 31, 2003, these preferred shares were exchanged for our common shares. The excess of the retraction price over the stated capital of these preferred shares was credited to our contributed surplus account in an amount of $301.2 million.

        Investing Activities.    The total cash flows used by investing activities for the nine months ended September 30, 2005 were $148.9 million, as compared to $1,177.0 million for the same period in 2004, a decrease of $1,028.1 million, due mostly to the $1.1 billion back-to-back transaction with Quebecor Media in 2004. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan." This decrease was partly offset by higher acquisition costs of fixed assets and the payment of tax deductions to Quebecor Media for an amount of $35.2 million.

        Contractual Obligations and Other Commercial Commitments.    Our material obligations under firm contractual arrangements, including commitments for future payments, under our credit facilities, our various notes, the CF Cable notes and operating lease arrangements, as of December 31, 2004, are disclosed in notes 13, 16 and 17 to our annual consolidated financial statements. There have been no significant changes to our material contractual obligations and other commercial commitments since December 31, 2004, except for the reimbursement of the CF Cable notes on July 15, 2005 and the issuance of the old notes on September 16, 2005. See also note 9 to our interim consolidated financial statements for the nine months ended September 30, 2004 and 2005.

		Payments Due By Period (as of December 31, 2004)
	Total	< 1 year	2-3 years	4-5 years	> 5 years
	(dollars in millions)
Contractual obligations:
6 7/8% Senior Notes due January 15, 2014	$796.6	$—	$—	$—	$796.6
CF Cable notes(1)	92.3	—	92.3	—	—
QMI Subordinated Loan	150.0	—	—	—	150.0
Operating leases and other debt	52.0	34.8	9.8	5.1	2.3

Total contractual cash obligations	$1,090.9	$34.8	$102.1	$5.1	$948.9

(1)
The CF Cable notes were due in 2007 and were redeemed in their entirety at 100.0% of their principal amount on July 15, 2005.

        During the year ended December 31, 2004, we made mandatory principal repayments on our bank credit facilities, and we had no outstanding balance on these facilities as of September 30, 2005. On November 19, 2004, concurrently with the issuance of US$315.0 million in principal amount of our 6 7/8% Senior Notes due January 15, 2014 (which was in addition to the US$335.0 million in principal amount of our 6 7/8% Senior Notes due January 15, 2014 then outstanding), we repaid in full the outstanding indebtedness under the $318.1 million Term C loan of our credit facilities and increased our total borrowing capacity under our revolving credit facility by $350.0 million to $450.0 million and extended its maturity to November 2009. The QMI Subordinated Loan is repayable in 2015 and requires no debt amortization.

        We rent equipment and premises under various operating leases. As of December 31, 2004, we estimated that the minimum aggregate payments under these leases over the next five years will be approximately $27.0 million. During the year ended December 31, 2004, we renewed or extended several leases and entered into new operating leases. Furthermore, we are committed in 2005 to buy customers' premise equipment from a supplier for an estimated amount of $25.0 million.

        Effective January 1, 2002, we entered into a five-year management services agreement with Quebecor Media for services it provides to us, including internal audit, legal and corporate, financial planning and treasury, tax, real estate, human resources, risk management, public relations and other services. This agreement provides for an annual management fee payable to Quebecor Media of $6.5 million for the year ended December 31, 2004 and amounts to be agreed upon for the years 2005 and 2006. Management fees payable to Quebecor Media are expected to be $10.5 million for the year ended December 31, 2005. See "Certain Relationships and Related Transactions — Management Services and Others."

        As of September 30, 2005, our commitments for capital expenditures amounted to $5.7 million.

Sources of Liquidity and Capital Resources

        Our primary sources of liquidity and capital resources are:

  •
  funds from operations;

  •
  financing from related party transactions;

  •
  capital markets debt financing; and

  •
  our credit facilities.

        Funds from Operations.    Cash provided by operating activities during the nine months ended September 30, 2005 was $236.8 million, compared to $186.8 million for the same period in 2004, representing an increase of $50.0 million (26.8%). Cash flow from operations before changes in non-cash operating items amounted to $238.2 million for the nine months ended September 30, 2005, compared to $224.7 million for the same period in

2004. This $13.5 million increase is mainly due to higher revenues. Cash used by the changes in non-cash operating items was $1.4 million for the nine months ended September 30, 2005, compared to $37.9 million for the same period in 2004, representing a decrease of $36.5 million. The variation in non-cash operating items is mainly due to the variation in income taxes and the timing in the payments made to suppliers and affiliated companies.

        Cash provided by operating activities during the year ended December 31, 2004 was $310.7 million, as compared to $194.1 million in 2003, an increase of $116.6 million, or 60.1%. Cash flow from operations before changes in non-cash operating items amounted to $296.9 million for the year ended December 31, 2004, as compared to $220.4 million in 2003. This $76.5 million increase is mainly due to improved revenues and a reduction in interest expense on long-term debt (excluding the subordinated debt for tax consolidation with Quebecor Media). Cash provided by the changes in non-cash operating items was $13.8 million for the year ended December 31, 2004, as compared to $26.3 million used for 2003, an increase of $40.1 million. The variation in non-cash operating items is mainly due to the timing in the payments made to suppliers.

        Cash provided by operating activities during the year ended December 31, 2003 was $194.1 million, as compared to $195.9 million for the year ended December 31, 2002, a decline of $1.8 million. Cash flow from operations before changes in non-cash operating items, amounted to $220.4 million for the year ended December 31, 2003, as compared to $143.8 million for 2002, an increase of $76.6 million or 53.3%. This increase was due to the improvement in operating results. Non-cash operating items used $26.3 million during the year ended December 31, 2003, as compared to $52.1 million provided in 2002, a decrease of $78.4 million. The payment of accrued restructuring charges, payments to programming suppliers and to affiliated companies caused the variation.

        Financing from Related Party Transactions.    During the nine months ended September 30, 2005, we paid $35.2 million to Quebecor Media, the parent company, for the tax deduction transfer.

        On January 16, 2004, we borrowed $1.1 billion in the form of a subordinated loan from our sole shareholder, Quebecor Media. We used all the proceeds from this loan to purchase 1,100,000 preferred shares, Series D of Quebecor Media. On December 16, 2004, Quebecor Media redeemed these preferred shares, and we used the proceeds from this redemption to repay in full the outstanding amounts under the $1.1 billion subordinated loan. See "— Liquidity and Capital Resources — Purchase of Shares of Quebecor Media and Service of Subsidiary Subordinated Loan."

        In the year ended December 31, 2003, we borrowed $150.0 million under a subordinated loan from our parent company, Quebecor Media (i.e. the QMI Subordinated Loan). The loan, maturing in 2015 and bearing interest at bankers' acceptance rate plus 1.5%, is subordinated in right of payment to the prior payment in full of the entirety of our existing and future indebtedness under our credit facilities and to our 6 7/8% Senior Notes due January 15, 2014, the old notes and the Notes. On October 8, 2003, the terms of this subordinated loan were amended such that interest throughout the term of the loan is payable in cash at our option.

        Capital Markets Debt Financing.    On September 16, 2005, we issued the old notes at a discount of 99.5% to their face value, for net proceeds of US$174.1 million, before issuance fees and expenses of $3.7 million. We entered into cross-currency interest swaps to hedge against foreign exchange fluctuations related to the interest and capital repayment of the old notes denominated in foreign currency.

        Interest Rate and Foreign Exchange Management.    We use certain financial instruments, such as interest rate swaps, currency swap agreements and cross-currency interest rate swap agreements, to manage our interest rate and foreign exchange exposure on debt instruments. These instruments are not used for trading or speculative purposes. See "— Quantitative and Qualitative Disclosure About Market Risk."

        We expect that our cash requirements relating to our existing operations over the next twelve months will be to fund operating activities and working capital, capital expenditures and debt service payments. We plan to fund these requirements from the sources of cash described above.

        We believe that, based on our current levels of operations and anticipated growth, our cash from operations, together with our other available sources of liquidity, will be sufficient for the foreseeable future to fund anticipated capital expenditures and to make required payments of principal and interest on our debt, including payments due on our 6 7/8% Senior Notes due January 15, 2014, the old notes and the Notes, as well as under our credit facilities, as amended. We also expect, to the extent permitted by the terms of our indebtedness and applicable law, to pay dividends to Quebecor Media in the future.

Summary of Critical Accounting Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Consequently, actual results could differ from these estimates. We believe that the following are some of the more critical areas requiring the use of management estimates.

Long-Lived Assets

        We review our property and equipment for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing the carrying amount of the assets to the projected cash flows the assets are expected to generate. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

        We also evaluate goodwill for impairment on at least an annual basis and whenever events or circumstances indicate that the carrying amount may not be recoverable from its estimated future cash flows. Impairment of goodwill is measured at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit, which are established based on projected discounted future cash flows of the unit using a discount rate reflecting our average cost of funds. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired, and a second test is performed to measure the amount of impairment loss.

        In our determination of the recoverability of property, equipment and goodwill, we based our estimates used in preparing the discounted cash flows on historical and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Employee Future Benefits

        Pensions.    Pension costs of our defined benefit pension plan are determined using actuarial methods and could be impacted significantly by our assumptions regarding future events, including expected return on plan assets and rate of compensation increases. The fluctuation of the discount rate at each measurement date also has an impact.

        Other Post-Retirement Benefits.    We accrue the cost of post-retirement benefits, other than pensions, which are impacted significantly by a number of management assumptions, such as the discount rate, the rate of compensation increase, and an annual rate of increase in the per capita cost of covered benefits. These benefits, which are funded by us as they become due, include mainly health and life insurance programs and cable service.

        Employee future benefits accounting policy is explained at note 1(m) to our audited consolidated financial statements, and assumptions on expected return on plan assets, rate of compensation increases and discount rates are disclosed in note 3 to our audited consolidated financial statements.

Subsidies on Equipment Sold to Customers

        During the fourth quarter ended December 31, 2003, we revised our accounting policies for the sale of equipment to our customers. Up to the end of the third quarter ended September 30, 2003, the costs of subsidies granted to our customers on the equipment sold were capitalized and amortized over a three-year period on a straight-line basis. We changed our accounting policies to expense, as they are incurred, the costs related to our customers' subsidies. These changes have been applied retroactively.

Off-Balance Sheet Arrangements

Operating Leases

        We have guaranteed a portion of the residual values of certain assets under our operating leases with expiry dates between 2005 and 2009, to the benefit of the lessor. If the fair value of the assets, at the end of their respective lease terms, is less than the residual value guaranteed, then we must, under certain conditions, compensate the lessor for a portion of the shortfall. The maximum exposure in respect of these guarantees is $8.3 million. As at December 31, 2004, we had not recorded a liability associated with these guarantees because we do not expect to make any payments pertaining to the guarantees of these leases.

Guarantees under Lease Agreements

        One of our subsidiaries has provided guarantees to the lessor of certain of the franchisees for operating leases, with expiry dates through 2016. If a franchisee defaults under the agreement, the subsidiary must, under certain conditions, compensate the lessor for the default. The maximum exposure in respect of these guarantees is $6.6 million. As at December 31, 2004, this subsidiary had not recorded a liability associated with these guarantees because it is its present estimation that no franchisee will default under the applicable agreement. Recourse against the sub-lessee is also available up to the total amount due.

Guarantees Related to our Various Notes

        Under the terms of the indenture governing our 6 7/8% Senior Notes due January 15, 2014 issued on October 8, 2003 and November 19, 2004 and the indenture governing the old notes and the Notes, we are committed to pay any amount of withholding taxes that could eventually be levied by any Canadian Taxing Authority (as defined in the indenture that governs such notes) on payments made to the lenders so that the amounts the lenders would receive are not less than amounts receivable if no taxes are levied. The amount of such guarantee is not limited and it is not possible for us to establish a maximum exposure amount of the guarantee because our exposure depends exclusively on the future actions, if any, by the Canadian Taxing Authorities. Although no recourse exists for such liability, we have the right to redeem our 6 7/8% Senior Notes due January 15, 2014, the old notes and the Notes at their face value if such taxes were levied by any Canadian Taxing Authority, thereby terminating the guarantee.

Risks and Uncertainties

        In the normal course of business, we are exposed to fluctuations in interest rates and exchange rates. We manage this exposure through staggered maturities and an optimal balance of fixed and variable rate obligations. As at December 31, 2004, we were using derivative financial instruments to reduce our exchange rate and interest rate exposure.

        While these agreements expose us to the risk of non-performance by a third party, we believe that the possibility of incurring such loss is remote due to the creditworthiness of the parties with whom we deal. A description of the financial derivatives used by us as at December 31, 2004 is provided in note 1(j) to our audited consolidated financial statements included in this prospectus and in "— Quantitative and Qualitative Disclosure About Market Risk."

        Concentration of credit risk with respect to trade receivables is limited due to our large customer base and low receivable amounts from individual customers. As of December 31, 2004, we had no significant concentration of credit risk.

Quantitative and Qualitative Disclosure About Market Risk

        In the normal course of business, we are exposed to market risks. In addition to market risks associated with changes in interest rates and the exchange rate of the U.S. dollar to the Canadian dollar, we are also exposed to credit risk. We use certain financial instruments, such as interest rate swaps, currency swap agreements and cross-currency interest rate swap agreements, to manage our interest rate and foreign exchange exposure. These instruments are not used for trading or speculative purposes.

        The table below provides information on the derivative financial instruments and other financial instruments that are sensitive to changes in interest rates and foreign currencies as of the date shown.

	December 31, 2004
	Years of Maturity	Year-end Effective Interest Rate	Carrying Amount(1)	Primary Debt Instrument	Fair Value Currency & Interest Instruments	Total Financial Instruments
	(dollars in millions)
Debt:
CF Cable notes(2)(3)	2007	7.59%	$(92.3)	$(93.3)	$—	$(93.3)
6 7/8% Senior Notes due January 15, 2014(2)	2014	6.59%	(842.0)	(807.7)	(72.3)	(880.0)
QMI Subordinated Loan	2015	3.86%	(150.0)	(150.0)	—	(150.0)

			(1,084.3)	(1,051.0)	(72.3)	(1,123.3)
Interest rate contracts:
Interest rate swap agreements(4)	2005-2007		(4.6)	—	(4.6)	(4.6)
Forward exchange contracts(5)	2005		(8.4)	—	(8.4)	(8.4)

			$(1,097.3)	$(1,051.0)	$(85.3)	$(1,136.3)

(1)
Including the carrying amount of the primary debt instrument and the carrying amount of the currency and interest instrument.

(2)
The fair value of the 6 7/8% Senior Notes due January 15, 2014 issued on October 8, 2003 and November 19, 2004 and the CF Cable notes are estimated based on their quoted market prices, the estimated value of the foreign exchange and interest rate swap agreements, and the year-end foreign exchange rate.

(3)
The CF Cable notes were due in 2007 and were redeemed in their entirety at 100.0% of their principal amount on July 15, 2005.

(4)
The fair value of the interest rate swap agreements is estimated based upon discounted cash flows using applicable market rates as of December 31, 2004.

(5)
The forward exchange contracts cover $53.5 million of the CF Cable notes and $18.5 million of customers' equipment purchases in 2005. All forward exchange contracts were terminated on July 15, 2005.

        Fair value estimates are made at a specific point in time and are based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of professional judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

        As of September 30, 2005, the aggregate amount of minimum principal payments for the periods indicated based on borrowing levels during such periods are as follows:

Year ending December 31,	(dollars in thousands)
2005	$—
2006	$—
2007	$—
2008	$—
2009	$—
Thereafter	$971,829

        We manage our exposure to interest rate risk by having a combination of fixed and variable rate obligations and by periodically using financial instruments such as interest rate swap agreements. We are also exposed to changes in the exchange rate of the U.S. dollar to the Canadian dollar since our revenues are received in Canadian dollars while the interest and principal on our 6 7/8% Senior Notes due January 15, 2014 and the old notes are, and the Notes will be, denominated in U.S. dollars. During the year ended December 31, 2004, we concluded cross-currency interest swaps to hedge the foreign exchange fluctuations relating to the additional issuance of US$315.0 million in principal amount of our notes by fixing the U.S. dollar/Canadian dollar exchange rate at 1.1950 and by fixing the interest rate at 7.45% on a notional amount of $149.4 million and fixing the exchange rate at 1.2000 and by opting for a floating interest rate based on the bankers' acceptance rate plus 2.80% on a notional amount of $228.0 million. We also concluded forward exchange contracts to hedge the foreign exchange fluctuations relating to our CF Cable notes (all of which were redeemed on July 15, 2005) by fixing the U.S. dollar/Canadian dollar exchange rate at 1.3573 on a notional amount of $53.5 million.

        During the year ended December 31, 2003, we concluded cross-currency interest swaps to hedge the foreign exchange fluctuations relating to our 6 7/8% Senior Notes due January 15, 2014 issued on October 8, 2003 by fixing the U.S. dollar/Canadian dollar exchange rate at 1.3425 on a notional amount of US$335.0 million and by fixing the interest rate at 7.66% on a notional amount of $181.2 million and by opting for a floating interest rate based on the bankers' acceptance rate plus 2.73% on a notional amount of $268.5 million. During the year ended December 31, 2004, we concluded a forward exchange contract to hedge the foreign exchange fluctuations relating to our 2005 customers' equipment purchases by fixing the U.S. dollar/Canadian dollar exchange rate at 1.1974 on an amount of $18.5 million.

        Foreign currency fluctuations have created gains or losses in our results on the non-hedged U.S. dollar-denominated long-term debt. For the year ended December 31, 2004, we had an unrealized foreign exchange loss of $1.3 million, as compared to a gain of $23.6 million and $2.2 million for the same periods in 2003 and 2002, respectively.

        We are exposed to credit risk in the event of non-performance by the counterparties to our foreign currency contracts and interest rate swap agreements. We do not obtain collateral or other security to secure performance of obligations under financial instruments subject to credit risk, but we mitigate this risk by generally dealing only with major Canadian and U.S. financial institutions with a Standard & Poor's rating (or the equivalent) of at least A. Accordingly, we do not anticipate incurring any losses as a result of non-performance by the counterparties to our foreign currency contracts and interest rate swap agreements.

        We are exposed to credit risk towards our customers. Concentrations of credit risk with respect to trade receivables are limited due to our very large customer base and low receivable amounts from individual customers.

Regulation

        We are subject to extensive government regulation mainly through the Broadcasting Act (Canada) and the Telecommunications Act (Canada), both of which are administered by the Canadian Radio-television and Telecommunications Commission. Changes to the regulations and policies governing broadcast television, specialty channels and program distribution through cable and direct broadcast satellite services, Internet service providers, Voice over IP services, the introduction of new regulations or policies or terms of license or treatment of the tax deductibility of advertising expenditures could have a material effect on our business, financial condition or results of operations. See "Business — Regulation."

Canadian and United States Accounting Policy Differences

        We prepare our financial statements in accordance with Canadian GAAP, which differ in certain respects from U.S. GAAP. The areas of material differences and their impact on our financial statements are described in note 22 to our audited annual consolidated financial statements. Significant differences include the accounting for derivative financial instruments and the accounting for development and pre-operating costs.

        Under Canadian GAAP, derivative financial instruments are accounted for on an accrual basis, with gains and losses being deferred and recognized in income in the same period and in the same financial category as the income or expenses arising from the corresponding hedged position. Under U.S. GAAP, derivative financial instruments are recorded at fair value.

        Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability, are deferred and amortized. Under U.S. GAAP, these costs are expensed as incurred.

        Under U.S. GAAP, we would apply push-down accounting to reflect the new basis of the assets and liabilities after we were acquired by Quebecor Media. Under the push-down basis of accounting, the following adjustments were accounted from the acquisition date:

As of October 23, 2000
(dollars in thousands)
Fixed assets	$114,608
Deferred charges	(22,585)
Goodwill	4,360,512

Increase in assets	4,452,535

Accrued charges	40,445
Future income taxes	24,930

Increase in liabilities	65,375

Increase in contributed surplus	$4,387,160

        Since the date on which we were acquired by Quebecor Media, we recorded in 2002 a goodwill impairment loss of $2.0 billion. In 2004, we and Quebecor Media recorded income tax benefits in the amount of $84.3 million, which had not been recognized at the date on which we were acquired by Quebecor Media. Consequently, for 2004, goodwill was reduced by $84.3 million, contributed surplus was reduced by $67.4 million and income tax expense for U.S. GAAP purposes was increased by $16.9 million.

Recent Canadian GAAP Accounting Pronouncements

        In June 2005, the CICA issued Section 3831, Non-Monetary Transactions. This revised standard requires all non-monetary transactions to be measured at fair value, subject to certain restrictions. This revised standard is effective for non-monetary transactions initiated in fiscal periods beginning on or after January 1, 2006 and early adoption is permitted only as of the beginning of a fiscal period beginning on or after July 1, 2005.

        On January 27, 2005, the CICA issued the following new standards in the CICA Handbook relating to the reporting of financial instruments:

  •
  Section 1530, Comprehensive Income;

  •
  Section 3251, Equity (replacing Section 3250, Surplus);

  •
  Section 3855, Financial Instruments — Recognition and Measurement; and

  •
  Section 3865, Hedges.

        These new standards will become effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. Earlier adoption of these new standards is permitted only as of the beginning of a fiscal year ending on or after December 31, 2004. We are currently assessing the impact that these new standards will have on our financial statements prepared in accordance with Canadian GAAP. We believe, however, that these new standards are similar to those currently used for U.S. GAAP purposes.

        In 2004, we revised our accounting policy for the timing of revenue and expense recognition regarding connection fees charged to our customers by adopting the Canadian Institute of Chartered Accountants (CICA) Emerging Issues Committee Abstract 141 for revenue recognition and Abstract 142 for revenue arrangements with multiple deliverables. We adopted the new policy prospectively without restatement of any prior period.

        Effective January 1, 2004, connection fee revenues are deferred and recognized as revenues over 30 months, which is the estimated average period that customers are expected to remain connected to our network. The incremental and direct costs related to connection fees, in an amount not exceeding the related connection fee revenue, are also deferred and recognized as an operating expense over the same 30-month period. Previously, connection fees and their related incremental and direct costs were recognized immediately in our operating revenues and expenses. This change in accounting policy had a minor effect on operating income and net income.

For the year ended December 31, 2004, $9.6 million of revenues and $9.4 million of expenses were deferred in relation to this accounting change.

        The CICA has also issued section 1100 of the CICA Handbook, Generally Accepted Accounting Principles. Section 1100 establishes standards for financial reporting in accordance with generally accepted accounting principles, and it describes both what constitutes, as well as the sources of, Canadian GAAP. This section also provides guidance on which sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of generally accepted accounting principles. Section 1100 of the CICA Handbook came into force on January 1, 2004. In accordance with common industry practices, equipment subsidies were deferred and amortized over a period of three years, and customer reconnection costs were capitalized and depreciated over a three-year or a four-year period on a straight-line basis. Industry practices no longer qualify as being acceptable under Canadian GAAP.

        Under new accounting principles, the proceeds from sales of equipment to customers are accounted for as revenues, the cost of the equipment sold to customers is accounted for as the cost of sales and customer reconnection costs are accounted for as operating expenses when incurred.

        During the year ended December 31, 2003, we revised our accounting policies on equipment subsidies and customer reconnection costs to be in accordance with the new accounting principles. These changes have been applied retroactively and had the following effects for the fiscal year ended December 31, 2002. Operating revenues increased by $25.4 million, direct and operating costs increased by $63.1 million, and depreciation expenses, income tax expense and net income decreased by $21.2 million, $5.2 million and $11.3 million, respectively. As at December 31, 2002, deferred charges decreased by $35.2 million, fixed assets decreased by $10.7 million, future income tax assets increased by $16.1 million and the deficit as at January 1, 2001 increased by $17.7 million. The retroactive application of these changes did not affect the amounts presented for prior periods under U.S. GAAP because the new accounting policies with respect to equipment subsidies and customer reconnection costs are consistent with the applicable existing accounting policies under U.S. GAAP.

        We chose to implement this change in our accounting policies in the fourth quarter ended December 31, 2003 in accordance with the provisions of Section 1506, Accounting Changes, of the CICA Handbook. Section 1506 of the CICA Handbook generally requires that changes in accounting policies be applied retroactively, except where certain conditions apply.

        Had we not made this accounting change in 2003, we would have been required to do so on January 1, 2004, the date on which Section 1100 of the CICA Handbook came into effect. Under the provisions of Section 1100 of the CICA Handbook, the change would have been applied on a prospective basis and would have resulted in a lack of comparability of operating results for the periods in which different accounting principles were used.

        In June 2003, the CICA amended the standards on the presentation and disclosure of financial instruments included in Section 3860 of the CICA Handbook, Financial Instruments — Disclosure and Presentation. The new standards require obligations that may be settled at the issuer's option by a variable number of the issuer's own equity instruments to be presented as liabilities. Thus, securities issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments are no longer presented as equity. These revised standards are applicable to financial periods starting on or after November 1, 2004. We did not apply these new standards prior to that date.

        In March 2003, the CICA issued Section 3110 of the CICA Handbook, Asset Retirement Obligations. This section establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The standards require an entity to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The standards define the fair value as the amount at which that liability could be settled in a current transaction between willing parties, other than in a forced or liquidation transaction. An entity is subsequently required to allocate that asset retirement cost to amortize it over its useful life. The standards in Section 3110 are applicable to financial periods starting on or after January 1, 2004. We implemented these new standards in the first quarter of 2004. The adoption of these standards had no impact on our consolidated financial statements for the first quarter ended March 31, 2004.

        In December 2002, the CICA issued Section 3063 of the CICA Handbook, Impairment or Disposal of Long-lived Assets. Section 3063 amends existing guidance on long-lived asset impairment measurement and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use by us. It requires that an impairment loss be recognized when the carrying amount of a long-lived asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and eventual disposal. An impairment should be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. This guideline is harmonized with the corresponding guideline under U.S. GAAP. The new standards in Section 3063 are applicable for financial periods beginning on or after April 1, 2003. We implemented the new standards in the first quarter of 2004. The adoption of these standards had no impact on our consolidated financial statements for the first quarter ended March 31, 2004.

        Since January 1, 2002, in conformity with the recommendations of Section 3870 of the CICA Handbook, we account for all stock-based awards granted by Quebecor Media to certain of our employees that are direct award of stock or call for settlement in cash or other assets, including stock appreciation rights, by the fair value method. Under the fair-value based method, compensation cost attributable to awards to employees that call for settlement in cash or other assets is recognized over the vesting period in operating expenses. Changes in fair value between the grant date and the measurement date result in a change in the measure of the compensation cost.

        In November 2001, the CICA issued Accounting Guideline 13, Hedging Relationship, and in November 2002 the CICA amended the effective date of this guideline. This accounting guideline establishes new criteria for hedge accounting and applies to all hedging relationships in effect on or after January 1, 2004. On January 1, 2004, we re-assessed all hedging relationships to determine whether the criteria established by the CICA's new accounting guideline were met or not and we began applying the new guideline on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flow between the hedged item and the hedging item. Since the new Canadian criteria for documentation of hedge accounting are consistent with existing U.S. criteria for qualifying for hedge accounting, with which we comply, there was no material impact from adopting this accounting guideline.

Recent U.S. GAAP Accounting Pronouncements

        In June 2005, FASB issued Statement No. 154, Accounting Changes and Error Corrections. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. FAS 154 requires retroactive application for changes in accounting principle, unless it is unpracticable to determine either the cumulative effect or the period-specific effects of the change.

        In March 2005, FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, which will take effect no later than the end of fiscal years ending after December 15, 2005. FIN 47 clarifies the term "conditional asset retirement obligation" and refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within the control of the entity. FIN 47 also discusses the uncertainty surrounding the timing and/or method of settlement of a conditional asset retirement obligation which should be factored into the measurement of a liability.

        In May 2003, FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (FAS 150), which requires companies to evaluate certain financial instruments within the scope of the standard to determine their appropriate classification as liabilities measured at their fair value. FAS 150 is effective immediately for all financial instruments of public companies entered into or modified after May 31, 2003, and it is otherwise effective for the first interim period beginning on or after June 15, 2003. This Statement had no impact on our financial statements.

        In April 2003, FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends the financial accounting and reporting for derivative instruments to clarify the definition of a derivative, expand the nature of exemptions from the statement, clarify the application of hedge accounting when using certain instruments, clarify when an embedded derivative with an underlying that is an interest rate or interest rate index is not considered clearly and closely related to the host contract, and modify the cash flow presentation of derivative instruments that contain financing elements. This statement is effective for derivative transactions and hedging relationships entered into or modified after June 30, 2003. This statement had no impact on our financial statements.

BUSINESS

Overview

        We are the largest cable operator in the Province of Québec and the third largest in Canada based on the number of cable customers. We offer pay television, Internet access and telephony services. Our cable network covers approximately 80% of Quebec's 3.0 million residential and commercial premises passed by cable. Our cable licenses include licenses for the greater Montréal area, the second largest urban area in Canada. The greater Montréal area represents one of the largest contiguous clusters in Canada and is among the largest in North America as measured by the number of cable customers. This concentration provides us with improved operating efficiencies and is a key element in the development and launch of our bundled service offerings. For the year ended December 31, 2004, we generated revenues of $871.6 million and EBITDA of $341.1 million. For the nine-month period ended September 30, 2005, we generated revenues of $723.8 million and EBITDA of $282.4 million.

        As of September 30, 2005, we had approximately 1.5 million basic cable customers, representing a basic penetration rate of 61.0%. Through our extensive broadband coverage, we also offer digital television and high-speed Internet access services to approximately 97% of our total homes passed. We have rapidly grown our digital customer base in recent years, and at September 30, 2005, we had 424,657 digital customers, representing 28.9% of our basic customers and 17.6% of our total homes passed. We have also rapidly grown our high-speed Internet access customer base, and at September 30, 2005, we had 587,684 high-speed Internet access customers, representing 39.9% of our basic customers and 24.4% of our total homes passed. We believe that the continued increase in the penetration of our digital television, high-speed Internet access and telephony services will result in increased average revenue per customer.

        Our bi-directional hybrid fiber coaxial (HFC) network enabled us to launch, in January 2005, a new telephony service using Voice over IP technology in selected areas of the Province of Québec (South Shore of Montréal, Montréal, Laval and Quebec City) to our residential and commercial customers. As of September 30, 2005, we had 96,010 Voice over IP telephony customers. In addition, as of September 30, 2005, approximately 61% of all of our cable customers were in areas in which our Voice over IP telephony service was available and we expect that this figure will increase to approximately 70% by December 31, 2005.

        We offer our advanced products and services, which include video-on-demand and selected interactive television services, as a bundled package that is unique among the competitors in our market. We differentiate our services by offering a higher speed Internet access product and the widest range of French-language programming in Canada. We believe that our bundled packages of products and services, together with our focus on customer service and the breadth of our French-language offerings, have resulted in improved customer satisfaction, increased use of our services and higher customer retention.

        Through SuperClub Vidéotron, we also own the largest chain of video and game rental stores in Quebec and among the largest of such chains in Canada, with a total of 286 retail locations (of which 237 are franchised) and more than 1.65 million video club rental members. SuperClub Vidéotron's operations include approximately 100 video and video game rental stores that we acquired in July 2004 from Jumbo Entertainment Inc., a nation-wide Canadian franchisor and operator of such stores.

Competitive Strengths

        Leading Market Positions.    We are the largest cable operator in Quebec and the third largest in Canada. We believe that our strong market position has enabled us to more effectively launch and deploy new products and services. For example, since the introduction of our high-speed Internet access service, we estimate that we have become the largest provider of such service in the areas we serve. In addition, we operate the largest chain of video stores in Quebec through our SuperClub Vidéotron subsidiary. We believe that our proprietary and third-party retail distribution network of over 581 stores and points of sale, including the SuperClub Vidéotron stores, assists us in marketing and distributing our advanced services, such as high-speed Internet access and digital television, on a large scale basis.

        Single, Highly Contiguous Cluster.    We serve our customer base through a single HFC clustered network that covers approximately 80% of Quebec's total addressable market and five of the province's top six urban areas. This network represents one of the largest contiguous clusters in Canada and among the largest in North America as measured by the number of cable customers. We serve all of our cable customers through one primary headend and eight regional headends. We believe that our single cluster and network architecture provide us with the following benefits:

  •
  a higher quality and more reliable network;

  •
  reduced capital required to launch and deploy new products and services;

  •
  a lower cost structure through reduced maintenance and technical support costs; and

  •
  more rapid and effective introduction of new products and services, enhancing our ability to increase both customers and revenues.

        Differentiated, Bundled Service Offerings.    Through our technologically advanced network, we offer a variety of products and services to our customers, including digital television, high-speed Internet access, video-on-demand and other interactive television services. In addition, in January 2005, we launched our telephony service progressively among our residential and commercial customers using Voice over IP technology. The addition of telephony service to our suite of products and services has enabled us to be an integrated provider of video, data and voice services and provided us with attractive growth prospects from our "triple-play" bundled offerings. We believe the competitors in our market are currently unable to offer a comparable suite of products and services in an integrated bundle. Specifically, our direct broadcast satellite competitors cannot currently offer full interactivity or video-on-demand. We believe many of our product and service offerings are superior to those of our competitors. For example, our standard high-speed Internet access service enables our customers to download data at a higher speed than that currently offered by standard digital subscriber line, or DSL, technology. In addition, we offer the widest range of French-language programming in Canada. As approximately 80% of the Province of Québec is French speaking, we believe our ability to deliver unique French-language content provides us with a competitive advantage in our communities. We believe that offering bundled products and services has contributed to improved customer satisfaction, increased use of our services, higher average revenue per customer and better customer retention.

        Advanced Broadband Network.    We have an advanced network, 97% of which is bi-directional. We are committed to maintaining and upgrading our network capacity and, to that end, we currently anticipate that future capital expenditures over the next five years will be required to accommodate the evolution of our products and services and to meet the demand for increased capacity resulting from the launch of our new telephony service and the offering of our other advanced products and services.

        Strong, Market-Focused Management Team.    Our focused and results-oriented senior management team has extensive experience and expertise in a range of areas, including marketing, finance, telecommunications and technology. Under the leadership of our senior management team, we have, despite intensifying competition, successfully increased sales of our digital television products and improved penetration of our high-speed Internet access product as well as launched our new Voice over IP telephony services.

Our Strategy

        Our primary objective is to maximize revenues and operating cash flow by leveraging our strong market position and advanced broadband network. To achieve this objective, we are pursuing the following strategy:

  •
  Maximize Customer Satisfaction through Delivery of Best Experience.  We are focused on providing reliable, high-quality products and services and superior customer service. We will continue to provide high-quality offerings by tailoring our product and service packages to satisfy the specific needs of the different customer segments we serve based on various factors, including demographics, competition and price sensitivity. To further enhance customer satisfaction, we have implemented a number of initiatives and will continue to do so. For example, all of our customer service representatives and technical support staff are trained to assist our customers with respect to all products and services offered by us, which in turn allows our customers to be served more efficiently and seamlessly. Through increased customer satisfaction, we believe we will further strengthen the Vidéotron brand name and increase acceptance of our products and services.

  •
  Launch Additional Value-Added Products and Services while Maintaining Leadership in Existing Services.  We currently offer an array of advanced products and services to our customers, including high-speed Internet access, digital television, video-on-demand, high-definition television, Voice over IP telephony, personal video recorders and selected interactive services, such as television-based Internet access. In general, we have experienced significant growth in these products and services. We plan to further increase our penetration and expand our leadership position in these offerings. Through our advanced broadband network, we also intend to continue to rapidly launch additional products and services, which we believe will increase the value of our bundled packages and result in higher average revenue per customer and improved customer retention. In keeping with our strategy to provide differentiated, bundled service offerings, on September 20, 2005, we announced that we had signed a strategic relationship agreement with a partnership owned by Rogers Wireless, the operator of Canada's largest integrated wireless voice and data network, that will enable us to offer Québec consumers a quadruple play of television, broadband Internet, cable telephony and Vidéotron branded mobile wireless services. We will operate as a Mobile Virtual Network Operator, or MVNO, utilizing wireless voice and data services provided by Rogers Wireless across its GSM/GPRS network. We currently intend to launch our mobile wireless offering during the first half of 2006, with services to include international roaming and popular options. We will be responsible for acquiring and billing customers, as well as for providing customer support under our own brand.

  •
  Maintain and Upgrade Our Advanced Broadband Network.  Our network design provides high capacity and superior signal quality that will enable us to provide to our customers new advanced products and services in addition to those currently offered by us. We believe that the demand for bandwidth-intensive services will increase significantly in the coming years. Our strategy of maintaining a leadership position in offering the suite of products and services currently offered by us and launching new products and services requires investments in our network to support growth in our customer base and increases in bandwidth requirements. Also, in light of the greater availability of HDTV programming and the ever increasing speed of Internet access, we are currently considering a number of alternatives for how best to address increasing network capacity requirements resulting from higher demand for such advanced products and services.

  •
  Reduce Costs and Improve Operating Efficiency.  To date, we have gained efficiencies by rationalizing our work force, negotiating new collective bargaining agreements with our employees, obtaining more favorable programming agreements and increasing productivity. We believe that we have significant opportunities to further improve operating efficiency and reduce costs through a more efficient allocation of resources, more targeted product and service offerings and a focused capital expenditure program.

  •
  Further Integrate Our Operations within the Quebecor Media Group of Companies.  We will continue to integrate our distribution capabilities with the content and reach of Quebecor Media's other media assets. For example, we believe that cross-selling and cross-promotion opportunities exist with TVA Group Inc., the largest French-language television broadcaster in North America, and Sun Media Corporation, the largest newspaper publisher in Quebec and the second largest in Canada. We also intend to combine the strong retail presence of Archambault Group Inc., the largest music and book retailer in Quebec, with our SuperClub Vidéotron video stores to promote and distribute our advanced products and services.

Broadcast Distribution Industry Overview

Cable Television Industry Overview

        Cable television has been available in Canada for more than 50 years and is a well developed market. Competition in the cable industry was first introduced in Canada in 1997. As of August 31, 2004, there were approximately 6.6 million cable television customers in Canada, representing a basic cable penetration rate of 65% of homes passed. For the twelve months ended August 31, 2004, total industry revenue was estimated to be over $4.5 billion and is expected to grow significantly in the future because Canadian cable operators have aggressively upgraded their networks and have begun launching and deploying new products and services, such as high-speed

Internet access, digital television services and, more recently, telephony services. The following table summarizes recent annual key statistics for the Canadian and U.S. cable television industries.

	Twelve Months Ended August 31,
	2000	2001	2002	2003	2004	CAGR(1)
	(Homes passed and basic cable customers in millions, dollars in billions)
Canada
Industry Revenue	$3.2	$3.4	$3.7	$4.2	$4.5	7.6%
Homes Passed	9.4	9.5	9.7	10.0	10.2	1.6%
Basic Cable Customers	7.0	6.9	6.7	6.6	6.6	(0.9%)
Basic Penetration	73.8%	72.0%	69.3%	65.5%	65.0%
	Twelve Months Ended August 31,
	2000	2001	2002	2003	2004	CAGR(1)
	(Homes passed and basic cable customers in millions, dollars in billions)
U.S.
Industry Revenue	US$40.9	US$43.5	US$49.4	US$51.3	US$57.6	7.1%
Homes Passed	99.1	100.6	102.7	102.9	108.2	1.8%
Basic Cable Customers	69.3	73.0	73.5	73.4	73.6	1.2%
Basic Penetration	70.0%	72.6%	71.6%	71.3%	68.0%

Source of Canadian data: CRTC, as at August 31, 2004. Source of U.S. data: NCTA, Nielsen Media Research, Kagan Research and Broadband Cable Financial Databook 2004.

(1)
Compounded annual growth rate from 2000 until 2004.

        The traditional cable business, which is the delivery of video via hybrid fiber coaxial network, is fundamentally similar in the U.S. and Canada. Different economic and regulatory conditions, however, have given rise to important differences between the two markets. Canadian operators have more limited revenue sources than U.S. operators due to Canadian regulations which prevent cable operators from generating revenue from local advertising. However, the lack of local advertising revenues allows Canadian cable operators to benefit from lower programming costs as compared to U.S. cable operators.

        A significant portion of Canada's cable television customers are based in Quebec. As of August 31, 2004, Quebec was home to approximately 24% of Canada's population and approximately 22.1% of its basic cable customers. Basic cable penetration in Quebec, which was approximately 54.7% as of August 31, 2004, has traditionally been lower than in other populated provinces in Canada, principally due to the higher concentration of French-speaking Canadians in Quebec. It is estimated that over 80% of Quebec's population is French-speaking. Contrary to the English-speaking provinces of Canada, where programming in English comes from all over North America, programming in French is available "off-air" in most of Quebec's French-speaking communities. The arrival of a variety of French-language specialty programming not available "off air" contributed to a slight cable penetration increase in the 1990s.

        See "— Regulation" for more information on the regulatory framework governing Canada's cable industry.

Expansion of Digital Distribution and Programming

        In order to compete with the direct broadcast satellite offerings, the cable industry began deploying digital technology, which allows for a large number of programming channels and advanced services to be offered.

        In addition, in the last four years, the choice and range of television programming has expanded substantially in Canada. In November 2000, the CRTC released its decisions on the applications for new digital pay and specialty television channels. In total, the CRTC approved 21 Category One licenses (16 English-language and five

French-language) and 262 Category Two licenses, as well as two pay-per-view and four video-on-demand licenses. Cable service providers using digital technology are required to carry all of the approved Category One services appropriate to their markets while Category Two licensees who do not have guaranteed distribution rights must negotiate with cable service providers for access. Since then, the CRTC has licensed dozens of Category Two additional programming licenses. The increase in programming content as a result of the launch of approximately 50 of these programming services is believed to be a key factor in driving increases in digital cable penetration in Canada.

        Many programming services have announced their intention to convert to high-definition format. We believe that the availability of HDTV programming will increase siginificantly in the coming years and will result in a higher penetration level of digital distribution.

        Since September 2001, we have launched 134 digital channels as summarized in the table below:

Expansion of Vidéotron's Digital Programming (2001-2005)

Category	# of channels
English digital channels	54
Radio/music channels	30
HDTV channels	16
Ethnic digital channels	12
Time-shifting channels	10
French digital channels	7
On Demand services	3
Religious channels	2

TOTAL:	134

Products and Services

        We currently offer our customers analog cable television services and programming as well as new and advanced high-bandwidth products and services such as high-speed Internet access, digital television, premium programming, selected interactive television services and telephony services. We continue to focus on our high-speed Internet access, digital television and telephony services, which are increasingly desired by customers. With our advanced broadband network, we are increasing the penetration of value-added services such as video-on-demand, high-definition television, personal video recorders, as well as interactive programming and advertising.

        In January 2005, we launched a new telephony service in the Province of Québec together with our affiliate, Videotron Telecom, by joining our customer base with Videotron Telecom's telecommunication network and expertise. We expect that Videotron Telecom will merge with us on January 1, 2006. See our unaudited pro forma combined financial information included in this prospectus, "Summary — Reorganization" and "Summary — Summary Consolidated Financial and Operating Data and Pro Forma Combined Financial Information."

Traditional Cable Television Services

        Customers subscribing to our traditional analog "basic" and analog "extended basic" services generally receive a line-up of between 49 and 59 channels of television programming, depending on the bandwidth capacity of their local cable system. Customers who pay additional amounts can also subscribe to additional channels, either individually or in packages. For any additional programming, customers must rent or buy a set-top box. We tailor our channels to satisfy the specific needs of the different customer segments we serve.

        Our cable television service offerings include the following:

  •
  Basic Service.  All of our customers receive a package of basic programming, consisting of local broadcast television stations, the four U.S. commercial networks and PBS, selected Canadian specialty programming services, and local and regional community programming. Our basic service customers generally receive 32 channels on basic cable.

  •
  Extended Basic Service.  This expanded programming level of services includes a package of French- and English-language specialty television programming and U.S. cable channels in addition to the basic service channel line-up described above. Branded as "Telemax," this service was introduced in almost all of our markets largely to satisfy customer demand for greater flexibility and choice.

Advanced Products and Services

        Cable's high bandwidth is a key factor in the successful delivery of advanced products and services. Several emerging technologies and increasing Internet usage by our customer base have presented us with significant opportunities to expand our sources of revenue. In most of our systems, we currently offer a variety of advanced products and services including high-speed Internet access, digital television, Voice over IP telephony and selected interactive services. We intend to continue to develop and deploy additional services to further broaden our service offering.

  •
  High-Speed Internet Access.  Leveraging our advanced cable infrastructure, we offer high-speed Internet access to our residential customers primarily via cable modems attached to personal computers. We provide this service at speeds more than 115 times the speed of a conventional telephone modem. As of September 30, 2005, we had 587,684 high-speed Internet access customers, representing 39.9% of our basic customers and 24.4% of our total homes passed. In addition, as of September 30, 2005, we had 19,157 dial-up Internet access customers. Based on internal estimates, we are the largest provider of high-speed Internet access services in the areas we serve with an estimated market share of 48% as of September 30, 2005.

  •
  Digital Television.  As part of our network modernization program, we have installed headend equipment capable of delivering digitally encoded transmissions to a two-way digital-capable set-top box in the customer's home. This digital connection provides significant advantages. In particular, it increases channel capacity, which allows us to increase both programming and service offerings while providing increased flexibility in packaging our services. We launched our digital television service in March 1999 with the introduction of digital video compression terminals in the greater Montréal area. Since introducing our digital television service in the greater Montréal area, we have also introduced the service in other major markets. In September 2001, we launched a new digital service offering under the iLLICO brand. In addition to providing high quality sound and image quality, iLLICO offers our customers significant programming flexibility. Our basic digital package includes 25 television channels, 45 audio services providing CD quality music, 15 AM/FM radio channels, an interactive programming guide as well as television-based e-mail capability. Our extended digital basic television service, branded as Self-Service, offers customers the ability to select more than 100 additional channels of their choice, including U.S. super-stations and other special entertainment programs, allowing them to customize their choices. This service also offers customers significant programming flexibility including the option of French-language only, English-language only or a combination of French and English-language programming. We also offer pre-packaged themed service tiers in the areas of news, sports and discovery. Customers who purchase basic service and one customized package can also purchase channels on an à la carte basis at a specified cost per channel per month. As part of our digital service offering, customers can also purchase near-video-on-demand services on a per-event basis. Our customers currently have the option to purchase or lease the digital set-top boxes required for digital service. As of September 30, 2005, we had 424,657 customers for our digital television service, of which approximately 91% have purchased and 9% lease our digital set-top boxes. We believe that the sale of equipment to customers improves customer retention. Notwithstanding our digital television service, we intend to continue to offer analog cable service to our customers.

  •
  Voice over IP.  In January 2005, we launched our new telephony service using Voice over IP technology in selected areas of the Province of Québec (South Shore of Montréal, Montréal, Laval and Quebec City), and we will continue to launch this service progressively among our other residential and commercial customers in the Province of Québec during the second half of 2005. Our new telephony service includes both local and long-distance calling, and permits all of our telephony customers, both residential and commercial, to access all service features mandated by CRTC Decision 97-8 and other regulatory decisions and orders, including: enhanced 911 Emergency service; number portability from and to any local exchange carrier; a message relay service allowing subscribers to communicate with the hearing impaired; and a variety of personal privacy features including universal call tracing. We also offer free basic listings in local telephone directories, as well as full operator assistance, including: operator-assisted calls; collect and third-party calls; local, national and international directory assistance; person-to-person calls; and busy-line verification. Finally, we offer as part of our new telephony service a host of convenient, optional features, including: name and number caller ID; call waiting with long-distance distinctive ring and audible indicator tone; name and number caller ID on call waiting; visual indicator of a full voice mail box and audible message waiting indicators; automatic call forwarding; three-way conference calling; automatic recalling; and last incoming call identification and recall. In keeping with our competitive strength of providing differentiated, bundled service offerings, we offer free installation of our new telephony service to existing cable television and/or Internet customers and to new bundled customers. We also offer discounts to our bundled customers, when compared to the sum of the prices of the individual services provided to these customers. In addition, we offer discounts for a second telephone line subscription. As of September 30, 2005, we had 96,010 customers of our Voice over IP telephony service.

  •
  Interactive Services.  In September 2001, we also launched digital interactive services under the iLLICO Interactive brand. These services, which combine our digital television and Internet access services, will enable customers equipped with wireless keyboards to access the Internet and send and receive e-mail. In the near future, we intend to provide additional functionality including e-commerce. We believe interactive services will be increasingly desired by customers, and we intend to continue to develop and deploy advanced products and services to add greater functionality to our interactive services offering.

  •
  Video-On-Demand.  Video-on-demand service enables digital cable customers to rent from a library of movies, documentaries and other programming through their digital set-top box. Our digital cable customers are able to rent their video-on-demand selections for a period of 24 hours, which they are then able to watch at their convenience with full stop, rewind, fast forward, pause and replay functionality during that period. Our video-on-demand service is available to 97% of the homes passed by us. We also offer pay television channels on a subscription basis that permit our customers to access and watch any of their video-on-demand selections at any time at their convenience.

  •
  Other New Business Initiatives.  To maintain and enhance our market position, we are focused on increasing penetration of high-definition television and personal video recorders, as well as other high-value products and services. On September 20, 2005, we announced that we had signed a strategic relationship agreement with Rogers Wireless, the operator of Canada's largest integrated wireless voice and data network, that will enable us to offer Québec consumers a quadruple play of television, broadband Internet, cable telephony and Vidéotron branded mobile wireless services. We will operate as a Mobile Virtual Network Operator, or MVNO, utilizing wireless voice and data services provided by Rogers Wireless across its GSM/GPRS network. We currently intend to launch our mobile wireless offering during the first half of 2006, with services to include international roaming and popular options. We will be responsible for acquiring and billing customers, as well as for providing customer support under our own brand.

        The following table summarizes our customer statistics for our analog and digital cable and advanced products and services:

	As of December 31,					As of September 30,
	2000	2001	2002	2003	2004	2005
Basic analog cable
Homes passed(1)	2,324,940	2,330,648	2,329,023	2,351,344	2,383,443	2,411,742
Basic customers(2)	1,552,131	1,510,408	1,431,060	1,424,144	1,452,554	1,471,661
Penetration(3)	66.8%	64.8%	61.4%	60.6%	60.9%	61.0%
Digital cable
Digital customers	80,898	114,634	171,625	240,863	333,664	424,657
Penetration(4)	5.2%	7.6%	12.0%	16.9%	23.0%	28.9%
Number of digital terminals	85,756	121,210	182,010	257,350	362,053	473,834
Dial-up Internet access
Dial-up customers	62,673	55,759	43,627	28,821	23,973	19,157
High-speed Internet access
Cable modem customers	140,302	228,759	305,054	406,277	502,630	587,684
Penetration(3)	6.0%	9.8%	13.1%	17.3%	21.1%	24.4%
Telephony Services
VoIP Customers	—	—	—	—	2,135	96,010
Penetration(3)	—	—	—	—	0.1%	4.0%

(1)
"Homes passed" means the number of residential premises, such as single dwelling units or multiple dwelling units, passed by the cable television distribution network in a given cable system service area in which the programming services are offered.

(2)
Basic customers are customers who receive basic cable service in either the analog or digital mode. The number of basic customers for the years 2000-2004 inclusive, were restated in order to permit such numbers to be compared to the 2004 number of basic customers.

(3)
Represents customers as a percentage of total homes passed.

(4)
Represents customers for the digital service as a percentage of basic customers.

        During the nine months ended September 30, 2005, we recorded a net increase of 19,107 basic cable customers. During the same period, we also recorded a net growth of 85,054 customers of our high-speed Internet access service and 90,993 customers of our digital television service, the latter of which includes customers who have upgraded from our analog cable service.

Video Stores

        Through SuperClub Vidéotron, we also own the largest chain of video and game rental stores in Quebec and among the largest of such chains in Canada, with a total of 286 retail locations (of which 237 are franchised) and more than 1.65 million video club rental members. SuperClub Vidéotron's operations include approximately 100 video and video game rental stores that we acquired in July 2004 from Jumbo Entertainment Inc., a nation-wide Canadian franchisor and operator of such stores. With approximately 154 retail locations located in our markets, SuperClub Vidéotron is both a showcase and a valuable and cost-effective distribution network for our growing array of advanced products and services, such as high-speed Internet access and digital television.

Pricing of Our Products and Services

        Our revenues are derived principally from the monthly fees our customers pay for cable services. The rates we charge vary based on the market served and the level of service selected. Rates are usually adjusted annually. We also offer discounts to our bundled customers, when compared to the sum of the prices of the individual services provided to these customers. As of September 30, 2005, the average monthly fees for basic and extended basic service were $22.54 and $36.20, respectively, and the average monthly fees for basic and extended basic digital service were $12.04 and $40.02, respectively. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. Monthly fees for rented equipment such as set-top boxes and cable modems, and administrative fees for delinquent payments for service, are also charged. Except in respect of our Internet access services, customers are typically free to discontinue service at any time without additional charge, but they may be charged a reconnection fee to resume service.

        The CRTC only regulates rates for basic cable service. Fees for extended cable service (over and above basic cable service rates), pay-television and pay-per-view services, and rentals for set-top boxes are priced by us on a discretionary basis and are not regulated by the CRTC.

        Although our service offerings vary by market, because of differences in the bandwidth capacity of the cable systems in each of our markets and competitive and other factors, our services are typically offered at monthly price ranges, which reflect discounts for bundled service offerings, as follows:

Service	Price Range
Basic analog cable	$15.07-$27.59
Extended basic analog cable	$26.21-$39.90
Basic digital cable	$11.98-$13.98
Extended basic digital cable	$25.98-$69.98
Pay-television	$ 6.00-$19.95
Pay-per-view (per movie or event)	$ 3.99-$79.95
Video-on-demand (per movie or event)	$ 0.99-$24.95
Dial-up Internet access	$ 9.95-$19.95
High-speed Internet access	$25.95-$74.90
VoIP Telephony	$15.95-$21.95

Our Network Technology

        As of September 30, 2005, our cable systems consisted of approximately 9,100 km of fiber optic cable and 29,800 km of coaxial cable, passing approximately 2.4 million homes and serving approximately 1.55 million customers. Our network is the largest broadband network in Quebec covering over 80% of cable homes passed.

        The following table summarizes the current technological state of our systems, based on the percentage of our customers who have access to the bandwidths listed below and two-way capability:

	450 MHz and Under	480 to 625 MHz	750 to 860 MHz	Two-Way Capability
December 31, 2000	7%	21%	72%	92%
December 31, 2001	3%	25%	72%	97%
December 31, 2002	3%	23%	74%	97%
December 31, 2003	3%	23%	74%	97%
December 31, 2004	3%	23%	74%	97%
September 30, 2005	2%	23%	75%	97%

        Our cable television networks are comprised of four distinct parts including signal acquisition networks, main headends, distribution networks and subscriber drops. The signal acquisition network picks up a wide variety of television, radio and multimedia signals. These signals and services originate from either a local source or content provider or are picked up from distant sites chosen for satellite or "off-air" reception quality and transmitted to the main headends by way of "off-air" links, coaxial links or fiber optic relay systems. Each main headend processes, modulates, scrambles and combines the signals in order to distribute them throughout the network. Each main headend is connected to the primary headend in order to receive the digital MPEG2 signals and the IP Backbone for the Internet services. This connection is provided by Videotron Telecom through its inter-city fiber network. The first stage of this distribution consists of either a fiber optic link or a very high capacity microwave link which distributes the signals to distribution or secondary headends. After that, the signal uses the hybrid fiber coaxial cable network made of wide-band amplifiers and coaxial cables capable of serving up to 30 km in radius from the distribution or secondary headends to the subscriber drops. The subscriber drop brings the signal into the customer's television set directly or, depending on the area or the services selected, through various types of customer equipment including set top boxes.

        We have adopted the hybrid fiber coaxial (HFC) network architecture as the standard for our ongoing system upgrades. Hybrid fiber coaxial network architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video and data channels over extended distances. Coaxial cable is less expensive and requires greater signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes to the homes passed served by that node. Our system design provides for cells of approximately 1,000 homes each to be served by fiber optic cable. To allow for this configuration, secondary headends were put into operation in the greater Montréal area and in the greater Quebec City area. Remote secondary headends must also be connected with fiber optic links. The loop structure of the two-way networks brings reliability through redundancy, the cell size improves flexibility and capacity, while the reduced number of amplifiers separating the home from the headend improves signal quality and reliability. Our network design provides us with significant flexibility to offer customized programming to individual cells of 1,000 homes, which is critical to our ability to deploy certain advanced services in the future, including video-on-demand and the continued expansion of our interactive services. Our network design also allows for further segmentation to 500 or 250 homes where cable, Internet and telephony service penetration requires higher network capacity. We also believe that our network design provides high capacity and superior signal quality that will enable us to provide to our current and future customers new advanced products and services in addition to those currently offered by us.

        Our strategy of maintaining a leadership position in the suite of products and services currently offered by us and launching new products and services requires investments in our network to support growth in our customer base and increases in bandwidth requirements. For that reason, we have in place a modernization plan to upgrade our networks in Quebec City and in the Central Region of Quebec from a bandwidth of 480 Mhz to 750 Mhz or greater. We expect to complete those projects by the end of 2006, which will bring approximately 94% of our network in Quebec to an upgraded bandwidth of 750 Mhz or greater. Also, in light of the greater availability of HDTV programming, the ever increasing speed of Internet access and increasing demand for our new Voice over IP telephony service, we are currently considering a number of alternatives for how best to address increasing network capacity requirements resulting from higher demand for such advanced products and services. Pursuing one or more of these alternatives will require us to make substantial investments in our network in the coming years.

Marketing and Customer Care

        Our long term marketing objective is to increase our cash flow through deeper market penetration of our services and continued growth in revenue per customer. We believe that customers will come to view their cable connection as the best distribution channel to the home for a multitude of services. To achieve this objective, we are pursuing the following strategies:

  •
  continue to rapidly introduce and deploy advanced products and services such as high-speed Internet access, digital television and Voice over IP telephony;

  •
  design product offerings that provide greater opportunity for customer entertainment and information choices;

  •
  target marketing opportunities based on demographic data and past purchasing behavior;

  •
  develop targeted marketing programs to attract former customers, households that have never subscribed to our services and customers of alternative or competitive services;

  •
  enhance the relationship between customer service representatives and our customers by training and motivating customer service representatives to promote advanced products and services;

  •
  leverage the retail presence of SuperClub Vidéotron, Archambault Group Inc. and third-party commercial retailers;

  •
  cross-promote the wide variety of content and services offered within the Quebecor Media group (including, for example, the content of TVA Group productions and the 1-900 service for audience voting for Star Académie, Occupation Double and other reality shows popular in Quebec) in order to distribute our cable, data transmission and telephony services to our existing and future customers; and

  •
  introduce new value-added packages of products and services, which we believe increases average revenue per user, or ARPU, and improves customer retention.

        We continue to invest time, effort and resources in marketing new and existing services. To increase both customer penetration and the number of services used by our customers, we use coordinated marketing techniques, including door-to-door solicitation, telemarketing, media advertising, e-marketing and direct mail solicitation.

        Maximizing customer satisfaction is a key element of our business strategy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline seven days a week for nearly all of our systems. We currently have five operational call centers and we are implementing various initiatives to improve customer service and satisfaction. For example, all of our customer service representatives and technical support staff are trained to assist our customers with respect to all products and services offered by us, which in turn allows our customers to be served more efficiently and seamlessly. Our customer care representatives continue to receive extensive training to develop customer contact skills and product knowledge, which are key contributors to high rates of customer retention as well as to selling additional products and services and higher levels of service to our customers. We have also implemented Web-based customer service capabilities. To assist us in our marketing efforts, we utilize surveys, focus groups and other research tools as part of our efforts to determine and proactively respond to customer needs.

Programming

        We believe that offering a wide variety of conveniently scheduled programming is an important factor in influencing a customer's decision to subscribe to and retain our cable services. We devote significant resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers. We rely on extensive market research, customer demographics and local programming preferences to determine our channel and package offerings. The CRTC currently regulates the distribution of foreign content in Canada and, as a result, we are limited in our ability to provide such programming to our customers. We obtain basic and premium programming from a number of suppliers, including TVA Group.

        Our programming contracts generally provide for a fixed term of up to seven years, and are subject to negotiated renewal. Programming tends to be made available to us for a flat fee per customer. Our overall programming costs have increased in recent years and may continue to increase due to factors including, but not limited to, additional programming being provided to customers as a result of system rebuilds that increase channel capacity, increased costs to produce or purchase specialty programming and inflationary or negotiated annual increases.

Competition

        We operate in a competitive business environment in the areas of price, product and service offerings and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as interactive and telephony services, we may face additional competition. Our principal competitors include "off-air" television and providers of other entertainment, direct broadcast satellite, digital subscriber line, private cable, other cable distribution, ILECs and wireless distribution. We also face competition from illegal providers of cable television services and illegal access to foreign DBS and pirate systems that enable customers to access programming services from U.S. and Canadian direct broadcast satellite services without paying any fee.

  •
  Off-Air Television and Providers of Other Entertainment.  Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and DVD players. The extent to which a cable television service is competitive depends in significant part upon the cable system's ability to provide a greater variety of programming, superior technical performance and superior customer service than are available over the air or through competitive alternative delivery sources.

  •
  Direct Broadcast Satellite.  Direct broadcast satellite, or DBS, is a significant competitor to cable systems. DBS delivers programming via signals sent directly to receiving dishes from medium- and high-powered satellites, as opposed to cable delivery transmissions. This form of distribution generally provides more channels than analog cable distribution and is fully digital. DBS service can be received virtually anywhere in Canada through the installation of a small rooftop or side-mounted antenna. Like digital cable distribution, DBS systems use video compression technology to increase channel capacity and digital technology to improve the quality of the signals transmitted to their customers.

  •
  DSL.  The deployment of digital subscriber line technology, known as DSL, provides customers with Internet access at data transmission speeds greater than that which is available over conventional telephone lines. DSL service is comparable to high-speed Internet access over cable systems. We also face competition from other providers of DSL service.

  •
  VDSL.  The CRTC and Industry Canada have authorized video digital subscriber line, or VDSL, services. VDSL technology increases the capacity of DSL lines available, which permits the distribution of digital video. We expect that we will soon face competition from incumbent local exchange carriers, which have been granted licenses to launch video distribution services using this technology.

  •
  Private Cable.  Additional competition is posed by satellite master antenna television systems known as "SMATV systems" serving multi-dwelling units, such as condominiums, apartment complexes, and private residential communities.

  •
  Other Cable Distribution.  Currently, a second cable operator offering analog television distribution and providing high-speed Internet access service is serving multi-unit dwellings in the greater Montréal area.

  •
  Wireless Distribution.  Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems. This technology uses microwave links to transmit signals from multiple transmission sites to line-of-sight antennas located within the customer's premises.

  •
  Grey and Black Market DBS Providers.  Cable and other distributors of television signals continue to face competition from the use of access codes and equipment that enable the unauthorized decoding of encrypted satellite signals, from unauthorized access to our analog cable signals (black market) and from the reception of foreign signals through subscriptions to foreign satellite television providers that are not lawful distributors in Canada (grey market).

  •
  Telephony Service.  Our new telephony service competes against other telephone companies, including both the incumbent telephone service provider in Quebec, which controls a significant portion of the telephony market in Quebec, as well as other Voice over IP telephony service providers and cellular telephone service providers.

  •
  IPTV.  As a result of recent significant improvements in broadband speeds over DSL and compression technology, incumbent telephone carriers in our service areas may be in a position to enable delivery of digital television over their high-speed Internet connections in the coming years. Advanced trials are underway in Canada and in other countries. If successful, IPTV may provide telecommunications carriers with a way to offer services similar to those offered by cable operators in the consumer market.

Regulation

Ownership and Control of Canadian Broadcast Undertakings

        Subject to any directions issued by the Governor in Council (effectively the Federal Cabinet), the Canadian Radio-television and Telecommunications Commission, referred to as the CRTC, regulates and supervises all aspects of the Canadian broadcasting system.

        The Governor in Council, through an Order-in-Council referred to as the Direction to the CRTC (Ineligibility of Non-Canadians), has directed the CRTC not to issue, amend or renew a broadcasting license to an applicant that is a non-Canadian. Canadian, a defined term in the Direction, means, among other things, a citizen or a permanent resident of Canada, a qualified corporation, a Canadian government, a non-share capital corporation of which a majority of the directors are appointed or designated by statute, regulation or specified governmental authorities, or a qualified mutual insurance company, qualified pension fund society or qualified cooperative of which not less than 80% of the directors or members are Canadian. A qualified corporation is one incorporated or continued in Canada, of which the chief executive officer (or if there is no chief executive officer, the person performing functions similar to those performed by a chief executive officer) and not less than 80% of the directors are Canadian, and not less than 80% of the issued and outstanding voting shares and not less than 80% of the votes are beneficially owned and controlled, directly or indirectly, by Canadians. In addition to the above requirements, Canadians must beneficially own and control, directly or indirectly, not less than 66.6% of the issued and outstanding voting shares and not less than 66.6% of the votes of the parent company that controls the subsidiary, and neither the parent company nor its directors may exercise control or influence over any programming decisions of the subsidiary if Canadians beneficially own and control less than 80% of the issued and outstanding shares and votes of the parent corporation, if the chief executive officer of the parent corporation is a non-Canadian or if less than 80% of the parent corporation's directors are Canadian. There are no specific restrictions on the number of non-voting shares which may be owned by non-Canadians. Finally, an applicant seeking to acquire, amend or renew a broadcasting license must not otherwise be controlled in fact by non-Canadians, a question of fact which may be determined by the CRTC in its discretion. Control is defined broadly in the Direction to mean control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, agreement or arrangement, the ownership of a corporation or otherwise. Vidéotron is a qualified Canadian corporation.

        Regulations made under the Broadcasting Act (Canada) require the prior approval of the CRTC of any transaction that directly or indirectly results in (i) a change in effective control of the broadcasting distribution undertaking of a licensee, (ii) a person or a person and its associates acquiring control of 30% or more of the voting interests of a licensee or of a person who has, directly or indirectly, effective control of a licensee, or (iii) a person or a person and its associates acquiring 50% or more of the issued common shares of the licensee or of a person who has direct or indirect effective control of a licensee. In addition, if any act, agreement or transaction results in a person or a person and its associates acquiring control of at least 20% but less than 30% of the voting interests of a licensee, or of a person who has, directly or indirectly, effective control of the licensee, the CRTC must be notified of the transaction. Similarly, if any act, agreement or transaction results in a person or a person and its associates acquiring control of 40% or more but less than 50% of the voting interests of a licensee, or a person who has directly or indirectly effective control of the licensee, the CRTC must be notified.

        In November 2002, the federal Minister of Industry initiated a review of the existing foreign ownership restrictions applicable to telecommunications carriers. In April 2003, the House of Commons Standing Committee on Industry, Science and Technology released a report of its study of the issue of foreign direct investment restrictions applicable to telecommunications common carriers. The House of Commons Standing Committee on Industry, Science and Technology, recommended, among other things, that the Government of Canada remove the existing foreign ownership restrictions in the telecommunications industry and ensure that any changes made to the Canadian ownership and control requirements applicable to telecommunications common carriers be applied equally to broadcasting distribution undertakings. In June 2003, the House of Commons Standing Committee on Canadian Heritage released a report of its review of the Broadcasting Act (Canada) and, among other things, recommended that the current restrictions on foreign ownership relating to broadcasting, cable and telecommunications remain. On April 4, 2005, the Canadian Government released a response to the report of the latter committee wherein it stated, among other things, that "the Government wishes to indicate that it is not prepared to modify foreign ownership limits on broadcasting or content more generally." However, it acknowledged the appointment by Industry Canada of an independent panel of experts, the Telecommunications Policy Review Panel, to review Canada's telecommunications policy and regulation of telecommunications and that the panel's work may be helpful in shedding new light on the issue. One of the many terms of reference for this panel include consideration of Canada's foreign investment restrictions in telecommunications and whether they should be removed. The panel is expected to report by the end of 2005. We cannot predict what, if any, recommendations will be made by the panel on foreign ownership of telecommunications companies and whether any such recommendations will be acted upon by the government. Given the increasing level of convergence in the industry and competition with telecommunications carriers, a change to the current regulatory regime allowing for greater foreign investment in telecommunications carriers, without a comparable change allowing for greater foreign investment for broadcasting distribution undertakings, may adversely affect our ability to compete with some of our competitors who are telecommunication carriers.

Jurisdiction Over Canadian Broadcasting Undertakings

        Our cable distribution undertakings are subject to the Broadcasting Act (Canada) and regulations made under the Broadcasting Act (Canada) that empower the CRTC, subject to directions from the Governor in Council, to regulate and supervise all aspects of the Canadian broadcasting system in order to implement the policy set out in that Act. Certain of our undertakings are also subject to the Radiocommunication Act (Canada), which empowers Industry Canada to establish and administer the technical standards that networks and transmission must respect, namely, maintaining the technical quality of signals.

        The CRTC has, among other things, the power under the Broadcasting Act (Canada) and regulations to issue, subject to appropriate conditions, amend, renew, suspend and revoke broadcasting licenses, approve certain changes in corporate ownership and control, and establish and oversee compliance with regulations and policies concerning broadcasting, including various programming and distribution requirements, subject to certain directions from the Federal Cabinet.

Licensing of Canadian Broadcasting Distribution Undertakings

        The CRTC has responsibility for the issuance, amendment, renewal, suspension and revocation of Canadian broadcasting licenses, including licenses to operate a cable distribution undertaking. A cable distribution undertaking distributes broadcasting services to customers predominantly over closed transmission paths. A license to operate a cable distribution undertaking gives the cable television operator the right to distribute television programming services in its licensed service area. Broadcasting licenses may be issued for periods not exceeding seven years and are usually renewed, except in cases of a serious breach of the conditions attached to the license or the regulations of the CRTC. The CRTC is required to hold a public hearing in connection with the issuance, suspension or revocation of a license. We operate 52 cable systems pursuant to a licence or an exemption order.

        Cable systems with 6,000 customers or less and operating their own local headend are exempted from the obligation to hold a license pursuant to exemption orders issued by the CRTC. These cable systems will continue to have to comply with a number of programming carriage requirements set out in the exemption order and comply with the Canadian ownership and control requirements in the Direction. Cable distribution undertakings that are fully interconnected with other broadcasting distribution undertakings are ineligible for this exemption unless the aggregate number of customers served by the interconnected broadcast distribution undertakings is less than 6,000. We operate 23 exempted cable systems.

        Similarly, cable systems with between 2,000 and 6,000 customers (generally Class 2 cable systems or Class 3 cable systems not exempt under the CRTC's exemption for small cable undertakings) are also exempted from holding a license pursuant to a CRTC public notice issued in 2003. Cable distribution undertakings that are fully interconnected with other broadcasting distribution undertakings will be ineligible for this exemption unless the aggregate number of customers served by the interconnected broadcast distribution undertakings is less than 6,000. The CRTC has issued a proposed exemption order in June of 2004, and we have filed for revocation of license for three networks that will benefit from the exemption by having reduced administrative costs and regulatory burdens.

        In September 2003, the CRTC adopted amendments to the Broadcasting Distribution Regulations that permit the CRTC to implement its regional licensing model for cable distribution undertakings (Broadcasting Public Notice

CRTC 2003-48). The CRTC believes that the regional licensing approach will result in greater efficiencies for the licensees of cable distribution undertakings as well as for itself and reflects the current trend toward consolidation in the cable industry and growing interconnection between systems.

        In November 2003, the CRTC finalized the regulatory framework that will govern the distribution of digital signals by over-the-air television stations (Broadcasting Public Notice CRTC 2003-61). The CRTC requires broadcasting distribution undertakings to distribute the primary digital signal of a licensed over-the-air television service in accordance with the priorities that currently apply to the distribution of the analog version of the services. The CRTC expects all broadcasting distribution undertakings to implement the necessary upgrades. Analog carriage should be phased out once 85% of a particular broadcasting distribution undertaking's customers have digital receivers or set-top boxes that can convert digital signals to analog. Exempt undertakings will not be required to duplicate mandatory services in digital format. A further proceeding to establish a licensing framework governing the transition of pay and specialty services to high definition, or HD, signals was initiated in August 2004. It will also establish a framework to govern the distribution of such services by broadcasting distribution undertakings. It is expected that this policy will be made public in 2005. According to the CRTC, the time period during which broadcasters and distributors will have to provide services in both analog and digital formats will depend on the speed with which customers convert from analog to digital. A shorter transition period will reduce the overall costs of the transition for both broadcasters and distributors.

        In order to conduct our business, we must maintain our broadcasting distribution undertaking licenses in good standing. Failure to meet the terms of our licenses may result in their short-term renewal, suspension, revocation or non-renewal. We still hold a separate license for each of our 29 cable systems and have never failed to obtain a license renewal for those cable systems.

Application of Canadian Telecommunications Regulation

        In a series of decisions, the CRTC has determined that the carriage of "non-programming" services by cable companies results in the company being regulated as a carrier under the Telecommunications Act (Canada). This applies to a company serving its own customers, or allowing a third party to use its distribution network to provide non-programming services to customers, such as providing access to high-speed Internet services.

        In addition, the CRTC regulates the provision of telephony services in Canada. On May 1, 1997, the CRTC established the regulatory framework for the provision of competitive local telephony services in Canada. Among the key elements of this framework are: a technical form of interconnection based on a co-carrier (i.e., peer-to-peer) relationship between ILECs and CLECs; mutual compensation for traffic termination (including Bill & Keep compensation at low levels of traffic imbalance); effective deregulation of CLEC retail service offerings with the exception of certain social obligations; and the imposition of a series of regulatory safeguards on ILECs to protect against anti-competitive conduct on their part, including retail tariffing requirements, service bundling restrictions and winback restrictions.

        Videotron Telecom, which has been operating as a CLEC under the framework described above for several years, is providing the underlying local network interconnection services for our residential local telephony offering. In this capacity, we are acting as a reseller of Videotron Telecom's competitive local exchange carrier services. In a series of rulings dating back to 1997, the CRTC has established that virtually all of the significant regulatory obligations imposed upon CLECs flow through to their resellers, and our residential local telephony offering has been designed on this basis. We expect that Videotron Telecom will merge with us on January 1, 2006. See "Summary — Reorganization."

        As a CLEC, elements of the CRTC's telecommunications regulatory framework to which Videotron Telecom is subject include: interconnection standards and inter-carrier compensation arrangements; the mandatory provision of equal access (i.e. customer choice of long distance provider); standards for the provision of 911 service, message relay service and certain privacy features; and the obligation not to prevent other local exchange carriers from accessing end-users on a timely basis under reasonable terms and conditions in multi-dwelling units where Videotron Telecom provides service.

        Generally speaking, the CRTC has pursued a policy of favouring facilities-based competition in telecommunications. Key to the CRTC's framework are decisions issued on January 25, 2001 and June 30, 2003, respectively, regarding access to municipal rights of way and access to multi-dwelling units. In both cases, the CRTC adopted a policy of open access, with fees generally limited to recovering costs reasonably incurred. Application of the framework principles to individual access cases, however, has encountered resistance from certain municipalities and building owners. It remains to be determined whether any of these access cases will need to be brought before the CRTC for resolution.

        On February 2, 2005, the CRTC issued a decision re-affirming and expanding a tariff regime initially establishing in June 2002 whereby competitive carriers may purchase certain digital network services from the ILECs at reduced cost-based rates. This regime has undermined Videotron Telecom's position in the wholesale market for business telecommunications services. To remain competitive with the ILECs in the wholesale market, Videotron Telecom has substantially reduced the rates it charges other competitive carriers for certain digital network services that would be eligible under the new tariff regime were they purchased from the ILEC. On July 28, 2005, Quebecor Media, on behalf of Videotron Telecom, filed an application with the CRTC seeking compensation for financial losses incurred as a result of this regime, on the same basis as the compensation already accorded to the ILECs. The compensation requested by Videotron Telecom amounts to $13.2 million for the period June 1, 2002 to June 30, 2005. The record is closed with respect to this application and a decision by the CRTC is expected in due course.

        On May 12, 2005, the CRTC established a framework for regulating voice communications services using Internet Protocol that regulates only local VoIP services but not peer-to-peer VoIP services. The regulatory framework governing competition for local telephony services will apply to local VoIP services. As a result, local VoIP services provided in-territory by ILECs are subject to economic regulation and prior tariff approval, whereas local VoIP services provided by competitors such as Vidéotron are not. The CRTC also ruled that cable operators, such as us, are required to fulfill obligations imposed on CLECs when providing local VoIP services, and must also remove any restrictions that would prevent third-party Internet service providers from offering VoIP services over Internet access facilities leased from the cable operators on a wholesale basis. It further determined that revenues from VoIP services are contribution-eligible for purposes of the revenue-based contribution regime established by the CRTC to subsidize residential telephone services in rural and remote parts of Canada. We believe that our VoIP service plans will not be altered materially by the CRTC's decision. However, on July 28, 2005, Bell Canada and other ILECs filed a petition with the Federal Cabinet requesting Cabinet to overturn that part of the CRTC's decision that applies economic regulation and prior tariff approval to the ILECs' VoIP offerings. Within one year of the CRTC's decision, Cabinet has the authority, if the petition is successful, to vary or rescind the decision or refer it back to the CRTC for reconsideration. A successful petition could have a material impact on our business ability to compete with the ILECs in the local telephony market.

        The CRTC has initiated a public proceeding to establish a framework for the forbearance from regulation of residential and business local exchange services provided by the ILECs. Among the issues being considered in this proceeding are: the scope of local exchange services to be considered for forbearance; the definition of relevant service and geographic markets; the criteria to be applied to determine whether the relevant markets are sufficiently competitive for forbearance; the CRTC's powers and duties to be forborne; post-forbearance criteria and conditions; and the appropriate process for future applications for forbearance. The CRTC has stated that it intends to issue its decision within 150 days after the record closes. The record closed on October 7, 2005. Depending on the framework established by the CRTC, any successful forbearance applications could have a material impact on our ability to compete with the ILECs in the local telephony market.

Right to Access to Telecommunications and Hydro-Electric Support Structures

        The CRTC has concluded that some provisions of the Telecommunications Act (Canada) may be characterized as encouraging joint use of existing support structures of telephone utilities to facilitate efficient deployment of cable distribution undertakings by Canadian carriers. We access these support structures in exchange for a tariff that is regulated by the CRTC. If it were not possible to agree on the use or conditions of access with a support structure owner, we could apply to the CRTC for a right of access to a supporting structure of a telephone utility. The Supreme Court of Canada, however, held on May 16, 2003 that the CRTC does not have jurisdiction under the Telecommunications Act (Canada) to establish the terms and conditions of access to the support structure of hydro-electricity utilities. Terms of access to the support structures of hydro-electricity utilities must therefore be negotiated with those utilities.

        We have entered into an agreement for access to the support structures of hydro-electricity utilities in Quebec running through December 2005. We are currently in negotiations with Hydro Quebec, the hydro-electricity monopoly on our licensed areas. If we cannot come to an agreement with Hydro Quebec, we may file an application to a provincial administrative tribunal under An Act respecting certain public utility installations (Quebec) to establish the terms and conditions on which we could access the support structure of Hydro Quebec.

        We also have a limited number of facilities in Ontario. In March 2005, pursuant to an application filed by the Canadian Cable Telecommunications Association, or the CCTA, the Ontario Energy Board, or the OEB, established a uniform rate for access to electricity distribution power poles in Ontario for the purpose of transmitting cable services of $22.35 per pole per year for the use of Ontario electric utility poles by cable television providers and other parties. The OEB Decision stated that an electricity distributor could apply for a different charge where the electricity distributor costs were not adequately recovered through the approved charge. The rate established by the OEB represents a significant increase relative to earlier prevailing rates.

Canadian Broadcast Distribution (Cable Television)

Distribution of Canadian Content

        The Broadcasting Distribution Regulations made by the CRTC pursuant to the Broadcasting Act (Canada) mandate the types of Canadian and non-Canadian programming services that can be distributed by broadcasting distribution undertakings, including cable television systems. In summary, each cable television system is required to distribute all of the Canadian programming services that the CRTC has determined are appropriate for the market it serves, which includes local and regional television stations, certain specialty channels and pay television channels, and a pay-per-view service, but does not include Category 2 digital services and video-on-demand services.

        As revised from time to time, the CRTC has issued a list of non-Canadian programming services eligible for distribution in Canada on a discretionary user-pay basis to be linked along with Canadian pay-television services or with Canadian specialty services. The CRTC currently permits the linkage of up to one non-Canadian service for one Canadian specialty service and up to five non-Canadian services for every one Canadian pay-television service. In addition, the number of Canadian services received by a cable television customer must exceed the total number of non-Canadian services received. The CRTC decided that it would not be in the interest of the Canadian broadcasting system to permit the distribution of non-Canadian pay-television movie channels and specialty (or thematic) programming services in the English and French languages that could be considered competitive with licensed Canadian pay-television and specialty services. Therefore, pay-television movie channels and certain specialty programming services available in the United States and other countries are not approved for distribution in Canada.

        Also important to broadcasting operations in Canada are the specialty programming service access rules, which require cable systems with more than 6,000 customers (Class 1 cable systems) operating in a French-language market to offer each analog French-language Canadian specialty service licensed, other than certain religious programming services, to the extent of availability of channels. Moreover, all Canadian specialty channels, other than Category 2 digital specialty channels, must be carried by broadcast distributors with more than 2,000 customers (Class 1 and Class 2 cable systems) when digital distribution is offered. These rules seek to ensure wider carriage for certain Canadian specialty channels than might otherwise be secured through negotiation. However, Category 2 digital specialty channels do not benefit from any regulatory assistance to guarantee distribution on cable or DTH satellite distribution undertakings apart from the requirement that a distributor offer at least five non-related Category 2 digital specialty channels for every Category 2 digital specialty channel it distributes in which it owns, directly or indirectly, more than 10% of the equity. Since December 2004, Class 1 and Class 2 cable systems are also subject to new distribution and linkage requirements for foreign general interest third-language services approved for distribution on a digital basis that require their distribution with analog Canadian services of the same language and linkage with general interest Category 2 digital specialty channels operating in the same language.

1998 Broadcasting Distribution Regulations

        The Broadcasting Distribution Regulations enacted in 1998, also called the 1998 Regulations, apply to distributors of broadcasting services or broadcasting distribution undertakings in Canada. The 1998 Regulations promote competition between broadcasting distribution undertakings and the development of new technologies for the distribution of such services while ensuring that quality Canadian programs are exhibited. The 1998 Regulations introduced important new rules, including the following:

  •
  Competition, Carriage Rules and Signal Substitution.  The 1998 Regulations provide equitable opportunities for all distributors of broadcasting services. Similar to the signal carriage and substitution requirements that are imposed on existing cable television systems, under the 1998 Regulations, new broadcasting distribution undertakings are also subject to carriage and substitution requirements. The 1998 Regulations prohibit a distributor from giving an undue preference to any person, including itself, or subjecting any person to an undue disadvantage. This gives the CRTC the ability to address complaints of anti-competitive behavior on the part of certain distributors.

  •
  A significant aspect of television broadcasting in Canada is simultaneous program substitution, or simulcasting, a regulatory requirement under which Canadian distribution undertakings, such as cable television systems with over 6,000 customers, are required to substitute the foreign programming service with local Canadian signal, including Canadian commercials, for broadcasts of identical programs by a U.S. station when both programs are exhibited at the same time. These requirements are designed to protect the program rights that Canadian broadcasters acquire for their respective local markets. The CRTC, however, has suspended the application of these requirements to DTH satellite operators for a period of time, so long as they undertake certain alternative measures, including monetary compensation to a fund designed to help finance regional television productions.

  •
  Canadian Programming and Community Expression Financing Rules.  All distributors, except systems with less than 2,000 customers, are required to contribute at least 5% of their gross annual broadcast revenues to the creation and presentation of Canadian programming including community programming. However, the allocation of these contributions between broadcast and community programming can vary depending on the type and size of the distribution system involved.

  •
  Inside Wiring Rules.  The CRTC determined that the inside wiring portion of cable networks creates a bottleneck facility that could affect competition if open access is not provided to other distributors. Incumbent cable companies may retain the ownership of the inside wiring but must allow usage by competitive undertakings to which the cable company may charge a just and reasonable fee for the use of the inside wire. The CRTC established a fee of $0.52 per customer per month for the use of cable inside wire in MDUs.

Broadcasting License Fees

        Broadcasting licensees are subject to annual license fees payable to the CRTC. The license fees consist of two fees. One fee allocates the CRTC's regulatory costs for the year to licensees based on a licensee's proportion of the gross revenue derived during the year from the licensed activities of all licensees whose gross revenues exceed specific exemption levels. The other fee, also called the Part II license fee, for a broadcasting distribution undertaking, is 1.365% of the amount by which its gross revenue derived during the year from its licensed activity exceeds $175,000. Our broadcasting distribution activities are subject to both fees. In January 2004, we filed a claim before the Federal Court on the basis that the Part II license fee is similar to a tax levy and that the CRTC has no jurisdiction to impose a tax. This claim has been merged with a similar claim from the Canadian Association of Broadcasters.

Rates

        Our revenue related to cable television is derived mainly from: (a) monthly subscription fees for basic cable service; (b) fees for premium services such as specialty services, pay-television and pay-per-view television and video-on-demand; and (c) installation and additional outlets charges.

        The CRTC does not regulate the fees charged by non-cable broadcast distribution undertakings and does not regulate the fees charged by cable providers for non-basic services. The basic service fees charged by Class 1 (6,000 customers or more) cable providers are regulated by the CRTC until true competition exists in a particular service area, which occurs when:

  (1)
  30% or more of the households in the licensed service area have access to the services of another broadcasting distribution undertaking. The CRTC has advised that as of August 31, 1997, the 30% availability criterion was satisfied for all licensed cable areas; and

  (2)
  the number of customers for basic cable service has decreased by at least 5% since the date on which a competitor started offering its basic cable service in the particular area.

        For all but two of our service areas, the basic service fees for our customers have been deregulated.

        The CRTC further restricts installation fees to an amount that does not exceed the average actual cost incurred to install and connect the outlet to a household situated in a residential area.

        Subject to certain notice and other procedural requirements, for Class 1 cable systems still regulated, we may increase our basic service rates so as to pass through to customers increases in CRTC authorized fees to be paid to specialty programming services distributed on our basic service. However, the CRTC has the authority to suspend or disallow such an increase.

        In the event that distribution services may be compromised as a result of economic difficulties encountered by a Class 1 cable distributor, a request for a rate increase may be submitted to the CRTC. The CRTC may approve an increase if the distributor satisfies the criteria then in effect for establishing economic need.

Winback Restrictions

        In a letter decision dated April 1, 1999, the CRTC established rules, referred to as the winback rules, that prohibit the targeted marketing by incumbent cable companies of customers who have cancelled basic cable service. These rules require us and other incumbent cable companies to refrain for a period of 90 days from: (a) directly contacting customers who, through an agent, have notified their cable company of their intention to cancel basic cable service; and (b) offering discounts or other inducements not generally offered to the public, in instances when customers personally initiate contact with the cable company for the purpose of cancelling basic cable service. In August of 2004 (Public Notice CRTC 2004-62), the CRTC has decided that it will no longer require incumbent cable companies to adhere to winback rules with respect to customers who reside in single unit dwellings. However, the CRTC has also determined that the winback rules should continue to apply to incumbent cable companies with respect to their dealings with individual customers who reside in multiple unit dwellings. The CRTC has further determined that incumbent cable companies are prohibited from initiating communication with residents of a multiple unit dwelling for a period of 90 days from the date on which a new entrant enters into an access agreement to provide service in the multiple unit dwelling. Moreover, the CRTC now requires incumbent cable companies to refrain from the targeted marketing of all residents of a multiple unit dwelling, or from offering them discounts or other inducements not generally available to the public, for a period of 90 days following the date on which a new entrant enters into an access agreement to offer services in the multiple unit dwelling.

        In February 2001, the CRTC also announced similar "winback" restrictions on certain cable television operators, including us, in the Internet service market. These restrictions limit cable operators' ability to "win back" Internet service customers who have chosen to switch to another Internet service provider within 90 days of the customer's switch.

        With respect to VoIP services, the CRTC decided in May 2005, as part of its announced regulatory framework for VoIP services, that it was not necessary to apply "winback" restrictions to cable incumbents. However, it determined that the winback restrictions for ILECs was necessary to foster competition and it extended the winback rules applicable to ILECs for local exchange services to ILECs' local VoIP services. These rules provide for a twelve-month no contact period in the case of residential customers and a three-month no contact period for business customers. An appeal has been filed with the Federal Court of Appeal by several ILECs on the grounds that these no contact rules violate constitutional rights to freedom of expression. A group of ILECs also has an earlier outstanding application before the CRTC seeking to eliminate the CRTC's prevailing winback restrictions on local telephony on the same constitutional grounds. If either of these challenges to the winback restrictions are successful, we could face a more challenging marketing environment for our local telephony services offering.

Access by Third Parties to Cable Networks

        In Canada, access to the Internet is a telecommunications service. While Internet access services are not regulated on a retail (price and terms of service) basis, Internet access for third-party Internet service providers is mandated and tariffed according to conditions approved by the CRTC for cable operators.

        On July 6, 1999, the CRTC required certain of the largest cable television operators, including us, to submit tariffs for high-speed Internet access services, known as open access or third-party access, in order to allow competing retail Internet service providers to offer such services over a cable infrastructure. Some of our tariff elements, most notably the per end-user rate we may charge to third-party Internet service providers, were approved by the CRTC on an interim basis in August 2002. A revised cost study for our per end-user rate was filed with the CRTC in August 2004 and is under consideration. Other tariff elements, most notably those related to our interconnection architecture and service charges, were approved by the CRTC on an interim basis in November 2004. Other technical, operational and business policies to implement access services have been addressed by the CRTC Interconnection Steering Committee, or CISC, and technical tests have been concluded.

        Final tariff rates for our per end-user charge to Internet service providers and our other third-party interconnection service charges will be established pursuant to CRTC follow-up proceedings currently under way. We expect that interconnection by third-party Internet service providers to our cable network will commence in 2005.

        Until third-party access to our cable network is provided, the CRTC requires certain of the largest cable television operators, including us, to allow third-party retail Internet service providers to purchase for the purpose of resale our retail high-speed Internet services at a discount of 25% off the lowest retail Internet service rate charged by us to our cable customers during a one-month period. This resale obligation will cease to be mandated once facilities-based access is available to Internet service providers.

        As part of the CRTC's announced regulatory framework for VoIP, on May 12, 2005 the CRTC directed that large cable carriers, such as us, remove restrictions in their third-party Internet access tariffs in order to allow third-party Internet service providers to provide VoIP services in addition to retail Internet services.

Copyright Board Proceedings

        Certain copyrights in radio, television and pay audio programming are administered collectively and certain tariff rates are established by the Copyright Board of Canada. Tariffs previously set by the Copyright Board are generally applicable until a public process is held and a decision of the Copyright Board is rendered for a renewed tariff. Renewed tariffs are often applicable retroactively.

Royalties for the Retransmission of Distant Signals

        Following the implementation in 1989 of the Canada-U.S. Free Trade Agreement, the Copyright Act (Canada) was amended to require retransmitters, including Canadian cable television operators, to pay royalties in respect of the retransmission of distant television and radio signals.

        Since this legislative amendment, the Copyright Act (Canada) empowers the Copyright Board of Canada to quantify the amount of royalties payable to retransmit these signals and to allocate them among collective societies representing the holders of copyright in the works thus retransmitted. Regulated cable television operators cannot automatically recover such paid retransmission royalties from their customers, although such charges might be a component of an application for a basic cable service rate increase based on economic need.

        Distant television signal retransmission royalties vary from $100 per year for Class 3 cable systems and from $0.30 to $0.65 per customer per month for Class 2 cable systems serving areas with fewer than 1,500 customers and to $0.70 per customer per month for more than 6,000 customers (Class 1 cable systems), except in French-language markets. In French-language markets, there is a 50% rebate for Class 1 and Class 2 cable systems, where the maximum rate used to be $0.35 per customer per month. The same pricing structure, with lower rates, still applies for distant radio signal transmission. All of our undertakings operate in French-language markets. In 2003, the collective societies representing copyright holders filed with the Copyright Board of Canada a tariff request to increase to $1.00 per customer per month the distant signal retransmission royalty applicable to systems of more than 6,000 customers for the years 2000 to 2008. In December 2003, the 2003 tariff was extended indefinitely on an interim basis until the Copyright Board rules on the proposed tariff, and a hearing in respect of the proposed tariff had been scheduled for October 2005. The parties have, however, reached an agreement in March 2005 on the rates and the tariff prior to the initiation of the public hearing process. The distant television signal retransmission royalties will be an annual average of approximately $0.80 for Class 1 systems with a 50% rebate for French-language markets, until 2008.

Royalties for the Transmission of Pay and Specialty Services

        In 1989, the Copyright Act (Canada) was amended, in particular, to define copyright as including the exclusive right to "communicate protected works to the public by telecommunication." Prior to the amendment, it was generally believed that copyright holders did not have an exclusive right to authorize the transmission of works carried on radio and television station signals when these signals were not broadcast but rather transmitted originally by cable television operators to their customers. In 1996, at the request of the Society of Composers, Authors and Music Publishers of Canada (SOCAN), the Copyright Board approved Tariff 17A, which required the payment of royalties by broadcasting distribution undertakings, including cable television operators, which transmit musical works to their customers in the course of transmitting television services on a subscription basis. Through a series of industry agreements, this liability was shared with the pay and specialty programming services.

        In March 2004, the Copyright Board changed the name of this tariff from Tariff 17A to Tariff 17 and rendered its decision setting Tariff 17 royalty rates for 2001 through 2004. The Copyright Board changed the structure of Tariff 17 to calculate the royalties based on the revenues of the pay and specialty programming services (affiliation payments only in the case of foreign and pay services, and all revenues in the case of Canadian specialty services) and set a basic royalty rate of 1.78% for 2001 and 1.9% for 2002 through 2004. The basic royalty rate is subject to reductions in certain cases, although there is no French-language discount. SOCAN has agreed that the 2005 tariff will continue on the same basis as in 2004, except for a proposed royalty rate of 2.1%.

Royalties for Pay Audio Services

        The Copyright Board of Canada rendered a decision on March 16, 2002 regarding two new tariffs for the years 1997-1998 to 2002, which provide for the payment of royalties from programming and distribution undertakings broadcasting pay audio services. The tariffs fix the royalties payable to SOCAN and to the Neighbouring Rights Collective of Canada, or NRCC, respectively, during this period at 11.115% and 5.265% of the affiliation payments payable during a month by a distribution undertaking for the transmission for private or domestic use of a pay audio signal. The royalties payable to SOCAN and NRCC by a small cable transmission system, an unscrambled low or very low power television station or by equivalent small transmission systems during this period were fixed by the Board at 5.56% and 2.63%, respectively, of the affiliation payments payable during a year by the distribution undertaking for the transmission for private or domestic use of a pay audio signal. Royalties payable by a system located in a French-language market during this period are calculated at a rate equal to 85% of the rate otherwise payable.

        In February 2005, the Copyright Board rendered its decision setting pay audio services royalties for 2003 through 2006. The Copyright Board fixed the rate of royalties payable to SOCAN and NRCC during this period to 12.35% and 5.85%, respectively, of the affiliation payments payable during a month by a distribution undertaking for the transmission for private or domestic use of a pay audio signal. In addition, the Copyright Board established the rate of royalties payable to SOCAN and NRCC during this period at 6.175% and 2.95%, respectively, for a small cable transmission system, an unscrambled low or very low power television station or an equivalent small transmission system. The Copyright Board also eliminated the previously effective 15% discount to royalties payable by a system located in a French-language market. We have made interim royalty payments for 2003 and 2004 based on the lower royalty rate of the 2002 tariffs. The retroactive royalty obligations to SOCAN and NRCC owed by us since 2003 were paid in 2005.

Tariff in Respect of Internet Service Provider Activities

        In 1996, SOCAN proposed a tariff (Tariff 22) to be applied against Internet service providers, in respect of composers'/publishers' rights in musical works communicated over the Internet to Internet service providers' customers. SOCAN's proposed tariff was challenged by a number of industry groups and companies. In 1999, the Copyright Board decided that Internet service providers should not be liable for the communication of musical works by their customers, although they might be liable if they themselves operated a musical website. In June 2004, the Supreme Court of Canada upheld this portion of the decision of the Copyright Board and determined that Internet service providers do not incur liability for copyright content when they engage in normal intermediary activities, including web hosting for third parties and caching. SOCAN's tariff proposal will, therefore, be subject to further consideration by the Copyright Board to determine what royalties should be paid by content providers in respect of music communicated over the Internet. A proposed amendment to the Copyright Act (Canada) was introduced in June 2005 in Parliament which, if enacted, will exempt ISPs for copyright liability for merely providing customers with access to the Internet and not operating the web site itself. It is premature to predict whether the amendment will be enacted by Parliament and come into law.

History

        Our name is Vidéotron Ltée. We were founded on September 1, 1989 as part of the amalgamation of our two predecessor companies, namely Vidéotron Ltée and Télé-Câble St-Damien inc., under Part IA of the Companies Act (Quebec). In October 2000, our parent company, Le Groupe Vidéotron Ltée, was acquired by Quebecor Media for $5.3 billion. At the time of this acquisition, the assets of Le Groupe Vidéotron Ltée included all of our shares. On October 7, 2003, Quebecor Media, our sole shareholder, transferred its wholly owned subsidiaries SuperClub Vidéotron and Vidéotron TVN to us in exchange for additional shares of our capital stock. We currently expect that Videotron Telecom, which is a wholly owned subsidiary of Quebecor Media, will merge with us on January 1, 2006.

        Our registered office is located at 300 Viger Avenue East, Montréal, Quebec, Canada H2X 3W4, and our telephone number is (514) 281-1232. Our corporate website can be accessed through www.videotron.com. The information found on our corporate website is not, however, part of this prospectus.

Property, Plants and Equipment

        Our corporate offices are located in leased space at 300 Viger Avenue East, Montréal, Quebec, Canada H2X 3W4. These premises are under an expropriation notice, in order to make space for the new Montréal University Hospital Center (MUCH). We must relocate our operations and personnel from this building in May 2006 and we are currently considering a number of alternative locations. A committee has been formed and is currently overseeing the negotiations for damages occurred and relocation costs. We own several buildings in Montréal, the largest of which is located at 150 Beaubien Street (approximately 27,850 square feet) and houses our primary headend. We also own a building of approximately 40,000 square feet in Quebec City where our regional headend for the Quebec City region is located. Furthermore, we own or lease a significant number of smaller locations for signal reception sites and customer service and business offices. We generally lease space for the business offices and retail locations for the operation of our video stores.

        Our credit facilities are generally secured by charges over all of our assets and those of our subsidiaries.

Employees

        As of September 30, 2005, we had 2,638 full-time and part-time employees. Substantially all of our employees are based and work in the Province of Québec. Approximately 2,100 of our employees are unionized, and the terms of their employment are governed by one of our four regional collective bargaining agreements. Our two most important collective bargaining agreements, covering our unionized employees in the Montréal and Quebec City regions, will expire on December 31, 2009. We also have two other collective bargaining agreements that cover our unionized employees in the Chicoutimi and Hull regions, which will expire on January 31, 2010 and August 31, 2011, respectively. The terms of the new collective bargaining agreements enable us to reduce our operating costs and enhance productivity and provide us with greater flexibility in the management of our operations.

Intellectual Property

        We use a number of trademarks for our products and services. Many of these trademarks are registered by us in the appropriate jurisdictions. In addition, we have legal rights in the unregistered marks arising from their use. We have taken affirmative legal steps to protect our trademarks, and we believe our trademarks are adequately protected.

Environment

        Our operations are subject to federal, provincial and municipal laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials, the recycling of waste and the cleanup of contaminated sites. Laws and regulations relating to workplace safety and worker health, which among other things, regulate employee exposure to hazardous substances in the workplace, also govern our operations.

        Compliance with these laws has not had, and management does not expect it to have, a material effect upon our capital expenditures, net income or competitive position. Environmental laws and regulations and the interpretation of such laws and regulations, however, have changed rapidly in recent years and may continue to do so in the future. The property on which our primary headend is located has contamination problems to various degrees related to historical use by previous owners as a landfill site and is listed by the authorities on their contaminated sites registry. We believe that such contamination poses no risk to public health, and we are currently updating our environmental studies to determine whether further intervention is required. In November 2004, our environmental studies reported improvements in the groundwater resources of this property, and we are presently in discussions with the authorities to stop the yearly groundwater sampling. Our properties, and the areas surrounding all our properties, may have had historic uses or may have current uses which could have had or have an adverse environmental impact, and which may require further study or remedial measures. No material studies or remedial measures are currently anticipated or planned by us or required by regulatory authorities with respect to our properties. However, we cannot provide assurance that all environmental liabilities have been determined, that any prior owner of our properties did not create a material environmental condition not known to us, that a material environmental condition does not otherwise exist as to any such property, or that expenditure will not be required to deal with known or unknown contamination.

Legal Proceedings

        On March 13, 2002, an action was filed in the Superior Court of Quebec by Investissement Novacap Inc., Telus Quebec Inc. and Paul Girard against Vidéotron, in which the plaintiffs allege that we wrongfully terminated our obligations under a share purchase agreement entered into in August 2000 and are seeking damages of approximately $26 million.

        In November 2001, Voca-tel Communications Inc., or Voca-tel, instituted legal proceedings against us for wrongful breach of contract in the amount of $4.7 million. Judgement in this matter was rendered on September 9, 2005. The court awarded Voca-tel an amount of $343,121 plus interest and costs. Neither we nor Voca-tel appealed the judgment and we therefore paid Voca-tel an amount of $439,429.89 (comprised of principal and interest, but excluding legal costs).

        In 1999, Regional Cablesystems Inc. (now Persona Communications Inc.) initiated an arbitration in which it sought an amount of $8.6 million as a reduction of the purchase price of the shares of Northern Cable Holding sold to Regional Cablesystems Inc. by CF Cable in October 1998. A settlement in principle has been reached subject to finalization of settlement documentation.

        On March 22, 2005, Jean-Guy Poulin filed a motion to authorize the institution of a class action against us, further to an increase in March 2004 of our standard subscription fees for our internet services. The court heard this motion to authorize on November 17 and 18, 2005 and we are awaiting the judge's decision in respect thereof. As the court has not yet authorized the institution of the class action nor described the class that would be bound by any judgement, it is impossible to assess the amount of the claim at this time.

        We believe that the legal actions and arbitration proceedings described above are unfounded, and we intend to vigorously defend our position in each of these matters.

        We are also involved from time to time in various claims and lawsuits incidental to the conduct of our business in the ordinary course. We carry insurance coverage in such amounts that we believe to be reasonable under the circumstances. We believe that an adverse outcome of such legal proceedings will not have a material adverse impact on our operating results or our financial condition.

MANAGEMENT

Directors and Executive Officers

        The following table presents certain information concerning our directors and executive officers as of the date of this prospectus:

Name and Municipality of Residence	Age	Position
ANDRÉ DELISLE(1) Montréal, Quebec	59	Director
SERGE GOUIN Montréal, Quebec	62	Director and Chairman of the Board
JEAN LA COUTURE, FCA(1) Montréal, Quebec	59	Director
A. MICHEL LAVIGNE, FCA(1) Brossard, Quebec	55	Director
PIERRE KARL PÉLADEAU Montréal, Quebec	43	Director
MANON BROUILLETTE Montréal, Quebec	37	Vice President, Marketing and New Product Development, Consumers Division
ROBERT DÉPATIE Rosemère, Quebec	47	President and Chief Executive Officer
MARK D'SOUZA Beaconsfield, Quebec	45	Vice President
ANDRÉ GASCON Longueuil, Quebec	44	Vice President, Information Technologies
YVAN GINGRAS Montréal, Quebec	48	Executive Vice President, Finance and Operations and Chief Financial Officer
STÉPHANIE LACHANCE Mount-Royal, Quebec	33	Assistant Secretary
JEAN NOVAK Beaconsfield, Quebec	42	President, Business Division
DANIEL PROULX Montréal, Quebec	47	Senior Vice President, Engineering
JEAN-FRANÇOIS PRUNEAU Repentigny, Quebec	35	Treasurer
J. SERGE SASSEVILLE Westmount, Quebec	47	Vice President, Legal Affairs and Secretary
CLAUDINE TREMBLAY Montréal, Quebec	52	Assistant Secretary
ÉDOUARD G. TRÉPANIER Boucherville, Quebec	54	Vice President, Regulatory Affairs
NORMAND VACHON Repentigny, Quebec	56	Vice President, Human Resources

(1)
Member of our Audit Committee.

        André Delisle, Director. Mr. Delisle has served as a director and member of our audit committee since October 31, 2005, and he has also served as a director of Quebecor Media and a member of its audit and executive committees since the same date. He also serves as a director of Sun Media and has been a member of its audit committee since October 31, 2005. From August 2000 until July 2003, Mr. Delisle acted as Assistant General Manager and Treasurer of the City of Montréal. He previously acted as internal consultant for the Caisse de dépot et placement du Québec from February 1998 until August 2000. From 1982 through 1997, he worked for Hydro-Québec and the Québec Department of Finance, mainly in the capacity of either CFO (Hydro-Québec) or Assistant Deputy Minister (Department of Finance). Mr. Delisle is a member of the Institute of Corporate Directors, the Association of Québec Economists and the Barreau du Québec.

        Serge Gouin, Director and Chairman of the Board. Mr. Gouin has served as a director of our company and our Chairman of the Board since July 2001. In addition, Mr. Gouin serves as director and chairman of the Board of Quebecor Media and is a member of its executive committee. Mr. Gouin served as President and Chief Executive Officer of Quebecor Media from March 2004 until May 2005. He was an Advisory Director of Citigroup Global Markets Canada Inc. from January 1998 to March 2004. From 1991 to 1996, Mr. Gouin served as President and Chief Operating Officer of Le Groupe Vidéotron Ltée. From 1987 to 1991, Mr. Gouin was President and Chief Executive Officer of Télé-Métropole Inc. Mr. Gouin is also a member of the board of directors of each of Cossette Communication Group Inc., Cott Corporation, Onex Corporation, Sun Media Corporation and TVA Group Inc.

        Jean La Couture, FCA, Director. Mr. La Couture has served as a director of our company and Chairman of our audit committee since October 2003, and he has also been a director of Quebecor Media and the Chairman of its audit committee since May 5, 2003. Mr. La Couture, a Fellow Chartered Accountant, is President of Private Hearing Ltd., a management and mediation firm. He also acts as President for the Regroupement des assureurs de personnes à charte du Québec (RACQ). From 1972 to 1994, he was President and Chief Executive Officer of three organizations, including The Guarantee Company of North America, a Canadian specialty line insurance company from 1990 to 1994. Mr. La Couture also serves as director of several corporations, including Quebecor Inc., Quebecor Media, Sun Media Corporation and Groupe Pomerleau (a Quebec-based construction company). He is also Chairman of the Board of Innergex Power Trust, Capital Desbog inc., Americ Disc Inc. and Maestro (a real estate capital fund).

        A. Michel Lavigne, FCA, Director. Mr. Lavigne serves as a director and member of the audit committee of our Company since June 30, 2005 and is also a director of Quebecor Media and a member of its audit and executive committees since June 30, 2005. Mr. Lavigne is also a director of the Caisse de dépôt et placement du Québec and Sun Media Corporation, as well as the Chairman of the Board of each of Primary Energy Recycling Corporation and Teraxion Inc. From 1986 until May 2005, he served as President and Chief Executive Officer of Raymond Chabot Grant Thornton in Montréal, Québec, Chairman of the Board of Grant Thornton Canada and was a member of the Board of Governors of Grant Thornton International. Mr. Lavigne is a Fellow Chartered Accountant of the Ordre des comptables agréés du Québec and a member of the Canadian Institute of Chartered Accountants. He received his certification in Administrative Sciences from the École des Hautes Études Commerciales (HEC) in Montréal, Québec in 1972. Mr. Lavigne is active in many charitable and cultural organisations.

        Pierre Karl Péladeau, Director. Mr. Péladeau has served as a director of our company since June 2001. In addition, Mr. Péladeau is President and Chief Executive Officer of Quebecor Inc. and was appointed to the position of President and Chief Executive Officer of Quebecor World in March 2004. Mr. Péladeau served as President and Chief Executive Officer of Quebecor Media from August 2000 to March 2004. Mr. Péladeau joined Quebecor's communications division in 1985 as Assistant to the President. From 1989 until 1991, Mr. Péladeau was Vice-President, Operations of Quebecor Group Inc., and he was appointed President in 1991. Since then, he has occupied various positions in the Quebecor group of companies. In 1994, Mr. Péladeau helped establish Quebecor Printing Europe and, as its President, oversaw its growth through a series of acquisitions in France, the United Kingdom, Spain and Germany to become one of Europe's largest printers by 1997. In 1997, Mr. Péladeau became Executive Vice President and Chief Operating Officer of Quebecor Printing Inc. (which has since become Quebecor World Inc.). In 1999, Mr. Péladeau became President and Chief Executive Officer of Quebecor Inc. Mr. Péladeau was also our President and Chief Executive Officer from July 2001 until June 2003. Mr. Péladeau sits on the boards of directors of numerous companies in the Quebecor group and is active in many charitable and cultural organizations.

        Manon Brouillette, Vice President, Marketing and New Product Development, Consumers Division. Ms. Brouillette has been our Vice President, Marketing since July 2004 and our Vice President, New Product Development since January 2005. Before joining our company, Ms. Brouillette was Vice President, Marketing and Communications of the San Francisco Group from April 2003 to February 2004. She was also responsible for the national and regional accounts of the Blitz division of Groupe Cossette Communication Marketing from April 2002 to April 2003. From September 1998 to April 2002, she worked at Publicité Martin inc. Ms. Brouillette holds a Bachelor's degree in communications with a minor in marketing from Laval University.

        Robert Dépatie, President and Chief Executive Officer. Mr. Dépatie has been our President and Chief Executive Officer since June 2003 and served as a director of our company from June 2003 until October 2005. He joined us in December 2001 as Senior Vice President, Sales, Marketing and Customer Service. Before joining us, Mr. Dépatie held numerous senior positions in the food distribution industry, such as President of Distributions Alimentaires Le Marquis/Planters from 1999 to 2001 and General Manager of Les Aliments Small-Fry (Humpty Dumpty) from 1998 to 1999. From 1988 to 1998, he held various senior positions with H.J. Heinz Canada Ltd., such as Executive Vice-President from 1993 to 1998.

        Mark D'Souza, Vice President. Mr. D'Souza has served as our Vice President since April 2002 and as our Treasurer from April 2002 until October 2005. Since October 1, 2005, Mr. D'Souza has also served as Vice President, Finance of Quebecor Media. He has also been Vice President and Treasurer of Quebecor Inc. and Quebecor Media since April 2002. He was Chief Financial Officer of Quebecor World Europe from June 2000 to April 2002. He was Vice President and Treasurer of Quebecor World Inc. from September 1997 to June 2000. Prior to joining the Quebecor group of companies, he served as Director, Finance of Société Générale de Financement du Québec from March 1995 to September 1997 and served in corporate finance positions at the Royal Bank of Canada and Union Bank of Switzerland from July 1989 to March 1995.

        André Gascon, Vice President, Information Technologies. Mr. Gascon joined us in October 2003. Prior to his appointment as Vice President, Information Technologies, Mr. Gascon served for more than two years as Team Manager of Service Conseil Mona inc., an information technology consulting firm based in Montréal. From 1998 to 2001, he was Director, Information Technology of Microcell Telecommunications Inc. Between 1986 and 1998, Mr. Gascon held various management positions relating to information technology with Larochelle Gratton Inc. and Société de Transport de Laval. Mr. Gascon holds a Master's degree in business administration (MBA) from Sherbrooke University.

        Yvan Gingras, Executive Vice President, Finance and Operations and Chief Financial Officer. Mr. Gingras joined us in 2001 as Senior Vice President, Finance and Administration and was appointed our Executive Vice President, Finance and Operations in July 2003. In addition, he was appointed our Chief Financial Officer in January 2005. Prior to joining us, Mr. Gingras was Vice President and Controller of Abitibi-Consolidated Inc. from 2000 to 2001. He also held several positions, including senior management functions, with Donohue Inc. from 1981 to 2000. Mr. Gingras has been a member of the Canadian Institute of Chartered Accountants since 1980. Mr. Gingras also serves as Chairman of the Board of Directors of Société d'édition et de transcodage T.E. ltée (SETTE).

        Stéphanie Lachance, Assistant Secretary. Ms. Lachance has served as our Assistant Secretary since December 2004. In addition, Ms. Lachance is currently Legal Counsel — Compliance, Corporate Secretariat of Quebecor Media Inc. She also serves as either Secretary or Assistant Secretary of various subsidiaries of Quebecor Media Inc. Before joining Quebecor Media in October 2004, Ms. Lachance was Manager Corporate Finance, Capital Markets at the Autorité des marchés financiers from March 2003 to October 2004. From January 2000 to March 2003, she served as Legal Counsel at the Toronto Stock Exchange. She has been a member of the Barreau du Québec since 1995.

        Jean Novak, President, Business Division. Mr. Novak joined us in May 2004 as our Vice President, Sales and became our President, Business Division in January 2005. Between 1988 and May 2004, Mr. Novak held various management positions in sales and distribution for Molson Breweries, Canada's largest brewing company including General Manager for all on premise accounts and the Montréal sales region as well as Manager, Customer Service and Telesales in Quebec. Mr. Novak holds a bachelor's degree in marketing from the HEC Montréal.

        Daniel Proulx, Senior Vice President, Engineering. Prior to his appointment as Vice President, Engineering in July 2003, Mr. Proulx served as our Vice President, Information Technology. Mr. Proulx has held various management positions since joining us in 1995.

        Jean-François Pruneau, Treasurer. Mr. Pruneau has served as our Treasurer since October 31, 2005. In addition, Mr. Pruneau is currently Treasurer of Quebecor Media. He also serves as Treasurer of various other subsidiaries of Quebecor Media. Before being appointed Treasurer of Quebecor Media, Mr. Pruneau successively served as Director, Finance and Assistant Treasurer — Corporate Finance of Quebecor Media. Before joining Quebecor Media in May 2001, Mr. Pruneau was Associate Director of BCE Media from 1999 to 2001. From 1997 to 1999, he served as Corporate Finance Officer at Canadian National Railway. He has been a member of the CFA Insitute, formerly the Association for Investment Management and Research, since 2000.

        J. Serge Sasseville, Vice President, Legal Affairs and Secretary. Mr. Sasseville was appointed our Vice President, Legal Affairs and Secretary in November 2001. He is also Vice President, Strategy, Legal and Corporate Affairs and Corporate Secretary, Cable TV and Internet Portals of Quebecor Media and Vice-President, Legal Affairs and Secretary of Canoe Inc. Mr. Sasseville has served as a director of Groupe Archambault Inc. since December 2000 and as a director of Fonds Quebecor since 2001. He has held various senior management positions in the Quebecor group of companies since 1987. Mr. Sasseville is and has been a member of the boards of numerous organizations promoting Canadian cultural and entertainment industries. He has been a member of the Barreau du Québec since 1981.

        Claudine Tremblay, Assistant Secretary. Ms. Tremblay has served as our Assistant Secretary since November 2001. In addition, Ms. Tremblay is currently Senior Director, Corporate Secretariat of Quebecor Inc. and has been Assistant Secretary of Quebecor Media since its inception. Since August 1987, Ms. Tremblay has been Assistant Secretary of Quebecor Inc. She also serves as either Secretary or Assistant Secretary of various subsidiaries of Quebecor Inc. Ms. Tremblay was Assistant Secretary and Administrative Assistant at the National Bank of Canada from 1979 to 1987. She has also been a member of the Chambre des Notaires du Québec since 1977.

        Edouard G. Trépanier, Vice President, Regulatory Affairs. Mr. Trépanier has served as our Vice President, Regulatory Affairs since March 2002. Mr. Trépanier also serves as Vice President, Regulatory Affairs of Quebecor Media. Mr. Trépanier was our Director, Regulatory Affairs from 1994 to 2001. Mr. Trépanier also serves as a director of the Quebecor Fund since December 1999, of the television station CFTU-TV (Canal Savoir) since October 1999 and Canada's Public Affairs Channel since February 2003. Prior to joining us in 1994, he held several positions at the CRTC, including Interim General Director, Pay-television and Speciality Services and Director of Operations. Prior to joining the CRTC, Mr. Trépanier worked as a television producer for TVA Group Inc., Rogers Communications Inc. and the Canadian Broadcasting Corporation in Ottawa. Mr. Trépanier is and has been a member of the boards of numerous cable industry organizations.

        Normand Vachon, Vice President, Human Resources. Mr. Vachon joined us in December 2004 as Vice President, Human Resources. Prior to joining us, Mr. Vachon acted as senior executive officer and organizational development consultant for many private organizations in the Province of Québec between 2001 and 2004 and has held the position of Vice President, Corporate and Vice President, Human Resources and Organizational Development at Nova Bus Corporation from 1995 to 2000. He was successively entrusted with the positions of Director of Operations at Alcan Smelters & Chemicals in Shawinigan, Manager of Alcan Wire and Cable's Saint-Augustin plant in the Quebec City region and General Manager of Alcan Extrusions' Laval plant from 1972 to 1994.

Board of Directors

        Our board of directors has five directors. Each director is selected by Quebecor Media, our sole shareholder, to serve until a successor director is elected or appointed. The audit committee of our board of directors is composed of Messrs. André Delisle, Jean La Couture (Chairman) and A. Michel Lavigne.

Compensation of Directors and Executive Officers

        Our directors do not receive any remuneration in their capacity as directors of Vidéotron. The members of our audit committee do, however, receive attendance fees of $1,500 per meeting and Mr. La Couture receives an annual fee of $3,500 to act as Chairman of the audit committee. Our directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors and our audit committee. We paid $33,500 aggregate amount of cash compensation to the members of our audit committee as a group in annual fees and attendance fees for the year ended December 31, 2004.

        The aggregate amount of compensation we paid for the year ended December 31, 2004 to our executive officers as a group, excluding those who are also executive officers of, and compensated by, Quebecor Media, was $2.3 million, including salaries, bonuses and profit-sharing payments.

Quebecor Media's Stock Option Plan

        On January 29, 2002, Quebecor Media established a stock option plan to attract, retain and provide incentives to directors, executive officers and key contributors to the success of Quebecor Media and its subsidiaries. The compensation and human resources committee of Quebecor Media is responsible for the administration of this stock option plan and, as such, designates the participants under this stock option plan and determines the number of options granted, the vesting schedule, the expiry date and any other conditions applicable to such options.

        All of the options granted under this stock option plan entitle the holder thereof to acquire common shares of Quebecor Media. Each option may be exercised within a maximum period of ten years following the date of grant at an exercise price not lower than the fair market value of the common shares as determined by the board of directors of Quebecor Media (if the common shares of Quebecor Media are not listed at the time of the grant) or the trading price (as defined in this stock option plan) of the common shares on the stock exchanges where such shares are listed at the time of the grant. Unless authorized by the compensation and human resources committee for a change in control transaction, no option may be exercised by an optionee if the shares of Quebecor Media have not been listed on a recognized stock exchange.

        Except under specific circumstances and unless the compensation and human resources committee decides otherwise, options vest over several years in accordance with one of the following vesting schedules as determined by the compensation and human resources committee at the time of the grant: (1) equally over five years with the first 20.0% vesting on the first anniversary of the date of the grant; (2) equally over four years with the first 25.0% vesting on the second anniversary of the date of the grant; and (3) equally over three years with the first 33 1/3% vesting on the third anniversary of the date of the grant.

        Options not exercised prior to their expiration will be forfeited and may be re-issued pursuant to this stock option plan. At December 31, 2007, if the shares of Quebecor Media have not been so listed on a stock exchange, optionees may exercise their right, between January 1 and January 31 of each following year, to receive the difference in cash between the fair market value, as determined by Quebecor Media's Board of Directors, and the exercise price of their vested options.

        Following the reverse stock split in December 2003, the maximum number of common shares of Quebecor Media that may be issued under this stock option plan is 6,185,714 common shares (representing 5% of all of the outstanding shares of Quebecor Media), and no optionee may hold options covering more than 5.0% of the issued and outstanding shares of Quebecor Media.

        During the year ended December 31, 2004, our executive officers were granted options to purchase an aggregate of 42,521 common shares of Quebecor Media at a price determined by the compensation and human resources committee of Quebecor Media in accordance with the terms and conditions of this stock option plan.

Pension Benefits

        Both Quebecor Media and we maintain pension plans for our non-unionized employees.

        Quebecor Media's pension plan provides higher pension benefits to eligible executive officers than those provided to other employees. The higher pension benefits under this plan equal 2.0% of average salary over the best five consecutive years of salary (including bonuses), multiplied by the number of years of membership in the plan as an executive officer. The pension benefits so calculated are payable at the normal retirement age of 65 years, or sooner at the election of the executive officer, and from the age of 61 years without early retirement reduction. In addition, the pension benefits may be deferred, but not beyond the age limit under the relevant provisions of the Income Tax Act (Canada), in which case the pension benefits are adjusted to take into account the delay in their payment in relation to the normal retirement age. The maximum pension benefits payable under Quebecor Media's pension plan are as prescribed by the Income Tax Act (Canada). An executive officer contributes to this plan an amount equal to 5.0% of his or her salary up to a maximum of $5,000 in 2005.

        Our pension plan provides pension benefits to our executive officers equal to 2.0% of salary (excluding bonuses) for each year of membership in the plan. The pension benefits so calculated are payable at the normal retirement age of 65 years, or sooner at the election of the executive officer, subject to an early retirement reduction. In addition, the pension benefits may be deferred, but not beyond the age limit under the relevant provisions of the Income Tax Act (Canada), in which case the pension benefits are adjusted to take into account the delay in their payment in relation to the normal retirement age. The maximum pension benefits payable under our pension plan are as prescribed under the Income Tax Act (Canada). An executive officer contributes to this plan an amount equal to 5.0% of his or her salary up to a maximum of $3,500 per year.

        The table below indicates the annual pension benefits that would be payable at the normal retirement age of 65 years under both Quebecor Media's and our pension plans:

	Years of Membership
Compensation
	10	15	20	25	30
$100,000 or more	$20,000	$30,000	$40,000	$50,000	$60,000

Supplemental Retirement Benefit Plan for Designated Executives

        In addition to Quebecor Media's and our pension plans, both Quebecor Inc., or Quebecor, and we provide supplemental retirement benefits to certain designated executives. As of December 31, 2004, three of our senior executive officers were participants under Quebecor's supplemental retirement benefit plan, and two of our senior executive officers were participants under our supplemental retirement benefit plan.

        The benefits payable to the senior executive officers who participate in Quebecor's supplemental retirement benefit plan are calculated on the basis of their respective average salaries (including bonuses) for the best five consecutive years. The pension is payable for life without reduction from the age of 61. In case of death after retirement and from the date of death, Quebecor's supplemental retirement benefit plan provides for the payment of a survivor pension to the eligible surviving spouse, representing 50.0% of the retiree's pension for a period of up to ten years.

        As of December 31, 2004, our senior executive officers participating in Quebecor's supplemental retirement benefit plan each had credited service of less than three years.

        The benefits payable to our two senior executive officers who participate in our supplemental retirement benefit plan are calculated on the basis of their respective average salaries (excluding bonuses) for the best five consecutive years. The benefits so calculated are payable at the normal retirement age of 65 years, or sooner at the election of the senior executive officer, subject to an early retirement reduction. In case of death after retirement and from the date of death, our supplemental retirement benefit plan provides for the payment of a survivor pension to the eligible surviving spouse representing 60.0% of the retiree's pension.

        As of December 31, 2004, one of our senior executive officers had a credited service of 3.3644 years under our supplemental retirement benefit plan, while a second senior executive officer began to accrue service on February 4, 2003 under such plan.

        The table below indicates the annual supplemental pension that would be payable at the normal retirement age of 65 years:

	Years of Credited Service
Compensation
	10	15	20	25	30
$ 200,000	$20,000	$30,000	$40,000	$50,000	$60,000
300,000	40,000	60,000	80,000	100,000	120,000
400,000	60,000	90,000	120,000	150,000	180,000
500,000	80,000	120,000	160,000	200,000	240,000
600,000	100,000	150,000	200,000	250,000	300,000
800,000	140,000	210,000	280,000	350,000	420,000
1,000,000	180,000	270,000	360,000	450,000	540,000

Liability Insurance

        Quebecor Inc. carries liability insurance for the benefit of its directors and officers, as well as for the directors and officers of its direct and indirect subsidiaries, including us and some of our associated companies, against certain liabilities incurred by them in such capacity.

OUR SHAREHOLDER

        We are a wholly owned subsidiary of Quebecor Media, a leading Canadian-based media company with interests in newspaper publishing operations, television broadcasting, business telecommunications, book and magazine publishing and new media services, as well as our cable operations. Through these interests, Quebecor Media holds leading positions in the creation, promotion and distribution of news, entertainment and Internet-related services that are designed to appeal to audiences in every demographic category.

        Quebecor Media is 54.7% owned by Quebecor Inc., a communications holding company, and 45.3% owned by Capital d'Amérique CDPQ inc. Quebecor Inc.'s primary assets are its interests in Quebecor Media and Quebecor World Inc., one of the world's largest commercial printers. Capital d'Amérique CDPQ inc. is a wholly owned subsidiary of Caisse de dépôt et placement du Québec, Canada's largest pension fund with approximately $175 billion in assets under management.

        Quebecor Media is neither an obligor nor a guarantor of our obligations under the old notes or the Notes offered by this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following describes some transactions in which we and our directors, executive officers and affiliates are involved, as well as a transaction between Quebecor World Inc. and Videotron Telecom, which is described under "— Quebecor World Outsourcing of Information Technology," to which we will become a party only upon effectiveness of the merger of Videotron Telecom with us, which we currently expect to occur on January 1, 2006. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

Video-On-Demand Services

        Groupe Archambault Inc., or Archambault, which is a subsidiary of Quebecor Media, was granted a video-on-demand service license by the CRTC in July 2002. Effective March 1, 2003, we entered into an affiliation agreement with Archambault granting us the non-exclusive right to offer Archambault's video-on-demand services to our customers. This agreement provides that we pay to Archambault 54% of all revenues generated from the fees paid by our customers to use Archambault's video-on-demand services. This agreement expires on August 31, 2008, which is also the expiration date of Archambault's CRTC license, but if Archambault obtains a renewed video-on-demand license from the CRTC, this agreement will be automatically renewed for a period equal to the length of this renewed license.

        In connection with this affiliation agreement, we also entered into a video-on-demand services agreement with Archambault. Pursuant to this services agreement, we have agreed to provide various technical services to Archambault to enable it to provide to our customers its video-on-demand services over our network. In consideration of these technical services, Archambault will pay us a fee of 8% of all revenues generated from fees paid by our customers to use Archambault's video-on-demand services. The term of this agreement is the same as that of the affiliation agreement.

        For the nine months ended September 30, 2005, we paid a fee of $4.9 million to Archambault under the affiliation agreement and received a fee of $0.7 million from Archambault under the services agreement. For the year ended December 31, 2004, we paid a fee of $3.7 million to Archambault under the affiliation agreement and received a fee of $0.5 million from Archambault under the services agreement. For the year ended December 31, 2003, we paid a fee of $0.9 million to Archambault under the affiliation agreement, and we received a fee of $0.1 million from Archambault under the services agreement.

Services Agreements with Videotron Telecom

        We have entered into several contracts with Videotron Telecom for the provision or exchange of telecommunications services, which are described below. Furthermore, we expect that Videotron Telecom will merge with us on January 1, 2006. See "Summary — Reorganization." In anticipation of that transaction, in April 2005, we entered into a management services agreement with Videotron Telecom under which we agreed to manage Videotron Telecom's assets and operations from April 1, 2005 until December 31, 2005.

Telecommunications Services Agreements

        In September 1999, we entered into a fifteen-year agreement pursuant to which Videotron Telecom provides us with inter-city connections for the transmission of both one-way and two-way video and telephony signals. Under the agreement, Videotron Telecom also leases to us fiber-optic and other equipment and provides maintenance and management services for our inter-city transmission circuits. We have an option to renew the contract for an additional fifteen year-term upon its expiration in 2014. In addition, in December 2000, we entered into a five-year contract, automatically renewable for one-year periods thereafter, pursuant to which Videotron Telecom provides us with intra-city transmission and other telecommunications services.

Fiber Optic Maintenance Agreement

        In September 1999, we entered into a long-term mutual maintenance agreement pursuant to which Videotron Telecom provides maintenance services on our fiber optic strands that are located within Videotron Telecom's fiber optic cables, and we provide the same services on Videotron Telecom's fiber optic strands that are located within our fiber optic cables. Each party is billed monthly for the costs attributable to the maintenance of such party's fiber optic strands.

Internet Services Agreements

        We provide dial-up and high-speed Internet access to our customers. Videotron Telecom, provides us with access to services relating to the provision of Internet access to our customers. Access fees paid to Videotron Telecom were $5.0 million for the nine months ended September 30, 2005, $6.1 million for the year ended December 31, 2004 and $12.2 million for the year ended December 31, 2003.

Call Center and Customer Support Agreement

        On May 3, 2002, we entered into a service agreement with Joncas Télexperts (or Télexperts), a division of Joncas Postexperts Inc. and an indirect subsidiary of Quebecor World Inc. In April 2005, Télexperts Quebecor Inc, a subsidiary of Quebecor Media, acquired Télexperts. Under this service agreement, Télexperts has agreed to provide us with certain administrative services, including the planning, set-up, operation and management of a new call center located in Montréal, and to provide operational and management services related to a second call center located in Montréal.

        These call centers offer us sales and after-sales customer support for our cable television and Internet access customers. The agreement terminated on December 31, 2004 and has been automatically renewed for an additional one-year period. The total amount we paid to Télexperts under this agreement in 2003 was approximately $9.1 million. For the year ended December 31, 2004, we paid $5.7 million and for the nine months ended September 30, 2005 we paid $8.6 million to Télexperts under this agreement.

Management Services and Others

        We have earned revenue from TVA Group for providing it with access to a specialty advertising channel carried on our network and incurred expenses for purchases and services obtained from related companies at prices and conditions prevailing on the market, as summarized below. The majority of our related party purchases were related to the telecommunications and Internet services agreements described above and for programming purchases, advertising purchases, outsourcing of call center operations and information technology services.

        The following table presents the amounts of our revenues, accounts receivable, purchases, accounts payable and fixed assets from transactions with related parties during the periods indicated:

	Year Ended December 31,
	2003	2004
	(dollars in millions)
Revenues	2.5	1.9
Accounts receivable	0.1	—
Purchases	60.6	55.8
Accounts payable	18.4	51.7
Fixed assets	1.6	—

        We entered into a five-year management services agreement with Quebecor Media for services it provides to us, including internal audit, legal and corporate, financial planning and treasury, tax, real estate, human resources, risk management, public relations and other services. Under this agreement, management fees paid to Quebecor Media were $2.5 million for the year ended December 31, 2002, $6.0 million for the year ended December 31, 2003 and $6.5 million for the year ended December 31, 2004. Management fees payable to Quebecor Media will be agreed upon for the years 2005 and 2006. Management fees payable to Quebecor Media amounted to $7.8 million for the nine months ended September 30, 2005 and are expected to amount to $10.5 million for the year ended December 31, 2005.

Income Tax Transactions

        During the year ended December 31, 2003, we obtained from Quebecor World income tax deductions of $9.7 million, of which $9.6 million was recorded as income taxes receivable and $0.1 million as future income tax assets. The consideration payable to Quebecor World for these income tax deductions was $6.3 million as at December 31, 2004. This transaction allowed us to realize a gain of $3.4 million, which was credited to contributed surplus. During the year ended December 31, 2004, an adjustment was made to this transaction and approximately $0.1 million was debited from contributed surplus.

        During the year ended December 31, 2004, we acquired from Quebecor Media income tax assets of $62.0 million, of which $55.5 million was recorded as future income tax assets and $6.5 million as income taxes receivable. The consideration paid to Quebecor Media for these income tax assets was $35.2 million.

QMI Subordinated Loan

        See "Description of Certain Indebtedness — QMI Subordinated Loan."

Quebecor World Outsourcing of Information Technology

        Although neither we nor any of our directors, executive officers or affiliates is currently a party to the transaction between Quebecor World Inc. and Videotron Telecom described below, we will become a party to this transaction upon the merger of Videotron Telecom with us, which we currently expect to occur on January 1, 2006.

        Quebecor World Inc. has retained Videotron Telecom to outsource all of Quebecor World's corporate information technology services. This transaction took effect as of July 2004 and provides for:

  •
  the purchase by Videotron Telecom of the information technology infrastructure equipment of Quebecor World;

  •
  the provision of consulting services by certain Quebecor World Inc. personnel to Videotron Telecom for corporate information technology services; and

  •
  the provision of information technology managed services by Videotron Telecom to Quebecor World Inc. in North America.

        Under the seven-year information technology managed services agreement, Videotron Telecom will provide infrastructure services in support of hosting server-based applications in the Videotron Telecom data centers and services related to computer operations, production control, technical support, network support, regional support, desktop support for certain sites, help-desk and corporate assistance, firewall and security support, business continuity and disaster recovery and voice and video support. The monthly revenues for such services are approximately $1.5 million for an annual total of approximately $18.1 million. The agreement will expire on June 30, 2011.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

General

        Our credit agreement, as amended to the date of this prospectus, provides for a $450.0 million revolving credit facility that matures in November 2009. The proceeds of the revolving credit facility can be used for general corporate purposes including, without limitation, to pay dividends to Quebecor Media subject to certain conditions.

        On November 19, 2004, we fully repaid the outstanding balances under, and terminated, our former Term C loan of our credit facilities and increased our revolving credit facility from $100.0 million to $450.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Servicing and Repayment of our Debt."

        The following is a summary of the general terms and conditions of our current revolving credit facility, as amended and is qualified in its entirety by reference to the documentation entered into in connection with our credit facility. A copy of the credit agreement, as amended, and the other documents signed in connection with our amended credit agreement, have been filed as exhibits to the registration statement that includes this prospectus.

Interest Rate, Fees and Payments

        Advances under our revolving credit facility bear interest at the Canadian prime rate, the bankers' acceptance rate or the London Interbank Offered Rate (LIBOR) plus, in each instance, an applicable margin determined by the Leverage Ratio (as defined in our credit agreement) of the VL Group (as defined in our credit agreement).

        The applicable margin for Canadian prime rate advances ranges from 0% when this ratio is less than 3.0x but greater than or equal to 2.0x, to 0.50% when this ratio is greater than or equal to 4.0x. The applicable margin for LIBOR advances and bankers' acceptance advances ranges from 0.625% when this ratio is less than 2.0x, to 1.50% when this ratio is greater than 4.0x. We have agreed to pay a facility fee based on the aggregate amount available to borrow under our revolving credit facility ranging from 0.375% when the Leverage Ratio is less than 2.0x, to 0.50% when this ratio is greater than 4.0x.

Principal Repayments and Prepayment

        Our revolving credit facility will be repayable in full in November 2009. Subject to certain exceptions and the exemption of the first $50.0 million received, we are required to apply 100% of the net cash proceeds of asset sales or transfers to repay borrowings under our revolving credit facility, unless we reinvest these proceeds within specified periods and for specific purposes. Subject to the exemption of the first $50.0 million received, we are also required to apply proceeds from insurance settlements received in excess of $50.0 million in the aggregate to repay borrowings under our revolving credit facility.

Security and Guarantees

        Borrowings under our credit facilities and under eligible derivative instruments are secured by a first-ranking hypothec or security interest (subject to certain permitted encumbrances) on all our current and future assets, as well as those of the guarantors under the credit facilities, guarantees by members of the VL Group, pledges of shares by us and certain of the guarantors under the credit facilities, security given by us under section 427 of the Bank Act (Canada) and other security.

Covenants

        The credit facilities contain customary covenants that restrict and limit our ability and the ability of each member of the VL Group to, among other things, enter into merger or amalgamation transactions or liquidate or dissolve, grant encumbrances, sell assets, pay dividends or make other distributions, issue shares of capital stock, incur indebtedness, enter into related party transactions and acquire other entities. In addition, the credit facilities require us and the VL Group to comply with various financial covenants.

Events of Default

        Our credit facilities contain customary events of default including the non-payment of principal or interest, the breach of any financial covenant, the failure to perform or observe any other covenant, the bankruptcy of us or any guarantor of our credit agreement, a default by us or any guarantor of our credit agreement in respect of any indebtedness in excess of $10.0 million, the making of any materially incorrect or incomplete representation or warranty, the occurrence of a material adverse change and the occurrence of any change of control.

6 7/8% Senior Notes due January 15, 2014

        On October 8, 2003, we issued US$335.0 million in aggregate principal amount of 6 7/8% Senior Notes due January 15, 2014, and on November 19, 2004, we issued an additional US$315.0 million in aggregate principal amount of the 6 7/8% Senior Notes. These notes are unsecured and are due January 15, 2014. Interest is payable semi-annually in arrears on January 15 and July 15 of each year. They are redeemable, at our option, under certain circumstances and at the redemption prices set forth in an indenture dated October 8, 2003. This indenture contains customary restrictive covenants with respect to us and certain of our subsidiaries and customary events of default. If an event of default occurs and is continuing, other than our bankruptcy or insolvency, the trustee or the holders of at least 25% in principal amount at maturity of the then outstanding 6 7/8% Senior Notes may declare all of such notes to be due and payable immediately.

QMI Subordinated Loan

        On March 24, 2003, we entered into a subordinated loan agreement with Quebecor Media pursuant to which Quebecor Media agreed to provide us with a subordinated loan in the principal amount of $150.0 million bearing interest at the three-month bankers' acceptance rate plus a 1.5% margin. The proceeds of this subordinated loan were used to reduce outstanding indebtedness under our credit facilities. Interest on this subordinated loan throughout its term is payable in cash at our option. Under the terms of the indenture governing the old notes and the Notes, all cash payments on this loan are restricted payments treated in the same manner as dividends on our common shares.

        Our obligations under this loan are subordinated in right of payment to the prior payment in full of all our existing and future indebtedness under our credit facilities. In addition, the holders of all our other senior indebtedness, including the old notes and the Notes, will be entitled to receive payment in full of all amounts due on or in respect of all our other existing and future senior indebtedness before Quebecor Media is entitled to receive or retain payment of principal under this loan.

        The subordinated loan agreement also provides that, for so long as indebtedness, obligations and liabilities are due and owing to the creditors under our credit facilities, Quebecor Media shall not be entitled to enforce its rights under this subordinated loan agreement without the prior consent of the administrative agent under the credit facilities.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On September 16, 2005, we sold the old notes in a private placement exempt from the registration requirements of the Securities Act to Banc of America Securities LLC, Citigroup Global Markets Inc., Scotia Capital (USA) Inc., Harris Nesbitt Corp., RBC Capital Markets Corporation, TD Securities (USA) LLC, CIBC World Markets Corp., Credit Suisse First Boston LLC, NBF Securities (USA) Corp., HSBC Securities (USA) Inc., and Desjardins Securities International Inc. as initial purchasers. The initial purchasers then resold the old notes pursuant to an offering memorandum dated September 9, 2005, in reliance upon Rule 144A and Regulation S under the Securities Act. On September 16, 2005, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus, and the summary of some of the provisions of the registration rights agreement under this section titled "The Exchange Offer" does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

        Under the registration rights agreement, we agreed, among other things, to:

  •
  file an exchange offer registration statement with the SEC with respect to a registered offer to exchange without novation the old notes for the Notes no later than October 31, 2005;

  •
  use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than January 16, 2006; and

  •
  keep the registered exchange offer open for not less than 30 days after the date notice of the registered exchange offer is mailed to the holders of the old notes.

        Under the registration rights agreement, we also agreed that in the event that:

  •
  applicable interpretations of law by the staff of the SEC do not permit us to effect the exchange offer;

  •
  the exchange offer is not consummated by March 15, 2006;

  •
  we receive a request prior to the 20th day following the consummation of the registered exchange offer from any initial purchaser that is a broker-dealer with respect to old notes acquired directly from us or one of our affiliates; or

  •
  we receive a request prior to the 20th day following the consummation of the registered exchange offer from any holder of an old note who is prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the Notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales by this holder;

we will, at our cost, as promptly as practicable, file a shelf registration statement covering resales of the old notes or the Notes, use our best efforts to cause the shelf registration statement to be declared effective and use our best efforts to keep the shelf registration statement effective until the earlier of September 16, 2007 and the date on which all of the old notes or the Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. In the event a shelf registration statement is filed, we will, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each of these holders when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the Notes.

        A holder selling old notes or Notes pursuant to a shelf registration statement would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the applicable provisions of the registration rights agreement (including certain indemnification obligations).

        Pursuant to the registration rights agreement, we will be required to pay special interest if a registration default exists. A registration default will exist if:

  •
  on or prior to October 31, 2005, the exchange offer registration statement has not been filed with the SEC;

  •
  on or prior to January 16, 2006, the exchange offer registration statement has not been declared effective;

  •
  on or prior to March 15, 2006, the registered exchange offer has not been consummated;

  •
  we are required to file the shelf registration statement pursuant to the registration rights agreement and:

  - the shelf registration statement has not been filed with the SEC on or prior to 45 days (or if the 45th day is not a business day, on the next business day) after the date on which the obligation to file the shelf registration statement arose under the registration rights agreement; or

  - the shelf registration statement has not been declared effective on or prior to 120 days (or if the 120th day is not a business day, on the next business day) after the date on which the obligation to file the shelf registration statement arose under the registration rights agreement; or

  •
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, the exchange offer registration statement or the shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with the resales of the old notes or the Notes in accordance with and during the periods specified in the registration rights agreement.

        Special interest will accrue on the principal amount of the old notes and the Notes (in addition to the stated interest on the old notes and the Notes) from and including the date on which any of the registration defaults described above shall have occurred up to but excluding the date on which all registration defaults have been cured. Special interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall this rate exceed 1.0% per annum.

        We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If you participate in the exchange offer, you will, with limited exceptions, receive Notes that are freely tradeable and not subject to restrictions on transfer. You should read the discussion under "— Resale of the Notes" for more information regarding your ability to transfer the Notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to US$175,000,000 aggregate principal amount of the Notes for a like aggregate principal amount of outstanding old notes. We will accept for exchange any and all old notes that are properly tendered on or prior to 5:00 p.m., New York City time, on February 6, 2006, or such later time and date to which we extend the exchange offer. We will issue US$1,000 principal amount of the new Notes in exchange for each US$1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may only be tendered in integral multiples of US$1,000 in principal amount.

        As of the date of this prospectus, US$175,000,000 in aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of the old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "— Conditions to the Exchange Offer."

        The exchange agent will act as agent for the tendering holders for the purpose of receiving the Notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders of the old notes do not have appraisal or dissenters' rights under the laws of the State of New York or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.

        The Notes will evidence the same continuing indebtedness as that evidenced by the old notes and the exchange will occur without novation.

        None of us, our board of directors and our management recommends that you tender or not tender your old notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. You must make your own decisions whether to participate in the exchange offer and, if you choose to participate, as to the aggregate principal amount of your old notes to tender, after reading carefully this prospectus and the letter of transmittal. We urge you to consult your financial and tax advisors in making your decision on what action to take.

Conditions to the Exchange Offer

        You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we determine at any time prior to the expiration date that the exchange offer violates applicable law or any applicable interpretation of applicable law by the staff of the SEC.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  the representations described under "— Procedures for Tendering Old Notes — Representations Made by Tendering Holders of Old Notes" and "Plan of Distribution;" and

  •
  any other representations reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Notes under the Securities Act.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we may choose, in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights, and each right will be deemed an ongoing right that may be asserted at any time. Any determination by us concerning the events described above will be final and binding upon all parties. If we determine that a waiver of conditions materially changes the exchange offer, this prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "— Expiration Date; Extensions; Amendments."

        In addition, at any time when any stop order is threatened or in effect with respect to the registration statement that includes this prospectus or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, we will not accept for exchange any old notes tendered, and no Notes will be issued in exchange for any such old notes.

Expiration Date; Extensions; Amendments

        The expiration date of the exchange offer will be 5:00 p.m., New York City time, on February 6, 2006, unless we, in our sole discretion, extend the expiration date of the exchange offer. If we extend the expiration date of the exchange offer, the expiration date of the exchange offer will be the latest time and date to which the exchange offer is extended. We will notify the exchange agent by oral or written notice of any extension of the expiration date and make a public announcement of this extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        In addition, we expressly reserve the right, at any time or from time to time, at our sole discretion:

  •
  to delay the acceptance of the old notes;

  •
  to extend the exchange offer;

  •
  if we determine any condition to the exchange offer has not occurred or has not been satisfied, to terminate the exchange offer; and

  •
  to waive any condition or amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner we deem to constitute a material change, we will as promptly as practicable distribute to the registered holders of the old notes a prospectus supplement that discloses the material change. If we take any of the actions described in the previous paragraph, we will as promptly as practicable give oral or written notice of this action to the exchange agent and will make a public announcement of this action.

        During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Old Notes

Valid Tender

        The tender of a holder's old notes and our acceptance of those old notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Except as set forth below, if you wish to tender old notes pursuant to the exchange offer, you must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "— Exchange Agent;"

  •
  arrange with DTC to cause an agent's message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at one of the addresses set forth below under "— Exchange Agent;" or

  •
  comply with the guaranteed delivery procedures described below.

        In addition, on or prior to the expiration date:

  •
  the exchange agent must receive the certificates for the old notes, together with the properly completed and duly executed letter of transmittal;

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, together with the properly completed and duly executed letter of transmittal or an agent's message under DTC's Automated Tender Offer Program, or ATOP; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The letter of transmittal or agent's message may be delivered by mail, facsimile, hand delivery or overnight carrier to the exchange agent.

        The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment from a tendering holder that it agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this tendering holder. The agent's message forms a part of book-entry transfer.

        If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        If you tender fewer than all of your old notes, you should fill in the amount of the old notes tendered in the appropriate box in the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all old notes that you hold.

        The method of delivery of the certificates for the old notes, the letter of transmittal and all other documents is at your sole election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. If delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An eligible institution is a firm or other entity firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as this term is defined in Rule 17Ad-15 under the Exchange Act.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, this guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument of transfer or exchange, in form satisfactory to us in our sole discretion, duly executed by, the registered holder, with the signature guaranteed by an eligible institution.

        If the letter of transmittal is signed by trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, this person should sign in that capacity when signing. In addition, this person must submit to us, together with the letter of transmittal, evidence satisfactory to us in our sole discretion of his or her authority to act in this capacity unless we waive this requirement.

Book-Entry Transfer

        For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC with respect to the old notes for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the ATOP procedures to tender old notes pursuant to the exchange offer. Accordingly, any DTC participant may make book-entry delivery of the old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

        Although delivery of the old notes pursuant to the exchange offer may be effected through book-entry transfer at DTC, you will not have validly tendered your old notes pursuant to the exchange offer until on or prior to the expiration date either:

  •
  the properly completed and duly executed letter of transmittal, or an agent's message, together with any required signature guarantees and any other required documents, has been transmitted to and received by the exchange agent at one of the addresses set forth below under "— Exchange Agent;"or

  •
  the guaranteed delivery procedures described below have been complied with.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and:

  •
  your old notes are not immediately available;

  •
  time will not permit your old notes or other required documents to reach the exchange agent before the expiration date; or

  •
  you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender be made by and through an eligible institution;

  •
  on or prior to the expiration date, the exchange agent receive from this eligible institution a properly completed and duly executed letter of transmittal, or an agent's message, with any required signature guarantees, and a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided:

  •
  setting forth the name and address of the holder of the old notes being tendered;

  •
  stating that the tender is being made; and

  •
  guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for the old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        If you wish to tender your old notes pursuant to the guaranteed delivery procedures, you must ensure that the exchange agent receives a properly completed and duly executed letter of transmittal, or agent's message, and notice of guaranteed delivery before the expiration date.

Determination of Validity of Tender

        We will resolve in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any old notes tendered for exchange. Our determination of these questions and our interpretation of the terms and conditions of the exchange offer, including without limitation the letter of transmittal and its instructions, shall be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Each holder must cure any and all defects or irregularities in connection with his, her or its tender of old notes within the reasonable period of time determined by us, unless we waive these defects or irregularities. None of us, our affiliates and assigns, the exchange agent and any other person is under any duty or obligation to give notice of any defect or irregularity with respect to any tender of the old notes, and none of them shall incur any liability for failure to give any such notice.

        We reserve the absolute right in our sole and absolute discretion to:

  •
  reject any and all tenders of old notes determined to be in improper form or unlawful;

  •
  waive any condition of the exchange offer; and

  •
  waive any condition, defect or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions, defects or irregularities in the case of other holders.

Representations Made by Tendering Holders of Old Notes

        By tendering, you will represent to us that, among other things:

  •
  you are acquiring the Notes in the ordinary course of business;

  •
  you do not have any arrangement or understanding with any person or entity to participate in the distribution of the Notes;

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in a distribution of the Notes;

  •
  if you are a broker-dealer that will receive Notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Notes (see "Plan of Distribution"); and

  •
  you are not our "affiliate" as defined in Rule 405 of the Securities Act.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, or are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the Notes, you will represent and warrant that you (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        In addition, in tendering old notes, you must warrant in the letter of transmittal or in an agent's message that:

  •
  you have full power and authority to tender, exchange, sell, assign and transfer old notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

  •
  the old notes tendered for exchange are not subject to any adverse claims or proxies.

        You must also warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

Acceptance of Old Notes; Delivery of Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes validly tendered, and not withdrawn, on or prior to the expiration date. We will issue the Notes to the exchange agent as promptly as practicable after acceptance of the old notes. See "— Terms of the Exchange Offer."

        For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes for exchange when, as and if we have given oral or written notice of our acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal from you. A notice of withdrawal must:

  •
  specify the name of the person tendering the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the total principal amount of these old notes; and

  •
  where certificates for the old notes have been transmitted, specify the name of the registered holder of the old notes, if different from the name of the person withdrawing the tender of these old notes.

        If you delivered or otherwise identified certificates representing old notes to the exchange agent, then, you must also submit the serial numbers of the particular certificates to be withdrawn and, unless you are an eligible institution, the signature on the notice of withdrawal must be guaranteed by an eligible institution. If you tendered old notes as a book-entry transfer, your notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. You may not withdraw or rescind any notice of withdrawal; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

        We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any and all notices of withdrawal, and our determination of these questions shall be final and binding on all parties. Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as soon as practicable after their withdrawal.

Exchange Agent

        Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You should direct all tendered old notes, executed letters of transmittal and other related documents to the exchange agent. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the following addresses and telephone numbers:

By Registered and Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attention: Reorg.	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479 Attention: Reorg.	Wells Fargo Bank, National Association Corporate Trust Operations 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, MN 55402 Attention: Reorg.
or
Facsimile: (612) 667-4927 Telephone: (612) 667-9764

        If you deliver executed letters of transmittal and any other required documents to an address or facsimile number other than those set forth above, your tender is invalid.

Fees and Expenses

        We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of us and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the old notes pursuant to the exchange offer. We will pay the exchange agent reasonable and customary fees for its services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  registration and filing fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of the old notes under the exchange offer. A tendering holder, however, will be required to pay any applicable transfer taxes if:

  •
  this tendering holder instructs us to register Notes in the name of, or deliver Notes to, a person other than the registered tendering holder of the old notes;

  •
  the tendered old notes are registered in the name of a person other than the person signing the applicable letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

        If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

Accounting Treatment

        The Notes will be recorded at the same carrying value, in U.S. dollars, as the old notes, and will be translated into Canadian dollars in accordance with Canadian GAAP, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Notes under Canadian GAAP.

Consequences of Failure to Exchange Old Notes

        Following the consummation of the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Unless you are an initial purchaser or a holder of old notes who is prohibited by applicable law or SEC policy from participating in the exchange offer or who may not resell the Notes acquired in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for such resales by you, if you do not tender your old notes in the exchange offer or if we do not accept your old notes because you did not tender them properly, you will not have any further registration rights with respect to your old notes, and you will not have the right to receive any special interest on your old notes. In addition, your old notes will continue to be subject to restrictions on their transfer. In general, any old note that is not exchanged for a Note may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        We may in the future seek to acquire unexchanged old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans, however, to acquire any unexchanged old notes or to file with the SEC a shelf registration statement to permit resales of any unexchanged old notes.

Resale of the Notes

        Based on interpretations by the SEC staff set forth in no-action letters issued to third parties in similar transactions, such as Exxon Capital Holding Corporation and Morgan Stanley & Co. Incorporated, we believe that a holder of the Notes may offer the Notes for resale or resell or otherwise transfer the Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless this holder:

  •
  is our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

  •
  acquired the Notes other than in the ordinary course of this holder's business; or

  •
  is participating, intends to participate or has an arrangement or understanding with any person to participate in the distribution of the Notes.

        Accordingly, holders wishing to participate in the exchange offer must make the applicable representations described in "— Procedures for Tendering Old Notes — Representations Made by Tendering Holders of Old Notes" above.

        Although we are making the exchange offer in reliance on the interpretations by the SEC staff set forth in these no-action letters, we do not intend to seek our own no-action letter from the SEC. Consequently, we cannot assure you that the SEC staff would make a similar determination with respect to the exchange offer as it did in its no-action letters to third parties. If this interpretation is inapplicable and you resell or otherwise transfer any Notes without complying with the registration and prospectus delivery requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

        You may not rely on the interpretations of the SEC staff in the above-described no-action letters if you are a holder of old notes who:

  •
  is our "affiliate" as defined in Rule 405 under the Securities Act;

  •
  does not acquire the Notes in the ordinary course of business;

  •
  tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Notes; or

  •
  is a broker-dealer that purchased old notes from us to resell them pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the Notes.

        In addition, each broker-dealer that receives Notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those Notes. See "Plan of Distribution." Under the registration rights agreement, we will be required to use our best efforts to keep the registration statement that includes this prospectus effective to allow these participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the Notes for the period that shall end on the sooner of 180 days after the effectiveness date of the registration statement that includes this prospectus and the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

        In order to comply with state securities laws, the Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The Notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada, or to any resident thereof, except in accordance with the securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the Notes, and accordingly, the Notes will remain subject to restrictions on resale in Canada.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "— Definitions." In this description, the words "Vidéotron" and "we" refer only to Vidéotron Ltée and not to any of its subsidiaries.

        We issued the old notes, and will issue the Notes, under an indenture dated as of September 16, 2005 among Vidéotron, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee. The indenture is governed by the Trust Indenture Act of 1939. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the Notes will be substantially identical to the terms of the old notes. However, the Notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, Videotron's affiliates or certain other persons.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the indenture is available upon request to Vidéotron at the address indicated under "Where You Can Find More Information." In addition, a copy of the indenture has been filed as an exhibit to the registration statement that includes this prospectus.

Principal, Maturity and Interest

        We are offering to exchange, upon the terms and subject to the conditions of this prospectus and the accompanying letter of transmittal, the Notes for all of the outstanding old notes. In addition, subject to compliance with the limitations described under "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares," we may issue an unlimited principal amount of additional notes at later dates under the same indenture ("Additional Notes"). Any Additional Notes that we issue in the future will be identical in all respects to the Notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue the Notes only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000. The Notes will mature on December 15, 2015.

        Interest on the Notes will accrue at the rate of 6.375% per annum and will be payable semi-annually in arrears on December 15 and June 15, commencing on December 15, 2005. Each of the Notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged, or if no interest has been paid, from September 16, 2005, which was the date of original issuance of the old notes. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from the most recent interest payment date to the date of issuance of the Notes. Vidéotron will make each interest payment to the holders of record on the December 1st and June 1st immediately preceeding each interest payment date.

        Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will increase if a registration default occurs. We refer to any interest payable as a result of this increase in interest rate as "special interest." You should refer to the description under the caption "The Exchange Offer — Purpose and Effect of the Exchange Offer" for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

        The Notes will be:

  •
  senior unsecured obligations of Vidéotron;

  •
  effectively junior in right of payment to all of our and the Subsidiary Guarantors' existing and future secured indebtedness, including any borrowings under our Credit Agreement, to the extent of the value of the assets securing that indebtedness;

  •
  effectively junior in right of payment to all indebtedness and other obligations (including trade payables) of any of our subsidiaries that do not guarantee the Notes;

  •
  equal in right of payment to all of our and the Subsidiary Guarantors' existing and future unsubordinated, unsecured indebtedness that does not expressly provide that it is subordinated to the Notes or Subsidiary Guarantees, as applicable; and

  •
  senior in right of payment to all of our and the Subsidiary Guarantors' existing and future indebtedness that expressly provides that it is subordinated to the Notes or Subsidiary Guarantees, as applicable.

        The Notes are obligations exclusively of Vidéotron. A portion of the operations of Vidéotron is conducted through subsidiaries. Therefore, Vidéotron's ability to service its debt, including the Notes, will partially depend on the earnings of its subsidiaries and, to the extent they are not Subsidiary Guarantors, their ability to distribute those earnings as dividends, loans or other payments to Vidéotron. If their ability to make these distributions were restricted, by law or otherwise, then Vidéotron would not be able to use the cash flow of its subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy, "fraudulent conveyance" or "fraudulent preference" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, Vidéotron would also be unable to use the assets of the Subsidiary Guarantors to the extent they were restricted from distributing funds to Vidéotron. Any of the situations described above could make it more difficult for Vidéotron to service its indebtedness.

        Vidéotron principally relies on its shareholder's claim on the assets of its subsidiaries. This shareholder's claim is junior to the claims that creditors (including trade creditors) of Vidéotron's subsidiaries have against those subsidiaries. Holders of the Notes will be creditors only of Vidéotron and those of its subsidiaries that are Subsidiary Guarantors. In the case of subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred shareholders, will be effectively senior to the Notes. The liabilities, including contingent liabilities, of Vidéotron's subsidiaries that are not Subsidiary Guarantors may be significant.

        Although the indenture will contain limitations on the amount of additional indebtedness that Vidéotron and the Restricted Subsidiaries may incur, the amounts of such additional indebtedness could nevertheless be substantial and may be incurred either by Vidéotron, the Subsidiary Guarantors or by any other subsidiaries of Vidéotron. See "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares." The Notes are unsecured obligations of Vidéotron, and the Subsidiary Guarantees are unsecured obligations of the Subsidiary Guarantors. Secured indebtedness of Vidéotron and the Subsidiary Guarantors, including under the Credit Agreement and any guarantees of the Credit Agreement, effectively will be senior to the Notes to the extent of the value of the assets securing such indebtedness.

        As of September 30, 2005 and based on the noon buying rate on such date, we had $970.1 million of long-term debt, excluding the QMI Subordinated Loan, none of which was secured. As of September 30, 2005, Vidéotron's subsidiaries that do not guarantee the Notes had no indebtedness, excluding inter-company liabilities and those of CF Cable.

        As of the Issue Date, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "— Covenants — Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

Subsidiary Guarantees

        The obligations of Vidéotron under the Notes and the indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior, unsecured basis, by each Subsidiary Guarantor, which will include each existing and future Wholly Owned Restricted Subsidiary of Vidéotron and any other Restricted Subsidiary of Vidéotron that guarantees any other Indebtedness (including any Back-to-Back Debt) of Vidéotron or any of its Restricted Subsidiaries. Initially, all of Vidéotron's Subsidiaries will be Subsidiary Guarantors, except for Société d'Édition et de Transcodage T.E. Ltée and its subsidiaries.

        If Vidéotron or a Subsidiary Guarantor sells or otherwise disposes of its entire ownership interest in a Subsidiary Guarantor (including by way of consolidation, merger or amalgamation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of Vidéotron, then in any such case, the Subsidiary

Guarantor being sold will be released from all of its obligations under its Subsidiary Guarantee, subject to compliance with all applicable covenants of the indenture, including the covenant described under "— Repurchase at the Option of Holders — Asset Sales." In addition, if Vidéotron designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which Vidéotron can do under certain circumstances, the designated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. See "— Covenants — Designation of Restricted and Unrestricted Subsidiaries" and "— Merger, Consolidation or Sale of Assets." Upon being released from all other guarantee obligations, Subsidiary Guarantors may be released from their obligations under the Subsidiary Guarantees.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to Vidéotron, Vidéotron will pay all principal, interest and premium and special interest, if any, on that holder's Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar for the Notes within the City and State of New York unless Vidéotron elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee has been appointed to act as paying agent and registrar under the indenture. Vidéotron may change the paying agent or registrar without prior notice to any holder, and Vidéotron or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange its Notes in accordance with the indenture. In connection with any transfer or exchange of the Notes, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Vidéotron may require a holder to pay any taxes and fees required by law or permitted by the indenture. Vidéotron is not required to register the transfer of or to exchange any Note selected for redemption. Also, Vidéotron is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

        At any time prior to December 15, 2008, Vidéotron may on any one or more occasions redeem up to 35% of the aggregate principal amount of the old notes and the Notes issued under the indenture at a redemption price of 106.375% of the principal amount of the old notes and the Notes redeemed, plus accrued and unpaid interest thereon and special interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided, however, that:

  (1)
  at least 65% of the aggregate principal amount of old notes and Notes issued under the indenture remain outstanding immediately after the occurrence of such redemption, excluding any old notes or Notes held by Vidéotron and its Subsidiaries; and

  (2)
  the redemption occurs within 90 days of the date of the closing of any such Equity Offering.

        Except as set forth above or under "— Redemption for Changes in Withholding Taxes," the Notes will not be redeemable at Vidéotron's option prior to December 15, 2010. Starting on that date, Vidéotron may redeem all or a part of the Notes, at once or over time, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and special interest, if any, thereon, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2010	103.188%
2011	102.125%
2012	101.063%
2013 and thereafter	100.000%

Redemption for Changes in Withholding Taxes

        If Vidéotron becomes obligated to pay any Additional Amounts because of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, in either case that is publicly announced or becomes effective on or after the Issue Date, Vidéotron may, at any time, upon not less than 30 nor more than 60 days' notice, redeem all, but not part, of the old notes and the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the redemption date, provided that at any time that the aggregate principal amount of the old notes and the Notes outstanding is greater than US$20.0 million, any holder of the old notes and the Notes may, to the extent that it does not adversely affect Vidéotron's after-tax position, at its option, waive Vidéotron's compliance with the covenant described under the caption "— Payment of Additional Amounts" with respect to such holder's old notes or Notes, provided, further, that if any holder waives this compliance, Vidéotron may not redeem that holder's old notes or Notes pursuant to this paragraph.

        Prior to any redemption of the old notes or the Notes pursuant to the preceding paragraph, Vidéotron shall deliver to the trustee an officers' certificate stating that Vidéotron is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred. Vidéotron will be bound to redeem the old notes and the Notes on the date fixed for redemption.

Payment of Additional Amounts

        All payments made by or on behalf of Vidéotron or the Subsidiary Guarantors on or with respect to the Notes will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Canadian Taxing Authority. If Vidéotron or any Subsidiary Guarantor (or any other payor) is required to withhold or deduct any amount on account of Taxes from any payment made under or with respect to any Notes that are outstanding on the date of the required payment, it will:

  (1)
  make this withholding or deduction;

  (2)
  remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

  (3)
  pay the additional amounts, which we refer to as "Additional Amounts," as may be necessary so that the net amount received by each holder (including Additional Amounts) after this withholding or deduction will not be less than the amount the holder would have received if these Taxes had not been withheld or deducted;

  (4)
  furnish to the holders, within 30 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing this payment by Vidéotron or such Subsidiary Guarantor;

  (5)
  indemnify and hold harmless each holder (other than an Excluded Holder, as defined below) for the amount of (a) any Taxes paid by each such holder as a result of payments made on or with respect to the Notes, (b) any liability (including penalties, interest and expenses) arising from or with respect to these payments and (c) any Taxes imposed with respect to any reimbursement under (a) or (b), but excluding any of these Taxes that are in the nature of Taxes on net income, taxes on capital, franchise taxes, net worth taxes and similar taxes; and

  (6)
  at least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if Vidéotron or any Subsidiary Guarantor becomes obligated to pay Additional Amounts with respect to such payment, deliver to the trustee an officers' certificate stating the amounts so payable and such other information necessary to enable the trustee to pay these Additional Amounts to holders on the payment date.

        Notwithstanding the foregoing, no Additional Amounts will be payable to a holder in respect of beneficial ownership of a Note (an "Excluded Holder"):

  (1)
  with which Vidéotron or such Subsidiary Guarantor does not deal at arm's-length, within the meaning of the Income Tax Act (Canada), at the time of making such payment;

  (2)
  which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of Notes or the receipt of payments thereunder; or

  (3)
  if such holder waives its right to receive Additional Amounts.

        Whenever in the indenture there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest, special interest or any other amount payable under or with respect to any Note, this mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

        The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to Vidéotron or any Subsidiary Guarantor, as applicable, is organized or any political subdivision or taxing authority or agency thereof or therein.

Mandatory Redemption

        Except as described below under the caption "— Repurchase at the Option of Holders," Vidéotron is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

        Within 30 days following any Change of Control, Vidéotron will mail a notice to the trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, pursuant to the procedures required by the indenture and described in the notice. If a Change of Control occurs, each holder of Notes will have the right to require Vidéotron to repurchase all or any part, equal to US$1,000 or an integral multiple of US$1,000, of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Vidéotron will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and special interest, if any, on the Notes repurchased, to the date of purchase. The Change of Control Payment Date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed. Vidéotron will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Vidéotron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of this conflict.

        On the Change of Control Payment Date, Vidéotron will, to the extent lawful:

  (1)
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Vidéotron.

        The paying agent will promptly mail or wire transfer to each holder of Notes properly tendered the Change of Control Payment for these Notes, and Vidéotron will execute and issue, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such newly issued note will be in a principal amount of US$1,000 or an integral multiple of US$1,000.

        Vidéotron will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Vidéotron to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that Vidéotron repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        Vidéotron will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Vidéotron and purchases all Notes or portions of Notes properly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Vidéotron and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the obligation of Vidéotron to make a Change of Control Offer and the ability of a holder of Notes to require Vidéotron to repurchase such Notes pursuant to such an offer as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Vidéotron and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        In addition to the obligations of Vidéotron under the indenture with respect to the Notes in the event of a Change of Control, the Credit Agreement provides that certain change of control events with respect to Vidéotron would constitute a default under such agreement. In addition, any future credit facilities or other agreements relating to Indebtedness to which Vidéotron becomes a party may prohibit or otherwise limit Vidéotron from purchasing any Notes prior to their maturity, and may also provide that certain change of control events with respect to Vidéotron would constitute a default thereunder. In the event a Change of Control occurs at a time when Vidéotron is prohibited from purchasing Notes, Vidéotron could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such restrictions. If Vidéotron does not obtain such a consent or repay such borrowings, Vidéotron will remain prohibited or otherwise restricted from purchasing Notes. In addition, there can be no assurance that Vidéotron will have sufficient financial resources available to purchase the Notes at the time of a Change of Control. In such case, Vidéotron's failure to purchase tendered Notes would constitute an Event of Default under the indenture. See "Risk Factors — Risks Relating to the Notes — We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our credit facilities may not allow the repurchases."

Asset Sales

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Vidéotron, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by Vidéotron's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

  (3)
  at least 75% of the consideration received in the Asset Sale by Vidéotron or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any Indebtedness or other liabilities, as shown on Vidéotron's or such Restricted Subsidiary's most recent balance sheet, of Vidéotron or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that are by their terms pari passu with or subordinated to the Notes or any Subsidiary Guarantee and liabilities to the extent owed to Vidéotron or any Affiliate of Vidéotron) that are assumed by the transferee of any such assets pursuant to a written agreement that releases Vidéotron or such Restricted Subsidiary from further liability with respect to such Indebtedness or liabilities; and

  (b)
  any securities, notes or other obligations received by Vidéotron or any such Restricted Subsidiary from such transferee that are converted within 60 days of the applicable Asset Sale by Vidéotron or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

        Notwithstanding the foregoing paragraph, Vidéotron and its Restricted Subsidiaries may engage in Asset Swaps if (i) immediately after giving effect to any such Asset Swap, Vidéotron would be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares" and (ii) Vidéotron or such Restricted Subsidiary receives consideration at the time of such Asset Swap at least equal to the fair market value of the assets disposed of, which fair market value is determined by the Board of Directors of Vidéotron or the Restricted Subsidiary, as the case may be, and evidenced by a resolution of such Board of Directors set forth in an officers' certificate delivered to the trustee; provided, however, that the Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada if the fair market value exceeds US$25.0 million.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Vidéotron may apply those Net Proceeds at its option:

  (1)
  to permanently repay or reduce Indebtedness, other than Subordinated Indebtedness, of Vidéotron or a Subsidiary Guarantor secured by such assets, Indebtedness of Vidéotron or a Subsidiary Guarantor under Credit Facilities or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire, or enter into a binding agreement to acquire, all or substantially all of the assets (other than cash, Cash Equivalents and securities) of any Person engaged in a Permitted Business; provided, however, that any such commitment shall be subject only to customary conditions (other than financing), and such acquisition shall be consummated no later than 180 days after the end of this 360-day period;

  (3)
  to acquire, or enter into a binding agreement to acquire, Voting Stock of a Person engaged in a Permitted Business from a Person that is not an Affiliate of Vidéotron; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of such 360-day period; and provided, further, however, that (a) after giving effect thereto, the Person so acquired becomes a Restricted Subsidiary of Vidéotron and (b) such acquisition is otherwise made in accordance with the indenture, including, without limitation, the covenant described under the caption "— Covenants — Restricted Payments;" or

  (4)
  to acquire, or enter into a binding agreement to acquire, other long-term assets (other than securities) that are used or useful in a Permitted Business; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated no later than 180 days after the end of this 360-day period.

Pending the final application of any Net Proceeds, Vidéotron may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied, invested or segregated from the general funds of Vidéotron for investment in identified assets pursuant to a binding agreement, in each case as provided in the preceding paragraph will constitute Excess Proceeds; provided, however, that the amount of any Net Proceeds that ceases to be so segregated as contemplated above shall also constitute "Excess Proceeds" at the time any such Net Proceeds cease to be so segregated; provided further, however, that the amount of any Net Proceeds that continues to be segregated for investment and that is not actually reinvested within twenty-four months from the date of the receipt of such Net Proceeds shall also constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds US$35.0 million, Vidéotron will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in the indenture relating to the Notes with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and special interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer and all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Asset Sale Offer and the indenture, Vidéotron may use these Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Vidéotron will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Vidéotron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

  (1)
  if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

  (2)
  if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No Notes of less than US$1,000 will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note at Vidéotron's expense. Notes called for redemption become irrevocably due and payable on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption, provided that the redemption price has been paid or set aside as provided in the indenture.

Covenants

Restricted Payments

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Vidéotron's or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving Vidéotron or any of its Restricted Subsidiaries, or to the direct or indirect holders of Vidéotron's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Vidéotron or to Vidéotron or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Vidéotron or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

  (2)
  purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Vidéotron, any Equity Interests of Vidéotron, other than such Equity Interests of Vidéotron held by Vidéotron or any of its Restricted Subsidiaries;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Back-to-Back Securities or Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except, in the case of Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees (other than Back-to-Back Securities and the 2003 QMI Subordinated Loan), a payment of interest at the Stated Maturity of such interest or principal at or within one year of the Stated Maturity of principal of such Indebtedness; provided that any accretion or payment-in-kind of interest on the 2003 QMI Subordinated Loan, to the extent such accretion or payment is not made in cash, will not be a Restricted Payment;

  (4)
  make any Restricted Investment; or

  (5)
  pay any amount of Management Fees (including Deferred Management Fees) to a Person other than Vidéotron or a Restricted Subsidiary

(all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

  (2)
  Vidéotron would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, have been permitted to incur at least US$1.00 of additional Indebtedness, other than Permitted Debt, pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by Vidéotron and its Restricted Subsidiaries after October 8, 2003, excluding Restricted Payments made pursuant to clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph, shall not exceed, at the date of determination, the sum, without duplication, of:

  (a)
  an amount equal to Vidéotron's Consolidated Cash Flow from October 1, 2003 to the end of Vidéotron's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less 1.5 times Vidéotron's Consolidated Interest Expense from October 1, 2003 to the end of Vidéotron's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period (or, if such amount for such period is a deficit, minus 100% of such deficit); plus

    (b)
    an amount equal to 100% of Capital Stock Sale Proceeds, less any such Capital Stock Sale Proceeds used in connection with:

    (i)
    an Investment made pursuant to clause (6) of the definition of "Permitted Investments;" or

    (ii)
    an incurrence of Indebtedness pursuant to clause (8) of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares;" plus

    (c)
    to the extent that any Restricted Investment that was made after October 8, 2003 is sold for cash or otherwise liquidated or repaid for cash (except to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow), the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment; plus

    (d)
    to the extent that the Board of Directors of Vidéotron designates any Unrestricted Subsidiary that was designated as such after October 8, 2003 as a Restricted Subsidiary, the lesser of (i) the aggregate fair market value of all Investments owned by Vidéotron and its Restricted Subsidiaries in such Subsidiary at the time such Subsidiary was designated as an Unrestricted Subsidiary and (ii) the then aggregate fair market value of all Investments owned by Vidéotron and its Restricted Subsidiaries in such Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

  (1)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend within 60 days after the date the dividend is declared, if at that date of declaration such payment would have complied with the provisions of the indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (2)
  so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of Vidéotron or any Subsidiary Guarantor or of any Equity Interests of Vidéotron in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Vidéotron or an employee stock ownership plan or to a trust established by Vidéotron or any Subsidiary of Vidéotron for the benefit of its employees, of, Equity Interests of Vidéotron (other than Disqualified Stock or Back-to-Back Securities); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Vidéotron or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  any payment by Vidéotron or a Restricted Subsidiary of Vidéotron to any one of the other of them;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value by Vidéotron of any Equity Interests of Vidéotron held by any member of Vidéotron's, or any of its Subsidiaries', management pursuant to any management equity subscription agreement or stock option agreement in effect as October 8, 2003; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed US$2.0 million in any twelve-month period;

  (6)
  payments of any kind made in connection with or in respect of Back-to-Back Securities; provided, however, that to the extent such payments are made to Affiliates of Vidéotron (other than its Subsidiaries), all corresponding payments required to be paid by such Affiliates pursuant to the related Back-to-Back Securities shall be received, immediately prior to or concurrently with any such payments, by all applicable Vidéotron Entities;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, any Tax Benefit Transaction;

  (8)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of any Management Fees or other similar expenses by Vidéotron to its direct or indirect parent company for bona fide services (including reimbursement for expenses incurred in connection with, or allocation of corporate expenses in relation to, providing such services) provided to, and directly related to the operations of, Vidéotron and its Restricted Subsidiaries, in an aggregate amount not to exceed 1.5% of Consolidated Revenues in any twelve-month period;

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed US$30.0 million since October 8, 2003; and

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby and the Debt to Cash Flow Ratio is no greater than 5.0 to 1 (calculated on a pro forma basis as if such payment, including any related financing transaction, had occurred at the beginning of the applicable fiscal quarter), the payment of dividends or distributions to Quebecor Media Inc. or the repayment of the 2003 QMI Subordinated Loan, in an aggregate amount not to exceed Cdn$200.0 million since October 8, 2003.

        The amount of any Restricted Payment, other than those effected in cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Vidéotron or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Vidéotron whose resolution with respect thereto shall be delivered to the trustee. Vidéotron's Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada if the fair market value exceeds US$25.0 million; provided, that the Board of Directors of Vidéotron shall not be required to obtain such an opinion or appraisal in connection with any payments with respect to Back-to-Back Securities to the extent such Back-to-Back Transactions were approved in accordance with the provisions of the covenant described below under the caption "— Transactions with Affiliates." Not later than the date of making any Restricted Payment, Vidéotron will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

        For purposes of this "Restricted Payments" covenant, if (i) any Vidéotron Entity ceases to be the obligor under or issuer of any Back-to-Back Securities and a Person other than a Vidéotron Entity becomes the obligor thereunder (or the issuer of any Back-to-Back Preferred Shares) or (ii) any Restricted Subsidiary that is an obligor under or issuer of any Back-to-Back Securities ceases to be a Restricted Subsidiary other than by consolidation or merger with Vidéotron or another Restricted Subsidiary, then Vidéotron or such Restricted Subsidiary shall be deemed to have made a Restricted Payment in an amount equal to the accreted value of such Back-to-Back Debt (or the subscription price of any Back-to-Back Preferred Shares) at the time of the assumption thereof by such other Person or at the time such Restricted Subsidiary ceases to be a Restricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Shares

        Vidéotron will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Vidéotron will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any Preferred Shares; provided, however, that Vidéotron may incur Indebtedness, including Acquired Debt, or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness, including Acquired Debt, or issue Preferred Shares, if Vidéotron's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Shares, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, taking into account any substantially concurrent transactions related to such incurrence, as if the same had occurred at the beginning of the most recently ended full fiscal quarter of Vidéotron for which internal financial statements are available, would have been no greater than 5.5 to 1.0.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Preferred Shares, which we refer to collectively as "Permitted Debt:"

  (1)
  the incurrence by Vidéotron or a Subsidiary Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Vidéotron and the Restricted Subsidiaries thereunder) not to exceed an aggregate of Cdn$469.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Vidéotron or any Restricted Subsidiaries subsequent to October 8, 2003 to permanently repay Indebtedness under a Credit Facility (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales;"

  (2)
  the incurrence by Vidéotron and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by (a) Vidéotron of Indebtedness represented by the old notes issued on the Issue Date and the Notes issued in exchange for such old notes and in exchange for any Additional Notes, and (b) the Subsidiary Guarantors of Indebtedness represented by the subsidiary guarantees relating to the old notes issued on the Issue Date and the Subsidiary Guarantees issued in exchange for such subsidiary guarantees relating to the old notes and in exchange for the Subsidiary Guarantees relating to any Additional Notes;

  (4)
  the incurrence by Vidéotron or a Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Vidéotron or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed US$40.0 million at any time outstanding;

  (5)
  the incurrence by Vidéotron or any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) and (4) of this paragraph;

  (6)
  the incurrence by Vidéotron or any Subsidiary Guarantor of intercompany Indebtedness between or among Vidéotron and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Vidéotron or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of Vidéotron, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor, and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Vidéotron or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Vidéotron or a Restricted Subsidiary of Vidéotron will be deemed, in each case, to constitute an incurrence of such Indebtedness by Vidéotron or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by Vidéotron or any of its Restricted Subsidiaries of Preferred Shares solely to or among Vidéotron and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Shares being held by a Person other than Vidéotron or a Restricted Subsidiary and (ii) any sale or other transfer of any such Preferred Shares to a Person that is not either Vidéotron or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such Preferred Shares by Vidéotron or any of its Restricted Subsidiaries, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Vidéotron or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of Vidéotron or such Restricted Subsidiary and not for speculative purposes; provided, however, that, in the case of:

  (a)
  any Interest Rate Agreement, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; and

  (b)
  any Currency Exchange Protection Agreement, such Hedging Obligation does not increase the principal amount of Indebtedness of Vidéotron or such Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (9)
  the guarantee by Vidéotron or a Subsidiary Guarantor of Indebtedness of Vidéotron or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

  (10)
  the incurrence by Vidéotron or any Subsidiary Guarantors of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed US$25.0 million;

  (11)
  the incurrence by Vidéotron or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed US$25.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Vidéotron or any Restricted Subsidiaries subsequent to October 8, 2003 to permanently repay such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales;"

  (12)
  the issuance of Preferred Shares by Vidéotron's Unrestricted Subsidiaries or the incurrence by Vidéotron's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Vidéotron that was not permitted by this clause (12); and

  (13)
  the issuance of Indebtedness or Preferred Shares in connection with a Tax Benefit Transaction.

        The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided that in each case the amount thereof is for all other purposes included in the Consolidated Interest Expense and Indebtedness of Vidéotron or its Restricted Subsidiary as accrued.

        Neither Vidéotron nor any Subsidiary Guarantor will incur any Indebtedness, including Permitted Debt, that is contractually subordinated in right of payment to any other Indebtedness of Vidéotron or such Subsidiary Guarantor, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the Subsidiary Guarantee, as applicable, on substantially identical terms; provided, however, that no Indebtedness of Vidéotron or a Subsidiary Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Vidéotron or such Subsidiary Guarantor, as applicable, solely by virtue of collateral or the lack thereof.

        Notwithstanding any other provision of this "Incurrence of Indebtedness and Issuance of Preferred Shares" covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Shares" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Vidéotron will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this covenant.

Sale and Leaseback Transactions

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that Vidéotron or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Vidéotron or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Cash Flow Ratio test in the first paragraph of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares" and (b) created a Lien on such property securing Attributable Debt pursuant to the covenant described below under the caption "— Liens;"

  (2)
  the net cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of Vidéotron and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Vidéotron or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales."

Liens

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien of any kind on any asset owned on October 8, 2003 or thereafter acquired, except Permitted Liens, unless Vidéotron or such Restricted Subsidiary has made or will make effective provision to secure the Notes and any applicable Subsidiary Guarantees equally and ratably with the obligations of Vidéotron or such Restricted Subsidiary secured by such Lien for so long as such obligations are secured by such Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Equity Interests to Vidéotron or any other Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any liabilities owed to Vidéotron or any other Restricted Subsidiary;

  (2)
  make loans or advances, or guarantee any such loans or advances, to Vidéotron or any other Restricted Subsidiary; or

  (3)
  transfer any of its properties or assets to Vidéotron or any other Restricted Subsidiary.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and Credit Facilities as in effect on October 8, 2003 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness and Credit Facilities, as in effect on October 8, 2003;

  (2)
  the indenture and the Notes;

  (3)
  applicable law or any applicable rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Vidéotron or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred at the time of such acquisition;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness that is permitted to be secured without also securing the notes or the applicable Subsidiary Guarantee pursuant to the covenant described under the caption "— Liens" that limit the right of the debtor to dispose of the assets subject to any such Lien;

  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (12)
  any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness or agreement and (A) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Board of Directors of Vidéotron) and (B) management of Vidéotron delivers to the trustee an officers' certificate evidencing its determination at the time such agreement is entered into, that such encumbrance or restriction will not materially impair Vidéotron's ability to make payments on the Notes.

Merger, Consolidation or Sale of Assets

        Vidéotron may not directly or indirectly, (i) consolidate, merge or amalgamate with or into another Person, whether or not Vidéotron is the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Vidéotron and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless, in either case,

  (1)
  either (a) Vidéotron is the surviving corporation, or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Vidéotron) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

  (2)
  the Person formed by or surviving any such consolidation, merger or amalgamation (if other than Vidéotron) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of Vidéotron under the old notes, the Notes, the indenture and, if applicable, the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after giving effect to such transaction no Default or Event of Default exists; and

  (4)
  Vidéotron or the Person formed by or surviving any such consolidation, merger or amalgamation, if other than Vidéotron, or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares."

        Unless in connection with a disposition by Vidéotron or a Subsidiary Guarantor of its entire ownership interest in a Subsidiary Guarantor or all or substantially all the assets of a Subsidiary Guarantor permitted by, and in accordance with the applicable provisions of, the indenture (including without limitation the covenant described above under "— Repurchase at the Option of Holders — Asset Sales"), Vidéotron will cause each Subsidiary Guarantor not to directly or indirectly, (i) consolidate, merge or amalgamate with or into another Person, whether or not such Subsidiary Guarantor is the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Subsidiary Guarantor, in one or more related transactions, to another Person, unless, in either case,

  (1)
  either (a) such Subsidiary Guarantor is the surviving corporation, or (b) the Person formed by or surviving any such consolidation, merger or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

  (2)
  the Person formed by or surviving any such consolidation, merger or amalgamation, if other than such Subsidiary Guarantor, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of such Subsidiary Guarantor under its subsidiary guarantee relating to the old notes, its Subsidiary Guarantee, the indenture and, if applicable, the registration rights agreement, pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after giving effect to such transaction no Default or Event of Default exists; and

  (4)
  such Subsidiary Guarantor or the Person formed by or surviving any such consolidation, merger or amalgamation, if other than such Subsidiary Guarantor, or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares."

        In addition, Vidéotron will not, and will cause each Subsidiary Guarantor not to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) of each of the two preceding paragraphs above of this "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger, consolidation or amalgamation, or a sale, assignment, transfer, conveyance or other disposition of assets, between or among Vidéotron and any of its Restricted Subsidiaries.

Issuances and Sales of Equity Interests in Certain Subsidiaries

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of (including, without limitation, by way of merger, amalgamation or otherwise) any Equity Interests in any direct or indirect Restricted Subsidiary that constitutes a Significant Subsidiary of Vidéotron or any group of Restricted Subsidiaries which, when taken as a whole, would constitute a Significant Subsidiary of Vidéotron to any Person (other than Vidéotron or a Wholly Owned Restricted Subsidiary of Vidéotron or, in connection with a Tax Benefit Transaction, to Quebecor Inc. or to any direct or indirect Subsidiary of Quebecor Inc.), unless:

  (1)
  such transfer, conveyance, sale, lease or other disposition (whether by way of merger, amalgamation or otherwise) is of all the Equity Interests of such Restricted Subsidiary; and

  (2)
  the Net Proceeds from such transfer, conveyance, sale, lease or other disposition (whether by way of merger, amalgamation or otherwise) are applied in accordance with the covenant described above under the caption "— Repurchase at the Option of Holders — Asset Sales."

        In addition, Vidéotron will not permit any direct or indirect Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries which, when taken as a whole, would constitute a Significant Subsidiary of Vidéotron to issue any Equity Interests to any Person, other than, (a) if necessary, shares of Capital Stock constituting directors' qualifying shares, (b) Back-to-Back Securities or (c) to Vidéotron or a Wholly Owned Restricted Subsidiary of Vidéotron.

Transactions with Affiliates

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, officer or director of Vidéotron, each, an Affiliate Transaction, unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to Vidéotron or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's length transaction by Vidéotron or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Vidéotron delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million, a resolution of the Board of Directors of Vidéotron set forth in an officers' certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Vidéotron; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$40.0 million, an opinion as to the fairness to Vidéotron or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing in the United States or Canada.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement entered into by Vidéotron or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Vidéotron or such Restricted Subsidiary;

  (2)
  transactions between or among Vidéotron and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of Vidéotron solely because Vidéotron owns an Equity Interest in such Person, provided such transactions are on terms that are no less favorable to Vidéotron or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's length transaction by Vidéotron or such Restricted Subsidiary with an unrelated Person;

  (4)
  payment of reasonable directors fees to Persons who are not otherwise Affiliates of Vidéotron;

  (5)
  sales of Equity Interests of Vidéotron, other than Disqualified Stock or Back-to-Back Securities, to Affiliates of Vidéotron;

  (6)
  any agreement or arrangement as in effect on October 8, 2003 or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to Vidéotron or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on October 8, 2003;

  (7)
  Restricted Payments that are permitted by the provisions of the indenture described under the caption "— Restricted Payments;"

  (8)
  Permitted Investments; and

  (9)
  any Tax Benefit Transaction.

Future Guarantors

        Vidéotron will cause each Person that becomes a Wholly Owned Restricted Subsidiary of Vidéotron following the Issue Date to become a Subsidiary Guarantor and to execute a supplemental indenture and deliver an opinion of counsel to the trustee. In addition, Vidéotron will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any other Indebtedness (including any Back-to-Back Debt) of Vidéotron or any of its Restricted Subsidiaries, unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu with such Subsidiary's guarantee of such other Indebtedness. The form of the Subsidiary Guarantee is attached as an exhibit to the indenture.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of Vidéotron may designate any Subsidiary to be an Unrestricted Subsidiary if such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  does not own any Equity Interests of any Restricted Subsidiary of Vidéotron, or hold any Liens on any property of Vidéotron or any of its Restricted Subsidiaries;

  (3)
  is not party to any agreement, contract, arrangement or understanding with Vidéotron or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Vidéotron or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Vidéotron;

  (4)
  is a Person with respect to which neither Vidéotron nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (5)
  except in the case of a Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the indenture, has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Vidéotron or any of its Restricted Subsidiaries;

  (6)
  has at least one director on its Board of Directors that is not a director or executive officer of Vidéotron or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Vidéotron or any of its Restricted Subsidiaries; and

  (7)
  that designation would not cause a Default or Event of Default.

        Any designation of a Subsidiary of Vidéotron as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under the caption "— Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Preferred Shares of such Subsidiary shall be deemed to be issued and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Vidéotron as of such date, and, if such Preferred Shares are not permitted to be issued or such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares," Vidéotron will be in default of such covenant.

        If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Vidéotron and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "— Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Vidéotron shall determine. That designation will be permitted only if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Subsidiary shall be released from any Subsidiary Guarantee previously made by such Subsidiary.

        The Board of Directors of Vidéotron may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Vidéotron of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption "— Incurrence of Indebtedness and Issuance of Preferred Shares," calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently ended full fiscal quarter for which internal financial statements are available; (ii) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption "— Restricted Payments;" (iii) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption "— Liens;" and (iv) no Default or Event of Default would be in existence following such designation.

Business Activities

        Vidéotron will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Businesses, except to such extent as would not be material to Vidéotron and its Restricted Subsidiaries taken as a whole.

Reports

        Whether or not Vidéotron is subject to Section 13(a) or 15(d) of the Exchange Act, so long as any Notes are outstanding, Vidéotron shall file with the SEC and furnish to the holders of the Notes and the trustee:

  (1)
  within 120 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable, or any successor form; and

  (2)
  (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor form, or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, which in each case, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to any such reports, a reconciliation to U.S. GAAP as permitted by the SEC for foreign private issuers.

        If Vidéotron has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of Vidéotron and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Vidéotron.

Payments for Consent

        Vidéotron will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, including Additional Amounts or special interest, if any, or with respect to, the Notes;

  (2)
  default in payment, when due at Stated Maturity, upon acceleration, redemption, required repurchase or otherwise, of the principal of, or premium, if any, on the Notes;

  (3)
  failure by Vidéotron or any of its Restricted Subsidiaries to comply with the provisions described under the captions "— Repurchase at the Option of Holders," "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares," "— Covenants — Restricted Payments" or "— Covenants — Merger, Consolidation or Sale of Assets;"

  (4)
  failure by Vidéotron or any Restricted Subsidiary for 30 days after written notice thereof has been given to Vidéotron by the trustee or to Vidéotron and the trustee by the holders of at least 25% of the aggregate principal amount of the Notes outstanding to comply with any of its other covenants or agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Vidéotron or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Vidéotron or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due at the final maturity of such Indebtedness, which is referred to as a Payment Default; or

  (b)
  results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$25.0 million or more;

  (6)
  failure by Vidéotron or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  any Subsidiary Guarantee of a Significant Subsidiary ceases, or the Subsidiary Guarantees of any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary cease, to be in full force and effect (other than in accordance with the terms of any such Subsidiary Guarantee) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee, or a group of Subsidiary Guarantors that, when taken together, would constitute a Significant Subsidiary deny or disaffirm their obligations under their respective Subsidiary Guarantees; and

  (8)
  certain events of bankruptcy or insolvency described in the indenture with respect to Vidéotron or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Vidéotron, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes and any old notes that have not been exchanged for Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes and any old notes that have not been exchanged for Notes may declare all the old notes and the Notes to be due and payable immediately.

        Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding old notes and Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if and so long as it determines in good faith that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or special interest, if any.

        The holders of a majority in aggregate principal amount of old notes and Notes then outstanding by notice to the trustee may on behalf of the holders of all of the old notes and Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the old notes, the Notes and (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each old note and Note affected by such modification or amendment. The holders of a majority in principal amount of the then outstanding old notes and Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

  (1)
  the holder gives the trustee written notice of a continuing Event of Default;

  (2)
  the holders of at least 25% in aggregate principal amount of outstanding old notes and Notes make a written request to the trustee to pursue the remedy;

  (3)
  such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

  (4)
  the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5)
  during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding old notes and Notes do not give the trustee a direction that is inconsistent with the request.

        In the case of any Event of Default with respect to the Notes occurring by reason of any willful action or inaction taken or not taken by or on behalf of Vidéotron with the intention of avoiding payment of the premium that Vidéotron would have had to pay if Vidéotron then had elected to redeem the Notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 15, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Vidéotron with the intention of avoiding the prohibition on redemption of the Notes prior to December 15, 2010, then the premium specified in the first paragraph under "— Optional Redemption" will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

        Vidéotron is required to deliver to the trustee within 120 days after the end of each fiscal year a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Vidéotron is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No past, present or future director, officer, employee, incorporator or shareholder of Vidéotron or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Vidéotron or the Subsidiary Guarantors under the Notes or the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under United States federal securities laws.

Legal Defeasance and Covenant Defeasance

        Vidéotron may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes, and release each Subsidiary Guarantor from all of its obligations under its Subsidiary Guarantee, which we refer to as Legal Defeasance, except for:

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Amounts and special interest, if any, on such Notes when such payments are due solely from the trust referred to below;

  (2)
  Vidéotron's obligation with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Vidéotron's and the Subsidiary Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Vidéotron may, at its option and at any time, elect to have the obligations of Vidéotron released with respect to certain covenants that are described in the indenture, and release each Subsidiary Guarantor from all of its obligations under its Subsidiary Guarantee with respect to these covenants, which we refer to as Covenant Defeasance, and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events described under the caption "— Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Vidéotron must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Addtional Amounts and special interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable date of redemption, as the case may be, and Vidéotron must specify whether the Notes are being defeased to maturity or to a particular date of redemption;

  (2)
  in the case of Legal Defeasance, Vidéotron shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Vidéotron has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and Vidéotron shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Vidéotron shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and Vidéotron shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, other than, in each case, a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Vidéotron or any of its Subsidiaries is a party or by which Vidéotron or any of its Subsidiaries is bound;

  (6)
  Vidéotron must have delivered to the trustee an opinion of counsel to the effect that, (a) assuming no intervening bankruptcy of Vidéotron or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of Vidéotron under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (b) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

  (7)
  Vidéotron must deliver to the trustee an officers' certificate stating that the deposit was not made by Vidéotron with the intent of preferring the holders of Notes over the other creditors of Vidéotron with the intent of defeating, hindering, delaying or defrauding creditors of Vidéotron or others;

  (8)
  if the Notes are to be redeemed prior to their stated maturity, Vidéotron must deliver to the trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

  (9)
  Vidéotron must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, Vidéotron and the trustee may amend or supplement the indenture, the old notes or the Notes with the consent of the holders of at least a majority in principal amount of the old notes and the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the old notes and the Notes), and any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of interest or special interest on, or the principal of, the old notes and the Notes and (ii) in respect of a covenant or provision under which the indenture cannot be modified or amended without the consent of the holder of each old note or Note affected by such modification or amendment) or compliance with any provision of the indenture, the old notes or the Notes may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding old notes and Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, old notes and Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any old notes or Notes held by a non-consenting holder):

  (1)
  reduce the principal amount of old notes and Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes;

  (3)
  reduce the rate of or change the time for payment of interest, including special interest, if any, on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or special interest, if any, on the Notes, except a rescission of acceleration of the old notes and Notes by the holders of at least a majority in aggregate principal amount of the old notes and Notes and a waiver of the payment default that resulted from such acceleration;

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or special interest, if any, on the Notes, or to institute suit for the enforcement of any payment on or with respect to such holders' Notes or any Subsidiary Guarantee;

  (7)
  amend, change or modify the obligation of Vidéotron to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "— Repurchase at the Option of Holders — Asset Sales" covenant after the obligation to make such Asset Sale Offer has arisen or the obligation of Vidéotron to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "— Repurchase at the Option of Holders — Change of Control" covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

  (8)
  except as otherwise permitted under the "— Covenants — Merger, Consolidation or Sale of Assets" covenant, consent to the assignment or transfer by Vidéotron or any Subsidiary Guarantor of any of their rights or obligations under the indenture;

  (9)
  subordinate the Notes or any Subsidiary Guarantee to any other obligation of Vidéotron or the applicable Subsidiary Guarantor;

  (10)
  amend or modify the provisions described under the caption "— Payment of Additional Amounts;"

  (11)
  amend or modify any Subsidiary Guarantee in a manner that would adversely affect the holders of the Notes or release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture (except in accordance with the terms of the indenture); or

  (12)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of old notes or Notes, Vidéotron and the trustee may amend or supplement the indenture, the old notes or the Notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of the obligations of Vidéotron or any Subsidiary Guarantor to holders of Notes in the case of a merger, consolidation, or amalgamation or sale of all or substantially all of the assets of Vidéotron or such Subsidiary Guarantor, as the case may be; provided, however, that Vidéotron delivers to the trustee:

  (a)
  an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and

  (b)
  an opinion of counsel in Canada to the effect that holders of the Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial tax purposes as a result of such assumption by a successor corporation and will be subject to Canadian federal, provincial or territorial taxes

      (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to add additional guarantees with respect to the Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided or permitted by the terms of the indenture;

  (6)
  provide for the issuance of Additional Notes in accordance with the indenture; or

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all old notes and Notes issued thereunder, when:

  (1)
  either:

  (a)
  all old notes and Notes that have been authenticated, except lost, stolen or destroyed old notes and Notes that have been replaced or paid and old notes and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Vidéotron, have been delivered to the trustee for cancellation; or

  (b)
  all old notes and Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Vidéotron or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the old notes and Notes not delivered to the trustee for cancellation for principal, premium and Additional Amounts and special interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Vidéotron or any Subsidiary Guarantor is a party or by which Vidéotron or any Subsidiary Guarantor is bound;

  (3)
  Vidéotron or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  Vidéotron has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or the date of redemption, as the case may be.

        In addition, in each case, Vidéotron must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Vidéotron or any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding old notes and Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with this request.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Vidéotron Ltée, 300 Viger Avenue East, Montréal, Québec, Canada H2X 3W4.

Governing Law

        The indenture and the old notes are, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

        Since substantially all of the assets of Vidéotron are outside the United States, any judgments obtained in the United States against Vidéotron, including judgments with respect to the payment of principal, premium, interest, special interest, Additional Amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the Notes, may not be collectible within the United States.

        Vidéotron's head office is in Quebec and its assets are located principally in Quebec. Vidéotron has been informed by its Canadian counsel, Ogilvy Renault LLP, that the laws of Quebec permit an action to be brought in a court of competent jurisdiction in Quebec (a "Quebec Court") on any final and enforceable judgment in personam for a sum certain of any federal or state court located in the Borough of Manhattan in The City of New York (a "New York Court"') that is not subject to ordinary remedy under the internal laws of the State of New York if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the Quebec Court (submission by Vidéotron in the indenture to the jurisdiction of the New York Court being sufficient for such purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure; (iii) the decision and enforcement thereof would not be inconsistent with public order as understood in international relations in Quebec; (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws (including taxation laws) or other laws of a public nature, such as expropriatory or penal laws; (v) a dispute between the same parties, based on the same facts and having the same object, has not given rise to a decision rendered in Quebec, whether or not a final judgment, is not pending before a Quebec Court in the first instance, or has not been decided in a third country and the decision has met the necessary conditions for recognition in Quebec; (vi) the decision has not been rendered by default unless the plaintiff has proven due service on the defaulting party in accordance with the laws of the jurisdiction in which the decision was rendered; and (vii) the action to enforce such judgment is commenced within the applicable limitation period. Ogilvy Renault LLP is not aware of any reasons under the present laws of Quebec for avoiding enforcement of judgments of a New York Court with respect to the indenture or the Notes on the basis of public order, as that term is understood in international relations and under the laws of Quebec.

        In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency, converted at the rate of exchange prevailing on the day that the judgment of the New York Court became enforceable under New York law.

Book-Entry, Delivery and Form

        The Notes will be initially issued in the form of one or more global securities registered in the name of DTC or its nominee.

        Upon the issuance of a global security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such global security for which old notes were exchanged by such Persons in the exchange offer. Ownership of beneficial interests in a global security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants, including through Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        Payment of principal of and interest on Notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the indenture. Under the terms of the indenture, Vidéotron and the trustee will treat the Persons in whose names securities representing the Notes, including the global securities, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of Vidéotron, the trustee or any agent of Vidéotron or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        Vidéotron has been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants. A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated Notes only if:

  (1)
  DTC notifies Vidéotron that it (a) is unwilling or unable to continue as depositary for the global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Vidéotron fails to appoint a successor depositary within 120 days after the date of such notice;

  (2)
  Vidéotron, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated Notes, subject to the rules of DTC, which require the consent of each participant; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a global Note may be exchanged for certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated Notes delivered in exchange for any global Note or beneficial interests in global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        Any global security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated Notes,

  (1)
  certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

  (2)
  payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of Vidéotron maintained for such purposes, and

  (3)
  no service charge will be made for any registration of transfer or exchange of the certificated Notes, although Vidéotron may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global security for all purposes under the indenture and the Notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such global security. Accordingly, each Person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. Vidéotron understands that under existing industry practices, in the event that Vidéotron requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised Vidéotron that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"' registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers of the old notes), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Vidéotron, the trustee, the initial purchasers of the old notes or the exchange agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Consent to Jurisdiction and Service

        Pursuant to the indenture, Vidéotron has irrevocably appointed CT Corporation System as its agent for service of process in any suit, action, or proceeding with respect to the indenture, the old notes or the Notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such non-exclusive jurisdiction.

Definitions

        Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2003 QMI Subordinated Loan" means the Indebtedness owed by Vidéotron to Quebecor Media Inc. pursuant to the Subordinated Loan Agreement dated March 24, 2003 between Vidéotron and Quebecor Media Inc., as amended.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Acquisition" means (a) an Investment by Vidéotron or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Vidéotron or any Restricted Subsidiary or (b) any acquisition by Vidéotron or any Restricted Subsidiary of the assets of any Person that constitute substantially all of an operating unit, a division or line of business of such Person or that is otherwise outside of the ordinary course of business.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, however, that the sale, conveyance or other disposition of all or substantially all of the assets of Vidéotron and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption "— Repurchase at the Option of Holders — Change of Control" and/or the provisions described under the caption "— Covenants — Merger, Consolidation or Sale of Assets" and not by the provisions of the indenture described under "— Repurchase at the Option of Holders — Asset Sales;" and

  (2)
  the issuance of Equity Interests of any of Vidéotron's Restricted Subsidiaries or the sale by Vidéotron's or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value (as determined by the Board of Directors of Vidéotron and evidenced by a resolution of the Board of Directors of Vidéotron) of less than US$1.0 million;

  (2)
  a sale, lease, conveyance or other disposition of assets between or among Vidéotron and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to Vidéotron or to another Restricted Subsidiary;

  (4)
  the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  any Tax Benefit Transaction; and

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "— Covenants — Restricted Payments."

        "Asset Swap" means an exchange of assets by Vidéotron or a Restricted Subsidiary of Vidéotron for:

  (1)
  one or more Permitted Businesses;

  (2)
  a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses; provided such Person becomes a Restricted Subsidiary of Vidéotron; and/or

  (3)
  long-term assets that are used in a Permitted Business in a like-kind exchange or transfer pursuant to Section 1031 of the Internal Revenue Code or any similar or successor provision of the Internal Revenue Code or Sections 51, 85, 85.1, 86, 87 or 88(1) of the Income Tax Act (Canada) or any similar or successor provisions of the Income Tax Act (Canada).

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Back-to-Back Debt" means any loans made or debt instruments issued as part of a Back-to-Back Transaction and in which each party to such Back-to-Back Transaction, other than a Vidéotron Entity, executes a subordination agreement in favor of the holders of the Notes in substantially the form attached as an exhibit to the indenture.

        "Back-to-Back Preferred Shares" means Preferred Shares issued:

  (a)
  to a Vidéotron Entity by an Affiliate of Vidéotron in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, an Affiliate of such Vidéotron Entity has loaned on an unsecured basis to such Vidéotron Entity, or an Affiliate of such Vidéotron Entity has subscribed for Preferred Shares of such Vidéotron Entity, in an amount equal to, the requisite subscription price for such Preferred Shares;

  (b)
  by a Vidéotron Entity to one of its Affiliates in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, such Vidéotron Entity has loaned an amount equal to the proceeds of such issuance to an Affiliate on an unsecured basis; or

  (c)
  by a Vidéotron Entity to one of its Affiliates in circumstances where, immediately prior to or after, as the case may be, the issuance of such Preferred Shares, such Vidéotron Entity has used the proceeds of such issuance to subscribe for Preferred Shares issued by an Affiliate; in each case on terms whereby:

  (i)
  the aggregate redemption amount applicable to the Preferred Shares issued to or by such Vidéotron Entity is identical:

  (A)
  in the case of (a) above, to the principal amount of the loan made or the aggregate redemption amount of the Preferred Shares subscribed for by such Affiliate;

  (B)
  in the case of (b) above, to the principal amount of the loan made to such Affiliate; or

  (C)
  in the case of (c) above, to the aggregate redemption amount of the Preferred Shares issued by such Affiliate;

  (ii)
  the dividend payment date applicable to the Preferred Shares issued to or by such Vidéotron Entity will:

  (A)
  in the case of (a) above, be immediately prior to, or on the same date as, the interest payment date relevant to the loan made or the dividend payment date on the Preferred Shares subscribed for by such Affiliate;

  (B)
  in the case of (b) above, be immediately after, or on the same date as, the interest payment date relevant to the loan made to such Affiliate; or

      (C)
      in the case of (c) above, be immediately after, or on the same date as, the dividend payment date on the Preferred Shares issued by such Affiliate;

    (iii)
    the amount of dividends provided for on any payment date in the share conditions attaching to the Preferred Shares issued:

    (A)
    to a Vidéotron Entity in the case of (a) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the Preferred Shares subscribed for by such Affiliate;

    (B)
    by a Vidéotron Entity in the case of (b) above, will be less than or equal to the amount of interest payable in respect of the loan made to such Affiliate; or

    (C)
    by a Vidéotron Entity in the case of (c) above, will be equal to the amount of dividends in respect of the Preferred Shares issued by such Affiliate; and provided that, in the case of Preferred Shares issued by a Restricted Subsidiary of Vidéotron that is not a Subsidiary Guarantor, each holder of such Preferred Shares under such Back-to-Back Transaction, other than such Restricted Subsidiary, executes a subordination agreement in favor of the holders of the Notes in substantially the form attached as an exhibit to the indenture.

        "Back-to-Back Securities" means the Back-to-Back Preferred Shares or the Back-to-Back Debt or both, as the context requires, provided that a Back-to-Back Security issued by any Restricted Subsidiary of Vidéotron that is not a Subsidiary Guarantor (A) shall provide that (i) such Restricted Subsidiary shall suspend any payment on such Back-to-Back Security until such Restricted Subsidiary receives payment on the corresponding Back-to-Back Security in an amount equal to or exceeding the amount to be paid on the Back-to-Back Security issued by such Restricted Subsidiary and (ii) if the holder of such Back-to-Back Security is paid any amount on or with respect to such Back-to-Back Security by such Restricted Subsidiary, then to the extent such amounts are paid out of proceeds in excess of the corresponding payment received by such Restricted Subsidiary on the corresponding Back-to-Back Security held by it, the holder of such Back-to-Back Security will hold such excess payment in trust for the benefit of such Restricted Subsidiary and will forthwith repay such payment to such Restricted Subsidiary and (B) may provide that, notwithstanding clause (A), such Restricted Subsidiary may make payment on such Back-to-Back Security if at the time of payment such Restricted Subsidiary would be permitted to make such payment under the provision of the indenture described under the caption "— Covenants — Restricted Payments;" provided that any payment made pursuant to this clause (B) which is otherwise prohibited under clause (A) would constitute a Restricted Payment.

        "Back-to-Back Transactions" means any of the transactions described under the definition of Back-to-Back Preferred Shares.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have corresponding meanings.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Canadian Taxing Authority" means any federal, provincial, territorial or other Canadian government or any authority or agency therein having the power to tax.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capital Stock Sale Proceeds" means the aggregate net cash proceeds received after October 8, 2003 by Vidéotron:

  (1)
  as a contribution to the common equity capital or from the issue or sale of Equity Interests of Vidéotron (other than Disqualified Stock or Back-to-Back Securities); or

  (2)
  from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Vidéotron that have been converted into or exchanged for such Equity Interests, other than, in either (1) or (2), Equity Interests (or convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities) sold to a Subsidiary of Vidéotron.

        "Cash Equivalents" means:

  (1)
  United States dollars or Canadian dollars;

  (2)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated in the "R-1" category by the Dominion Bond Rating Service Limited;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of US$500.0 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition or with respect to commercial paper in Canada, a rating in the "R-1" category by the Dominion Bond Rating Service Limited; and

  (6)
  money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vidéotron and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Related Party of a Permitted Holder;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Vidéotron;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Permitted Holder or a Related Party of a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Vidéotron, measured by voting power rather than number of shares; or

  (4)
  during any consecutive two-year period, the first day on which individuals who constituted the Board of Directors of Vidéotron as of the beginning of such two-year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of the Board of Directors of Vidéotron.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, including for purposes of this clause (2) any interest expense on the 2003 QMI Subordinated Loan that was otherwise excluded from the definition of Consolidated Interest Expense, in each case to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period to the extent such expense is amortized) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents (i) an accrual of or reserve for cash expenses in any future period or (ii) amortization of a prepaid cash expense that was paid in a prior period to the extent such expense is amortized) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (4)
  any interest and other payments made to Persons other than any Vidéotron Entity in respect of Back-to-Back Securities to the extent such interest and other payments were not deducted in computing such Consolidated Net Income; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of and the depreciation and amortization and other non-cash expenses of a Restricted Subsidiary of Vidéotron shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Vidéotron only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to Vidéotron by such Restricted Subsidiary without prior governmental approval (unless such approval has been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

        "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, without duplication, the total amount of Indebtedness of such Person and its Restricted Subsidiaries, including (i) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, and (ii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Shares of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person, for any period, without duplication, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees, and charges incurred in respect of letter of credit or bankers' acceptance financings), all calculated after taking into account the effect of all Hedging Obligations, (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), (iv) the product of (a) all dividend payments on any series of Preferred Shares of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, and (v) to the extent not included in clause (iv) above for purposes of GAAP, the product of (a) all dividend payments on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Interest and other payments on Back-to-Back Securities, and any accrual, or payment-in-kind, of interest on the 2003 QMI Subordinated Loan to the extent such interest is not paid in cash, will not be included as Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary) or that is accounted for by the equity method of accounting shall be included; provided, that the Net Income shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (unless such approval has been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders;

  (3)
  the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded;

  (5)
  the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; provided, however, that for purposes of the covenant described under the caption "— Covenants — Restricted Payments," the Net Income of any Unrestricted Subsidiary will be included to the extent it would otherwise be included under clause (1) of this definition; and

  (6)
  any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Vidéotron or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holders thereof for Capital Stock of Vidéotron or Quebecor Media Inc. (other than in each case Disqualified Stock of Vidéotron).

        "Consolidated Revenues" means the gross revenues of Vidéotron and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that (1) any portion of gross revenues derived directly or indirectly from Unrestricted Subsidiaries, including dividends or distributions from Unrestricted Subsidiaries, shall be excluded from such calculation, and (2) any portion of gross revenues derived directly or indirectly from a Person (other than a Subsidiary of Vidéotron or one of its Restricted Subsidiaries) accounted for by the equity method of accounting shall be included in such calculation only to the extent of the amount of dividends or distributions actually paid to Vidéotron or a Restricted Subsidiary by such Person.

        "Credit Agreement" means the amended credit facility between Vidéotron, the guarantor subsidiaries named therein, Royal Bank of Canada, as administrative agent, RBC Dominion Securities, Inc., as lead arranger, and the lenders thereto dated November 19, 2004.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates entered into with any commercial bank or other financial institutions having capital and surplus in excess of US$500.0 million.

        "Debt to Cash Flow Ratio" means, as of any date of determination (the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of Vidéotron (excluding the 2003 QMI Subordinated Loan) as of such Determination Date to (b) the Consolidated Cash Flow of Vidéotron for the most recently ended fiscal quarter ending immediately prior to such Determination Date for which internal financial statements are available (the "Measurement Period") multiplied by four, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Vidéotron and its Restricted Subsidiaries from the beginning of such quarter through and including such Determination Date (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter. For purposes of calculating Consolidated Cash Flow for each Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the applicable Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during the applicable Measurement Period; (iii) if Vidéotron or any of its Restricted Subsidiaries shall have in any manner (x) acquired through an Asset Acquisition or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during the applicable Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP, as if, in the case of an Asset Acquisition, all such transactions (including any related financing transactions) had been consummated on the first day of the applicable Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions (including any related financing transactions) had been consummated prior to the first day of the applicable Measurement Period; (iv) if (A) since the beginning of the applicable Measurement Period, Vidéotron or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding or has repaid any Indebtedness, or (B) the transaction giving rise to the need to calculate the Debt to Cash Flow Ratio is an incurrence or repayment of Indebtedness, Consolidated Interest Expense for such Measurement Period shall be calculated after giving effect on a pro forma basis to such incurrence or repayment as if such Indebtedness was incurred or repaid on the first day of such period, provided that, in the event of any such repayment of Indebtedness, Consolidated Cash Flow for such period shall be calculated as if Vidéotron or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness; and (v) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the Determination Date had been the applicable base interest rate for the entire Measurement Period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months). For purposes of this definition, any pro forma calculation shall be made in good faith by a responsible financial or accounting officer of Vidéotron consistent with Article 11 of Regulation S-X of the Securities Act, as such Regulation may be amended.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Deferred Management Fees" means, for any period, any Management Fees that were payable during any prior period, the payment of which was not effected when due.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (i) Back-to-Back Preferred Shares will not constitute Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Vidéotron to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Vidéotron may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "— Covenants — Restricted Payments." The term "Disqualified Stock" shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering by Vidéotron of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Vidéotron however designated and whether voting or non-voting or an equity contribution by a direct or indirect parent company to the common equity of Vidéotron.

        "Existing Indebtedness" means Indebtedness of Vidéotron and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on October 8, 2003, until such amounts are repaid.

        "GAAP" means generally accepted accounting principles, consistently applied, as in effect in Canada from time to time.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States of America pledges its full faith and credit, and which are not callable or redeemable at the issuer's option.

        "guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  representing principal of and premium, if any, in respect of borrowed money;

  (2)
  representing principal of and premium, if any, evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

  (6)
  representing the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (in each case,

    valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends); or

  (7)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Attributable Debt, Disqualified Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock or Preferred Stock. The term "Indebtedness" will not include Back-to-Back Securities.

        The amount of any Indebtedness described above in clauses (1) through (7) and in the preceding paragraph outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; provided, however, that if any Indebtedness denominated in a currency other than Canadian dollars is hedged or swapped through the maturity of such Indebtedness under a Currency Exchange Protection Agreement, the amount of such Indebtedness will be adjusted to the extent of any positive or negative value (to the extent the obligation under such Currency Exchange Protection Agreement is not otherwise included as Indebtedness of such Person) of such Currency Exchange Protection Agreement.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates entered into with any commercial bank or other financial institution having capital and surplus in excess of US$500.0 million.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Vidéotron or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If Vidéotron or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Vidéotron such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Vidéotron, Vidéotron shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described under the caption "— Covenants — Restricted Payments." The acquisition by Vidéotron or any Restricted Subsidiary of Vidéotron of a Person that holds an Investment in a third Person will be deemed to be an Investment by Vidéotron or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the third paragraph of the covenant described under the caption "— Covenants — Restricted Payments."

        "Issue Date" means September 16, 2005.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Fees" means any amounts payable by Vidéotron or any Restricted Subsidiary in respect of management or similar services.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Shares dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without regard to the $1.0 million limitation set forth in the definition thereof) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by Vidéotron or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (b) any relocation expenses incurred as a result of the Asset Sale, (c) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (d) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, (e) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (f) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures of Vidéotron or such Restricted Subsidiary as a result of such Asset Sale.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Vidéotron nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the old notes or the Notes) of Vidéotron or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Vidéotron or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the businesses conducted by Vidéotron and its Restricted Subsidiaries in the cable and telecommunications industry, including on-line Internet services, telephony and the sale and rental of videocassettes, or anything related or ancillary thereto.

        "Permitted Holders" means one or more of the following persons or entities:

  (1)
  Quebecor Inc.;

  (2)
  Quebecor Media Inc.;

  (3)
  any issue of the late Pierre Péladeau;

  (4)
  any trust having as its sole beneficiaries one or more of the persons listed in clause (3) above;

  (5)
  any corporation, partnership or other entity controlled by one or more of the persons or trusts referred to in clause (3) or (4) above or in this clause (5); and

  (6)
  Capital Communications CDPQ Inc.

        "Permitted Investments" means:

  (1)
  any Investment in Vidéotron or in a Restricted Subsidiary of Vidéotron;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Vidéotron or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Vidéotron; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Vidéotron or any of its Restricted Subsidiaries, provided that, in each case, such Person's primary business is a Permitted Business;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "— Repurchase at the Option of Holders — Asset Sales";

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock or Back-to-Back Securities) of Vidéotron;

  (6)
  Hedging Obligations entered into in the ordinary course of business of Vidéotron or any of its Restricted Subsidiaries and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (7)
  payroll, travel and similar advances to officers, directors and employees of Vidéotron and its Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

  (8)
  any Investment in connection with Back-to-Back Transactions;

  (9)
  any Investment existing on October 8, 2003; and

  (10)
  other Investments in any Person that is not an Affiliate of Vidéotron (other than a Restricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since October 8, 2003 not to exceed US$50.0 million.

        "Permitted Liens" means:

  (1)
  Liens on the assets of Vidéotron and any Restricted Subsidiaries of Vidéotron securing Indebtedness and other Obligations of Vidéotron and Restricted Subsidiaries of Vidéotron under Credit Facilities, which Indebtedness was permitted by the terms of the indenture to be incurred, provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed an aggregate of Cdn$650 million at any one time outstanding;

  (2)
  Liens in favor of Vidéotron or a Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with Vidéotron or any Restricted Subsidiary of Vidéotron, provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with Vidéotron or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by Vidéotron or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such property;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "— Covenants — Incurrence of Indebtedness and Issuance of Preferred Shares" covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on October 8, 2003;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (9)
  Liens securing Permitted Refinancing Indebtedness, provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

  (10)
  attachment or judgment Liens not giving rise to a Default or an Event of Default;

  (11)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (12)
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of Obligations for the payment of borrowed money;

  (13)
  licenses, permits, reservations, servitudes, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas or oil pipelines, steam, gas and water mains or electric light and power, or telephone and telegraph or cable television conduits, poles, wires and cables, reservations, limitations, provisos and conditions expressed in any original grant from any governmental entity or other grant of real or immovable property, or any interest therein) and zoning land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities in respect of real property not interfering, individually or in the aggregate, in any material respect with the use of the affected real property for the ordinary conduct of the business of Vidéotron or any of its Restricted Subsidiaries at such real property;

  (14)
  Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

  (15)
  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (16)
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements, including mark-to-market transactions designed solely to protect Vidéotron or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

  (17)
  Liens consisting of any interest or title of licensor in the property subject to a license;

  (18)
  Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

  (19)
  Any extensions, substitutions, replacements or renewals of the foregoing clauses (2) through (18); and

  (20)
  Liens incurred in the ordinary course of business of Vidéotron or any Restricted Subsidiary of Vidéotron with respect to Obligations that do not exceed US$25.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Vidéotron or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Vidéotron or any Subsidiary Guarantor (other than intercompany Indebtedness); provided, however, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (4)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Subsidiary Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Subsidiary Guarantees; and

  (5)
  such Indebtedness is incurred either by Vidéotron, a Subsidiary Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Shares" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Related Party" means:

  (1)
  any controlling shareholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder, or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "sale and leaseback transaction" means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on October 8, 2003.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means any Indebtedness of Vidéotron or any Subsidiary Guarantor (whether outstanding on October 8, 2003 or thereafter incurred) that is subordinate or junior in right of payment to the notes or any Subsidiary Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantee" means a guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of Vidéotron's obligations with respect to the Notes.

        "Subsidiary Guarantor" means (1) each Restricted Subsidiary of Vidéotron on the Issue Date other than Société d'Édition et de Transcodage T.E. Ltée and its subsidiaries and (2) any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "— Covenants — Future Guarantors" or who otherwise executes and delivers a supplemental indenture to the trustee providing for a Subsidiary Guarantee, and in each case their respective successors and assigns until released from their obligations under their Subsidiary Guarantees and the indenture in accordance with the terms of the indenture.

        "Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

        "Tax Benefit Transaction" means, for so long as Vidéotron is a direct or indirect Subsidiary of Quebecor Inc., any transaction between a Vidéotron Entity and Quebecor Inc. or any of its Affiliates, the primary purpose of which is to create tax benefits for any Vidéotron Entity or for Quebecor Inc. or any of its Affiliates; provided, however, that (1) the Vidéotron Entity involved in the transaction obtains a favorable tax ruling from a competent tax authority or a favorable tax opinion from a nationally recognized Canadian law or accounting firm having a tax practice of national standing as to the tax efficiency of the transaction for such Vidéotron Entity; (2) Vidéotron delivers to the trustee (a) a resolution of the Board of Directors of Vidéotron to the effect the transaction will not prejudice the noteholders and certifying that such transaction has been approved by a majority of the disinterested members of such Board of Directors and (b) an opinion as to the fairness to such Vidéotron Entity of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada, provided that such an opinion shall not be required for Tax Benefit Transactions in amounts not exceeding Cdn$1 million (and not exceeding in the aggregate Cdn$10 million for the preceding 12-month period); (3) such transaction is set forth in writing; and (4) the Consolidated Cash Flow of Vidéotron is not reduced after giving pro forma effect to the transaction as if the same had occurred at the beginning of the most recently ended full fiscal quarter for which internal financial statements are available; provided, however, that if such transaction shall thereafter cease to satisfy the preceding requirements as a Tax

Benefit Transaction, it shall thereafter cease to be a Tax Benefit Transaction for purposes of the indenture and shall be deemed to have been effected as of such date and, if the transaction is not otherwise permitted by the indenture as of such date, Vidéotron will be in default under the indenture if such transaction does not comply with the preceding requirements or is not otherwise unwound within 30 days of that date.

        "Unrestricted Subsidiary" means:

  (a)
  any Subsidiary of Vidéotron that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under the caption "— Covenants — Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

  (b)
  any Subsidiary of an Unrestricted Subsidiary.

        "Vidéotron Entity" means any of Vidéotron or any of its Restricted Subsidiaries.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

        The following is a summary of certain U.S. federal income tax consequences applicable to an investment in the Notes by a "U.S. Holder" who acquires the Notes pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations, Internal Revenue Service, or the IRS, rulings and judicial decisions now in effect. All of these are subject to change, possibly with retroactive effect, or different interpretations. For purposes of this summary, "U.S. Holder" means the beneficial holder of a note who or that for U.S. federal income tax purposes is:

  •
  an individual citizen or resident alien of the United States;

  •
  a corporation or other entity treated as such formed in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more "U.S. persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect to be treated as a U.S. person; or

  •
  a partnership or other entity treated as such, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

        This summary does not cover all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances (for example, U.S. Holders subject to the alternative minimum tax provisions of the Code) or to investors that may be subject to special treatment under U.S. federal income tax law, including:

  •
  dealers in stocks, securities or currencies;

  •
  securities traders that use a mark-to-market accounting method;

  •
  banks and financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  persons holding notes as part of a hedging or conversion transaction or a straddle;

  •
  persons deemed to sell notes under the constructive sale provisions of the Code;

  •
  persons who or that are, or may become, subject to the expatriation provisions of the Code;

  •
  persons whose functional currency is not the U.S. dollar; and

  •
  direct, indirect or constructive owners of 10% or more of our outstanding voting shares.

        The summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders. In addition, it is limited to U.S. Holders who purchase and hold the Notes as "capital assets" within the meaning of the Code, generally, property held for investment.

        Except as used in "— Exchange of Old Notes into Notes" below, when "Note" and "Notes" are used in this summary, they also refer to "registered Notes" and "registered Notes."

        You should consult your own tax advisor regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Notes.

Interest on the Notes

        Stated interest on the Notes will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Interest on the Notes will constitute income from sources outside the United States and, for taxable years beginning before January 1, 2007, generally will be "passive income", and for taxable years beginning after December 31, 2006, generally will be "passive category income" for purposes of computing the foreign tax credit allowable to a U.S. Holder under the federal income tax laws.

Redemption

        In the event of a Change of Control, U.S. Holders will have the right to require us to purchase their Notes. The right of U.S. Holders to require redemption of the Notes upon the occurrence of a Change of Control will not affect the yield to maturity of the Notes if the likelihood of the occurrence, as of the date the Notes are issued, is remote. We believe that the likelihood of a Change of Control is remote under this rule, and therefore we will not treat this possibility as affecting the yield to maturity of the Notes.

        In certain circumstances, we may redeem or repurchase a portion of the Notes. For U.S. federal income tax purposes, we will be deemed to exercise any option to redeem the Notes if the exercise of such option would lower the yield of the Notes. We believe, and will take the position for all U.S. federal income tax purposes, that we will not be treated as having exercised the option to redeem the Notes under these rules.

Sale, Exchange or Retirement of a Note

        A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a Note, measured by the difference, if any, between:

  •
  the amount of cash and the fair market value of any property received, except to the extent that the cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income; and

  •
  the holder's tax basis in the Notes.

        Any such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the Note has been held or deemed held for more than one year at the time of the disposition. Net capital gains of noncorporate U.S. Holders, including individuals, may be taxed at lower rates than items of ordinary income. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized by a U.S. Holder on the sale or other disposition of a Note generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States. Any loss attributable to accrued but unpaid interest will be allocated against income of the same category and source as the interest on the Notes. A U.S. Holder's tax basis in a Note will generally equal its cost to the U.S. Holder.

Exchange of Old Notes into Notes

        The exchange of an old note for a Note by a holder pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. A U.S. Holder will not recognize any gain or loss upon the receipt of a registered Note pursuant to the exchange offer and a U.S. Holder will be required to continue to include interest on the registered Note in gross income in the manner and to the extent described herein. A U.S. Holder's holding period for a registered Note will include the holding period for the original old note exchanged pursuant to the Registered Exchange Offer, and such U.S. Holder's basis in the registered Note immediately after the exchange will be the same as such U.S. Holder's basis in such original old note immediately before the exchange.

Information Reporting and Backup Withholding

        A U.S. Holder of the Notes may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number or other taxpayer identification number, or TIN, certified under penalty of perjury within a reasonable time after the request for the TIN;

  •
  furnishes an incorrect TIN;

  •
  fails to report properly interest or dividends; or

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

        A U.S. Holder that does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

        We will report to the U.S. Holders of Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to these payments.

Canadian Material Federal Income Tax Considerations for Non-Residents of Canada

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to a holder who, at all times for purposes of the Income Tax Act (Canada), deals at arm's length with and is not affiliated with Videotron, holds the Notes as capital property, and is not an insurer who carries on an insurance business in Canada or an authorized foreign bank who carries on a bank business in Canada and who, at all times for the purposes of the Canada-United States Income Tax Convention (1980), as amended, (the "Convention") and the Income Tax Act (Canada), is not and is not deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold the Notes in the course of carrying on a business in Canada, to whom we refer as a Non-Resident Holder.

        This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder, all specific proposals to amend the Income Tax Act (Canada) and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the published administrative practices of the Canada Revenue Agency and the current provisions of the Convention. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations which may differ from the Canadian federal income tax considerations described herein.

        This summary is not exhaustive of all Canadian federal income tax considerations that may be relevant to a particular Non-Resident Holder. This summary is not intended to be, and should not be interpreted as, legal or tax advice to any particular Non-Resident Holder, and no representation with respect to the income tax consequences to any particular Non-Resident Holder is made. Accordingly, prospective holders of the Notes should consult their own tax advisors with respect to their individual circumstances.

Interest

        A Non-Resident Holder will not be subject to tax (including withholding tax) under the Income Tax Act (Canada) on interest, principal or premium on the Notes.

Dispositions

        Gains realized on the disposition or deemed disposition of a Note by a Non-Resident Holder will not be subject to tax under the Income Tax Act (Canada).

Exchange of Old Notes into Notes

        The exchange of old notes for Notes by a Non-Resident Holder under the exchange offer will not constitute a taxable transaction for the purposes of the Income Tax Act (Canada).

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. Under the registration rights agreement, we and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the sooner of 180 days after the effectiveness date of the registration statement that includes this prospectus and the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any of these resales. In addition, until February 6, 2006, all dealers effecting transactions in the Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any of these resales of Notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Until the 180th day after the effectiveness date of the registration statement that includes this prospectus or the date on which a participating broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, whichever occurs first, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the Notes offered by this prospectus, their enforceability under the laws of the State of New York and certain legal matters in connection with the exchange offer will be passed upon for us by Ogilvy Renault LLP, Montréal, Canada. Arnold & Porter LLP, New York, New York, will pass upon certain matters of United States tax law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our consolidated balance sheets as at December 31, 2003 and 2004 and our consolidated statements of operations, shareholder's equity and cash flows for the three years ended December 31, 2004 are included in this prospectus and have been audited by KPMG LLP, an independent registered public accounting firm, as indicated in their report appearing in this prospectus. In addition, the balance sheets as at December 31, 2003 and 2004 of Videotron Telecom Ltd. and the statements of operations, deficit and cash flows for the years ended December 31, 2003 and 2004 are included in this prospectus and have been audited by KPMG LLP, an independent registered public accounting firm, as indicated in their report appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the Notes offered in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement (including its exhibits and schedules). You should read the registration statement (including its exhibits and schedules) for more information about us, the exchange offer and the Notes. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because this prospectus may not contain all the information that you find important, you should review the full text of these documents. We have filed these documents as exhibits to the registration statement.

        We are also subject to the reporting requirements of the Exchange Act. We file reports and other information with the SEC. The public may read and copy the registration statement (including its exhibits and schedules) and the reports and other information filed by us at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of this Internet site is http://www.sec.gov.

        In addition, you may obtain a copy of the documents to which we refer you in this prospectus without charge upon written or oral request to: Vidéotron Ltée, 300 Viger Avenue East, Montreal, Québec, Canada H2X 3W4, Attention: Corporate Secretary, telephone number (514) 281-1232. To obtain timely delivery, you must request these documents no later than five business days before the expiration date of the exchange offer. Unless extended, the expiration date is February 6, 2006.

INDEX TO FINANCIAL STATEMENTS

Vidéotron Ltée
Annual Financial Information as at and for the years ended December 31, 2002, 2003 and 2004
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the years ended December 31, 2002, 2003 and 2004	F-3
Consolidated Statements of Shareholder's Equity for the years ended December 31, 2002, 2003 and 2004	F-4
Consolidated Balance Sheets as at December 31, 2003 and 2004	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004	F-6
Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2003 and 2004	F-8
Interim financial Information as at September 30, 2005 and for the nine months ended September 30, 2004 and 2005
Consolidated Statements of Operations for the nine months ended September 30, 2004 and 2005 (unaudited)	F-39
Consolidated Statements of Shareholder's Equity (Deficiency) for the nine months ended September 30, 2004 and 2005 (unaudited)	F-40
Consolidated Balance Sheets as at December 31, 2004 and September 30, 2005 (unaudited)	F-41
Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2005 (unaudited)	F-42
Notes to Consolidated Financial Statements for the nine months ended September 30, 2004 and 2005 (unaudited)	F-43
Videotron Telecom Ltd.
Annual Financial Information as at and for the years ended December 31, 2003 and 2004
Report of Independent Registered Public Accounting Firm	F-56
Statements of Operations and Deficit for the years ended December 31, 2003 and 2004	F-57
Balance Sheets as at December 31, 2003 and 2004	F-58
Statements of Cash Flows for the years ended December 31, 2003 and 2004	F-59
Notes to Financial Statements for the years ended December 31, 2003 and 2004	F-60
Interim Financial Information as at September 30, 2005 and for the nine months ended September 30, 2004 and 2005
Statements of Operations and Deficit for the nine months ended September 30, 2004 and 2005 (unaudited)	F-69
Balance Sheets as at December 31, 2004 and September 30, 2005 (unaudited)	F-70
Statements of Cash Flows for the nine months ended September 30, 2004 and 2005 (unaudited)	F-71
Notes to Financial Statements for the nine months ended September 30, 2004 and 2005 (unaudited)	F-72
Pro Forma Combined Financial Information
Pro Forma Combined Financial Information for the three-year period ended December 31, 2004 and as at and for the nine months ended September 30, 2005 (unaudited)	F-75

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE BOARD OF DIRECTORS

        We have audited the accompanying consolidated balance sheets of Vidéotron Ltée and its subsidiaries as at December 31, 2003 and 2004 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vidéotron Ltée and its subsidiaries as at December 31, 2003 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with Canadian generally accepted accounting principles.

        Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 22 to the consolidated financial statements.

Montréal, Canada January 28, 2005, except as to note 21(b) which is dated as of September 9, 2005	/s/ KPMG LLP Chartered Accountants

VIDÉOTRON LTÉE

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2002, 2003 and 2004
(in thousands of Canadian dollars)

	2002	2003	2004
	(Restated — note 1 (b) (iv))
Operating revenues
Cable television	$579,200	$558,887	$576,825
Internet	135,514	183,268	222,458
Video stores	35,344	38,450	48,058
Other	30,982	24,396	24,277

	781,040	805,001	871,618
Operating expenses
Direct costs	259,686	245,967	250,442
Operating, general and administrative expenses	285,816	283,784	279,999

	545,502	529,751	530,441

Operating income before the undernoted	235,538	275,250	341,177
Depreciation and amortization (note 4)	120,016	122,958	130,215
Financial expenses (note 5)	76,188	64,602	177,985
Dividend income from parent company	—	—	(111,055)
Other items (note 6)	25,000	(2,500)	—

Income before income taxes and non-controlling interest	14,334	90,190	144,032
Income taxes (note 7):
Current	5,074	14,063	2,086
Future	(2,411)	12,767	(5,526)

	2,663	26,830	(3,440)

	11,671	63,360	147,472
Non-controlling interest in a subsidiary	188	49	100

Net income	$11,483	$63,311	$147,372

See accompanying notes to consolidated financial statements.

VIDÉOTRON LTÉE

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

Years ended December 31, 2002, 2003 and 2004
(in thousands of Canadian dollars)

	Share capital	Contributed surplus	Deficit	Total shareholder's equity
Balance as at December 31, 2001 (note 1 (b) (iv))	$1	$84,357	$(413,031)	$(328,673)
Excess of the Series E preferred share retractable value over the stated capital (note 14)	—	—	(27,999)	(27,999)
Net income for the year	—	—	11,483	11,483

Balance as at December 31, 2002	1	84,357	(429,547)	(345,189)
Conversion of 2 Series E preferred shares into 820,000 common shares (note 14)	31,310	—	—	31,310
Excess of the Series E preferred share retractable value over the stated capital converted into Class A shares (note 14)	—	301,170	—	301,170
Excess of purchase price over the carrying value of assets transferred by the parent company	—	—	(2,000)	(2,000)
Issuance of common shares (note 14)	141,925	—	—	141,925
Excess of consideration issued to the parent company over the net book value of business acquired (note 14)	—	(26,699)	(76,437)	(103,136)
Transfer of tax deductions from a company controlled by the ultimate parent company (note 7)	—	3,382	—	3,382
Net income for the year	—	—	63,311	63,311
Dividend	—	—	(19,956)	(19,956)

Balance as at December 31, 2003	173,236	362,210	(464,629)	70,817
Transfer of tax deductions from a company controlled by the ultimate parent company (note 7)	—	(66)	—	(66)
Excess of the Series F preferred share retractable value over the stated capital (note 14)	—	—	(1,660)	(1,660)
Transfer of tax deductions from the parent company (note 2)	—	26,800	—	26,800
Net income for the year	—	—	147,372	147,372
Dividend	—	—	(205,233)	(205,233)

Balance as at December 31, 2004	$173,236	$388,944	$(524,150)	$38,030

See accompanying notes to consolidated financial statements.

VIDÉOTRON LTÉE

CONSOLIDATED BALANCE SHEETS

As at December 31
(in thousands of Canadian dollars)

	2003	2004
Assets
Current assets:
Cash and cash equivalents	$28,329	$36,230
Marketable securities	23,130	21,250
Accounts receivable (note 8)	69,088	90,488
Amounts receivable from affiliated companies (note 19)	105	5
Income taxes receivable	6,535	8,624
Inventories (note 9)	23,198	30,151
Prepaid expenses	6,938	5,399
Future income taxes (note 7)	10,762	58,228

	168,085	250,375
Fixed assets (note 10)	899,002	884,003
Goodwill	433,215	438,426
Other assets (note 11)	19,927	34,498
Future income taxes (note 7)	5,376	23,559

	$1,525,605	$1,630,861

Liabilities and Shareholder's Equity
Current liabilities:
Issued and outstanding cheques	$3,051	$3,903
Accounts payable and accrued liabilities (note 12)	163,074	194,890
Amounts payable to affiliated companies (note 19)	18,355	51,718
Deferred revenue	89,315	105,410
Income taxes payable	8,139	1,643
Current portion of long-term debt (note 13)	50,000	—

	331,934	357,564
Deferred revenue	—	15,558
Forward exchange contract and interest rate swaps	15,272	57,249
Future tax liabilities (note 7)	118,202	122,846
Retractable preferred shares (note 14)	2,000	—
Long-term debt (note 13)	986,677	1,038,908
Non-controlling interest in subsidiaries	703	706

	1,454,788	1,592,831
Shareholder's equity:
Common shares (note 14)	173,236	173,236
Contributed surplus	362,210	388,944
Deficit	(464,629)	(524,150)

	70,817	38,030

	$1,525,605	$1,630,861

Commitments and guarantees (note 17)
Contingencies (note 20)
Subsequent event (note 21)

See accompanying notes to consolidated financial statements.

VIDÉOTRON LTÉE

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2002, 2003 and 2004
(in thousands of Canadian dollars)

	2002	2003	2004
	(Restated — note 1 (b) (iv))
Cash flows from operating activities:
Net income	$11,483	$63,311	$147,372
Adjustments for the following items:
Depreciation and amortization (notes 1 (b) (iv), 4 and 5)	129,985	132,866	136,842
Future income taxes	(2,411)	12,767	(5,526)
Loss on disposal of fixed assets	7,566	18,447	13,174
Non-controlling interest in a subsidiary	188	49	100
Amortization of debt premium and discount	(973)	(1,066)	(1,106)
Net premium, write-off of financing costs and termination costs of swap agreement (note 5)	—	17,094	4,766
(Gain) loss on foreign currency denominated long-term debt (note 5)	(2,211)	(23,623)	1,298
Other	205	549	(8)

Cash flows from operations	143,832	220,394	296,912
Net change in non-cash operating items:
Accounts receivable	10,201	2,629	(21,400)
Current income taxes	126	10,928	(2,213)
Amounts receivable from and payable to affiliated companies	(9,007)	(1,953)	(1,405)
Inventories	10,604	(4,068)	(5,900)
Prepaid expenses	1,857	(2,720)	1,539
Accounts payable and accrued liabilities	70,184	(40,516)	26,872
Promissory notes payable to a company under common control	(22,543)	—	—
Deferred revenue	(9,320)	9,384	31,653
Other assets	—	—	(15,383)

	52,102	(26,316)	13,763

Cash flows from operating activities	195,934	194,078	310,675
Cash flows from investing activities:
Acquisition of fixed assets	(93,041)	(90,284)	(123,030)
Acquisition of other assets	(1,050)	(313)	(1,991)
Proceeds on disposal of fixed assets and investments	4,103	3,825	1,446
Acquisition of shares of parent company	—	—	(1,100,000)
Proceeds from disposal of shares of parent company	—	—	1,100,000
Acquisition of marketable securities	—	(23,130)	1,880
Acquisition of Internet subscribers (note 2 (b))	—	(900)	—
Acquisition of video stores assets (note 2 (e))	—	—	(7,162)
Acquisition of non-controlling interest (note 2 (a))	(1,890)	—	(10)

Cash flows used in investing activities	(91,878)	(110,802)	(128,867)

VIDÉOTRON LTÉE

CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued

Years ended December 31, 2002, 2003 and 2004
(in thousands of Canadian dollars)

	2002	2003	2004
	(Restated — note 1 (b) (iv))
Cash flows from financing activities:
Repayment of long-term debt	$(159,277)	$(1,033,345)	$(355,630)
Issuance of long-term debt	—	1,038,732	396,244
Increase in intercompany loan from parent company	—	—	1,100,000
Repayment of intercompany loan from parent company	—	—	(1,100,000)
Redemption of shares	—	—	(3,660)
Financing cost on long-term debt	—	(9,086)	(6,401)
Recouponing fees and termination of swaps	—	(48,375)	—
Dividend to parent company	—	(19,956)	(205,233)
Other	(95)	(64)	(79)

Cash flows used in financing activities	(159,372)	(72,094)	(174,759)

Net change in cash and cash equivalents	(55,316)	11,182	7,049
Cash and cash equivalents at beginning of year	69,412	14,096	25,278

Cash and cash equivalents at end of year	$14,096	$25,278	$32,327

Cash and cash equivalents are comprised of:
Cash and cash equivalents	$16,041	$28,329	$36,230
Issued and outstanding cheques	(1,945)	(3,051)	(3,903)

	$14,096	$25,278	$32,327

See accompanying notes to consolidated financial statements.

VIDÉOTRON LTÉE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2002, 2003 and 2004

1.     SIGNIFICANT ACCOUNTING POLICIES:

  (a)
  Consolidated financial statements:

    The Company is a cable services provider in the Province of Québec for pay-television services and Internet access. It also operates the largest chain of video stores in Québec and a chain of video stores in Ontario and in the Atlantic provinces.

    These consolidated financial statements, expressed in Canadian dollars, have been prepared in accordance with Canadian generally accepted accounting principles and include the consolidated financial statements of Vidéotron Ltée and its subsidiaries, CF Cable TV Inc., Vidéotron TVN Inc., Le SuperClub Vidéotron Ltée and Société d'édition et de transcodage T.E. ltée.

  (b)
  Changes in accounting principles:

  (i)
  Stock-based compensation:

    Since January 1, 2002, in conformity with the recommendations of Section 3870 of the Canadian Institute of Chartered Accountants ("CICA") Handbook, the Company accounts for all stock-based awards granted by the parent company to certain of its employees that are direct awards of stock or call for settlement in cash or other assets, including stock appreciation rights, by the fair value method. Under the fair-value based method, compensation cost attributable to awards to employees that call for settlement in cash or other assets is recognized over the vesting period in operating expenses. Changes in fair value between the grant date and the measurement date result in a change in the measure of the compensation cost.

    (ii)
    Long-lived assets:

    Effective January 1, 2004, the Company adopted the CICA Handbook Section 3063, "Impairment of Long-Lived Assets". Long-lived assets, including fixed assets and intangible assets with finite useful lives, are amortized over their useful lives. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a group of assets may not be recoverable. If the sum of undiscounted net cash flows expected to result from the use and eventual disposition of a group of assets is less than its carrying amount, it is considered to be impaired. An impairment loss is measured as the amount by which the carrying amount of the group of assets exceeds its fair value. At December 31, 2004, no such impairment had occurred.

    (iii)
    Asset retirement obligation:

    Effective January 1, 2004, the Company retroactively adopted CICA Handbook Section 3110 "Asset Retirement Obligation". The standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of a tangible long-lived asset that result from acquisition, construction, development or normal operations.

    The standard requires the Company to record the fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The asset retirement cost is capitalized as part of the related asset and is amortized to earnings over time. The standard describes the fair value of a liability for an asset retirement obligation as the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in forced or liquidation transaction and is adjusted for any changes resulting from passage of time and any changes to the timing or the amount of the original estimate or undiscounted cash flows. The Company is subsequently required to allocate the asset retirement cost to expense using a systematic and rational method over the assets useful life.

    The adoption of this standard had no impact on the Company's financial position, results of operations or cash flows.

    (iv)
    Equipment subsidies and reconnection costs:

    During the year ended December 31, 2003, the Company revised its accounting for the sale of equipment to subscribers and the accounting of the reconnecting costs. Before this change, the costs of subsidies granted to the subscribers on the equipment sold were capitalized and amortized over a three-year period on a straight-line basis, and the costs of reconnecting subscribers, which included material, direct labor, and certain overhead charges were capitalized to fixed assets and depreciated over a three-year or a four-year period on a straight-line basis.

    The Company changed its accounting principles to expense as they are incurred, the costs related to subscribers' subsidies as well as the costs of reconnecting subscribers. These changes have been applied retroactively and had the following effects for the year ended December 31, 2002. The operating revenues increased by $25.4 million, the direct and operating costs increased by $63.1 million, the depreciation expense, the income tax expense and net income decreased by $21.2 million, $5.2 million and $11.3 million, respectively.

    As at December 31 2002, deferred charges decreased by $35.2 million, fixed assets decreased by $10.7 million, future income tax assets increased by $16.1 million and the deficit as at January 1, 2001 increased by $17.7 million.

    The following table reconciles the deficit for the year ended December 31, 2002:

2002
Balance at beginning of year:
As previously reported	$(394,532)
Changes in accounting principles	(18,499)

As restated	(413,031)
Excess of the preferred share retractable value over the stated capital (note 14)	(27,999)
Net income for the year	11,483

Balance at end of year	$(429,547)

    (v)
    Revenue recognition and revenue arrangements with multiple deliverables:

    In 2004, the Company revised and adopted an accounting policy for the timing of revenue and expense recognition regarding connection fees based on CICA Emerging Issues Committee Abstracts 141 and 142. The Company chose to adopt the new policy prospectively without restatement of prior periods.

    Effective January 1, 2004, the connection fee revenues are now deferred and recognized as revenues over 30 months, the estimated average period that subscribers are expected to remain connected to the network. The incremental and direct costs related to connection and reconnection fees, in an amount not exceeding the revenue, are now deferred and recognized as an operating expense over the same 30-month period. Previously, the connection fees and the incremental and direct costs were recognized immediately in operating revenues and expenses, and the reconnecting costs were capitalized and amortized over a three-year or a four-year period. This change in accounting policy had no effect on the amounts of reported operating income and net income. For the year ended December 31, 2004, deferred revenue and deferred charges increased by $9.6 million and $9.4 million, respectively.

    (vi)
    Generally accepted accounting principles:

    In June 2003, the CICA released Handbook Section 1100, "Generally Accepted Accounting Principles". This section establishes standards for financial reporting in accordance with Canadian GAAP, and describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures, when a matter is not dealt with explicitly in the primary source of GAAP. The adoption of this standard had no impact on the Company's financial position, results of operations or cash flows.

  (c)
  Marketable securities:

    Marketable securities consist primarily of commercial paper maturing in the short-term, and are recorded at the lower of cost and market value.

  (d)
  Fixed assets:

    Fixed assets are recorded at cost, net of related grants and income tax credits. Cost includes material, direct labour, certain overhead charges and interest expenses relating to the projects to construct and connect receiving and distribution networks. Expenditures for additions, improvements and replacements are capitalized, whereas expenses for maintenance and repairs are charged to operating and administrative expenses as incurred.

    Depreciation is calculated using the following depreciation basis and periods or rates:

Asset	Basis	Period/rate
Receiving and distribution networks	Straight-line	3 years to 20 years
Furniture and equipment	Declining balance	20% to 33.3%
	and straight-line	3 years to 7 years
Terminals and operating system	Straight-line	5 years and 10 years
Buildings	Declining balance	5%
Coding and transmission material	Declining balance	20%

  (e)
  Goodwill:

    Goodwill is not amortized. Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is not required. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. When the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the income statement before extraordinary items and discontinued operations.

    The Company carried out the test in 2002, 2003 and 2004 and concluded it was not required to record an impairment in the carrying value of goodwill.

  (f)
  Other assets:

    Deferred charges are recorded at cost and include long-term financing costs that are amortized over the term of the debt using the straight-line method. Development costs related to new specialty services and pre-operating expenditures are amortized when commercial operations begin, using the straight-line method over a three-year period. Depreciation of video rental inventory is charged to direct costs on a straight-line basis over three years.

  (g)
  Inventories:

    Inventories are recorded at the lower of cost, using the average cost method, or replacement value.

  (h)
  Revenue recognition:

    Operating revenues from cable television and other services, such as Internet access, are recognized when services are provided. When subscribers are invoiced, the portion of unearned revenues is recorded under "Deferred revenue". Revenues from video rentals are recorded as services are provided.

    Promotional offers are accounted for as a reduction of the related service revenue when customers are taking advantage of the offer.

  (i)
  Foreign currency translation:

    Transactions originating in foreign currencies are translated into Canadian dollars at the exchange rate at the date of the transaction. Monetary assets and liabilities are translated at the year-end rate of exchange and non-monetary items are translated at historic exchange rates. Translation gains and losses are recognized in the statement of operations.

  (j)
  Derivative financial instruments:

    The Company uses various derivative financial instruments to manage its exposure to fluctuations in foreign currency exchange rates and interest rates. The Company does not hold or issue derivative instruments for speculative purposes.

    The Company entered into cross-currency interest rate swap agreements to hedge the foreign currency denominated debt and manage exchange rate exposures relating to certain debt instruments denominated in foreign currency. These swaps are designated as hedges of firm commitments to pay interest, and change the basis from Libor to Bankers' Acceptance rates, on the foreign currency denominated debt and the principal at maturity, which would otherwise expose the Company to foreign currency risk. Translation gains and losses on the related foreign currency denominated debt are offset by corresponding translation losses or gains on the swap agreements.

    The Company also enters into interest rate swaps in order to manage the impact of fluctuating interest rates on its long-term debt. These swap agreements require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. The Company designates its interest rate swap agreements as hedges of the underlying contractual interest payments on the debt. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps, which are accounted for on the accrual basis.

    The derivative financial instruments that have not been designated as hedge of foreign currency risk are marked to market with changes in fair value recognized in the statement of operations.

  (k)
  Cash and cash equivalents:

    Cash and cash equivalents are comprised of cash and short-term liquid investments maturing within three months from the date of acquisition, net of issued and outstanding cheques.

  (l)
  Income taxes:

    The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment or substantively enactment date. Future income tax assets are recognized and, if realization is not considered "more likely than not", a valuation allowance is provided.

  (m)
  Employee future benefits:

    The Company and an affiliated company offer defined benefit career salary pension plan and a last five years average salary pension plan for certain employees. The Company also maintains defined contribution pension plans for other employees. Defined benefit pension plan costs are determined using actuarial methods and are funded through contributions determined in accordance with the projected benefit method pro-rated on service, which incorporates management's best estimate of future salary levels, other cost escalations, retirement ages of employees and other actuarial assumptions.

    Pension plan expense is charged to operations and includes:

    •
    The cost of pension plan benefits provided in exchange for employees' services rendered during the year;

    •
    The amortization of the initial net transition asset, prior service costs and amendments on a straight-line basis over the expected average remaining service period of the active employee group covered by the plans;

    •
    The interest cost of pension plan obligations, the expected return on pension fund assets, and the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the benefit obligation or fair value of plan assets over the expected average remaining service life of the employee group covered by the plans for the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

    The Company provides post-retirement benefits to eligible employees. The costs of these benefits, which are principally life insurance and health care, are accounted for during the employees' working active period.

  (n)
  Advertizing:

    Advertizing cost is expensed as incurred. The advertizing expenses for 2002, 2003 and 2004 are $18.6 million, $17.8 million and $21.9 million, respectively.

  (o)
  Use of estimates:

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant areas requiring the use of management estimates relate to the determination of pension and other employee benefits, the useful life of assets for depreciation, amortization and evaluation of net recoverable amount of fixed assets, goodwill, and development and pre-operating costs and provisions for income taxes. Accordingly, actual results could differ from those estimates.

2.     BUSINESS COMBINATIONS AND REORGANIZATION:

  (a)
  In 2002, Télé-Câble Charlevoix (1977) Inc., a subsidiary of CF Cable TV Inc., a subsidiary of Vidéotron Ltée, purchased from its non-controlling shareholder 189,000 Class "D" preferred shares for a total consideration of $2.0 million including cumulative unpaid dividends of $0.1 million.

  (b)
  On June 30, 2003, a subsidiary of the Company acquired for a cash consideration of $0.9 million, at the carrying value of the investment held by the parent company, a small group of Internet (dial-up) customers from its parent company. Assets acquired, amounting to $0.9 million, have been recorded as goodwill.

  (c)
  On October 7, 2003, the Company acquired from its parent company all the issued and outstanding shares of Vidéotron TVN Inc. and of Le SuperClub Vidéotron Ltée in consideration of the issuance of 354,813 common shares for a total stated capital of $141.9 million. The excess of the consideration issued over the net book value of the business acquired, amounting to $103.1 million, has been charged to deficit and contributed surplus. This business combination was accounted for using the continuity of interest method, and the results of operations of the acquired companies have been included in these consolidated financial statements as if this group of companies had always been subsidiaries of the Company.

  (d)
  On February 8, 2002, the Company sold its internal wire business to an affiliated company, Câblage QMI Inc., and received as consideration $19.5 million in preferred shares. On December 23, 2003, Câblage QMI Inc. sold back its business to the Company and received in exchange notes amounting to $16.1 million. On the same date, the parent company of Câblage QMI Inc. sold its investment in Câblage QMI Inc. to the Company and received in exchange 1 Series F preferred share of the Company's capital stock retractable at an amount of $2.0 million. On December 27, 2004, Câblage QMI Inc. was wound up into the Company. Since all these transactions are between companies under common control, they have been accounted for at book value.

  (e)
  On May 20, 2004, a subsidiary of the Company acquired the assets of Jumbo Entertainment Inc. for a total cash consideration of $7.2 million.

    This acquisition is summarized as follows:

(in millions)
Assets acquired:
Inventories	$1.1
Fixed assets	0.9
Goodwill	5.2

Assets acquired at fair value	$7.2

  (f)
  During the year ended December 31, 2004, the Company acquired from the parent company, income tax deductions of $62.0 million, of which $55.5 million is recorded as future income tax assets and $6.5 million as income taxes receivable. The consideration payable to the parent company amounts to $35.2 million. The difference of $26.8 million has been credited to contributed surplus.

  (g)
  On December 31, 2004, the subsidiary Videotron (1998) ltée has been wound up into Videotron Ltée. This transaction had no impact on the consolidated financial statements.

  (h)
  On January 16, 2004, Videotron (1998) Ltée, a subsidiary of the Company, contracted a subordinated loan of $1.1 billion bearing interest at 10.75% from Quebecor Media Inc. On the same day, Videotron (1998) Ltée invested the whole proceeds of $1.1 billion into 1,100,000 preferred shares, Series D of Quebecor Media Inc. Those shares, carry the rights to receive an annual dividend of 11%. In December 2004, Videotron (1998) Ltée reimbursed the loan and Quebecor Media Inc. redeemed the preferred shares for $1.1 billion.

3.     EMPLOYEE FUTURE BENEFITS:

  The Company and affiliated companies maintain various defined benefit plans and defined contribution plans. The Company's policy is to maintain its contribution at a level sufficient to cover benefits. Actuarial valuations of the Company's pension plans were performed on December 31, 2001 and December 31, 2003. The next actuarial valuations will be performed as at December 31, 2004 for one plan and as at December 31, 2006, at the latest, for the other plan.

  The Company provides postretirement benefits to eligible employees. The costs of these benefits, which are principally life insurance and health care, are accounted for during the employee's active service period.

  The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of plan assets for the years ended December 31, 2003 and 2004, and a statement of funded status as at these dates:

	2003			2004
	Pension benefits	Post-retirement benefits	Total	Pension benefits	Post-retirement benefits	Total
	(in thousands of Canadian dollars)
Change in benefit obligations:
Benefit obligations, beginning of year	$36,542	$3,635	$40,177	$44,012	$3,046	$47,058
Service costs	1,999	175	2,174	2,717	2,119	4,836
Plan participants' contributions	2,373	—	2,373	2,046	—	2,046
Interest costs	2,554	256	2,810	2,984	321	3,305
Changes in assumptions	3,705	292	3,997	—	—	—
Actuarial loss	1,914	—	1,914	3,438	59	3,497
Curtailment gain	—	(1,265)	(1,265)	—	—	—
Transfer from another pension plan	—	—	—	853	—	853
Benefits and settlement paid	(5,075)	(47)	(5,122)	(3,494)	(57)	(3,551)

Benefit obligations, end of year	$44,012	$3,046	$47,058	$52,556	$5,488	$58,044

	2003			2004
	Pension benefits	Post-retirement benefits	Total	Pension benefits	Post-retirement benefits	Total
	(in thousands of Canadian dollars)
Change in plan assets:
Fair value of plan assets at beginning of year	$43,604	$—	$43,604	$51,174	$—	$51,174
Plan participants' contribution	2,373	—	2,373	2,046	—	2,046
Actual return on plan assets	8,123	—	8,123	7,776	—	7,776
Employer contributions	1,901	47	1,948	1,200	57	1,257
Other employee contribution	248	—	248	—	—	—
Transfer from another pension plan	—	—	—	626	—	626
Benefits and settlement paid	(5,075)	(47)	(5,122)	(3,494)	(57)	(3,551)

Fair value of plan assets, end of year	$51,174	$—	$51,174	$59,328	$—	$59,328

  The plan assets are comprised of:

	2003	2004
Equity securities	69.5%	68.9%
Debt securities	29.8%	27.1%
Real estate	0.7%	4.0%

  As at December 31, 2004, plan assets included shares of the parent company and of a company under common control at a market value of $0.9 million ($1.0 million in 2003).

	2003			2004
	Pension benefits	Post-retirement benefits	Total	Pension benefits	Post-retirement benefits	Total
	(in thousands of Canadian dollars)
Reconciliation of funded status:
Excess of fair value of plan assets over benefit obligations, end of year	$7,162	$(3,046)	$4,116	$6,772	$(5,488)	$1,284
Unrecognized actuarial gain	(2,422)	(466)	(2,888)	(2,448)	(345)	(2,793)

Net amount recognized in balance sheet	$4,740	$(3,512)	$1,228	$4,324	$(5,833)	$(1,509)

  Presented as follows:

	2003			2004
	Pension benefits	Post-retirement benefits	Total	Pension benefits	Post-retirement benefits	Total
	(in thousands of Canadian dollars)
Deferred pension charges	$5,523	$—	$5,523	$4,324	$—	$4,324
Accrued benefit liability	(783)	(3,512)	(4,295)	—	(5,833)	(5,833)

Net amount recognized	$4,740	$(3,512)	$1,228	$4,324	$(5,833)	$(1,509)

  Components of the net benefit costs are as follows:

	2002
	Pension benefits	Post-retirement benefits	Total
	(in thousands of Canadian dollars)
Service costs	$2,067	$164	$2,231
Interest costs	2,559	231	2,790
Actual return on plan assets	(2,181)	—	(2,181)
Actuarial loss on accrued benefit obligation	(1,620)	—	(1,620)
Curtailment loss	37	—	37

Elements of net benefit cost adjustments to recognize the long-term nature and valuation allowance	862	395	1,257
Difference between actual and expected return on plan assets	(1,236)	—	(1,236)
Deferral of actuarial loss on accrued benefit obligation	1,620	—	1,620
Amortization of previously deferred actuarial loss	—	14	14

Total adjustments to recognize the long-term nature of benefit costs	384	14	398
Defined contribution pension plan:
Employer's contribution during the period	2,542	—	2,542

	3,788	409	4,197
Portion related to affiliated companies	(1,139)	(31)	(1,170)

Net benefit costs	$2,649	$378	$3,027

	2003
	Pension benefits	Post-retirement benefits	Total
	(in thousands of Canadian dollars)
Service costs	$1,999	$175	$2,174
Interest costs	2,554	256	2,810
Actual return on plan assets	(8,123)	—	(8,123)
Actuarial loss on accrued benefit obligation	1,914	—	1,914

Elements of net benefit cost adjustments to recognize the long-term nature and valuation allowance	(1,656)	431	(1,225)
Difference between actual and expected return on plan assets	4,798	—	4,798
Deferral of actuarial loss on accrued benefit obligation	(1,914)	—	(1,914)
Amortization of previously deferred actuarial loss	(109)	11	(98)

Total adjustments to recognize the long-term nature of benefit costs	2,775	11	2,786
Defined contribution pension plan:
Employer's contribution during the period	2,954	—	2,954

	4,073	442	4,515
Portion related to affiliated companies	(1,048)	—	(1,048)

Net benefit costs	$3,025	$442	$3,467

	2004
	Pension benefits	Post-retirement benefits	Total
	(in thousands of Canadian dollars)
Service costs	$2,717	$2,119	$4,836
Interest costs	2,984	321	3,305
Actual return on plan assets	(7,776)	—	(7,776)
Actuarial loss on accrued benefit obligation	3,438	59	3,497

Elements of net benefit cost adjustments to recognize the long-term nature and valuation allowance	1,363	2,499	3,862
Difference between actual and expected return on plan assets	3,771	—	3,771
Deferral of actuarial loss on accrued benefit obligation	(3,383)	(59)	(3,442)
Amortization of previously deferred actuarial loss	—	21	21
Other	—	(83)	(83)

Total adjustments to recognize the long-term nature of benefit costs	388	(121)	267
Defined contribution pension plan:
Employer's contribution during the period	4,337	—	4,337

	6,088	2,378	8,466
Portion related to affiliated companies	(1,118)	—	(1,118)

Net benefit costs	$4,970	$2,378	$7,348

  The expense related to defined contribution pension plans amounts to $4.0 million ($2.6 million in 2003 and $2.0 million in 2002), net of portion related to affiliated companies.

  Also, the total cash amount paid or payable for employee future benefits for all plans, consisting of cash contributed by the Company to its funded pension plans, cash payment directly to beneficiaries for its unfunded other benefit plans and cash contributed to its defined contribution plans, totaled $5.6 million for the year ended December 31, 2004 ($4.9 million in 2003 and $4.5 million in 2002).

  The weighted average rates used in the measurement of the Company's benefit obligations as at December 31, 2004, 2003 and 2002 and current periodic costs are as follows:

	2002	2003	2004
Benefit obligations:
Rates at end of year:
Discount rate	6.75%	6.25%	6.00%
Expected return on plan assets	7.75%	7.75%	7.50%
Rate of compensation increase	3.25%	3.25%	3.50%
Current periodic costs:
Rates at beginning of year:
Discount rate	6.50%	6.75%	6.25%
Expected return on plan assets	8.00%	7.75%	7.75%
Rate of compensation increase	3.45%	3.50%	3.50%

  The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligations was 8% at the end of 2004. The cost is expected to decrease gradually over the next five years to 5% and remain at that level thereafter. A one-percentage point change in the assumed health care cost trend would have the following effects:

	Post-retirement benefits
Sensitivity analysis	Increase 1%	Decrease 1%
Effect on service and interest costs	$70	$(51)
Effect on benefit obligations	657	(494)

4.     DEPRECIATION AND AMORTIZATION:

	2002	2003	2004
	(in thousands of Canadian dollars)
Fixed assets	$114,305	$121,928	$129,642
Other assets	5,711	1,030	573

	$120,016	$122,958	$130,215

  Direct costs include $5.4 million in 2002, $5.8 million in 2003 and $3.3 million in 2004 of depreciation on video rental inventory. Operating, general and administrative expenses include $1.9 million in 2004 of amortization of connection fees.

5.     FINANCIAL EXPENSES:

	2002	2003	2004
	(in thousands of Canadian dollars)
Third parties:
Interest on long-term debt	$74,522	$63,588	$57,180
Write-off and amortization of deferred financing costs	4,607	4,128	1,397
Amortization of debt premium and discount	(973)	(1,066)	(1,106)
Net premium, write-off of financing costs and termination costs of swap agreement	—	17,094	4,766
(Gain) loss on foreign currency denominated long-term debt	(2,211)	(23,623)	1,298
(Gain) loss on foreign currency denominated short-term monetary items	348	(1,848)	(857)
Bank fees	1,504	1,339	1,543
Other interests and penalty charges	390	171	635

	78,187	59,783	64,856
Interest income	(2,289)	(676)	(1,396)

	75,898	59,107	63,460
Parent company:
Interest (income) expense (note 2 (h))	(178)	5,495	114,525
Companies under common control:
Interest expense	468	—	—

	$76,188	$64,602	$177,985

  Interest paid to and interest received from third parties in 2002 amounted to $72.3 million and $2.1 million, respectively, $61.0 million and $0.7 million in 2003 and $51.1 million and $1.2 million in 2004.

  Interest paid to and interest received from affiliated companies in 2002 amounted to $1.1 million and $0.2 million, respectively, $0.1 million and nil in 2003 and $108.5 million and nil in 2004.

6.     OTHER ITEMS:

	2002	2003	2004
	(in thousands of Canadian dollars)
Restructuring costs (1)	$25,000	$(2,500)	$—

(1)
The Company conducted cost reduction programs which included labour reductions and consequently employees and other related charges. As of December 31, 2002, a $25.0 million restructuring provision has been recorded in connection with a work force reduction program. The final costs were lower than estimated and the excess amount was reversed in 2003.

7.     INCOME TAXES:

  The following schedule reconciles income taxes computed on income before income taxes and non-controlling interest in a subsidiary based on the consolidated basic income tax rate and the effective income tax rate:

	2002	2003	2004
	(in thousands of Canadian dollars)
Income taxes based on the combined
Federal and Provincial (Quebec) basic income tax rate of 35.12% in 2002, 33.12% in 2003 and 31.02% in 2004	$5,034	$29,871	$44,679
Change due to the following items:
Federal large corporations tax	2,315	2,405	1,822
Non-taxable dividend from the parent company	—	—	(34,449)
Settlement of notices of assessments	—	—	(17,483)
Non-deductible charges and/or loss deductible at a lower rate or for which the tax benefit was not recorded	204	(4,432)	1,776
Reduction of enacted tax rate	(1,422)	(1,097)	—
Other	(3,468)	83	215

Income taxes based on the effective income tax rate	$2,663	$26,830	$(3,440)

  Income taxes paid in 2002 amounted to $5.1 million, $3.1 million in 2003 and $8.8 million in 2004.

  The tax effects of significant items comprising the Company's net future tax liability are as follows:

	2003	2004
	(in thousands of Canadian dollars)
Future income tax assets:
Operating loss carryforwards	$56,565	$108,883
Other provisions	10,762	8,706
Differences between book and tax basis of fixed assets and other assets	11,278	9,049

	78,605	126,638
Future income tax liabilities:
Differences between book and tax basis of fixed assets	(176,726)	(164,112)
Differences between book and tax basis of other assets	(3,943)	(3,585)

	(180,669)	(167,697)

Net future income tax liability	$(102,064)	$(41,059)

Presented as follows:
Future income tax assets:
Short-term	$10,762	$58,228
Long-term	5,376	23,559

	16,138	81,787
Future income tax long-term liability	(118,202)	(122,846)

Net future income tax liability	$(102,064)	$(41,059)

  During the year ended December 31, 2003, the Company obtained from a company under common control of the ultimate parent company, income tax deductions of $9.7 million, of which $9.6 million is recorded as income taxes receivable and $0.1 million as future income tax assets. The consideration payable to this company under common control amounts to $6.3 million. This transaction allows the Company to realize a gain of $3.4 million which has been credited to contributed surplus. During the year ended December 31, 2004, an adjustment has been made to this transaction and $0.07 million has been debited to contributed surplus.

  During the year ended December 31, 2004, the Company acquired from the parent company, income tax assets of $62.0 million, of which $55.5 million is recorded as future income tax assets and $6.5 million as income taxes receivable. The consideration payable to the parent company amounts to $35.2 million. The difference of $26.8 million has been credited to contributed surplus.

  As at December 31, 2004, the Company had net operating loss carryforwards for income tax purposes available to reduce future federal and provincial taxable income of approximately $346.0 million and $357.5 million as follows:

	Federal	Provincial
	(in thousands of Canadian dollars)
2006	$111,937	$90,641
2007	24,554	45,980
2008	8,028	6,770
2009	31,507	27,691
2010	108,312	127,944
2011	62,396	59,294

	$346,734	$358,320

8.     ACCOUNTS RECEIVABLE:

	2003	2004
	(in thousands of Canadian dollars)
Trade	$76,308	$91,933
Interest receivable on swaps	—	4,689
Allowance for doubtful accounts	(7,220)	(6,134)

	$69,088	$90,488

  Allowance for doubtful accounts is provided for based systematically on the aging of the receivables.

9.     INVENTORIES:

	2003	2004
	(in thousands of Canadian dollars)
Subscribers' equipment	$11,828	$17,700
Video store materials	2,948	5,416
Other supplies and spare parts	8,422	7,035

	$23,198	$30,151

10.   FIXED ASSETS:

	2003
	Cost	Accumulated depreciation	Net book value
	(in thousands of Canadian dollars)
Receiving and distribution networks	$1,446,970	$685,404	$761,566
Furniture and equipment	211,320	149,742	61,578
Terminals and operating system	140,467	82,384	58,083
Buildings	21,656	8,533	13,123
Coding and transmission material	7,481	4,651	2,830
Land	1,822	—	1,822

	$1,829,716	$930,714	$899,002

	2004
	Cost	Accumulated depreciation	Net book value
	(in thousands of Canadian dollars)
Receiving and distribution networks	$1,564,393	$778,741	$785,652
Furniture and equipment	218,065	164,794	53,271
Terminals and operating system	103,382	75,063	28,319
Buildings	21,364	8,777	12,587
Coding and transmission material	7,648	5,154	2,494
Land	1,680	—	1,680

	$1,916,532	$1,032,529	$884,003

11.   OTHER ASSETS:

	2003	2004
	(in thousands of Canadian dollars)
Long-term financing fees	$10,934	$15,765
Employee future benefit costs (note 3)	5,523	4,324
Development and pre-operating costs	438	1,648
Deferred connection fees	—	9,354
Video rental inventory	2,559	2,734
Investment	66	66
Other	407	607

	$19,927	$34,498

12.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

	2003	2004
	(in thousands of Canadian dollars)
Trade accounts payable and accruals	$47,971	$55,015
Subscribers' equipment suppliers	13,643	18,215
Royalties and service providers dues	56,858	46,100
Employees' salaries and dues	18,058	25,428
Pension plan and post-retirement accrued liability (note 3)	4,295	5,833
Provincial and federal sales tax	9,262	12,786
Interest	12,987	31,513

	$163,074	$194,890

13.   LONG-TERM DEBT:

	2003	2004
	(in thousands of Canadian dollars)
Bank facility (a):
Revolving credit	$—	$—
Term-loan C	355,630	—
Senior Secured First Priority Notes (b)	100,615	92,271
Senior Notes (c)	430,432	796,637
Subordinated loan — Quebecor Media Inc.	150,000	150,000

	1,036,677	1,038,908
Short-term portion of the long-term debt	50,000	—

Long-term portion of the long-term debt	$986,677	$1,038,908

  (a)
  Bank facility:

    Bank credit facility, bearing interest at Bankers' Acceptances and Canadian LIBOR rates, plus, in each case, a margin depending upon Vidéotron Ltée leverage ratio, is secured by a first ranking hypothec on the universality of all tangible and intangible assets, current and future, of Vidéotron Ltée and its subsidiaries, with some restrictions regarding CF Cable TV Inc. and its subsidiaries' assets.

    The credit facilities contain usual covenants such as maintaining certain financial ratios and certain restrictions as to the payment of dividends and acquisitions and dispositions of assets. The unused amount under the Revolving Facility at year-end is $450.0 million as at December 31, 2004 and $100.0 million as at December 31, 2003.

    On October 8, 2003, concurrently with the issuance of the Senior Notes, the Company repaid entirely and terminated its former bank facility term-loans A and B, borrowed an amount of $368.1 million under a term-loan C and reduced the authorized amount under the revolving credit facility from $150.0 million to $100.0 million. Term-loan C was payable in quarterly installments of $12.5 million beginning on December 1, 2003, and maturing on October 8, 2008 with a bullet payment of $118.1 million. The Company has reduced the interest fluctuation risk associated with the facility by using interest rate swaps under which the Company has fixed the payment of the interest. As at December 31, 2003, the outstanding balances include Bankers' Acceptance based advances of $355.2 million, and Prime Rate based advances of $0.4 million and the effective rates range from 3.86% to 5.0% at that date. On November 19, 2004, concurrently with the issuance of Senior Notes, the term-loan C, having a balance of $318.1 million, was repaid in full and the revolving credit facility was increased from $100.0 million to $450.0 million with an extended maturity date to November 2009.

  (b)
  Senior Secured First Priority Notes:

    Senior Secured First Priority Notes having a par value of US$75.6 million in 2003 and 2004 bear interest at the rate of 9.125% and mature in 2007. The Notes are redeemable at the option of the subsidiary, CF Cable TV Inc. on or after July 15, 2005 at 100% of the principal amount. These Notes are secured by first-ranking hypothecs on substantially all of the assets of CF Cable TV Inc. and certain of its subsidiaries. In addition, CF Cable TV Inc. and its subsidiaries have provided, to the extent permitted under the Notes Trust Indenture, guarantees in favour of the lenders under its parent credit agreement. In the case of realization on the assets of CF Cable TV Inc. and its subsidiaries, the proceeds thereof would be first used to repay, on a pro rata basis, and as described in an inter-creditor agreement entered into on June 29, 2001, between, among others, the agent under the parent's credit agreement and the trustee under the Notes Trust Indenture, the Senior Secured First Priority Notes and the first priority guarantees provided to the lenders under the parent's credit agreement.

  (c)
  Senior Notes:

    On October 8, 2003, the Company issued US$335.0 million of aggregate principal amount of Senior Notes at a discount rate of 99.0806% for net proceeds of US$331.9 million, before issuance fees of US$5.7 million. These Notes bear interest at a rate of 6.875% payable every six months on January 15 and July 15, and mature on January 15, 2014. The first interest payment is due on July 15, 2004. The Notes contain certain restrictions for Vidéotron Ltée, including limitations on its ability to incur additional indebtedness, and are unsecured. Vidéotron Ltée entered into cross-currency interest swaps to hedge foreign exchange fluctuations related to the interest and capital repayment of these Notes denominated in foreign currency.

    On November 19, 2004, the Company issued US$315.0 million of aggregate principal amount of Senior Notes at a premium of 5.0% for total proceeds of CA$396.2 million (US$330.8 million), before issuance fees of US$4.1 million. These Notes contain the same terms and conditions as described above and the Company has contracted cross-currency interest swaps to hedge foreign exchange fluctuations related to the interest and capital repayment of these Notes denominated in foreign currency. The first interest payment is due on January 15, 2005.

    In accordance with the Registered Exchange Offer, Vidéotron Ltée will complete, during the first quarter of 2005, the exchange of those Senior Notes for new Notes having substantially identical terms to the Senior Notes. These new Notes have been registered under the United States Securities Act of 1933. The Notes will be redeemable, in whole or in part, at any time on or after January 15, 2009, with a premium decreasing from 3.438% on January 15, 2009 to nil on January 15, 2012.

  (d)
  Subordinated loan — Quebecor Media Inc.:

    On March 24, 2003, the Company contracted a subordinated loan of $150.0 million from its parent company. The $150.0 million subordinated loan, maturing in March 2015, bears interest at the rate of 90-day Bankers' Acceptance rates plus 1.5%, payable in arrears on the last day of each quarter starting June 30, 2003. The obligations of the Company are subordinated in right of payment to the prior payment in full of all existing and future indebtedness of the Company under or in connection with the Credit Agreement. The holders of all other senior indebtedness of the Company will be entitled to receive payments in full of all amounts due on or in respect of all other existing and future senior indebtedness of the Company before the Lender is entitled to receive or retain payment of principal.

    In June 2003, the Company notified the Lender according to the subordinated loan agreement that it will stop the payment of all interests on the loan indefinitely. The amount of interests owed to Quebecor Media Inc. as at December 31, 2004 totaled $10.7 million ($5.4 million at December 31, 2003).

    Minimum principal payments on long-term debt in each of the next five years and thereafter are as follows:

(in thousands of Canadian dollars)
2005	$—
2006	—
2007	92,271
2008	—
2009	—
2010 and thereafter	946,637

14.   SHARE CAPITAL:

  Authorized:

  A limited number of preferred shares, without par value, ranking prior to the common shares with regard to payment of dividends and repayment of capital, without voting rights, issuable in Series. The following Series were designated:

    1,000 Preferred Shares, Series A, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred dividend of 10% and redeemable at the holder's option

    1,000 Preferred Shares, Series B, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred dividend of 9% and redeemable at the holder's option

    100 Preferred Shares, Series C, carrying the rights and restrictions attached to the class as well as a fixed monthly non-cumulative preferred dividend at a rate equal to the prime rate of the Company's lead banker less 0.75% and redeemable at the holder's option

    100 Preferred Shares, Series D, carrying the rights and restrictions attached to the class as well as a fixed monthly non-cumulative preferred dividend of 1%, computed on the redemption price of the preferred shares

    10 Preferred Shares, Series E, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred cash dividend of 4%, retractable at the holder's option

    10 Preferred Shares, Series F, carrying the rights and restrictions attached to the class as well as a fixed annual non-cumulative preferred cash dividend of 4%, retractable at the holder's option

  An unlimited number of common shares, without par value, voting and participating

	2003		2004
	Common shares	Retractable preferred shares	Common shares	Retractable preferred shares
	(in thousands of Canadian dollars)
Issued and paid:
11,174,813 common shares	$173,236	$—	$173,236	$—
1 Preferred share, Series F	—	2,000	—	—

	$173,236	$2,000	$173,236	$—

  Vidéotron Ltée modified its articles of amalgamation as follows:

  On December 5, 2002, Vidéotron Ltée acquired from its parent company certain trademarks and the related future tax asset of $4.5 million. In consideration for this asset acquisition, the Company issued one Series E preferred share retractable at the option of the holder at $32.5 million. Since this transaction was between companies under common control, the stated capital of this share, amounting to the carrying value of the net assets acquired, being $4.5 million, has been recorded in share capital and the $28.0 million excess has been charged to retained earnings.

  On March 28, 2003, the parent company converted one of its Series E preferred shares into 750,000 common shares at a stated capital of $26.8 million. Furthermore, on May 14, 2003, the parent company converted its last Series E preferred shares into 70,000 common shares at a stated capital of $4.5 million. The excess of the preferred share retractable value over the stated capital converted into common shares, amounting to $301.2 million, has been credited to the contributed surplus.

  On October 7, 2003, the Company acquired from its parent company all the issued and outstanding shares of Vidéotron TVN Inc. and of Le SuperClub Vidéotron Ltée in consideration of the issuance of 354,813 common shares for a total stated capital of $141.9 million. The excess of the consideration issued over the net book value of the business acquired, amounted to $103.1 million, of which $26.7 million has been charged to the contributed surplus and $76.4 million to the deficit. This business combination was accounted for using the continuity of interest method, and the results of operations of the acquired companies have been included in these consolidated financial statements as if this group of companies had always been subsidiaries of the Company.

  On December 23, 2003, the Company acquired from its parent company all the issued and outstanding shares of Câblage QMI Inc. in consideration of the issuance of 1 Series F preferred share, retractable at an amount of $2.0 million.

  On January 16, 2004 and September 30, 2004, Videotron Ltée issued 88,000 and 45,000 preferred shares Series G, respectively, to Groupe Divertissement SuperClub Inc., the wholly-owned subsidiary of Le Superclub Videotron Ltée, for a total cash consideration of $88.0 million and $45.0 million, respectively. Series G shares are eliminated upon consolidation.

  On March 26, 2004, the Company redeemed the Series F preferred share, for an amount of $3.7 million. The excess of the consideration paid over the preferred share's retractable value, in the amount of $1.7 million, has been charged to deficit.

15.   STOCK OPTION PLAN:

  Under a stock option plan established by the parent company, 6,185,714 Common Shares of the parent company were set aside for officers, senior employees and other key employees of the parent company and its subsidiaries. Each option may be exercised within a maximum period of ten years following the date of grant at an exercise price not lower than, as the case may be, the fair market value, at the date of grant, of the Common Shares of the parent company, as determined by the parent company's Board of Directors (if the Common Shares are not listed on a stock exchange at the time of the grant) or the trading price of the Common Shares of the parent company on the stock exchanges where such shares are listed at time of the grant. Unless authorized by the parent company's Compensation Committee for a change in control transaction, no options may be exercised by an optionee if the shares of the parent company have not been listed on a recognized stock exchange. At December 31, 2007, if the shares of the parent company have not been so listed, optionees will have between January 1 and January 31, each year to exercise their right to receive the difference between the fair market value and the exercise price of the options in cash. Except under specific circumstances and unless the Compensation Committee decides otherwise, options vest over a five-year period in accordance with one of the following vesting schedules as determined by the Compensation Committee at the date of grant: (i) equally over five years with the first 20% vesting on the first anniversary of the date of the grant, (ii) equally over four years with the first 25% vesting on the second anniversary of the date of the grant, and (iii) equally over three years with the first 33% vesting on the third anniversary of the date of the grant.

  The following table gives summary information on outstanding options granted by the parent company to the employees of the Company as at December 31, 2003 and 2004:

	2003		2004
	Options	Weighted average exercise price	Options	Weighted average exercise price
Balance at beginning of year	268,532	$17.69	545,639	$18.25
Granted	339,271	18.69	48,756	22.25
Transferred and cancelled	(62,164)	18.18	(32,328)	16.70

Balance at end of year	545,639	$18.25	562,067	$18.69

Vested options at end of year	7,730	$16.17	73,569	$17.45

  The following table gives summary information on outstanding options as at December 31, 2004:

	Outstanding options		Vested options
Exercise price	Number	Weighted average years to maturity	Number	Weighted average exercise price
$15.19	32,258	8.41 years	6,452	$15.19
16.17	175,630	7.27 years	48,453	16.17
19.46	240,749	8.59 years	1,387	19.46
21.42	8,869	8.92 years	1,774	21.42
21.75	22,528	9.20 years	—	—
21.77	62,011	7.23 years	15,503	21.77
22.98	20,022	9.68 years	—	—

$15.19 to $22.98	562,067	8.09 years	73,569	$17.45

  For the year ended December 31, 2004, a charge of $2.2 million related to the plan was included in net income ($0.9 million for 2003).

16.   FINANCIAL INSTRUMENTS:

  (a)
  Fair value:

    The carrying amount of cash and cash equivalents, marketable securities, accounts receivable, issued and outstanding cheques, accounts receivable from/payable to affiliated companies, and accounts payable and accrued liabilities approximates their fair value as these items will be realized or paid within one year.

    As at December 31, the estimated fair values of long-term debt and derivative financial instruments are as follows:

	2003		2004
	Book value	Fair value	Book value		Fair value
	(in thousands of Canadian dollars)
Liabilities:
Financial liabilities:
Long-term debt	$1,036,677	$1,057,479	$1,038,908		$1,051,039
Derivative financial instruments:
Interest rate swaps	—	(9,460)	(4,579	) (i)	(4,579)
Assets (liabilities):
Cross currency interest rate swaps	(15,272)	(24,588)	(45,371)		(72,298)
Forward exchange contracts	—	—	(8,476)		(8,414)
  (i)
  Including an amount of $1.2 million classified with interest payable in the balance sheet.

    The fair value estimates are based on market quotes, when available, or on rates that the Company could obtain for instruments having the same characteristics. These estimates are subjective in nature and involve uncertainties and matters of professional judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

  (b)
  Management of interest rate risk and foreign exchange risk:

    The Company has entered into interest rate swaps to manage its interest rate exposure on its bank facility. The Company is committed to exchange, at specific intervals, the difference between the fixed and floating interest rate calculated by reference to the notional amounts. As at December 31, 2004, this bank facility was paid-off, but the Company is still committed to pay fixed interest rates ranging from 3.75% to 5.41% on a notional amount of $230.0 million, and will receive a floating interest rate based on Bankers' Acceptance having a three-month maturity. These swaps expire from 2005 to 2007.

    During the year ended December 31, 2003, the Company has concluded cross currency interest swaps to hedge the foreign exchange fluctuations related to its US Senior Notes by fixing the US/Canadian dollar exchange rate at 1.3425 on a notional amount of US$335.0 million, and by fixing the interest rate at 7.66% on a notional amount of $181.2 million, and by opting for a floating interest rate based on bankers' acceptance rate plus 2.73% on a notional amount of $268.5 million.

    During the year ended December 31, 2004, the Company has concluded cross-currency interest swaps to hedge the foreign exchange fluctuations relating to its US Senior Notes by fixing the US dollar/Canadian dollar exchange rate at 1.1950, and by fixing an interest rate at 7.45% on a notional amount of $149.4 million, and fixing the exchange rate at 1.2000 and by opting for a floating interest rate based on the bankers' acceptance rate plus 2.80% on a notional amount of $228.0 million. The Company also concluded a forward exchange contract to hedge the foreign exchange fluctuations relating to its CF Cable notes by fixing the US dollar/Canadian dollar exchange rate at 1.3573 on a notional amount of $53.5 million.

    During the year ended December 31, 2004, the Company concluded forward exchange contracts to hedge the foreign exchange fluctuations relating to its 2005 customers equipment purchases by fixing the US dollar/Canadian dollar exchange rate at 1.1974 on an amount of $18.5 million. These contracts are marked to market with changes in fair value recorded in the statement of operations.

  (c)
  Other disclosures:

  (i)
  The credit risk of the financial instruments arises from the possibility that the counterparties to the agreements or contracts may default on their obligations under the agreements. In order to minimize this risk, the Company's general policy is to deal only with counterparties with a Standard & Poor's rating (or the equivalent) of at least A.

  (ii)
  The Company is exposed to a credit risk towards its customers. However, credit risk concentration is minimized because of the large number of customers.

  (a)
  Under the terms of operating leases, the Company is committed to make the following minimum annual lease payments over the next years:

(in thousands of Canadian dollars)
2005	$9,784
2006	5,554
2007	4,282
2008	3,221
2009	1,894
2010 and thereafter	2,261

    Furthermore, the Company is committed to buy in 2005 subscribers' equipment from a supplier for an estimated amount of $25.0 million.

    The operating lease expense for the year amounted to $12.9 (2003 — $12.2; 2002 — $15.8).

  (b)
  Disclosure of guarantees:

  Operating leases:

  The Company has guaranteed a portion of the residual values of certain assets under operating leases for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease terms, is less than the residual value guaranteed, the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. As at December 31, 2004, the maximum exposure in respect of these guarantees is $8.3 million and no amount has been recorded in the financial statements.

  Guarantees under lease agreements:

  A subsidiary of the Company has provided guarantees to the lessor of certain of the franchisees for operating leases, with expiry dates through 2016. If the franchisee defaults under the agreement, the subsidiary must, under certain conditions, compensate the lessor for the default. The maximum exposure in respect of these guarantees is $6.6 million. As at December 31, 2004, the subsidiary has not provided for any liability associated with these guarantees, since it is its present estimation that no franchisee will default under the agreement. Recourse against the sub-lessee is also available, up to the total amount due.

  Guarantees related to the Senior Notes:

  Under the terms of the indenture governing the Senior Notes, the Company is committed to pay any amount of withholding taxes that could eventually be levied by any Canadian Taxing Authority on payments made to the lenders, so that the amounts the lenders would receive are not less than amounts receivable if no taxes are levied. The amount of such guarantee is not limited and it is not possible for the Company to establish a maximum amount of the guarantee as it is dependent exclusively on future actions, if any, by the Taxation Authorities. Although no recourse exists for such liability, the Company has the right to redeem such long-term debt at their face value, if such taxes were levied by the Canadian Taxing Authorities, thereby terminating the guarantee.

18.   SUPPLEMENTAL CASH FLOW INFORMATION:

	2002	2003	2004
	(in thousands of Canadian dollars)
Non-cash financing and investing activities:
(i) Purchase of fixed assets financed by accounts payable and accrued liabilities	$—	$958	$5,669
(ii) Issuance of share capital in consideration of the acquisition of a subsidiary	—	2,000	—
(iii) Issuance of share capital in consideration of the future tax asset related to the trademark acquired from the parent company	6,080	—	—
(iv) Spending in deferred charges financed by accounts payable and accrued liabilities and by affiliated companies	946	1,195	1,209

19.   RELATED PARTY TRANSACTIONS:

  In addition to the transactions disclosed elsewhere in these financial statements, the Company entered into the following transactions with affiliated companies. These transactions have been recorded at the exchange value, which is the amount established and agreed to by the related parties:

	2002	2003	2004
	(in thousands of Canadian dollars)
Parent company:
Operating and administrative expenses	$16,060	$8,492	$10,329
Operating and administrative expenses recovered	(456)	(216)	(159)
Acquisition of fixed and intangible assets	3,895	1,613	—
Proceeds from disposal of fixed assets	(586)	—	—
Companies under common control:
Operating revenue	1,693	2,450	1,915
Direct costs	26,939	18,271	15,846
Operating and administrative expenses	35,877	34,087	29,769

  The Company and a company under common control entered into a signal transmission services agreement until 2014, renewable for an additional 15-year period. The service charges arising from this agreement amounted to $8.4 million in 2002, $7.0 million in 2003 and $6.5 million in 2004.

  The Company and a company under common control entered into internet bandwith services agreement until 2004, renewable for a 12-month period. Service charges arising from this agreement amounted to $21.2 million in 2002, $12.2 million in 2003 and $6.1 million in 2004.

20.   CONTINGENCIES:

  In November 2001, the Company terminated a sale service agreement with a supplier who is suing for breach of contract for an amount of $4.7 million. It is not possible to determine the outcome of this claim.

  On March 13, 2002, a legal action was initiated by the shareholders of a cable company against Vidéotron Ltée. They contend that Vidéotron Ltée did not honor its commitment related to a stock purchase agreement signed in August 2000. The plaintiffs are requesting compensations totalling $26.0 million. Management of the Company claims that the suit is not justified and intends to defend vigorously its case in Court.

  In the normal course of business, the Company is a party to various claims and lawsuits. Even though the outcome of these various pending cases as at December 31, 2004 cannot be determined with certainty, the management of the Company believes that their outcome will not have a material adverse impact on its operating results or financial position.

21.   SUBSEQUENT EVENT:

  (a)
  On January 1, 2005, the subsidiary Videotron TVN ltée was wound-up in Videotron Ltée.

  (b)
  On September 9, 2005, the Company entered into a purchase agreement for the sale and purchase of US$175 million aggregate principal amount of 6 3/8% senior notes due December 15, 2015 with Banc of America Securities LLC, Citigroup Global Markets Inc., Scotia Capital (USA) Inc., Harris Nesbitt Corp., RBC Capital Markets Corporation, TD Securities (USA) LLC, CIBC World Markets Corp., Credit Suisse First Boston LLC, NBF Securities (USA) Corp., HSBC Securities (USA) Inc. and Desjardins Securities International Inc. and concurrently with the closing of this offering, the Company intends to repay its drawings under its revolving credit facility, to pay a dividend to Quebecor Media and the balance for general corporate purposes.

22.   SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES:

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada which are different in some respects from those in the United States ("US"), as described below. The following tables set forth the impact of significant differences between Canadian GAAP and US GAAP on the Company's consolidated financial statements, including disclosures, that are required under US GAAP.

  Consolidated Statements of Operations

	2002	2003	2004
	(restated — note 1 (b))
	(in thousands of Canadian dollars)
Net income (loss) for the year based on Canadian GAAP	$11,483	$63,311	$147,372
Adjustments:
Push-down basis of accounting (i)	2,838	(7,954)	(18,108)
Goodwill impairment (i) and (ii)	(2,004,000)	—	—
Development and pre-operating costs (iii)	2,744	2,485	(1,210)
Accounting for derivative instruments and hedging activities (iv)	3,338	1,607	12,266
Income taxes (v)	(856)	(774)	375

Net income (loss) for the year based on US GAAP	(1,984,453)	58,675	140,695
Other comprehensive loss (vi):
Pension and postretirement benefits (vii)	—	(613)	835
Accounting for derivative instruments and hedging activities (iv)	—	(843)	(14,473)

Comprehensive income (loss) based on US GAAP	$(1,984,453)	$57,219	$127,057

Accumulated other comprehensive loss at beginning of year	$(314)	$(314)	$(1,770)
Changes in the year	—	(1,456)	(13,638)

Accumulated other comprehensive loss at end of year	$(314)	$(1,770)	$(15,408)

  Consolidated Shareholder's Equity

	2003	2004
	(in thousands of Canadian dollars)
Shareholder's equity (deficit) based on Canadian GAAP	$70,817	$38,030
Cumulative adjustments:
Push-down basis of accounting (i)	4,321,121	4,235,626
Goodwill impairment (ii)	(2,004,000)	(2,004,000)
Development and pre-operating costs (iii)	(446)	(1,656)
Accounting for derivative instruments and hedging activities (iv)	(13,352)	(15,559)
Income taxes (v)	139	514
Pension and postretirement benefits (vii)	(927)	(92)

Shareholder's equity based on US GAAP	$2,373,352	$2,252,863

  (i)
  Push-down basis of accounting:

    The basis of accounting used in the preparation of these financial statements under US GAAP reflects the push-down resulting from the acquisition on October 23, 2000 by Quebecor Media Inc. of the Company and its subsidiaries. Under Canadian GAAP, each entity has retained the historical carrying value basis of its assets and liabilities. The excess of the purchase price over the value assigned to the net assets of the Company at the date of acquisition has been allocated to goodwill and has been amortized, up to December 31, 2001, on the straight-line basis over 40 years.

    The principal adjustments, taking into account the final allocation of the purchase price finalized in the fourth quarter of 2001, to the historical consolidated financial statements of the Company to reflect Parent's cost basis were:

    (a)
    The carrying values of fixed assets were increased by $114.6 million;

    (b)
    The deferred charges related to financing fees and exchange losses on long-term debt have been written off to reflect the fair value of the assumed long-term debt, and further reduction in deferred charges was recorded for a total amount of $22.6 million;

    (c)
    Accrued charges increased by $40.3 million;

    (d)
    Future income tax liability increased by $24.9 million; and

    (e)
    The $4,360.5 million excess of parent's cost over the value assigned to the net assets of the Company at the date of acquisition has been recorded as goodwill and $4,387.3 million was credited to contributed surplus. In 2004, the Company and its parent materialized income tax benefits in the amount of $84.3 million which had not been recognized at the date of acquisition. Therefore, the goodwill has been reduced by $84.3 million, contributed surplus has been reduced by $67.4 million and income tax expense for US GAAP purposes has been increased by $16.9 million.

  (ii)
  Goodwill impairment:

    The accounting requirements for goodwill under Canadian GAAP and US GAAP are similar in all material respects. However, in accordance with the transitional provisions contained in Section 3062 of the CICA Handbook, an impairment loss recognized during the financial year, in which the new recommendations are initially applied, is recognized as the effect of a change in accounting policy and charged to opening retained earnings, without restatement of prior periods. Under US GAAP, an impairment loss recognized as a result of transitional goodwill impairment test is recognized as the effect of a change in accounting principles in the statement of operations above the caption "net income".

  (iii)
  Development and pre-operating costs:

    Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability, are deferred and amortized. Under US GAAP, these costs are expensed as incurred.

  (iv)
  Accounting for derivative instruments and hedging activities:

    The Company adopted, at the beginning of 2001, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recorded as either assets or liabilities in the balance sheet at fair value with changes in fair value recorded in the statement of operations unless the instrument is effective and qualifies for hedge accounting. Under Canadian GAAP, derivative financial instruments are accounted for on an accrual basis. Realized and unrealized gains and losses are deferred and recognized in income in the same period and in the same financial statement category as the income or expense arising from the corresponding hedged position. Furthermore, under Canadian GAAP, the change in foreign exchange rate on long-term foreign currency denominated instrument is recorded either as an asset or liability when hedge accounting is used. Under US GAAP, these changes are recorded in the statement of operations or other comprehensive income based on whether a hedging relationship has been established which qualifies as a hedging relationship under US GAAP.

  (v)
  Income taxes:

    This adjustment represents the tax impact of the US GAAP adjustments. Furthermore, under Canadian GAAP, income taxes are measured using substantially enacted tax rates, while under US GAAP measurement is based on enacted tax rates.

  (vi)
  Comprehensive income (loss):

    Comprehensive income is presented in accordance with FAS No. 130, "Reporting Comprehensive Income". This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Other comprehensive income consists of adjustments to shareholder's equity related to the accrued pension benefit liability, representing the excess of the accumulated pension benefit obligation as compared to the fair value of plan assets and to changes in the derivative fair values of contracts that are designated effective and qualify as cash flow hedges.

  (vii)
  Pension and postretirement benefits:

    The accounting requirements for pension and postretirement benefits under Canadian GAAP and US GAAP are similar in all material respects. However, under US GAAP, if the accumulated benefit obligation exceeds the fair value of a pension plan's assets, the Company is required to recognize a minimum accrued liability equal to the unfunded accumulated benefit obligation, which is recorded as a separate component of shareholder's equity under the caption "other comprehensive income".

  (viii)
  Operating income before the undernoted:

    US GAAP requires that depreciation and amortization and other items be included in the determination of operating income and does not permit the disclosure of subtotals of the amounts of operating income before these items. Canadian GAAP permits the subtotals of the amounts of operating income before these items.

  (ix)
  Consolidated statements of cash flows:

    The disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash operating working capital items in the consolidated statement of cash flows is allowed by Canadian GAAP while it is not allowed by US GAAP.

  (x)
  Guaranteed debt:

    The combined information below has been presented in accordance with the requirements of the Securities and Exchange Commission for guarantor financial statements.

    The Company's Senior Notes due 2014 described in note 13 are guaranteed by specific subsidiaries of the Company (the "Subsidiary Guarantors"). The accompanying condensed consolidated financial information as at December 31, 2003 and 2004 and for the years 2002, 2003 and 2004 has been prepared in accordance with US GAAP. The information under the column headed "Combined Guarantors" is for all the Subsidiary Guarantors. Investments in the Subsidiary Guarantors are accounted for by the equity method in the separate column headed "Vidéotron Ltée". Each Subsidiary Guarantor is wholly-owned by the Company. All guarantees are full and unconditional, and joint and several (to the extent permitted by applicable law).

    The main subsidiaries included under the column "Subsidiary Guarantors" are Vidéotron TVN Inc. and Le SuperClub Vidéotron Ltée, and its subsidiary, Groupe de Divertissement SuperClub Inc.

    The "Non-Subsidiary Guarantors" are CF Cable TV Inc., Vidéotron (Régional) Ltée and Société d'Édition et de Transcodage T.E. Ltée.

CONSOLIDATED STATEMENT OF OPERATIONS
In accordance with United States GAAP
For the year ended December 31, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Revenues	$432,111	$211,569	$165,482	$(28,122)	$781,040
Direct cost	156,081	57,144	48,409	(2,590)	259,044
Operating and administrative expenses	178,868	76,275	56,569	(25,760)	285,952
Depreciation and amortization	83,901	36,393	17,721	(328)	137,687
Financial expenses	57,588	6,262	10,556	(1,556)	72,850
Impairment of goodwill	1,613,220	—	390,780	—	2,004,000
Other items	493	—	113	—	606

(Loss) income before the undernoted	(1,658,040)	35,495	(358,666)	2,112	(1,979,099)
Income taxes	(16,414)	10,153	11,427	—	5,166

	(1,641,626)	25,342	(370,093)	2,112	(1,984,265)
Share in the results of a company subject to significant influence	(310)	—	(666)	976	—
Non-controlling interest	—	—	95	93	188

Net (loss) income	$(1,641,316)	$25,342	$(369,522)	$1,043	$(1,984,453)

CONSOLIDATED STATEMENT OF CASH FLOWS
In accordance with United States GAAP
For the year ended December 31, 2002

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Cash flows from operating activities:
Net income (loss)	$(1,641,316)	$25,342	$(369,522)	$1,043	$(1,984,453)
Items not involving cash:
Depreciation and amortization	88,242	41,755	17,987	(328)	147,656
Future income taxes	(17,829)	7,309	10,612	—	92
Write-off of goodwill	1,613,220	—	390,780	—	2,004,000
Gain on foreign currency denominated debt	—	—	(1,628)	(583)	(2,211)
Other	(1,392)	1,041	1,010	96	755
Changes in non-cash operating working capital	106,998	(52,045)	(30,689)	(486)	23,778

	147,923	23,402	18,550	(258)	189,617
Cash flows from investing activities:
Acquisition of fixed assets	(49,993)	(29,568)	(12,853)	—	(92,414)
Net change in deferred charges	(923)	9,566	(89)	258	8,812
Amounts receivable from parent company and from affiliated companies	—	(2,088)	—	—	(2,088)
Other	1,677	142	(1,690)	—	129

	(49,239)	(21,948)	(14,632)	258	(85,561)
Cash flows from financing activities:
Repayment of long-term debt	(155,868)	—	(3,409)	—	(159,277)
Other	—	—	(95)	—	(95)

	(155,868)	—	(3,504)	—	(159,372)

Net increase (decrease) in cash and cash equivalents	(57,184)	1,454	414	—	(55,316)
Cash and cash equivalents, beginning of year	71,039	(2,325)	698	—	69,412

Cash and cash equivalents, end of year	$13,855	$(871)	$1,112	$—	$14,096

CONSOLIDATED BALANCE SHEET
In accordance with United States GAAP
As at December 31, 2003

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Assets
Current assets:
Cash and cash equivalents	$27,772	$89	$468	$—	$28,329
Marketable securities	22,100	—	1,030	—	23,130
Accounts receivable	63,125	5,464	499	—	69,088
Amounts receivable from affiliated companies	86,109	127,157	335,968	(549,129)	105
Income taxes receivable	—	4,950	1,585	—	6,535
Inventories and prepaid expenses	14,615	14,881	640	—	30,136
Future income taxes	7,451	1,999	1,312	—	10,762

	221,172	154,540	341,502	(549,129)	168,085
Fixed assets	743,100	81,285	225,206	(489)	1,049,102
Goodwill	1,399,533	631,239	396,844	233,711	2,661,327
Other assets	470,170	407	4,411	(458,963)	16,025
Future income taxes	2,063	2,813	—	500	5,376

Total assets	$2,836,038	$870,284	$967,963	$(774,370)	$3,899,915

Liabilities and Shareholder's Equity
Current liabilities:
Issued and outstanding cheques	$2,584	$416	$51	$—	$3,051
Accounts payable and accrued liabilities	127,805	32,847	31,084	(27)	191,709
Amounts payable to a company under common control	210,192	98,642	258,623	(549,102)	18,355
Deferred revenue and prepaid services	50,536	18,900	19,879	—	89,315
Income taxes payable	310	7,784	45	—	8,139
Current portion of long-term debt	50,000	—	—	—	50,000

	441,427	158,589	309,682	(549,129)	360,569
Retractable preferred shares	2,000	—	—	—	2,000
Future income taxes	123,138	4,763	47,373	—	175,274
Long-term debt	887,401	—	123,984	(23,368)	988,017
Non-controlling interest in a subsidiary	—	—	10	693	703

	1,453,966	163,352	481,049	(571,804)	1,526,563
Shareholder's Equity:
Capital shares	173,236	43,427	235,025	(278,452)	173,236
Contributed surplus	3,476,551	643,065	660,187	(25,369)	4,754,434
Deficit	(2,266,499)	20,440	(407,744)	101,255	(2,552,548)
Other comprehensive loss	(1,216)	—	(554)	—	(1,770)

	1,382,072	706,932	486,914	(202,566)	2,373,352

	$2,836,038	$870,284	$967,963	$(774,370)	$3,899,915

CONSOLIDATED STATEMENT OF OPERATIONS
In accordance with United States GAAP
For the year ended December 31, 2003

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Revenues	$424,904	$245,920	$159,945	$(25,768)	$805,001
Direct cost	162,244	37,449	47,906	(1,632)	245,967
Operating and administrative expenses	139,858	103,718	61,103	(23,875)	280,804
Depreciation and amortization	82,468	33,048	17,794	(307)	133,003
Financial expenses	79,425	(1,557)	(13,555)	(1,889)	62,424
Other items	—	—	—	—	—

(Loss) income before the undernoted	(39,091)	73,262	46,697	1,935	82,803
Income taxes	(14,811)	25,656	11,908	1,326	24,079

	(24,280)	47,606	34,789	609	58,724
Share in the results of a company subject to significant influence	6,470	—	77	(6,547)	—
Non-controlling interest	—	—	—	(49)	(49)

Net (loss) income	$(17,810)	$47,606	$34,866	$(5,987)	$58,675

CONSOLIDATED STATEMENT OF CASH FLOWS
In accordance with United States GAAP
For the year ended December 31, 2003

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Cash flows from operating activities:
Net income (loss)	$(17,810)	$47,606	$34,866	$(5,987)	$58,675
Items not involving cash:
Depreciation and amortization	86,340	37,250	17,484	(307)	140,767
Net premium and write-off of financing cost upon early redemption of long-term debt	17,094	—	—	—	17,094
Future income taxes	(16,361)	14,592	10,459	1,326	10,016
Adjustment of goodwill	2,012	—	488	—	2,500
Loss on disposal of fixed assets	(110)	18,507	50	—	18,447
Gain on foreign currency denominated debt	(1,649)	—	(21,251)	(723)	(23,623)
Share in the results of a company	(6,470)	—	(77)	6,547	—
Other	102	(148)	1,729	(811)	872
Changes in non-cash operating working capital	63,759	(71,359)	(23,225)	(45)	(30,870)

	126,907	46,448	20,523	—	193,878
Cash flows from investing activities:
Acquisition of fixed assets	(54,598)	(21,154)	(19,879)	5,347	(90,284)
Disbursements for deferred charges	—	(113)	—	—	(113)
Acquisition of short-term investments	(22,100)	—	(1,030)	—	(23,130)
Proceeds from disposal of fixed assets	5,651	3,494	27	(5,347)	3,825
Proceeds from investment	7,231	(7,231)	—	—	—
Other	—	(900)	—	—	(900)

	(63,816)	(25,904)	(20,882)	—	(110,602)
Cash flows from financing activities:
Repayment of long-term debt	(1,033,321)	—	(24)	—	(1,033,345)
Issuance of long-term debt	1,038,732	—	—	—	1,038,732
Financing cost on long-term debt	(9,086)	—	—	—	(9,086)
Recouping fees and termination swaps	(48,375)	—	—	—	(48,375)
Dividends to parent company	(19,956)	—	—	—	(19,956)
Other	20,248	(20,000)	(312)	—	(64)

	(51,758)	(20,000)	(336)	—	(72,094)

Net increase (decrease) in cash and cash equivalents	11,333	544	(695)	—	11,182
Cash and cash equivalents, beginning of year	13,855	(871)	1,112	—	14,096

Cash and cash equivalents, end of year	$25,188	$(327)	$417	$—	$25,278

CONSOLIDATED STATEMENT OF OPERATIONS
In accordance with United States GAAP
For the year ended December 31, 2004

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Revenues	$439,463	$282,872	$168,315	$(9,678)	$880,972
Direct cost	162,467	31,481	56,755	(261)	250,442
Operating and administrative expenses	123,412	131,734	45,203	(9,417)	290,932
Depreciation and amortization	85,157	37,111	20,317	—	142,585
Financial expenses	(13,857)	153,145	27,364	(1,200)	165,452
Dividend income from related companies	—	(121,824)	(16,658)	27,427	(111,055)

Income (loss) before the undernoted	82,284	51,225	35,334	(26,227)	142,616
Income taxes	20,620	(21,436)	2,407	230	1,821

	61,664	72,661	32,927	(26,457)	140,795
Share in the results of a company subject to significant influence	10,628	—	138	(10,766)	—
Non-controlling interest	—	—	(1)	(99)	(100)

Net income (loss)	$72,292	$72,661	$33,064	$(37,322)	$140,695

CONSOLIDATED STATEMENT OF CASH FLOWS
In accordance with United States GAAP
For the year ended December 31, 2004

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Cash flows from operating activities:
Net loss	$72,292	$72,661	$33,064	$(37,322)	$140,695
Items not involving cash:
Depreciation and amortization	86,290	40,451	20,314	—	147,055
Future income taxes	19,607	(21,667)	1,565	230	(265)
Loss on disposal of fixed assets	9,274	439	3,461	—	13,174
Loss on foreign currency denominated debt	—	—	1,332	(34)	1,298
Shares in the results of a company subject to significant influence	(10,628)	—	(138)	10,766	—
Other	(17,190)	(83)	1,553	(1,067)	(16,787)
Changes in non-cash operating working capital	(13,859)	4,045	33,740	—	23,926

	145,786	95,846	94,891	(27,427)	309,096
Cash flows from investing activities:
Acquisition of fixed assets	(70,842)	(41,753)	(24,098)	13,663	(123,030)
Acquisition of other assets	—	(412)	—	—	(412)
Proceeds on disposals of fixed assets	722	13,829	558	(13,663)	1,446
Acquisition of videos stores assets	—	(7,162)	—	—	(7,162)
Proceeds on disposal (acquisition) of market securities	2,100	—	(220)	—	1,880
Acquisition of shares of affiliated company	—	(1,100,000)	(165,000)	165,000	(1,100,000)
Proceeds from disposal of shares of affiliated company	—	1,100,000	165,000	(165,000)	1,100,000
Other	70,000	—	(70,010)	—	(10)

	1,980	(35,498)	(93,770)	—	(127,288)
Cash flows from financing activities:
Repayment of long-term debt	(355,630)	—	—	—	(355,630)
Issuance of long-term debt	396,244	—	—	—	396,244
Financing cost on long-term debt	(6,401)	—	—	—	(6,401)
Increase in long-term intercompany loan from affiliated company	—	935,000	165,000	—	1,100,000
Repayment of long-term intercompany loan from affiliated company	—	(935,000)	(165,000)	—	(1,100,000)
Redemption of retractable preferred shares	(3,660)	(165,000)	—	165,000	(3,660)
Dividends to parent company	(171,002)	(61,658)	—	27,427	(205,233)
Issuance of preferred shares	—	165,000	—	(165,000)	—
Other	311	—	(390)	—	(79)

	(140,138)	(61,658)	(390)	27,427	(174,759)

Net increase (decrease) in cash	7,628	(1,310)	731	—	7,049
Cash and cash equivalents, beginning of year	25,188	(327)	417	—	25,278

Cash and cash equivalents, end of year	$32,816	$(1,637)	$1,148	$—	$32,327

CONSOLIDATED BALANCE SHEET
In accordance with United States GAAP
As at December 31, 2004

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non- guarantors	Adjustments and eliminations	Consolidated
	(in thousands of Canadian dollars)
Assets
Current assets:
Cash and cash equivalents	$34,810	$108	$1,312	$—	$36,230
Marketable securities	20,000	—	1,250	—	21,250
Accounts receivable	81,589	8,213	686	—	90,488
Amounts receivable from affiliated companies	133,598	27,834	277,053	(438,480)	5
Income taxes receivable	8,526	79	19	—	8,624
Inventories and prepaid expenses	11,488	23,461	601	—	35,550
Future income taxes	49,589	184	8,455	—	58,228

	339,600	59,879	289,376	(438,480)	250,375
Fixed assets	761,758	32,455	225,081	(489)	1,018,805
Goodwill	1,903,756	67,940	376,844	233,711	2,582,251
Other assets	441,324	136,351	3,616	(558,433)	22,858
Future income taxes	22,179	1,111	—	269	23,559

Total assets	$3,468,617	$297,736	$894,917	$(763,422)	$3,897,848

Liabilities and Shareholder's Equity
Current liabilities:
Issued and outstanding cheques	$1,994	$1,745	$164	$—	$3,903
Accounts payable and accrued liabilities	214,309	32,402	25,881	(5)	272,587
Amounts payable to affiliated companies	102,426	138,350	249,417	(438,475)	51,718
Deferred revenue and prepaid services	83,105	—	22,305	—	105,410
Income taxes payable	33	1,343	267	—	1,643

	401,867	173,840	298,034	(438,480)	435,261
Deferred revenue	4,480	—	1,724	—	6,204
Future income taxes	129,310	3,054	36,268	—	168,632
Long-term debt	941,910	—	116,840	(24,568)	1,034,182
Non-controlling interest in a subsidiary	—	—	—	706	706

	1,477,567	176,894	452,866	(462,342)	1,644,985
Shareholder's Equity:
Capital shares	306,235	31,559	165,025	(329,583)	173,236
Contributed surplus	3,983,147	81,725	652,298	(3,389)	4,713,781
(Deficit) retained earnings	(2,283,016)	7,558	(375,180)	31,892	(2,618,746)
Other comprehensive loss	(15,316)	—	(92)	—	(15,408)

	1,991,050	120,842	442,051	(301,080)	2,252,863

	$3,468,617	$297,736	$894,917	$(763,422)	$3,897,848

VIDÉOTRON LTÉE

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

Nine-month periods ended September 30, 2004 and 2005
(in thousands of Canadian dollars)
(Unaudited)

	2004	2005
Operating revenues:
Cable television	$428,542	$457,552
Internet	162,603	197,586
Video stores	32,590	37,843
Other	16,652	30,861

	640,387	723,842
Operating expenses:
Direct costs	182,651	199,798
Operating, general and administrative expenses	204,235	241,956
Depreciation and amortization	94,797	94,874
Financial expenses (note 2)	133,339	46,774
Dividend income from parent company	(85,626)	—
Other items	—	(387)

	529,396	583,015

Income before income taxes and non-controlling interest	110,991	140,827
Income taxes (note 3):
Current	(797)	2,070
Future	11,008	42,265

	10,211	44,335

	100,780	96,492
Non-controlling interest in a subsidiary	79	61

Net income	$100,701	$96,431

See accompanying notes to unaudited interim consolidated financial statements.

VIDÉOTRON LTÉE

INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIENCY)

Nine-month periods ended September 30, 2004 and 2005
(in thousands of Canadian dollars)
(Unaudited)

	Common capital stock	Contributed surplus	Deficit	Total shareholder's equity (deficiency)
Balance as at December 31, 2003	$173,236	$362,210	$(464,629)	$70,817
Transfer of tax deductions from a company controlled by the ultimate parent company	—	(66)	—	(66)
Excess of the preferred share retractable value over the stated capital	—	—	(1,660)	(1,660)
Net income	—	—	100,701	100,701
Dividend	—	—	(80,025)	(80,025)

Balance as at September 30, 2004	173,236	362,144	(445,613)	89,767
Transfer of tax deduction from the the parent company	—	26,800	—	26,800
Net income	—	—	46,671	46,671
Dividend	—	—	(125,208)	(125,208)

Balance as at December 31, 2004	173,236	388,944	(524,150)	38,030
Transfer of tax deductions from a company controlled by the ultimate parent company (note 3)	—	23	—	23
Net income	—	—	96,431	96,431
Dividend	—	—	(210,000)	(210,000)

Balance as at September 30, 2005	$173,236	$388,967	$(637,719)	$(75,516)

See accompanying notes to unaudited interim consolidated financial statements.

VIDÉOTRON LTÉE

CONSOLIDATED BALANCE SHEETS

As at December 31, 2004 and September 30, 2005
(in thousands of Canadian dollars)
(Unaudited)

	December 31, 2004	September 30, 2005
	(Audited)
Assets
Current assets:
Cash and cash equivalents	$36,230	$13,246
Marketable securities	21,250	—
Accounts receivable	90,488	94,002
Amounts receivable from affiliated companies	5	—
Income taxes receivable	8,624	728
Inventories	30,151	25,347
Prepaid expenses	5,399	9,194
Future income taxes	58,228	53,158

	250,375	195,675
Fixed assets	884,003	919,781
Goodwill	438,426	438,682
Other assets	34,498	40,684
Future income taxes	23,559	2,191

	$1,630,861	$1,597,013

Liabilities and Shareholder's Equity (deficiency)
Current liabilities:
Issued and outstanding cheques	$3,903	$4,948
Accounts payable and accrued liabilities	189,057	147,160
Amounts payable to affiliated companies	51,718	45,831
Deferred revenue	105,410	111,326
Income taxes payable	1,643	685

	351,731	309,950
Deferred revenue	15,558	21,489
Pension plan accrued liability	5,833	6,231
Forward exchange contract and interest rate swaps	57,249	74,118
Future tax liabilities	122,846	138,269
Long-term debt (note 4)	1,038,908	1,121,829
Non-controlling interest in subsidiaries	706	643

	1,592,831	1,672,529
Shareholder's equity (deficiency):
Common shares (note 5)	173,236	173,236
Contributed surplus	388,944	388,967
Deficit	(524,150)	(637,719)

	38,030	(75,516)

	$1,630,861	$1,597,013

Contingencies (note 9)
On behalf of the Board:

See accompanying notes to unaudited interim consolidated financial statements.

VIDÉOTRON LTÉE

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine-month periods ended September 30, 2004 and 2005
(in thousands of Canadian dollars)
(Unaudited)

	2004	2005
Cash flows from operating activities:
Net income	$100,701	$96,431
Adjustments for the following items:
Depreciation and amortization	99,114	102,988
Future income taxes	11,008	42,265
Non-controlling interest in a subsidiary	79	61
Amortization of debt premium and discount	(574)	(1,804)
Change in fair value of interest rate swaps	—	(904)
Loss (gain) on disposal of fixed assets	12,020	(849)
Loss (gain) on foreign currency denominated debt	2,312	285
Gain on settlement of long-term debt	—	(312)
Other items	27	—

Cash flows from operations	224,687	238,161
Changes in non-cash operating items (note 7)	(37,873)	(1,375)

Cash flows from operating activities	186,814	236,786
Cash flows from investing activities:
Acquisition of fixed assets	(93,683)	(134,492)
Net change in other assets	(347)	(1,468)
Acquisition of goodwill	(92)	—
Proceeds on disposal of fixed assets and investments	1,019	1,001
Acquisition of shares of parent company	(1,100,000)	—
Proceeds on disposal of marketable securities	23,131	21,250
Payment of tax deductions to the parent
company	—	(35,200)
Net disposal (acquisition) of video store assets	(7,052)	53
Acquisition of non-controlling interest	(10)	—

Cash flows used in investing activities	(1,177,034)	(148,856)
Cash flows from financing activities:
Repayment of long-term debt	(37,500)	(92,284)
Issuance of long-term debt	—	205,130
Financing costs on long-term debt	(1,195)	(3,725)
Increase in long-term intercompany loan from parent company	1,100,000	—
Settlement of interest rate swaps	—	(10,955)
Redemption of shares	(3,660)	—
Dividend to parent company	(80,025)	(210,000)
Other	—	(126)

Cash flows from (used in) financing activities	977,620	(111,960)

Net change in cash and cash equivalents	(12,600)	(24,030)
Cash and cash equivalents at beginning of period	25,278	32,327

Cash and cash equivalents at end of period	$12,678	$8,297

Cash and cash equivalents are comprised of:
Cash and cash equivalents	$25,747	$13,246
Issued and outstanding cheques	(13,069)	(4,949)

	$12,678	$8,297

See accompanying notes to unaudited interim consolidated financial statements.

VIDÉOTRON LTÉE

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Nine-month periods ended September 30, 2004 and 2005
(in thousands of Canadian dollars)
(Unaudited)

1.     BASIS OF PRESENTATION AND ACCOUNTING CHANGES:

  The Company is a cable services provider in the Province of Québec for pay-television services, Internet access and telephony. It also operates the largest chain of video stores in Québec and a chain of video stores in Ontario and in the Atlantic provinces.

  The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual consolidated financial statements. These unaudited interim consolidated financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and, therefore, should be read in conjunction with the December 31, 2004 audited consolidated financial statements and the notes below.

2.     FINANCIAL EXPENSES:

	September 30, 2004	September 30, 2005
Third parties:
Interest on long-term debt	$42,492	$44,126
Amortization of deferred financing costs	965	1,357
Amortization of debt premium and discount	(574)	(1,804)
Gain on settlement of long-term debt	—	(312)
Change in fair value of forward exchange contract and interest rate swaps	—	(904)
Loss (gain) on foreign currency denominated debt	2,312	1,413
Gain on foreign currency denominated short-term monetary items	(418)	(1,255)
Bank fees	1,185	—
Other interest and penalty charges	384	168

	46,346	42,789
Interest income	(655)	(1,019)

	45,691	41,770
Parent company:
Interest expense	87,648	5,004

	$133,339	$46,774

  The interest paid in the nine-month periods ended September 30, 2004 and 2005 amounted to $97.9 million and $65.3 million, respectively.

3.     INCOME TAXES:

  The following schedule reconciles income taxes computed on income before income taxes and non-controlling interest in a subsidiary, based on the consolidated basic income tax rate and the effective income tax rate:

	September 30, 2004	September 30, 2005
Income taxes based on the combined federal and provincial basic income tax rate of 31.02% (2004 — 31.02%)	$34,539	$43,685
Change due to the following items:
Federal large corporation taxes	1,992	1,301
Non-deductible charges and/or loss deductible at a lower rate for which the tax benefit was not recorded	276	(192)
Non-taxable dividend from the parent company	(26,647)	—
Other	51	(459)

	$10,211	$44,335

  Income taxes paid in the nine-month periods ended September 30, 2004 and 2005 amounted to $10.2 million and $3.2 million, respectively.

  During the period ended September 30, 2005, the Company obtained from a company under common control of the ultimate parent company income tax deductions of $0.77 million, of which $0.37 million is recorded as income taxes receivable and $0.4 million as future income tax assets. The consideration payable to this company under common control amounts to $0.75 million. This transaction allows the Company to realize a gain of $0.02 million which has been credited to contributed surplus.

4.     LONG-TERM DEBT:

	December 31, 2004	September 30, 2005
Senior Secured First Priority Notes (a)	$92,271	$—
Senior Notes (b)	796,637	971,829
Subordinated loan — Quebecor Media Inc. (c)	150,000	150,000

Long-term portion of the long-term debt	$1,038,908	$1,121,829

  (a)
  Senior Secured First Priority Notes:

    On July 15, 2005, the Company used its cash on hand and its Revolving Credit Facility to reimburse the aggregate principal amount of US$75.6 million of its subsidiary, CF Cable TV Inc., Senior Secured First Priority Notes, which bore interest at 9.125% and were due in 2007. The gain on settlement of long-term debt includes the write-off of the unamortized premium of $0.8 million, net of deferred financing costs amounting to $0.5 million. Also, an amount of $7.4 million was paid as settlement of the foreign exchange forward contracts related to these Notes.

  (b)
  Senior Notes:

    On September 16, 2005, the Company issued US$175.0 million of aggregate principal amount of Senior Notes at a discount rate of 99.5% for net proceeds of US$174.1 million, before issuance fees of $3.7 million. These Notes bear interest at a rate of 6.375% payable every six months on December 15 and June 15, and mature on December 15, 2015. The first interest payment is due on December 15, 2005. The Notes contain certain restrictions for Vidéotron Ltée, including limitations on its ability to incur additional indebtedness, and are unsecured. Vidéotron Ltée entered into cross-currency interest swaps to hedge foreign exchange fluctuations related to the interest and capital repayment of these Notes denominated in foreign currency.

  (c)
  Subordinated loan to a subsidiary — Quebecor Media Inc.:

    The amount of interest owed to Quebecor Media Inc. as at December 31, 2004 and September 30, 2005 amounted to $10.7 million and $15.7 million, respectively, and is accounted for in the amounts payable to affiliated companies.

5.     SHARE CAPITAL:

	December 31, 2004	September 30, 2005
Issued and paid:
11,174,813 common shares	$173,236	$173,236
170,000 preferred shares, Series G (133,000 as of December 31, 2004)	—	—

	$173,236	$173,236

  The preferred shares Series G are owned by Groupe de Divertissement SuperClub Inc., a wholly-owned subsidiary of the Company, and were issued for a cash consideration totaling $133.0 million in 2004. Series G shares were eliminated upon consolidation.

  On April 18, 2005, Vidéotron Ltée issued 57,000 preferred shares, Series G, to Groupe de Divertissement Superclub Inc., a wholly-owned subsidiary of Le Superclub Vidéotron Ltée, for a total cash consideration of $57.0 million. On the same date, Vidéotron Ltée redeemed 20,000 preferred shares, Series G, from Groupe de Divertissement Superclub Inc. for a total cash consideration of $20.0 million.

6.     EMPLOYEE FUTURE BENEFITS:

  The following table presents the Company's net benefit costs:

	September 30, 2004	September 30, 2005
Net benefit	$3,859	$4,563

7.     CHANGES IN NON-CASH OPERATING ITEMS:

	September 30, 2004	September 30, 2005
Accounts receivable	$(2,335)	$(3,488)
Current income taxes	(4,764)	7,299
Net amounts receivable and payable from/to affiliated companies	(1,101)	28,489
Inventories	467	4,813
Prepaid expenses	(3,254)	(3,794)
Accounts payable and accrued liabilities	(34,461)	(35,997)
Pension plan accrued liability	—	398
Deferred revenue	18,328	11,847
Other assets	(10,753)	(10,942)

Change in non-cash operating items	$(37,873)	$(1,375)

8.     SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES:

  The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada which are different in some respects from those in the United States ("US"), as described below. The following tables set forth the impact of significant differences between Canadian GAAP and US GAAP on the Company's consolidated financial statements, including disclosures that are required under US GAAP.

  Consolidated Statements of Operations for the:

	September 30, 2004	September 30, 2005
Net income for the period based on Canadian GAAP	$100,701	$96,431
Adjustments:
Push-down basis of accounting (i)	(5,804)	(5,952)
Development and pre-operating costs (iii)	179	(897)
Accounting for derivative instruments and hedging activities (iv)	11,174	4,969
Income taxes (v)	(56)	2,335

Net income for the period based on US GAAP	106,194	96,886
Other comprehensive income (loss) (vi)
Accounting for derivative instruments and hedging activities (iv)	(2,540)	(20,184)
Income taxes (v)	—	10,527

Comprehensive income based on US GAAP	$103,654	$87,229

Accumulated other comprehensive loss at beginning of period	$(1,770)	$(15,408)
Change in the period	(2,540)	(9,657)

Accumulated other comprehensive loss at end of period	$(4,310)	$(25,065)

  Consolidated Shareholder's Equity

	December 31, 2004	September 30, 2005
Shareholder's equity (deficiency) based on Canadian GAAP	$38,030	$(75,516)
Cumulative adjustments:
Push-down basis of accounting (i)	4,235,626	4,229,674
Goodwill impairment (ii)	(2,004,000)	(2,004,000)
Development and pre-operating costs (iii)	(1,656)	(2,553)
Accounting for derivative instruments and hedging activities (iv)	(15,559)	(30,774)
Income taxes (v)	514	13,376
Pension and postretirement benefits (vii)	(92)	(92)

Shareholder's equity based on US GAAP	$2,252,863	$2,130,115

  (i)
  Push-down basis of accounting

    The basis of accounting used in the preparation of this reconciliation of Canadian GAAP to US GAAP reflects the push-down resulting from the acquisition of the Company and its subsidiaries on October 23, 2000 by Quebecor Media Inc. Under Canadian GAAP, each entity has retained the historical carrying value basis of its assets and liabilities. The excess of the purchase price over the value assigned to the net assets of the Company at the date of acquisition has been allocated to goodwill and has been amortized, up to December 31, 2001, on the straight-line basis over 40 years.

    The principal adjustments, taking into account the final allocation of the purchase price finalized in the fourth quarter of 2001, to the historical consolidated financial statements of the Company to reflect Parent's cost basis, were:

    (a)
    The carrying values of fixed assets were increased by $114.6 million;

    (b)
    The deferred charges related to financing fees and exchange losses on long-term debt have been written off to reflect the fair value of the assumed long-term debt, and further reduction in deferred charges was recorded for a total amount of $22.6 million;

    (c)
    Accrued charges increased by $40.3 million;

    (d)
    Future income tax liability increased by $24.9 million; and

    (e)
    The $4,360.5 million excess of parent's cost over the value assigned to the net assets of the Company at the date of acquisition has been recorded as goodwill and $4,387.3 million was credited to contributed surplus. In 2004, the Company and its parent materialized income tax benefits in the amount of $84.3 million which had not been recognized at the date of acquisition. Therefore, goodwill has been decreased by $84.3 million, contributed surplus has been decreased by $67.4 million and income tax expenses for US GAAP purposes have been increased by $16.9 million.

  (ii)
  Goodwill impairment

    The accounting requirements for goodwill under Canadian GAAP and US GAAP are similar in all material respects. However, in accordance with the transitional provisions contained in Section 3062 of the CICA Handbook, an impairment loss recognized during the financial year in which the new recommendations are initially applied is recognized as the effect of a change in accounting policy and charged to opening retained earnings, without restatement of prior periods. Under US GAAP, an impairment loss recognized as a result of transitional goodwill impairment test is recognized as the effect of a change in accounting principles in the statement of operations above the caption "net income". The determination of the impairment under US GAAP is based on the goodwill recognized as a result of the push-down discussed in (i) above.

  (iii)
  Development and pre-operating costs

    Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability, are deferred and amortized. Under US GAAP, these costs are expensed as incurred.

  (iv)
  Accounting for derivative instruments and hedging activities

    The Company adopted, at the beginning of 2001, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recorded as either assets or liabilities in the balance sheet at fair value, with changes in fair value recorded in the statement of operations unless the instrument is effective and qualifies for hedge accounting. As of the adoption date, the Company did not hold any of these instruments. Under Canadian GAAP, derivative financial instruments are accounted for on an accrual basis. Realized and unrealized gains and losses are deferred and recognized in income in the same period and in the same financial statement category as the income or expense arising from the corresponding hedged position. Furthermore, under Canadian GAAP, the change in foreign exchange rate on long-term foreign currency denominated instruments is recorded either as an asset or liability when hedge accounting is used. Under US GAAP, these changes are recorded in the statement of operations or other comprehensive income based on whether a hedging relationship has been established which qualifies as a hedging relationship under US GAAP.

  (v)
  Income taxes

    This adjustment represents the tax impact of the US GAAP adjustments. Furthermore, under Canadian GAAP, income taxes are measured using substantially enacted tax rates, while, under US GAAP, measurement is based on enacted tax rates.

  (vi)
  Comprehensive income

    Comprehensive income is presented in accordance with FAS No. 130, "Reporting Comprehensive Income". This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Other comprehensive income consists of adjustments to shareholder's equity related to the accrued pension benefit liability, representing the excess of the accumulated pension benefit obligation as compared to the fair value of plan assets and to changes in the derivative fair values of contracts that are designated effective and qualify as cash flow hedges.

  (vii)
  Pension and postretirement benefits

    The accounting requirements for pension and postretirement benefits under Canadian GAAP and US GAAP are similar in all material respects. However, under US GAAP, if the accumulated benefit obligation exceeds the fair value of a pension plan's assets, the Company is required to recognize a minimum accrued liability equal to the unfunded accumulated benefit obligation, which is recorded as a separate component of shareholder's equity under the caption "other comprehensive income".

  (viii)
  Guaranteed debt

    The consolidated information below has been presented in accordance with the requirements of the Securities and Exchange Commission for guarantor financial statements.

    The Company's Senior Notes due 2014 and 2015 are guaranteed by specific subsidiaries of the Company (the "Subsidiary Guarantors"). The accompanying condensed consolidated financial information as at December 31, 2004 and September 30, 2005 and the three-month and nine-month periods ended September 30, 2004 and 2005 have been prepared in accordance with US GAAP. The information under the column headed "Consolidated Guarantors" is for all the Subsidiary Guarantors. Investments in the Subsidiary Guarantors are accounted for by the equity method in the separate column headed "Vidéotron Ltée". Each Subsidiary Guarantor is wholly-owned by the Company. All guarantees are full and unconditional, and joint and several (to the extent permitted by applicable law).

    The main subsidiaries included under the column "Subsidiary Guarantors" are CF Cable TV Inc., Vidéotron (Régional) Ltée and Le Superclub Vidéotron Ltée and its subsidiary, Groupe de Divertissement Superclub Inc.

    The "Subsidiary Non-Guarantors" is Société d'Édition et de Transcodage T.E. Ltée.

    On July 15, 2005, CF Cable TV Inc. paid its senior secured first priority note and became a guarantor of the senior notes issued by its parent company. Vidéotron (Régional) Ltée, a wholly-owned subsidiary of CF Cable TV Inc., became also a guarantor of the senior notes of Vidéotron Ltée.

  CONSOLIDATED BALANCE SHEET
  As at December 31, 2004

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$34,810	$108	$1,312	$—	$36,230
Marketable securities	20,000	—	1,250	—	21,250
Accounts receivable	81,589	8,213	686	—	90,488
Amounts receivable from affiliated companies	133,598	27,834	277,053	(438,480)	5
Income taxes receivable	8,526	79	19	—	8,624
Inventories and prepaid expenses	11,488	23,461	601	—	35,550
Future income taxes	49,589	184	8,455	—	58,228

	339,600	59,879	289,376	(438,480)	250,375
Fixed assets	761,758	32,455	225,081	(489)	1,018,805
Goodwill	1,903,756	67,940	376,844	233,711	2,582,251
Other assets	441,324	136,351	3,616	(558,433)	22,858
Future income taxes	22,179	1,111	—	269	23,559

Total assets	$3,468,617	$297,736	$894,917	$(763,422)	$3,897,848

Liabilities and Shareholder's Equity
Current liabilities:
Issued and outstanding cheques	$1,994	$1,745	$164	$—	$3,903
Accounts payable and accrued liabilities	214,309	32,402	25,881	(5)	272,587
Amounts payable to affiliated companies	102,426	138,350	249,417	(438,475)	51,718
Deferred revenue and prepaid services	83,105	—	22,305	—	105,410
Income taxes payable	33	1,343	267	—	1,643

	401,867	173,840	298,034	(438,480)	435,261
Deferred revenue	4,480	—	1,724	—	6,204
Future income taxes	129,310	3,054	36,268	—	168,632
Long-term debt	941,910	—	116,840	(24,568)	1,034,182
Non-controlling interest in a subsidiary	—	—	—	706	706

	1,477,567	176,894	452,866	(462,342)	1,644,985
Shareholder's equity:
Share capital	306,235	31,559	165,025	(329,583)	173,236
Contributed surplus	3,983,147	81,725	652,298	(3,389)	4,713,781
(Deficit) retained earnings	(2,283,016)	7,558	(375,180)	31,892	(2,618,746)
Other comprehensive loss	(15,316)	—	(92)	—	(15,408)

	1,991,050	120,842	442,051	(301,080)	2,252,863

	$3,468,617	$297,736	$894,917	$(763,422)	$3,897,848

  CONSOLIDATED BALANCE SHEET
  As at September 30, 2004

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$23,546	$89	$2,112	$—	$25,747
Accounts receivable	63,925	6,912	586	—	71,423
Amounts receivable from affiliated companies	793,969	296,103	261,789	(1,351,861)	—
Income taxes receivable	—	5,364	26	(8)	5,382
Inventories and prepaid expenses	15,888	17,052	1,036	—	33,976
Future income taxes	6,323	520	1,095	34	7,972

	903,651	326,040	266,644	(1,351,835)	144,500
Fixed assets	730,266	69,941	226,415	(489)	1,026,133
Goodwill	1,399,533	636,384	396,844	233,711	2,666,472
Deferred charges	10,943	441	3,434	—	14,818
Future income taxes	—	13,888	80	(5)	13,963
Investments	421,963	1,171,792	166,075	(659,764)	1,100,066

Total assets	$3,466,356	$2,218,486	$1,059,492	$(1,778,382)	$4,965,952

Liabilities and Shareholder's Equity
Current liabilities:
Issued and outstanding cheques	$11,831	$1,110	$128	$—	$13,069
Accounts payable and accrued liabilities	122,303	23,551	23,178	(233)	168,799
Amounts payable to a company under common control	155,040	808,572	404,683	(1,351,627)	16,668
Deferred revenue and prepaid services	51,996	21,746	20,008	—	93,750
Income taxes payable	284	884	1,180	—	2,348
Current portion of long-term debt	50,000	—	—	—	50,000

	391,454	855,863	449,177	(1,351,860)	344,634
Deferred revenue	4,694	—	1,745	—	6,439
Future income taxes	134,231	4,728	49,959	(311)	188,607
Long-term debt	833,141	1,100,000	121,346	(24,234)	2,030,253
Non-controlling interest in a subsidiary	—	—	—	764	764

	1,363,520	1,960,591	622,227	(1,375,641)	2,570,697
Shareholder's equity:
Capital shares	306,236	196,558	165,025	(494,583)	173,236
Contributed surplus	3,475,340	619,072	661,293	(1,337)	4,754,368
(Deficit) retained earnings	(1,674,984)	(557,735)	(388,499)	93,179	(2,528,039)
Other comprehensive loss	(3,756)	—	(554)	—	(4,310)

	2,102,836	257,895	437,265	(402,741)	2,395,255

	$3,466,356	$2,218,486	$1,059,492	$(1,778,382)	$4,965,952

  CONSOLIDATED STATEMENT OF OPERATIONS
  For the nine-month period ended September 30, 2004

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
Revenues	$365,337	$213,623	$138,554	$(69,672)	$647,842
Direct cost	118,364	21,721	43,282	(716)	182,651
Operating and administrative expenses	139,579	92,992	48,231	(68,953)	211,849
Depreciation and amortization	61,021	28,984	14,008	—	104,013
Financial expenses	(13,531)	113,850	22,405	(759)	121,965
Dividend income from related companies	—	(92,515)	(12,844)	19,733	(85,626)

Income (loss) before the undernoted	59,904	48,591	23,472	(18,977)	112,990
Income taxes	15,504	(13,287)	4,334	166	6,717

	44,400	61,878	19,138	(19,143)	106,273
Share in the results of a company subject to significant influence	7,777	—	108	(7,885)	—
Non-controlling interest	—	—	(1)	(78)	(79)

Net income (loss)	$52,177	$61,878	$19,245	$(27,106)	$106,194

  CONSOLIDATED STATEMENT OF CASH FLOWS
  For the nine-month period ended September 30, 2004

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$52,177	$61,878	$19,245	$(27,106)	$106,194
Adjustments for:
Depreciation and amortization	61,786	28,984	14,007	—	104,777
Future income taxes	14,285	(9,650)	2,721	158	7,514
Loss on foreign denominated debt	—	—	2,303	9	2,312
Other	(8,611)	2,948	4,527	7,089	5,953
Net change in non-cash operating working capital	(84,660)	816	46,492	8	(37,344)

	34,977	84,976	89,295	(19,842)	189,406
Cash flows from investing activities:
Acquisition of fixed assets	(56,683)	(33,056)	(19,111)	12,416	(96,434)
Net change in deferred charges	—	(188)	—	—	(188)
Acquisition of goodwill	—	(92)	—	—	(92)
Proceeds on disposal of fixed assets	511	12,562	362	(12,416)	1,019
Acquisition of video stores	—	(7,052)	—	—	(7,052)
Proceeds on disposal of short-term investments	22,100	—	1,031	—	23,131
Acquisition of shares of parent company	—	(1,100,000)	—	—	(1,100,000)
Other	70,000	—	(70,010)	—	(10)

	35,928	(1,127,826)	(87,728)	—	(1,179,626)
Cash flows from financing activities:
Repayment of long-term debt	(37,500)	—	—	—	(37,500)
Financing cost on long-term debt	(1,195)	—	—	—	(1,195)
Increase in long-term intercompany loan from parent company	—	1,100,000	—	—	1,100,000
Redemption of retractable preferred shares	(3,660)	—	—	—	(3,660)
Dividends	(42,023)	(57,844)	—	19,842	(80,025)

	(84,378)	1,042,156	—	19,842	977,620

Net (decrease) increase in cash	(13,473)	(694)	1,567	—	(12,600)
Cash and cash equivalents, beginning of period	25,188	(327)	417	—	25,278

Cash and cash equivalents, end of period	$11,715	$(1,021)	$1,984	$—	$12,678

  CONSOLIDATED BALANCE SHEET
  As at September 30, 2005

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$12,251	$(497)	$1,492	$—	$13,246
Marketable securities	—	—	—	—	—
Accounts receivable	86,682	6,620	700	—	94,002
Amounts receivable from affiliated companies	222,334	863	89	(223,286)	—
Income taxes receivable	385	325	18	—	728
Inventories and prepaid expenses	28,449	6,085	7	—	34,541
Future income taxes	47,799	5,268	91	—	53,158

	397,900	18,664	2,397	(223,286)	195,675
Fixed assets	813,839	228,959	2,720	(489)	1,045,029
Goodwill	1,903,755	445,041	—	233,711	2,582,507
Other assets	409,748	177,061	—	(562,737)	24,072
Future income taxes	—	2,191	—	—	2,191

Total assets	$3,525,242	$871,916	$5,117	$(552,801)	$3,849,474

Liabilities and Shareholder's Equity
Current liabilities:
Issued and outstanding cheques	$3,088	$1,798	$63	$—	$4,949
Accounts payable and accrued liabilities	258,050	28,666	464	(94)	287,086
Amounts payable to a company under common control	45,545	223,476	3	(223,193)	45,831
Deferred revenue and prepaid services	89,620	21,500	206	—	111,326
Income taxes payable	648	37	—	—	685

	396,951	275,477	736	(223,287)	449,877
Future income taxes	127,707	40,245	277	—	168,229
Long-term deferred revenue	5,511	1,865	46	—	7,422
Long-term debt	1,093,188	25,969	—	(25,969)	1,093,188
Non-controlling interest in a subsidiary	—	—	—	643	643

	1,623,357	343,556	1,059	(248,613)	1,719,359
Shareholder's equity:
Share capital	343,234	165,001	25	(335,024)	173,236
Contributed surplus	4,008,648	708,093	462	(3,399)	4,713,804
(Deficit) retained earnings	(2,425,024)	(344,642)	3,571	34,235	(2,731,860)
Other comprehensive loss	(24,973)	(92)	—	—	(25,065)

	1,901,885	528,360	4,058	(304,188)	2,130,115

	$3,525,242	$871,916	$5,117	$(552,801)	$3,849,474

  CONSOLIDATED STATEMENT OF OPERATIONS
  For the nine-month period ended September 30, 2005

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
Revenues	$560,737	$165,457	$3,447	$(1,086)	$728,555
Direct costs	145,057	54,909	—	(168)	199,798
Operating and administrative expenses	191,673	54,482	2,465	(919)	247,701
Depreciation and amortization	86,254	17,230	422	—	103,906
Financial expenses	23,419	6,049	—	11,699	41,167

Income (loss) before the undernoted	114,334	32,787	560	(11,698)	135,983
Income taxes	32,103	6,491	173	269	39,036

	82,231	26,296	387	(11,967)	96,947
Non-controlling interest	10,440	85	—	(10,586)	(61)

Net income (loss)	$92,671	$26,381	$387	$(22,553)	$96,886

  CONSOLIDATED STATEMENT OF CASH FLOWS
  For the nine-month period ended September 30, 2005

	Vidéotron Ltée	Subsidiary guarantors	Subsidiary non-guarantors	Adjustments and eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$92,671	$26,381	$387	$(22,553)	$96,886
Adjustments for:
Depreciation and amortization	90,890	20,070	422	—	111,382
Future income taxes	30,202	6,414	80	270	36,966
Loss on foreign denominated debt	(1,048)	1,333	—	—	285
Other	(57,282)	191	—	9,184	(47,907)
Net change in non-cash operating working capital	66,986	(28,596)	(635)	—	37,755

	222,419	25,793	254	(13,099)	235,367
Cash flows from investing activities:
Acquisition of fixed assets	(114,501)	(19,474)	(517)	—	(134,492)
Acquisition of other assets	—	(49)	—	—	(49)
Proceeds on disposals of fixed assets	789	212	—	—	1,001
Proceeds on disposal of marketable securities	20,000	—	1,250	—	21,250
Payment of tax deductions to the
parent company	(25,800)	(9,400)	—	—	(35,200)
Dividend from subsidiary	11,000	(11,000)	—	—	—
Cash transfer pursuant to the
liquidation of a subsidiary	(533)	533	—	—	—
Acquisition of videostore	—	53	—	—	53

	(109,045)	(39,125)	733	—	(147,437)
Cash flows from financing activities:
Repayment of long-term debt	—	(92,284)	—	—	(92,284)
Issuance of long-term debt	205,130	—	—	—	205,130
Financing cost on long-term debt	(3,725)	—	—	—	(3,725)
Settlement of interest swaps	(3,588)	(7,367)	—	—	(10,955)
Advance (from) to an affiliated company	(112,242)	112,242	—	—	—
Dividend to parent company	(210,000)	—	—	—	(210,000)
Dividend (from) to an affiliated company	(13,099)	—	—	13,099	—
Other	497	177	(800)	—	(126)

	(137,027)	12,768	(800)	13,099	(111,960)

Net (decrease) increase in cash	(23,653)	(564)	187	—	(24,030)
Cash and cash equivalents, beginning of period	32,816	(1,731)	1,242	—	32,327

Cash and cash equivalents, end of period	$9,163	$(2,295)	$1,429	$—	$8,297

9.     CONTINGENCIES:

  In November 2001, the Company terminated a sale service agreement with a supplier and is being sued for breach of contract for an amount of $4.7 million. It is not possible to determine the outcome of this claim.

  On March 13, 2002, a legal action was initiated by the shareholders of a cable company against Vidéotron Ltée. They contend that Vidéotron Ltée did not respect its commitment related to a stock purchase agreement signed in August 2000. The plaintiffs are requesting compensations totalling $26.0 million. Vidéotron Ltée's management believes that this action is not justified and intends to defend its case before the Courts.

  In the normal course of its business, the Company is party to various claims and lawsuits. Even though the outcome of these various pending cases as at September 30, 2005 cannot be determined with certainty, the Company believes that their outcome will not have a materially adverse impact on its operating results or financial position.

10.   COMPARATIVE FIGURES:

  Certain comparative figures have been reclassified from statements previously presented to conform to the presentation adopted in the current period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE BOARD OF DIRECTORS

        We have audited the balance sheets of Videotron Telecom Ltd. as at December 31, 2003 and 2004 and the statements of operations and deficit and cash flows for each of the years in the two-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2004 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

        Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 19 to the financial statements.

Montréal, Canada	/s/ KPMG LLP
January 21, 2005	Chartered Accountants

VIDEOTRON TELECOM LTD.

STATEMENTS OF OPERATIONS AND DEFICIT

Years ended December 31, 2003 and 2004
(in thousands of Canadian dollars)

	2003	2004
Operating revenue	$75,558	$78,589
Direct costs	10,976	11,900

	64,582	66,689
Operating and administrative expenses (note 4)	47,261	44,435

Operating income before the undernoted	17,321	22,254
Depreciation and amortization (note 5)	35,866	33,647
Other (income) loss (note 6)	(1,423)	110
Other items (note 7)	2,492	1,526

	36,935	35,283

Loss before income taxes	(19,614)	(13,029)
Income taxes (note 8):
Current	612	428
Future	(6,054)	(3,935)

	(5,442)	(3,507)

Net loss	(14,172)	(9,522)
Deficit at beginning of year	(78,038)	(92,210)
Acquisition and wind-up of a company under common control acquired in March 2004 (note 3)	—	(2,583)

Deficit at end of year	$(92,210)	$(104,315)

See accompanying notes to financial statements.

VIDEOTRON TELECOM LTD.

BALANCE SHEETS

As at December 31, 2003 and 2004
(in thousands of Canadian dollars)

	2003	2004
Assets
Current assets:
Accounts receivable (note 9)	$14,113	$15,523
Amounts receivable from parent company	4,385	—
Inventories	4,886	3,490
Prepaid expenses	1,966	2,459
Future tax assets (note 8)	1,665	353

	27,015	21,825
Fixed assets (note 10)	215,167	205,699
Future tax assets (note 8)	37,385	43,370
Other assets (note 11)	1,602	1,663

	$281,169	$272,557

Liabilities and Shareholder's Equity
Current liabilities:
Bank indebtedness	$920	$747
Accounts payable and accrued liabilities	18,546	18,755
Accounts payable to affiliated companies (note 12)	1,067	4,228
Deferred revenue	2,956	2,566

	23,489	26,296
Retractable preferred shares (note 13)	1,543	2,229
Shareholder's equity:
Share capital (note 13)	344,212	160,357
Contributed surplus (note 13)	4,135	187,990
Deficit	(92,210)	(104,315)

	256,137	244,032
Commitments (note 15)
Contingencies (note 18)

	$281,169	$272,557

See accompanying notes to financial statements.

VIDEOTRON TELECOM LTD.

STATEMENTS OF CASH FLOWS

Years ended December 31, 2003 and 2004
(in thousands of Canadian dollars)

	2003	2004
Cash flows from operating activities:
Net loss	$(14,172)	$(9,522)
Adjustments for:
Depreciation and amortization	35,866	33,647
Future income taxes	(6,054)	(3,935)
Write-down and write-off of assets (note 7)	2,492	—
(Gain) loss on disposal and write-off of assets	(150)	390
Loss on exit of an operating lease at cease-use date (note 4 (b))	—	652

	17,982	21,232
Net change in non-cash operating items (note 14 (a))	40	(178)

	18,022	21,054
Cash flows from investing activities:
Purchase of other assets	(80)	(8)
Acquisition of fixed assets	(17,839)	(21,423)
Proceeds from sale of fixed assets	295	1,544
Acquisition of easements	—	(994)

	(17,624)	(20,881)
Cash flows from financing activities:
Repayment of obligations under capital lease	(161)	—

Net decrease in bank indebtedness	237	173
Bank indebtedness, beginning of year	(1,157)	(920)

Bank indebtedness, end of year	$(920)	$(747)

See accompanying notes to financial statements.

VIDEOTRON TELECOM LTD.

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2003 and 2004
(tabular amounts in thousands of Canadian dollars)

        The Company was incorporated under Part 1A of the Québec Companies Act and provides telecommunication services in the business sector.

1.     ACCOUNTING CHANGES:

  (a)
  Long-lived assets:

    Effective January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3063, "Impairment of Long-Lived Assets". Long-lived assets, including fixed assets and intangible assets with finite useful lives, are amortized over their useful lives. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a group of assets may not be recoverable. If the sum of undiscounted net cash flows expected to result from the use and eventual disposition of a group of assets is less than its carrying amount, it is considered to be impaired. An impairment loss is measured as the amount by which the carrying amount of the group of assets exceeds its fair value. During the year ended December 31, 2004, no such impairment had occurred.

  (b)
  Asset retirement obligation:

    Effective January 1, 2004, the Company retroactively adopted CICA Handbook Section 3110 "Asset Retirement Obligation". The standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of a tangible long-lived asset that result from their acquisition, construction, development or normal operations.

    The standard requires the Company to record the fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The asset retirement cost is capitalized as part of the related asset and is amortized to earnings over time. The standard describes the fair value of a liability for an asset retirement obligation as the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in forced or liquidation transaction and is adjusted for any changes resulting from passage of time and any changes to the timing or the amount of the original estimate or undiscounted cash flows. The Company is subsequently required to allocate the asset retirement cost to expense using a systematic and rational method over the asset useful life.

    The adoption of this standard had no impact on the Company's financial position, results of operations or cash flows.

2.     SIGNIFICANT ACCOUNTING POLICIES:

  (a)
  Cash and cash equivalents:

    Cash and cash equivalents are comprised of cash and term deposits with initial maturities of less than three months, less outstanding cheques.

  (b)
  Inventories:

    Inventories consist primarily of fiber optic cables and related electronics equipment and are valued at the lower of cost, determined essentially on a weighted average cost basis, or replacement value.

  (c)
  Fixed assets:

    Fixed assets are recorded at cost, net of related grants and investment tax credits. Cost includes primarily equipment and direct labour, but also includes financial expenses relating to projects to construct and connect external and internal telecommunication networks for those projects that extend beyond a three-month period. Acquisition, improvement and replacement costs are capitalized, whereas expenses for maintenance and repairs are charged to operating and administrative expenses.

    The Company reviews the recoverability of fixed assets whenever events or circumstances indicate that the carrying amount may not be recoverable. Recoverability and measurement of the decline in value are estimated by comparing the carrying amounts of an asset or of a group of assets to undiscounted net cash flows expected to be generated by asset or that group of assets.

    Depreciation is calculated using the following depreciation methods and periods or rates:

Asset	Method	Rate/period
Telecommunication networks	Straight-line	20 years
Technical equipment	Mainly straight-line	3 to 20 years
Furniture and fixtures	Declining balance	20% to 30%
	and straight-line	3 to 7 years
Buildings	Declining balance	5%
Leasehold improvements	Straight-line	Over the lease term

    Equipment under capital leases is depreciated using the same method, rate or period than the purchased equipment.

  (d)
  Intangible assets:

    Easements have indefinite useful lives and are not amortized.

    Intangible assets that have an indefinite useful life are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value and an impairment loss is recognized in the statement of operations, if any.

  (e)
  Other assets:

    Deferred charges are recorded at cost and include primarily expenses relating to the pre-operating period of certain telecommunication operations. These charges are amortized on a straight-line basis over a period of three to five years. Licenses are amortized using the straight-line method over a period of eight years.

  (f)
  Future taxes:

    Future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Future income tax assets and liabilities resulting from a change in tax rates are recognized in income in the period that includes the enactment date. Future income tax assets are recognized and, if realization is not considered "more likely than not", a valuation allowance is provided.

  (g)
  Revenue recognition and deferred revenue:

    Operating revenue related to service contracts is recognized in income over the life of the specific contracts on a straight-line basis representing the period over which the services are provided. Operating revenue from telecommunication services, network access fees and point-to-point telephony is recorded when services are provided. When customers are invoiced, the portion of unearned revenue is recorded as deferred revenue.

  (h)
  Currency translation:

    Revenue and expense items arising from transactions in foreign currency are converted into Canadian dollars at the rate in effect on the transaction date. Monetary assets and liabilities are converted into Canadian dollars at the rates in effect at the balance sheet date, non-monetary items are translated at the rates in effect on the transaction date. Exchange gains or losses are recognized in income.

  (i)
  Pensions:

    Certain employees of the Company participate in a multi-employer defined benefits pension plan sponsored by affiliated companies. This plan provides for the payment of benefits based on the number of years of service and career average earnings of the employees covered by the plans. Accordingly, pension costs are recorded as if the plan is a defined contribution plan.

    Also, other employees of the Company participate in defined contribution pension plans sponsored by affiliated companies. The Company also contributes to its unionized and administrative employees personal registered retirement savings plans. The Company accounts for the cost of its share of the defined contribution pension plans and to the retirement savings plan on the accrual basis of accounting.

  (j)
  Use of estimates:

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.     CORPORATE REORGANIZATION:

  On March 1, 2004, the Company has acquired from its parent company all the outstanding shares of Mensys Business Solutions Centre Inc. ("Mensys"), at an agreed value of $686,000. On December 19, 2003, Mensys sold its entire business to a third party and, since then, Mensys is an inoperative company. As consideration, the Company issued one Class C share, with a stated capital of $686,000. The Company wound up Mensys on the same date. As this transaction is between companies under common control, the net assets acquired were recorded by the Company at the carrying amount in the books of Mensys. The impact of the acquisition and wind-up is summarized as follows:

Net liabilities acquired:
Future tax assets	$686
Taxes receivable	47
Assumption of amounts payable to affiliated companies	(2,630)

Net liabilities assumed	$(1,897)

Consideration:
Issuance of 1 Class C retractable preferred share	$686
Deficit assumed upon acquisition and wind-up of Mensys	(2,583)

$(1,897)

4.     OPERATING AND ADMINISTRATIVE EXPENSES:

  (a)
  Pension plans:

    Pension plan costs recorded for the pension plans and the retirement savings plan amounted to $1,290,000 for the year ended December 31, 2003 and to $810,000 for the year ended December 31, 2004 and were charged to operating and administrative expenses.

  (b)
  Operating and administrative expenses:

    During the year, the Company has put in place a restructuring plan of its activities in Ontario which has resulted in the abandonment of an operating lease, for which the fair value of the remaining lease payments, net of the expected lease rental revenue from the cease-use date to the end of the lease, amounting to $652,000, has been recorded in the operating expenses.

5.     DEPRECIATION AND AMORTIZATION:

	2003	2004
Fixed assets	$32,928	$32,706
Deferred charges	2,753	872
Licenses	69	69
Other	116	—

	$35,866	$33,647

6.     OTHER (INCOME) LOSS:

	2003	2004
Interest on advances to an affiliated company	$(248)	$(152)
Other interest expenses	23	211
Foreign exchange (gain) loss	(1,198)	51

	$(1,423)	$110

7.     OTHER ITEMS:

	2003	2004
Network outages recovery	$—	$(479)
Loss on write-down of fiber optic (i)	1,704	—
Write-off of fixed assets (ii)	788	—
Severance pay and other charges (iii)	—	2,005

	$2,492	$1,526

  (i)
  In November 2003, the Company concluded an agreement with a supplier to settle a claim for breach of contract related to the purchase of fiber optic cables. Under this agreement and to meet the conditions of its purchase commitments, the Company paid $2.9 million for fiber optic having a fair value of $1.2 million. Accordingly, a write-down of $1.7 million has been recorded.

  (ii)
  In June 2003, the Company reduced its administration office space which resulted in a net write-off of fixed assets of $788,000.

  (iii)
  In September 2004, the Company settled outstanding claims with former management employees, for a total amount of $3.5 million, of which $1.5 million was already recorded in the books.

8.     INCOME TAXES:

  The following schedule reconciles income taxes computed on the loss before income taxes using the combined basic income tax rate and the effective income tax rate:

	2003	2004
Income taxes based on the combined:
Federal and provincial basic income tax rate of 31.02% (2003 — 33.12%)	$(6,492)	$(4,041)
Change due to the following items:
Non-deductible charges	45	12
Federal large corporation tax	490	405
Other	515	117

Effective income tax	$(5,442)	$(3,507)

  The tax effects of significant items comprising the Company's net future tax assets are as follows:

	2003	2004
Future tax assets:
Operating loss carryforwards	$22,544	$30,129
Fixed assets and other assets	14,841	13,241
Provisions	1,665	353

Net future tax assets	39,050	43,723
Less current future tax asset	(1,665)	(353)

Net long-term future tax asset	$37,385	$43,370

  As at December 31, 2004, the Company had net operating loss carryforwards for income tax purposes available to reduce future federal and provincial taxable income of approximately $106,379,000 and $81,631,000 as follows:

	Federal	Provincial
2005	$13,476	$10,569
2006	4,705	4,331
2007	17,588	17,588
2008	6,419	2,910
2009	195	98
2010	34,978	24,567
2011	29,018	21,568

	$106,379	$81,631

9.     ACCOUNTS RECEIVABLE:

	2003	2004
Trade:
Third parties	$5,924	$7,725
Companies under common control	7,892	7,798
Parent company	291	—
Current portion of loans to employees	6	—

	$14,113	$15,523

10.   FIXED ASSETS:

	2003
	Cost	Accumulated depreciation	Net book value
Telecommunication networks	$137,702	$38,020	$99,682
Technical equipment	163,253	90,514	72,739
Furniture and equipment	75,220	46,779	28,441
Buildings	14,463	3,858	10,605
Leasehold improvements	5,132	2,582	2,550
Land	1,150	—	1,150

	$396,920	$181,753	$215,167

	2004
	Cost	Accumulated depreciation	Net book value
Telecommunication networks	$140,957	$44,937	$96,020
Technical equipment	178,885	108,290	70,595
Furniture and equipment	80,131	55,381	24,750
Buildings	15,423	4,407	11,016
Leasehold improvements	4,902	2,734	2,168
Land	1,150	—	1,150

	$421,448	$215,749	$205,699

  Included in technical equipment is equipment under capital lease having a cost of $1,040,000 and accumulated depreciation of $728,000 and $876,000 as at December 31, 2003 and 2004, respectively.

11.   OTHER ASSETS:

	2003	2004
Deferred charges (including $14,281 of accumulated depreciation) (2003 — $13,409)	$1,180	$316
Licenses (including $190 of accumulated depreciation) (2003 — $121)	422	353
Easements at cost (with indefinite life)	—	994

	$1,602	$1,663

12.   ACCOUNTS PAYABLE TO AFFILIATED COMPANIES:

	2003	2004
Companies under common control	$203	$242
Parent company	—	3,153
Ultimate parent company	864	833

	$1,067	$4,228

13.   SHARE CAPITAL:

  Authorized:

  An unlimited number, without par value:

    Class A shares, voting and participating

    Class B shares, non-voting, participating, retractable at the amount of paid-up capital

    Class C shares, non-voting, non-participating, fixed monthly non-cumulative preferred dividend of 1% computed on the redemption price of the preferred shares, retractable and redeemable

	2003	2004
Issued and paid:
2,515,276 Class A shares (1,171,772 in 2003) (a)	$160,357	$160,357
Nil Class B non-voting shares (183,855 in 2003) (a)	183,855	—
2 Class C shares (b) (1 in 2003)	1,543	2,229

	345,755	162,586
Less retractable preferred shares classified as liabilities:
2 Class C shares (b) (1 in 2003)	(1,543)	(2,229)

	$344,212	$160,357

  (a)
  In June 2004, the Company converted the 183,855 Class B shares into 1,343,504 Class A shares. Furthermore, the Company has reduced the paid-up capital of the Class A shares by $183,855,000 and has credited this amount to contributed surplus.

  (b)
  On March 1, 2004, the Company issued 1 Class C share in consideration of the acquisition of all outstanding shares of Mensys, an inactive subsidiary of the parent company (see note 3), in the amount of $686,000.

14.   ADDITIONAL CASH FLOW INFORMATION:

	2003	2004
(a) Net change in non-cash operating items:
Accounts receivable	$13,310	$(1,415)
Inventories	(390)	1,396
Prepaid expenses	544	(493)
Accounts payable and accrued liabilities	(2,473)	(1,221)
Amounts payable to affiliated companies	(10,719)	1,945
Current income taxes	(109)	—
Deferred revenue	(123)	(390)

	$40	$(178)

(b) Other items:
Income taxes paid	$596	$510
Interest paid	98	226
Interest received	(117)	(119)
(c) Purchase of fixed assets financed by accounts payable	156	3,905

15.   COMMITMENTS:

  Under the terms of various operating leases, the Company is committed to make the following minimum annual rental payments:

2005	$5,449
2006	5,417
2007	3,468
2008	1,531
2009	1,450
2010 and subsequent years	10,729

  The Company has guaranteed a portion of the residual values of certain assets under operating leases for the benefit of the lessor. If the fair value of the assets, at the end of their respective lease terms is less than the residual value guaranteed, then the Company must, under certain conditions, compensate the lessor for a portion of the shortfall. The maximum exposure in respect of these guarantees is $79,000 ($254,000 in 2003).

16.   FINANCIAL INSTRUMENTS:

  (a)
  Fair value:

    The carrying value of accounts receivable, amounts receivable from parent company, bank indebtedness, accounts payable and accrued expenses and amounts payable to affiliated companies and to parent company approximates their fair value, as these items are short-term in nature.

  (b)
  Credit risks:

    In the normal course of business, the Company assesses regularly the financial position of its clients and reviews the credit history of all new clients. The Company records an allowance for doubtful accounts to cover its exposure to specific customers' credit risks and historical trends.

17.   RELATED PARTY TRANSACTIONS:

  In addition to transactions disclosed elsewhere in the financial statements, the Company has entered into the following related party transactions, in the normal course of business. These transactions have been recorded at the exchange value, which is the amount established and agreed to by the related parties:

	2003	2004
Ultimate parent company:
Operating revenue	$80	$70
Operating and administrative expenses	900	1,101
Parent company:
Interest revenues	248	152
Companies under common control:
Operating revenue	24,725	27,479
Operating and administrative expenses	884	5,019
Acquisition of fixed assets	26	3,268

18.   CONTINGENCIES:

  In the normal course of business, the Company is involved in various claims and litigations. The Company is also being sued by former management employees for wrongful dismissal and other reasons following the reorganization plan established in February 2001. Even if the outcome of these various pending cases as at December 31, 2004 cannot be determined with certainty, the Company believes that they will not have a material adverse impact on its financial position or operating results.

19.   SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES:

  The financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") which are different in some respects from those in the United States ("US"), as described below. The following tables set forth the impact of significant differences between Canadian GAAP and US GAAP on the Company's financial statements.

  Consolidated Statements of Operations

	2003	2004
Net loss for the year based on Canadian GAAP	$(14,172)	$(9,522)
Adjustments:
Reversal of amortization expense on development and pre-operating costs (ii)	493	489
Income taxes (iii)	(163)	(192)

Net loss and comprehensive loss for the year based on US GAAP	$(13,842)	$(9,225)

  Consolidated Shareholder's Equity

	2003	2004
Shareholder's equity based on Canadian GAAP	$256,137	$244,032
Cumulative adjustments:
Push-down basis of accounting (i)	270,627	270,627
Goodwill impairment (i)	(270,627)	(270,627)
Development and pre-operating costs (ii)	(730)	(241)
Income taxes (iii)	267	75

Shareholder's equity based on US GAAP	$255,674	$243,866

  (i)
  Push-down basis of accounting:

    The reconciliation of net income and shareholder's equity from Canadian GAAP to US GAAP reflects the push-down of the purchase price in connection with the acquisition on October 23, 2000, by Quebecor Media Inc., the ultimate parent company of Videotron Telecom Ltd. Under Canadian GAAP, each entity has retained the historical carrying value basis of its assets and liabilities. The excess of the purchase price over the fair value assigned to the net assets of the Company at the date of acquisition has been allocated to goodwill and has been amortized, up to December 31, 2001, on the straight-line basis over 40 years.

    The principal adjustment, taking into account the final allocation of the purchase price finalized in the fourth quarter of 2001, to the historical consolidated financial statements of the Company to reflect Parent's cost basis consisted in the recording of goodwill in the amount of $270.6 million with a corresponding amount in the contribution surplus. This goodwill has been completely written off following the implementation of the CICA Handbook Section 3062 and the US equivalent standard.

  (ii)
  Development and pre-operating costs:

    Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability, are deferred and amortized. Under US GAAP, these costs are expensed as incurred.

  (iii)
  Income taxes:

    This adjustment represents the tax impact of the US GAAP adjustments.

VIDEOTRON TELECOM LTD.

INTERIM STATEMENTS OF OPERATIONS AND DEFICIT

(Unaudited)

Nine-month periods ended September 30, 2004 and 2005
(in thousands of Canadian dollars)

	September 30, 2004	September 30, 2005
Operating revenues	$56,094	$72,670
Operating Expenses:
Direct costs	7,370	11,066
Operating, general and administrative expenses	37,316	40,784
Depreciation and amortization	25,184	25,882
Financial expenses (note 3)	(40)	(4)
Other item (note 4)	1,700	—

	71,530	77,728

Loss before income taxes	(15,436)	(5,058)
Income taxes:
Current	340	243
Future	(4,816)	(1,171)

	(4,476)	(928)

Net loss	(10,960)	(4,130)
Deficit at beginning of period	(92,210)	(104,315)
Wind-up of a subsidiary acquired in March 2004 (note 2)	(2,583)	—

Deficit end of period	$(105,753)	$(108,445)

See accompanying notes to unaudited interim financial statements.

VIDEOTRON TELECOM LTD.

BALANCE SHEETS

As at December 31, 2004 and September 30, 2005
(in thousands of Canadian dollars)

	December 31, 2004	September 30, 2005
		(Unaudited)
Assets
Current assets:
Accounts receivable	$7,725	$7,591
Amounts receivable from parent and affiliated companies	7,562	13,716
Inventories	3,490	3,437
Prepaid expenses	2,459	2,514
Future tax assets	353	353

	21,589	27,611
Fixed assets	205,699	194,872
Future tax assets	43,370	44,540
Other assets	1,663	1,086

	$272,321	$268,109

Liabilities and Shareholder's Equity
Current liabilities:
Bank indebtedness	$747	$860
Accounts payable and accrued liabilities	18,755	20,984
Amounts payable to affiliated companies	3,992	1,819
Deferred revenue	2,566	2,315

	26,060	25,978
Retractable preferred shares	2,229	2,229
Shareholder's equity:
Share capital (note 5)	160,357	160,357
Contributed surplus	187,990	187,990
Deficit	(104,315)	(108,445)

	244,032	239,902

	$272,321	$268,109

Contingencies (note 8)

See accompanying notes to unaudited interim financial statements.

VIDEOTRON TELECOM LTD.

INTERIM STATEMENTS OF CASH FLOWS

Nine-month periods ended September 30, 2004 and 2005
(in thousands of Canadian dollars)

(Unaudited)

	September 30, 2004	September 30, 2005
Cash flows from operating activities:
Net loss	$(10,960)	$(4,130)
Adjustments for the following items:
Depreciation and amortization	25,184	25,882
Future income taxes	(4,816)	(1,171)
(Gain) loss on disposal of fixed assets	(82)	49

Cash flows from operations	9,326	20,630
Changes in non-cash operating items:
Accounts receivable	(1,077)	134
Net amounts receivable and payable from/to affiliated companies	2,593	(8,327)
Inventories	751	53
Prepaid expenses	(919)	(55)
Accounts payable and accrued liabilities	2,016	3,472
Deferred revenue	(160)	(251)

	3,204	(4,974)

Cash flows from operating activities	12,530	15,656
Cash flows from investing activities:
Acquisition of fixed assets	(15,632)	(15,727)
Change in other assets	21	(42)
Proceeds from sales of fixed assets	118	—

Cash flows used in investing activities	(15,493)	(15,769)

Net change in cash and cash equivalents	(2,963)	(113)
Cash and cash equivalents at beginning of period	(920)	(747)

Cash and cash equivalents at end of period	$(3,883)	$(860)

Cash and cash equivalents are comprised of:
Cash and cash equivalents	$166	$—
Issued and outstanding cheques	(4,049)	(860)

	$(3,883)	$(860)

See accompanying notes to unaudited interim financial statements.

VIDEOTRON TELECOM LTD.

NOTES TO INTERIM FINANCIAL STATEMENTS

Nine-month periods ended September 30, 2004 and 2005
(tabular amounts in thousands of Canadian dollars)
(Unaudited)

1.     BASIS OF PRESENTATION AND ACCOUNTING CHANGES:

  The Company is a provider of telecommunication services in the business sector in the Province of Québec and Ontario.

  The accompanying unaudited interim financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual financial statements. These unaudited interim consolidated financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and, therefore, should be read in conjunction with the December 31, 2004 audited financial statements and the notes below.

2.     CORPORATE REORGANIZATION:

  On March 1, 2004, the Company has acquired from its parent company all the outstanding shares of Mensys Business Solutions Centre Inc. ("Mensys"), at an agreed value of $686,000. On December 19, 2003, Mensys sold its entire business to a third party and, since then, Mensys is an inoperative company. As consideration, the Company issued one Class C share, with a stated capital of $686,000. The Company wound up Mensys on the same date. As this transaction is between companies under common control, the net assets acquired were recorded at the carrying amount in the books of Mensys. The impact of the acquisition and wind-up is summarized as follows:

Net liabilities acquired:
Future tax assets	$686
Taxes receivable	47
Assumption of amounts payable to affiliated companies	(2,630)

Net liabilities assumed	$(1,897)

Consideration:
Issuance of 1 Class C retractable preferred share	$686
Deficit assumed upon wind-up of Mensys	(2,583)

$(1,897)

3.     FINANCIAL EXPENSES:

	2004	2005
Net interest expenses (revenues) on advances from/to an affiliated company	$(124)	$26
Foreign exchange loss (gain)	65	(32)
Other interest expenses	19	2

	$(40)	$(4)

  Interests paid in the period ended September 30, 2004 and 2005 amounted to $12,203 and $6,158, respectively.

4.     OTHER ITEM:

  In September 2004, the Company has settled outstanding claims with former management employees, for a total amount of $3.2 million, of which $1.5 million was already recorded in the books.

5.     SHARE CAPITAL:

	December 31, 2004	September 30, 2005
Issued and paid:
2,515,276 Class A shares	$160,357	$160,357
2 Class C shares	2,229	2,229

	162,586	162,586
Less retractable preferred shares:
2 Class C shares	(2,229)	(2,229)

	$160,357	$160,357

6.     SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA AND THE UNITED STATES:

  The interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada which are different in some respects from those in the United States ("US"), as described below. The following tables set forth the impact of material differences between Canadian GAAP and US GAAP on the Company's interim financial statements.

  Statements of Operations

	September 30, 2004	September 30, 2005
Net loss for the period based on Canadian GAAP	$(10,960)	$(4,130)
Adjustments:
Reversal of amortization on capitalized development and pre-operating costs (iii)	367	241
Income taxes (iv)	(115)	(75)

Net loss for the period and comprehensive loss based on US GAAP	$(10,708)	$(3,964)

  Shareholder's Equity

	December 31, 2004	September 30, 2005
Shareholder's equity based on Canadian GAAP	$244,032	$239,902
Cumulative adjustments:
Push-down basis of accounting (i)	270,627	270,627
Goodwill impairment (ii)	(270,627)	(270,627)
Development and pre-operating costs (iii)	(241)	—
Income taxes (iv)	75	—

Shareholder's equity based on US GAAP	$243,866	$239,902

  (i)
  Push-down basis of accounting

    The reconciliation of net income and shareholder's equity from Canadian GAAP to US GAAP reflects the push-down of the purchase price in connection with the acquisition on October 23, 2000, by Quebecor Media Inc., the ultimate parent company of Videotron Telecom Ltée. Under Canadian GAAP, each entity has retained the historical carrying value basis of our assets and liabilities. The excess of the purchase price over the fair value assigned to the net assets of the Company at the date of acquisition has been allocated to goodwill and has been amortized, up to December 31, 2001, on the straight-line basis over 40 years.

    The principal adjustments, taking into account the final allocation of the purchase price finalized in the fourth quarter of 2001, to the historical financial statements of the Company to reflect Parent's cost basis consisted in the recording of goodwill in the amount of

    $270.6 million with a corresponding amount in the contributed surplus. This goodwill has been completely written off following the implementation of the CICA Handbook Section 3062 and the US equivalent standard.

  (ii)
  Development and pre-operating costs

    Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability, are deferred and amortized. Under US GAAP, these costs are expensed as incurred.

  (iii)
  Income taxes

    This adjustment represents the tax impact of the US GAAP adjustments.

7.     EMPLOYEE FUTURE BENEFITS:

  The following table presents the Company's net benefit costs:

	September 30, 2004	September 30, 2005
Net benefit costs	$605	$713

8.     CONTINGENCIES:

  In the normal course of business, the Company is party to various claims and lawsuits. Even though the outcome of these various pending cases as at September 30, 2005 cannot be determined with certainty, the Company believes that their outcome will not have a materially adverse impact on its operating results or financial position.

9.     COMPARATIVE FIGURES:

  Certain comparative figures have been reclassified from statements previously presented to conform to the presentation adopted in the current period.

VIDÉOTRON LTÉE

INTRODUCTION TO PRO FORMA COMBINED FINANCIAL INFORMATION

As at and for the nine-month period ended September 30, 2005 and for the three-year period ended December 31, 2004

        Vidéotron Ltée and Videotron Telecom Ltd. are companies under common control. These companies intend to merge their operations on January 1, 2006. This combination will be accounted for using the continuity of interests method under Canadian generally accepted accounting principles.

        The following pro forma combined financial statements present the consolidated financial position and consolidated results of operations of Vidéotron Ltée and the financial position and results of operations of Videotron Telecom Ltd. as at and for the nine-months ended September 30, 2005 and for the three-year period ended December 31, 2004.

        The pro forma combined financial statements are based on (a) for the balance sheet as of September 30, 2005, and the statement of operations for the nine-month period then ended, the unaudited historical consolidated financial statements of Vidéotron Ltée and the unaudited historical financial statements of Videotron Telecom Ltd. (b) for the statement of operations for the three-year period ended December 31, 2004, the audited historical consolidated financial statements of Vidéotron Ltée and the audited historical financial statements of Videotron Telecom Ltd. The audited historical consolidated financial statements for the three-year period ended December 31, 2004 and as at and for the nine-month period ended September 30, 2005 of Vidéotron Ltée and the audited historical financial statements for the two-year period ended December 31, 2004 and as at and for the nine-month period ended September 30, 2005 of Videotron Telecom Ltd. are included elsewhere in this prospectus.

        The pro forma combined statements of operations for the nine months ended September 30, 2005 and the three years ended December 31, 2004 give effect to the combination as if they had occurred on January 1, 2002, and the pro forma combined balance sheet gives effect to the combination as if it had occurred on September 30, 2005. The transaction set forth above and the related adjustments are more fully described in the accompanying notes.

        The pro forma combined statements of operations and balance sheet do not purport to represent what the results of operations or financial position would have been had the transaction set forth above in fact occurred on the date indicated above or to project results of operations or financial position for any future period or at any future date.

        In preparing the pro forma combined statements of operations and the pro forma combined balance sheet, no adjustments have been made to reflect the additional costs or savings that could result from the combination of Vidéotron Ltée and of Videotron Telecom Ltd.

        The pro forma combined financial statements are prepared on the basis of generally accepted accounting principles in Canada which differ in some respects from the generally accepted accounting principles in the United States of America. The significant differences are presented in a note to this pro forma financial information.

        All references in this prospectus to "dollars" or "$" are to Canadian dollars.

VIDÉOTRON LTÉE

PRO FORMA COMBINED BALANCE SHEET

As at September 30, 2005
(in thousands of Canadian dollars)

(Unaudited)

	Vidéotron Ltée	Videotron Telecom Ltd.	Pro forma adjustments (a)	Pro forma as adjusted
ASSETS
Current assets:
Cash and cash equivalents	$13,246	$—	$—	$13,246
Accounts receivable	94,002	7,591	—	101,593
Amounts receivable from affiliated companies	—	13,716	(9,921)	3,795
Income taxes receivable	728	—	—	728
Inventories	25,347	3,437	—	28,784
Prepaid expenses	9,194	2,514	—	11,708
Future income taxes	53,158	353	—	53,511

	195,675	27,611	(9,921)	213,365
Fixed assets	919,781	194,872	—	1,114,653
Goodwill	438,682	—	—	438,682
Other assets	40,684	1,086	—	41,770
Future income taxes	2,191	44,540	—	46,731

	$1,597,013	$268,109	$(9,921)	$1,855,201

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Issued and outstanding cheques	$4,948	$860	$—	$5,808
Accounts payable and accrued liabilities	147,160	20,984	—	168,144
Amounts payable to affiliated companies	45,831	1,819	(9,921)	37,729
Deferred revenue	111,326	2,315	—	113,641
Income taxes payable	685	—	—	685

	309,950	25,978	(9,921)	326,007
Deferred revenue	21,489	—	—	21,489
Pension plan accrued liability	6,231	—	—	6,231
Forward exchange contract and interest rate swaps	74,118	—	—	74,118
Future tax liabilities	138,269	—	—	138,269
Retractable preferred shares	—	2,229	—	2,229
Long-term debt	1,121,829	—	—	1,121,829
Non-controlling interest in subsidiaries	643	—	—	643

	1,672,529	28,207	(9,921)	1,690,815
Shareholders' equity:
Share capital	173,236	160,357	—	333,593
Contributed surplus	388,967	187,990	—	576,957
Deficit	(637,719)	(108,445)	—	(746,164)

	(75,516)	239,902	—	164,386

	$1,597,013	$268,109	$(9,921)	$1,855,201

VIDÉOTRON LTÉE
PRO FORMA COMBINED STATEMENT OF OPERATIONS

Nine-month period ended September 30, 2005
(in thousands of Canadian dollars)

(Unaudited)

	Vidéotron Ltée	Videotron Telecom Ltd.	Pro forma adjustments (a)	Pro forma as adjusted
Operating revenues	$723,842	$72,670	$(15,527)	$780,985
Expenses:
Direct costs	199,798	11,066	(9,862)	201,002
Operating, general and administrative expenses	241,956	40,784	(5,665)	277,075
Depreciation and amortization	94,874	25,882	—	120,756
Financial expenses	46,774	(4)	—	46,770
Other item	(387)	—	—	(387)

	583,015	77,728	(15,527)	645,216

Income (loss) before income taxes and non-controlling interest	140,827	(5,058)	—	135,769
Income taxes	44,335	(928)	—	43,407
Non-controlling interest in subsidiaries	61	—	—	61

Net income (loss)	$96,431	$(4,130)	$—	$92,301

VIDÉOTRON LTÉE

PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2004
(in thousands of Canadian dollars)

(Unaudited)

	Vidéotron Ltée	Videotron Telecom Ltd.	Pro forma adjustments (a)	Pro forma as adjusted
Operating revenues	$871,618	$78,589	$(12,627)	$937,580
Expenses:
Direct costs	250,442	11,900	(6,078)	256,264
Operating, general and administrative expenses	279,999	44,435	(6,549)	317,885
Depreciation and amortization	130,215	33,647	—	163,862
Financial expenses	177,985	—	—	177,985
Dividend income from parent company	(111,055)	—	—	(111,055)
Other items	—	1,636	—	1,636

	727,586	91,618	(12,627)	806,577

Income (loss) before income taxes and non-controlling interest	144,032	(13,029)	—	131,003
Income taxes	(3,440)	(3,507)	—	(6,947)
Non-controlling interest in subsidiaries	100	—	—	100

Net income (loss)	$147,372	$(9,522)	$—	$137,850

VIDÉOTRON LTÉE

PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2003
(in thousands of Canadian dollars)

(Unaudited)

	Vidéotron Ltée	Videotron Telecom Ltd.	Pro forma adjustments (a)	Pro forma as adjusted
Operating revenues	$805,001	$75,558	$(19,895)	$860,664
Expenses:
Direct costs	245,967	10,976	(12,228)	244,715
Operating, general and administrative expenses	283,784	47,261	(7,667)	323,378
Depreciation and amortization	122,958	35,866	—	158,824
Financial expenses	64,602	(1,423)	—	63,179
Other items	(2,500)	2,492	—	(8)

	714,811	95,172	(19,895)	790,088

Income (loss) before income taxes and non-controlling interest	90,190	(19,614)	—	70,576
Income taxes	26,830	(5,442)	—	21,388
Non-controlling interest in subsidiaries	49	—	—	49

Net income (loss)	$63,311	$(14,172)	$—	$49,139

VIDÉOTRON LTÉE

PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2002
(in thousands of Canadian dollars)

(Unaudited)

	Vidéotron Ltée	Videotron Telecom Ltd.	Pro forma adjustments (a)	Pro forma as adjusted
Operating revenues	$781,040	$90,048	$(29,870)	$841,218
Expenses:
Direct costs	259,686	14,413	(21,210)	252,889
Operating, general and administrative expenses	285,816	44,619	(8,660)	321,775
Depreciation and amortization	120,016	35,507	—	155,523
Financial expenses	76,188	(393)	—	75,795
Other items	25,000	5,103	—	30,103

	766,706	99,249	(29,870)	836,085

Income (loss) before income taxes and non-controlling interest	14,334	(9,201)	—	5,133
Income taxes	2,663	(801)	—	1,862
Non-controlling interest in subsidiaries	188	—	—	188

Net income (loss)	$11,483	$(8,400)	$—	$3,083

VIDÉOTRON LTÉE

NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

As at and for the nine-month period ended September 30, 2005 and for the three-year period ended December 31, 2004
(tabular amounts in thousands of Canadian dollars)

(Unaudited)

Vidéotron Ltée and Videotron Telecom Ltd. are companies under common control. These companies intend to merge their operations on January 1, 2006. This combination will be accounted for using the continuity of interests method under Canadian generally accepted accounting principles.

The following pro forma combined financial statements present the consolidated financial position and consolidated results of operations of Vidéotron Ltée and the financial position and results of operations of Videotron Telecom Ltd. as at and for the nine-months ended September 30, 2005 and for the three-year period ended December 31, 2004.

The pro forma combined financial statements are based on (a) for the balance sheet as of September 30, 2005, and the statement of operations for the nine-month period then ended, the unaudited historical consolidated financial statements of Vidéotron Ltée and the unaudited historical financial statements of Videotron Telecom Ltd. (b) for the statement of operations for the three-year period ended December 31, 2004, the audited historical consolidated financial statements of Vidéotron Ltée and the audited historical financial statements of Videotron Telecom Ltd.

The pro forma combined statements of operations for the nine months ended September 30, 2005 and the three years ended December 31, 2004 give effect to the combination as if they had occurred on January 1, 2002, and the pro forma combined balance sheet gives effect to the combination as if it had occurred on September 30, 2005.

The pro forma combined statements of operations and balance sheet do not purport to represent what the results of operations or financial position would have been had the transaction set forth above in fact occurred on the date indicated above or to project results of operations or financial position for any future period or at any future date.

In preparing the pro forma combined statements of operations and the pro forma combined balance sheet, no adjustments have been made to reflect the additional costs or savings that could result from the combination of Vidéotron Ltée and of Videotron Telecom Ltd.

(a)
Assumptions underlying the pro forma combined balance sheet and statements of operations:

  Elimination of intercompany transactions and balances:

  All significant transactions and balances between Vidéotron Ltée and its subsidiaries and Videotron Telecom Ltd. have been eliminated in these pro forma financial statements.

(b)
Significant differences between generally accepted accounting principles (GAAP) in Canada and the United States:

  The pro forma combined financial statements of operations have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada which are different in some respects from those in the United States ("US"), as described below. The following tables set forth the impact of significant differences between Canadian GAAP and US GAAP on the pro forma combined financial statements of operations and shareholders' equity.

  Pro forma Combined Statements of Operations

	December 31, 2002	December 31, 2003	December 31, 2004	September 30, 2005
			(12 months)	(9 months)
Net income (loss) for the period based on Canadian GAAP	$3,083	$49,139	$137,850	$92,301
Adjustments:
Push-down basis of accounting (i)	2,838	(7,954)	(18,108)	(5,952)
Goodwill impairment (i) and (ii)	(2,274,627)	—	—	—
Development and pre- operating costs (iii)	1,521	2,978	(721)	(656)
Accounting for derivative instruments and hedging activities (iv)	3,338	1,607	12,266	4,969
Income taxes (v)	(426)	(937)	183	2,260

Net income (loss) for the period based on US GAAP	(2,264,273)	44,833	131,470	92,922
Other comprehensive loss (vi):
Pension and postretirement benefits (vii)	—	(613)	835	—
Accounting for derivative instruments and hedging activities (iv)	—	(843)	(14,473)	(20,184)
Income taxes (v)	—	—	—	10,527

Comprehensive income (loss) based on US GAAP	$(2,264,273)	$43,377	$117,832	$83,265

Accumulated other comprehensive loss at beginning of period	$(314)	$(314)	$(1,770)	$(15,408)
Changes in the period	—	(1,456)	(13,638)	(9,657)

Accumulated other comprehensive loss at end of period	$(314)	$(1,770)	$(15,408)	$(25,065)

Consolidated Shareholders' Equity	September 30, 2005
Shareholders' equity based on Canadian GAAP	$164,386
Cumulative adjustments:
Push-down basis of accounting (i)	4,500,301
Goodwill impairment (ii)	(2,274,627)
Development and pre-operating costs (iii)	(2,553)
Accounting for derivative instruments and hedging activities (iv)	(30,774)
Income taxes (v)	13,376
Pension and postretirement benefits (vii)	(92)

Shareholders' equity based on US GAAP	$2,370,017

  (i)
  Push-down basis of accounting

    The basis of accounting used in the preparation of these financial statements under US GAAP reflects the push-down of the purchase price paid in connection with the acquisition on October 23, 2000 by Quebecor Media Inc. of the parent of each of the combined entities. Under Canadian GAAP, each entity has retained the historical carrying value basis of its assets and liabilities. The excess of the purchase price over the value assigned to the net assets of the combined companies at the date of acquisition has been allocated to goodwill and has been amortized, up to December 31, 2001, on the straight-line basis over 40 years.

    The principal adjustments, taking into account the final allocation of the purchase price finalized in the fourth quarter of 2001, to the historical consolidated financial statements of the combined companies to reflect Parent's cost basis, were:

    (a)
    The carrying values of fixed assets were increased by $110.8 million;

    (b)
    The deferred charges related to financing fees and exchange losses on long-term debt have been written off to reflect the fair value of the assumed long-term debt, and further reduction in deferred charges was recorded for a total amount of $22.6 million;

  (i)
  Push-down basis of accounting (continued)

  (c)
  Accrued charges increased by $41.5 million;

  (d)
  Future income tax liability increased by $24.4 million; and

  (e)
  The $4,631.1 million excess of parent's cost over the value assigned to the net assets of the combined companies at the date of acquisition has been recorded as goodwill and $4,653.4 million was credited to contributed surplus.

  (ii)
  Goodwill impairment

    The accounting requirements for goodwill under Canadian GAAP and US GAAP are similar in all material respects. However, in accordance with the transitional provisions contained in Section 3062 of the CICA Handbook, an impairment loss recognized during the financial year in which the new recommendations are initially applied is recognized as the effect of a change in accounting policy and charged to opening retained earnings, without restatement of prior periods. Under US GAAP, an impairment loss recognized as a result of a transitional goodwill impairment test is recognized as the effect of a change in accounting principles in the statement of operations.

  (iii)
  Development and pre-operating costs

    Under Canadian GAAP, certain development and pre-operating costs, which satisfy specified criteria for recoverability, are deferred and amortized. Under US GAAP, these costs are expensed as incurred.

  (iv)
  Accounting for derivative instruments and hedging activities

    Vidéotron Ltée adopted, at the beginning of 2001, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended (SFAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that all derivatives be recorded as either assets or liabilities in the balance sheet at fair value with changes in fair value recorded in the statement of operations, unless the instrument is effective and qualifies for hedge accounting. As of the adoption date, the Company did not hold any of these instruments. Under Canadian GAAP, derivative financial instruments are accounted for on an accrual basis. Realized and unrealized gains and losses are deferred and recognized in income in the same period and in the same financial statement category as the income or expense arising from the corresponding hedged position. Furthermore, under Canadian GAAP, the change in foreign exchange rate on long-term foreign currency denominated instruments is recorded either as an asset or liability when hedge accounting is used. Under US GAAP, these changes are recorded in the statement of operations or other comprehensive income based on whether a hedging relationship has been established which qualifies as a hedging relationship under US GAAP.

  (v)
  Income taxes

    This adjustment represents the tax impact of the US GAAP adjustments.

  (vi)
  Comprehensive income

    Comprehensive income is presented in accordance with FAS No. 130, "Reporting Comprehensive Income". This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Other comprehensive income consists of adjustments to shareholders' equity and the accrued benefit liability, representing the excess of the accumulated pension benefit obligation as compared to the fair value of plan assets and to changes in the derivative fair values of contracts that are designated effective and qualify as cash flow hedges.

  (vii)
  Pension and postretirement benefits

    The accounting requirements for pension and postretirement benefits under Canadian GAAP and US GAAP are similar in all material respects. However, under US GAAP, if the accumulated benefit obligation exceeds the fair value of a pension plan's assets, the entity is required to recognize a minimum accrued liability equal to the unfunded accumulated benefit obligation, which is recorded as a separate component of shareholders' equity under the caption "other comprehensive income".

US$175,000,000

Vidéotron Ltée

Offer to Exchange All Outstanding
6 3/8% Senior Notes due December 15, 2015
Issued on September 16, 2005 for
New 6 3/8% Senior Notes due December 15, 2015

PROSPECTUS
December 23, 2005

No dealer, salesperson or other person is authorized
to give any information or to represent anything not contained in this prospectus.
You must not rely on any unauthorized information or representations.

This prospectus is an offer to exchange only the old notes for the new notes in accordance with the terms included in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so.

The information contained in this prospectus is current only as of its date.

Until February 6, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

QuickLinks

TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
ENFORCEABILITY OF CIVIL LIABILITIES
FORWARD-LOOKING STATEMENTS
PRESENTATION OF FINANCIAL INFORMATION
EXCHANGE RATES
SUMMARY
Our Business
Recent Developments
Our Shareholder
Our Corporate Structure
Reorganization
Our Principal Executive Office
The Exchange Offer
The Notes
Summary Consolidated Financial and Operating Data and Pro Forma Combined Financial Information
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Expansion of Vidéotron's Digital Programming (2001-2005)
MANAGEMENT
OUR SHAREHOLDER
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE BOARD OF DIRECTORS
VIDÉOTRON LTÉE CONSOLIDATED STATEMENTS OF OPERATIONS Years ended December 31, 2002, 2003 and 2004 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY Years ended December 31, 2002, 2003 and 2004 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE CONSOLIDATED BALANCE SHEETS As at December 31 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2002, 2003 and 2004 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued Years ended December 31, 2002, 2003 and 2004 (in thousands of Canadian dollars)
VIDÉOTRON LTÉE INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS Nine-month periods ended September 30, 2004 and 2005 (in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIENCY) Nine-month periods ended September 30, 2004 and 2005 (in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE CONSOLIDATED BALANCE SHEETS As at December 31, 2004 and September 30, 2005 (in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS Nine-month periods ended September 30, 2004 and 2005 (in thousands of Canadian dollars) (Unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE BOARD OF DIRECTORS
VIDEOTRON TELECOM LTD. STATEMENTS OF OPERATIONS AND DEFICIT Years ended December 31, 2003 and 2004 (in thousands of Canadian dollars)
VIDEOTRON TELECOM LTD. BALANCE SHEETS As at December 31, 2003 and 2004 (in thousands of Canadian dollars)
VIDEOTRON TELECOM LTD. STATEMENTS OF CASH FLOWS Years ended December 31, 2003 and 2004 (in thousands of Canadian dollars)
VIDEOTRON TELECOM LTD. NOTES TO FINANCIAL STATEMENTS Years ended December 31, 2003 and 2004 (tabular amounts in thousands of Canadian dollars)
VIDEOTRON TELECOM LTD. INTERIM STATEMENTS OF OPERATIONS AND DEFICIT (Unaudited) Nine-month periods ended September 30, 2004 and 2005 (in thousands of Canadian dollars)
VIDEOTRON TELECOM LTD. BALANCE SHEETS As at December 31, 2004 and September 30, 2005 (in thousands of Canadian dollars)
VIDEOTRON TELECOM LTD. INTERIM STATEMENTS OF CASH FLOWS Nine-month periods ended September 30, 2004 and 2005 (in thousands of Canadian dollars) (Unaudited)
VIDEOTRON TELECOM LTD. NOTES TO INTERIM FINANCIAL STATEMENTS Nine-month periods ended September 30, 2004 and 2005 (tabular amounts in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE INTRODUCTION TO PRO FORMA COMBINED FINANCIAL INFORMATION As at and for the nine-month period ended September 30, 2005 and for the three-year period ended December 31, 2004
VIDÉOTRON LTÉE PRO FORMA COMBINED BALANCE SHEET As at September 30, 2005 (in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE PRO FORMA COMBINED STATEMENT OF OPERATIONS Nine-month period ended September 30, 2005 (in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE PRO FORMA COMBINED STATEMENT OF OPERATIONS Year ended December 31, 2004 (in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE PRO FORMA COMBINED STATEMENT OF OPERATIONS Year ended December 31, 2003 (in thousands of Canadian dollars) (Unaudited)
VIDÉOTRON LTÉE PRO FORMA COMBINED STATEMENT OF OPERATIONS Year ended December 31, 2002 (in thousands of Canadian dollars) (Unaudited)